P R O S P E C T U S	Filed pursuant to Rule 424(b)(2) Registration No. 333-259757

57,212,314 Ordinary Shares

Arbe Robotics Ltd.

NASDAQ trading symbol: ARBE

This prospectus relates to the public offering of an aggregate of 57,212,314 ordinary shares which may be sold from time to time by the Selling Shareholders named in this prospectus.

The Selling Shareholders may offer, sell or distribute all or a portion of the ordinary shares registered hereby publicly or through private transactions at prevailing market prices or at negotiated prices. We will not receive any of the proceeds from such sales of the ordinary shares. We will bear all costs, expenses and fees in connection with the registration of these securities. The Selling Shareholders will bear all commissions and discounts, if any, attributable to their sale of ordinary shares See “Plan of Distribution.”

The ordinary shares and warrants are traded on Nasdaq under the symbols “ARBE” and “ARBEW,” respectively.

We are a “foreign private issuer,” and an “emerging growth company” each as defined under the federal securities laws, and, as such, we are subject to reduced public company reporting requirements. See the section entitled “Prospectus Summary — Implications of Being an Emerging Growth Company and a Foreign Private Issuer” for additional information.

Investing in our ordinary shares involves a high degree of risk. You should purchase our ordinary shares only you can afford to lose your entire investment. See “Risk Factors,” which begins on page 13.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is November 2, 2021

No one has been authorized to provide you with information that is different from that contained in this prospectus. This prospectus is dated as of the date set forth on the cover hereof. You should not assume that the information contained in this prospectus is accurate as of any date other than that date.

For investors outside the United States: We have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

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ABOUT THIS PROSPECTUS

This prospectus forms part of a registration statement on Form F-1 filed by Arbe with the U.S. Securities and Exchange Commission (the “SEC”).

Unless otherwise indicated or the context otherwise requires, all references in this prospectus to the terms “Arbe,” the Company,” “us,” “we” and words of like import refer to Arbe Robotics Ltd., together with its subsidiaries. All references in this prospectus to “ITAC” refer to Industrial Tech Acquisitions, Inc.

ITAC was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. ITAC’s efforts to identify a prospective target business were not limited to any particular industry or geographic region. Prior to executing the Business Combination Agreement with Arbe, ITAC’s efforts were limited to organizational activities, completion of its initial public offering and the evaluation of possible business combinations.

Merger and PIPE Financing

On October 7, 2021, we consummated the merger (the “Merger”) with Industrial Tech Acquisitions, Inc. (“ITAC”), pursuant to the business combination agreement dated as of March 18, 2021 by and among us, our wholly-owned subsidiary, Autobot MergerSub, Inc., (“Merger Sub”), and Industrial Tech Acquisitions, Inc. (“ITAC”) (as amended, the “Business Combination Agreement”) pursuant to which Merger Sub was merged with and into ITAC, and ITAC became our wholly-owned subsidiary. Pursuant to the Business Combination Agreement:

•        holders of 3,866,842 shares of ITAC’s common stock remaining after the redemption of 5,813,894 shares, received 3,866,842 Arbe ordinary shares;

•        the holders of 7,623,600 of ITAC’s public warrants received Arbe warrants to purchase 7,623,600 Arbe ordinary shares; and

•        the holders of 3,112,080 ITAC private warrants received 3,112,080 Arbe private warrants.

Contemporaneously with the execution of the Business Combination Agreement, ITAC and Arbe entered into subscription agreements with investors who, at the closing of the Merger, purchased 10,000,000 Arbe ordinary shares at a purchase price of $10.00 per share, which generated gross proceeds of $100 million. The Selling Shareholders include the purchasers in the PIPE offering.

Recapitalization and Stock Split

Pursuant to the Recapitalization, (i) all Arbe warrants (other than certain outstanding warrants) were exercised, (ii) all outstanding Arbe Preferred Shares, including Preferred Shares issued upon exercise of warrant, were converted into Arbe Ordinary Shares in accordance with their terms and Arbe’s Amended and Restated Articles of Association then in effect, and (iii) each Arbe ordinary share that is outstanding after the exercise and conversion pursuant to clauses (i) and (ii) became and was converted into a total of 48,268,611 Arbe Ordinary Shares.

The recapitalization resulted in a 46.25783-for-one stock split and a change in the par value of the ordinary shares from NIS 0.01 per share to NIS 0.000216 per share effective on October 7, 2021. All share and per share information in this prospectus retroactively reflects stock split.

FUNCTIONAL AND REPORTING CURRENCY

A substantial portion of Arbe’s activity, including transactions with customers, as well as equity transactions and cash investments, are incurred in U.S. dollars. Arbe’s management believes that the U.S. dollar is the currency of the primary economic environment in which it operates. Thus, the functional and reporting currency for Arbe is the U.S. dollar.

INDUSTRY AND MARKET DATA

In this prospectus, we present industry data, information and statistics regarding the markets in which Arbe competes as well as publicly available information, industry and general publications and research and studies conducted by third parties. This information is supplemented where necessary with Arbe’s own internal estimates, taking into account publicly available information about other industry participants and Arbe’s management’s judgment where information is not publicly available. This information appears in “Summary of the Prospectus,” “Arbe’s Management’s Discussion and Analysis of Financial Condition and Results of Operation,” “Arbe’s Business” and other sections of this prospectus.

Industry publications, research, studies and forecasts generally state that the information they contain has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and uncertainties as the other forward-looking statements in this prospectus. These forecasts and forward-looking information are subject to uncertainty and risk due to a variety of factors, including those described under “Risk Factors.” These and other factors could cause results to differ materially from those expressed in any forecasts or estimates.

TRADEMARKS, TRADE NAMES AND SERVICE MARKS

Arbe owns or has rights to trademarks, trade names and service marks that it uses in connection with the operation of its business. In addition, Arbe’s names, logos and website names and addresses are their trademarks or service marks. Other trademarks, trade names and service marks appearing in this prospectus are the property of their respective owners. Solely for convenience, in some cases, the trademarks, trade names and service marks referred to in this prospectus are listed without the applicable “©,” “SM” and “TM” symbols, but they will assert, to the fullest extent under applicable law, their rights to these trademarks, trade names and service marks.

FREQUENTLY USED TERMS

In this prospectus:

“Arbe Ordinary Shares” and “ordinary shares” means Arbe’s ordinary shares, with a par value of NIS 0.000216 per share.

“Arbe Warrants” mean the warrants that are issued by Arbe to the holders of ITAC Warrants pursuant to the Business Combination Agreement.

“Arbe’s Restated Articles” or “Arbe’s Articles” means the Amended and Restated Articles of Association of Arbe that were adopted by Arbe’s shareholders in connection with the Merger.

“Business Combination Agreement” means the Business Combination Agreement, dated as of March 18, 2021, by and among ITAC, Arbe and Merger Sub, as amended.

“Closing” means the closing of the Merger.

“Effective Time” means the effective time of the Merger pursuant to the Business Combination Agreement.

“Enhanced Lock-up Restrictions” means the additional restrictions to which the Sponsor is subject pursuant to the Founder Lock-Up Agreement.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Israeli Companies Law” means the Israeli Companies Law, 5759-1999, as amended.

“ITAC” means Industrial Tech Acquisitions, Inc., a Delaware corporation, which, as a result of Merger, became a wholly-owned subsidiary of Arbe.

“Merger” means the merger of Merger Sub with and into ITAC, with ITAC surviving the merger and becoming a wholly-owned subsidiary of Arbe, and the holders of ITAC common stock and warrants receiving the right to receive Arbe ordinary shares and warrants and the other transactions contemplated by the Business Combination Agreement.

“Nasdaq” means the Nasdaq Stock Market.

“Recapitalization” means the recapitalization of Arbe in connection with the Merger and pursuant to the Business Combination Agreement pursuant to which (i) all Arbe Warrants (other than warrants which are not required by their terms to be exercised in connection with the Merger and are not exercised at the election of the holder thereof prior to the consummation of the Recapitalization) were exercised, (ii) all outstanding Arbe Preferred Shares were converted into Arbe Ordinary Shares in accordance with their terms and Arbe’s Amended and Restated Articles of Association, and (iii) each Arbe ordinary share that was outstanding after the exercise and conversion pursuant to clauses (i) and (ii) became and was converted into such number of Arbe Ordinary Shares as is determined by multiplying such Arbe Ordinary Share by the Conversion Ratio. The Conversion Ratio means such number Arbe Ordinary Shares as is determined by multiplying one Arbe Ordinary Share by the quotient obtained by dividing $525,000,000, by $10.00, and subsequently dividing such quotient by the sum of (x) the number of Arbe Ordinary Shares then outstanding and (y) without duplication, the number of Arbe Ordinary Shares issuable upon the exercise of all then outstanding Arbe warrants and options, and taking such quotient to five decimal places, The recapitalization resulted in a 46.25783-for-one stock split, which is the Conversion Ratio, and a change in the par value of the ordinary shares from NIS 0.01 per share to NIS 0.000216 per share effected on October 7, 2021. All share and per share information in this prospectus retroactively reflects the stock split.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Sponsor” means Industrial Tech Partners, LLC, a Delaware limited liability company.

“U.S. dollar,” “USD,” “US$” and “$” mean the legal currency of the United States.

“U.S. GAAP” means generally accepted accounting principles in the United States.

“U.S.” means the United States of America.

PROSPECTUS SUMMARY

This summary highlights selected information that is presented in greater detail elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our ordinary shares. You should read this entire prospectus carefully, including the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes included elsewhere in this prospectus, before making an investment decision.

Our Business

Arbe is a provider of 4D Imaging Radar solutions, and is leading a radar revolution, enabling truly safe driver-assist systems today while paving the way for fully autonomous driving. Arbe is a research and development company in the field of chips for advanced radar systems, which are mainly intended to be used as Advanced Driver Assistance Systems (“ADAS”) adapted for the next generation of autonomous vehicles as well as for non-automotive uses.

Arbe is empowering automakers, tier-1 companies, and enabling autonomous ground vehicles, commercial and industrial vehicles, and a wide array of safety applications with next-generation sensing and paradigm-changing perception. Arbe’s Imaging Radar offers an order of magnitude higher resolution than any other competing radar solution in the market, and is an essential sensor for L2+ and higher levels of autonomy. Arbe’s solution includes an RF chipset with the largest channel array in the industry, a groundbreaking radar processor chip, and AI-based post-processing. Founded in 2015, Arbe has offices in Israel and the United States.

4D is called 4D because it provides a high-resolution long-range radar sensor that not only detects the distance, relative speed, and an angular measurement of objects but also the height of the object above the road. This capacity can help an autonomous vehicle to decide whether a stationary object up ahead is a manhole cover you can drive over or a guardrail you need to avoid. Arbe’s 4D imaging radar is the world’s first radar to separate, track, and identify objects in any weather or lighting condition in 2K ultra-high resolution in both azimuth and elevation, delivering an image that Arbe believes is 100 time more detailed than any radar on the market. Arbe achieves this capability with its proprietary radio frequency chipset with the highest channel count in the industry, and a groundbreaking radar processor chip, the first dedicated processor designed specifically for the performance and power saving requirements of the automotive industry, and AI-based post-processing.

Arbe’s unique solution addresses the core issues that have caused the recent autonomous vehicle and autopilot accidents such as detecting stationary objects, identifying vulnerable road users, and eliminating false alarms without radar ambiguities. Addressing extensive driving scenarios and corner cases and all lighting and weather conditions makes Arbe’s solution a critical sensor for vehicles which operate at a Level 2 and higher degree autonomy. Vehicles that are Level 2 are vehicles which includes integrated automation systems, where the driver is still required to control and monitor the environment at all times. The higher the level, the more autonomous the vehicle, with a Level 5 vehicle being fully autonomous with no driver input.

The Business Combination Agreement and PIPE Investment

In anticipation of the Merger, Arbe effected the Recapitalization resulting in the Arbe shareholders holding 48,268,611 Ordinary Shares, based on a valuation of $525 million.

Pursuant to the Business Combination Agreement, at the Effective Time of the Merger, (i) each outstanding share of ITAC Common Stock, including shares of ITAC Common Stock issued to the PIPE Investors (but excluding any Arbe Ordinary Shares issued to PIPE Investors directly by Arbe), was converted into the right to receive one newly issued Arbe Ordinary Share, and (ii) each outstanding ITAC Warrant was converted into the right to receive an equal number of Arbe Warrants with the same exercise price per share and for the same exercise period. Except that the rights of Arbe Ordinary Shares are governed by Israeli law rather than Delaware law, the Arbe Warrants are substantially identical to the ITAC Warrants.

Effect of COVID-19

In the first quarter of 2020, the world was hit by the global spread of COVID-19. This dramatic event resulted in macroeconomic consequences. Many countries, including Israel, took significant steps to stem the spread of the virus. These measures included: quarantines, social distancing, restrictions on the movement of citizens, minimizing (and preventing) gatherings and events, restricting transportation of passengers and goods, closing international borders.

The spread of COVID-19 and the actions taken by governments have had a significant impact on the automotive industry, which experienced a dramatic decline in volumes of vehicle production and sales. Some automotive factories were shut down during this period, and new projects planned for the near future were put on hold or cancelled. As a result, some ADAS providers announced following the spread of the pandemic that production would be suspended due to low demand and bottlenecks in the supply chain, alongside their commitment to safeguard the health of employees.

As of the date of this prospectus, many automakers around the world have not yet resumed full operations since the pandemic began. The automotive factories in China are an exception to this pattern, as they were early to return to normal and are currently operating at an accelerated rate.

The extent of the impact of the pandemic on Arbe’s operational and financial performance will depend on various future developments, including the duration and spread of the COVID-19 outbreak and impact on Arbe’s customers, suppliers, contract manufacturers and employees, all of which is uncertain at this time. Arbe believes that the long-term horizon of its business plans can mitigate the impact of the pandemic, but Arbe has taken various measures (such as furloughing employees and adjusting wages) to minimize expenses during this period of reduced activity.

As a result of the pandemic and the steps taken by the Government of Israel to address the pandemic, Arbe reduced its expenses by salary reductions, a hiring freeze and the postponement of the production of its chipsets. The pandemic delayed projects with Tier 1 suppliers and OEMs by an estimated six months. By the end of the third quarter and the beginning of the fourth quarter of 2020, Arbe saw that the automotive industry was starting to become normal, and, based on its indications from the Tier 1 suppliers and OEMs with which Arbe had been working before the pandemic, it ramped up its operations, started hiring and started working toward its full production plan.

Our Organization

We are an Israeli corporation founded on November 4, 2015. The mailing address for our principal executive office is 10 HaHashmonaim St 107, Tel Aviv-Yafo, Israel. Its telephone number is +972-73-7969804, ext. 200. Arbe’s website is https://arberobotics.com/. Information contained on, or that can be accessed through, Arbe’s website or any other website is expressly not incorporated by reference into and is not a part of this prospectus.

Foreign Private Issuer Status

We are a foreign private issuer within the meaning of the rules under the Exchange Act. As such, we are exempt from certain provisions applicable to United States domestic public companies. For example:

•        we are not required to provide as many Exchange Act reports, or as frequently, as a domestic public company;

•        for interim reporting, we are permitted to comply solely with our home country requirements, which are less rigorous than the rules that apply to domestic public companies;

•        we are not required to provide the same level of disclosure on certain issues, such as executive compensation;

•        we are exempt from provisions of Regulation FD aimed at preventing issuers from making selective disclosures of material information;

•        we are not required to comply with the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act; and

•        we are not required to comply with Section 16 of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and establishing insider liability for profits realized from any “short-swing” trading transaction.

We will be required to file an annual report on Form 20-F within four months of the end of each fiscal year. In addition, we intend to publish our results on a quarterly basis as press releases, distributed pursuant to the rules and regulations of the Nasdaq. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. As a result, you may not be afforded the same protections or information that would be made available to you were you investing in a U.S. domestic issuer.

The Nasdaq listing rules provide that a foreign private issuer may follow the practices of its home country, which for us is Israel, rather than the Nasdaq rules as to certain corporate governance requirements, including the requirement that the issuer have a majority of independent directors and the audit committee, compensation committee and nominating and corporate governance committee requirements, the requirement to disclose third party director and nominee compensation and the requirement to distribute annual and interim reports. A foreign private issuer that follows a home country practice in lieu of one or more of the listing rules shall disclose in its annual reports filed with the SEC each requirement that it does not follow and describe the home country practice followed by the issuer in lieu of such requirements. Currently, Arbe does not plan to rely on the home country practice exemption with respect to its corporate governance other than the quorum requirements. Arbe’s Restated Articles provide that two shareholders holding 25% of the voting shares constitutes a quorum, as contrasted with the Nasdaq requirement of one-third of a company’s outstanding voting securities. If Arbe chooses to take advantage of other home country practice in the future, its shareholders may be afforded less protection than they otherwise would enjoy under Nasdaq corporate governance listing standards applicable to U.S. domestic issuers.

Implications of Being an Emerging Growth Company

As a company with less than US$1.07 billion in revenue for the last fiscal year, we qualify as an “emerging growth company” pursuant to the Jumpstart Our Business Startups Act of 2012, as amended (the “JOBS Act”). An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404, in the assessment of the emerging growth company’s internal control over financial reporting. The JOBS Act also provides that an emerging growth company does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards. We intend to take advantage of certain of these exemptions.

We will remain an emerging growth company until the earliest of (i) the last day of our fiscal year during which we have total annual gross revenues of at least US$1.07 billion; (ii) the last day of our fiscal year following the fifth anniversary of the completion of the Merger; (iii) the date on which we have, during the previous three year period, issued more than $1.0 billion in non-convertible debt; or (iv) the date on which we are deemed to be a “large accelerated filer” under the Exchange Act, which would occur if the market value of our ordinary shares that are held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter and we have been publicly reporting for at least 12 months. Once we cease to be an emerging growth company, we will not be entitled to the exemptions provided in the JOBS Act discussed above.

The Offering

Ordinary Shares Offered:	The Selling Shareholders are offering 57,212,314 ordinary shares(1)
Outstanding Ordinary Shares:	62,135,453 ordinary shares(2)
Use of Proceeds:	Arbe will not receive any proceeds from this offering

Stock Split

All share and per share information concerning our ordinary shares reflects the 46.25783-for-one stock split as part of Recapitalization.

____________

(1)      Represents 57,546,869 outstanding ordinary shares and 227,959 ordinary shares issuable upon exercise of warrants held by one of the selling shareholders.

(2)      Does not include 7,623,600 ordinary shares issuable upon exercise of the Company’s public warrants, 3,112,080 ordinary shares issuable upon exercise of the Company’s private warrants, 3,951,112 ordinary shares issuable pursuant to exercise of outstanding options under the Company’s 2016 Incentive Share Option Plan, a total of 4,079,427 ordinary shares which may be granted under the 2021 Share Incentive Plan, and 52,318 ordinary shares which are available under the 2016 plan and which may be granted pursuant to the 2021 plan.

SUMMARY FINANCIAL INFORMATION

The following statements of operations data for the years ended December 31, 2020 and 2019, balance sheet data as of December 31, 2020 and 2019 and statements of cash flows data for the years ended December 31, 2020 and 2019 have been derived from Arbe’s audited consolidated financial statements included elsewhere in this prospectus. The following statements of operations data for the six months ended June 30, 2021 and 2020, balance sheet data at June 30, 2021 and statements of cash flows data for the six months ended June 30, 2021 and 2020 have been derived from Arbe’s unaudited consolidated financial statements included elsewhere in this prospectus. All share and per share information being adjusted to reflect the Recapitalization, including the 46.25783-for-one stock split. You should read this Summary Financial Data section together with Arbe’s financial statements and the related notes and “Arbe’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

Dollars in thousands, except per share information.

Statements of Operations Data:

	Six Months Ended June 30,		Year Ended December 31,
	2021	2020	2020	2019
Revenues	$1,101	$138	$332	$—
Cost of Revenues	678	137	340	—
Gross Profit (Loss)	423	1	(8)	—
Operating Expenses:
Research and Development	9,552	6,625	12,794	22,012
Sales and Marketing	747	560	1,063	1,933
General and Administrative	1,119	507	1,093	1,187
Total Operating Expenses	11,418	7,692	14,950	25,132
Operating Loss	10,995	7,691	14,958	25,132
Financial Expenses, net	17,964	99	667	475
Net Loss	$28,959	$7,790	$15,625	$25,607
Net Loss per Ordinary Share (basic and diluted)	$3.07	$0.85	$1.70	$2.87
Average Ordinary Shares Outstanding	9,417,400	9,154,101	9,205,169	8,910,561

Balance Sheet Data:

	June 30, 2021	December 31,
		2020	2019
Current assets	$8,477	$4,021	$17,422
Working capital (deficiency)	(345)	(1,250)	11,060
Redeemable convertible preferred shares	58,387	55,440	53,973
Accumulated deficit	(90,513)	(61,554)	(45,929)
Shareholders deficiency	(88,670)	(60,157)	(45,053)

Selected Cash Flows Data:

	Six Months Ended June 30,		Years Ended December 31,
	2021	2020	2020	2019
Net cash used in operating activities	$(8,718)	$(9,270)	$(15,285)	$(22,559)
Net cash provided by (used in) investing activities	(2,340)	5,154	8,704	(7,537)
Net cash provided by (used in) financing activities	12,927	(193)	1,532	35,545
Net (decrease) increase in cash and cash equivalents and short-term restricted cash	1,869	(4,309)	(4,049)	4,449

HISTORICAL COMPARATIVE AND PRO FORMA COMBINED
PER SHARE DATA OF ITAC AND ARBE

The following table sets forth summary historical comparative share and per share information for ITAC and Arbe and unaudited pro forma condensed combined per share information of ITAC after giving effect to the Merger (including the Recapitalization). The historical financial information for Arbe retroactively reflects the 46.25783-for-one stock split and the changes in par value of the Arbe Ordinary Shares from NIS 0.01 per share to NIS 0.000216 per share effected on October 7, 2021 as part of the Recapitalization effected in connection with the Merger.

The unaudited pro forma book value information reflects the Merger as if it had occurred on June 30, 2021. The weighted average shares outstanding and net earnings per share information reflect the Merger and the Recapitalization as if they had occurred on January 1, 2020.

This information is only a summary and should be read together with the summary historical financial information included elsewhere in this prospectus, and the historical financial statements of ITAC and Arbe and related notes that are included elsewhere in this prospectus. The unaudited pro forma combined per share information of ITAC and Arbe is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes included elsewhere in this prospectus.

The unaudited pro forma combined earnings per share information below does not purport to represent the earnings per share which would have occurred had the companies been combined during the periods presented, nor earnings per share for any future date or period and treats the Recapitalization as being effective on January 1, 2020. The unaudited pro forma combined book value per share information below does not purport to represent what the value of ITAC and Arbe would have been had the companies been combined during the periods presented.

	ITAC	Arbe	Combined Pro Forma
As of and For the Six Months Ended June 30, 2021(2)
Book value per share(1)	$(7.57)	$(9.42)	$1.56
Weighted average shares outstanding – basic and diluted	2,057,136	9,417,400	61,751,794
Net loss per share – basic and diluted	$(0.04)	$(3.07)	$(0.46)

____________

(1)      Book value per share equals total equity divided by total shares. The ITAC historical weighted average shares outstanding includes 7,623,600 shares subject to redemption for ITAC at June 30, 2021.

(2)      No cash dividends were declared under the periods presented.

Summary of Risk Factors

Arbe’s business is subject to numerous risks described in the section titled “Risk Factors” and elsewhere in this prospectus. The main risks set forth below and others you should consider are discussed more fully in the section entitled “Risk Factors,” which you should read in its entirety.

•        Arbe is an early-stage company with a history of losses, and it expects to incur significant expenses and continuing losses for the foreseeable future.

•        Arbe’s limited operating history and evolving business model makes evaluating its business and future prospects difficult and may increase the risk of your investment.

•        Arbe is creating innovative technology by designing and developing unique components. The high price of, or low yield in, these components may affect Arbe’s ability to sell at competitive prices, or may lead to losses.

•        Arbe expects to invest substantially in research and development for the purpose of developing and commercializing new products, and these investments could significantly reduce its profitability or increase its losses and may not generate revenue for Arbe.

•        If market adoption of Arbe’s products does not develop, or develops more slowly than Arbe expects, its business will be adversely affected.

•        Adoption of Arbe’s products for other emerging markets may not occur or may occur more slowly than Arbe anticipates, which would adversely affect Arbe’s business and prospects.

•        Agreements with customers may not generate the anticipated revenue as Arbe is subject to the risks of cancellation or postponement of contracts or unsuccessful implementation

•        Arbe may not be able to accurately estimate the supply and demand of its products, which could result in a variety of inefficiencies in its business and hinder its ability to generate revenue.

•        If market adoption of Arbe’s products does not develop, or develops more slowly than Arbe expects, its business will be adversely affected.

•        Arbe targets many customers that are large companies with substantial negotiating power, exacting product standards and potentially competitive internal solutions. If Arbe is unable to sell its products to these customers, its prospects and results of operations will be adversely affected.

•        Arbe continues to implement strategic initiatives designed to grow its business. These initiatives may prove more costly than it currently anticipates, and Arbe may not succeed in increasing its revenue in an amount sufficient to offset the costs of these initiatives and to achieve and maintain profitability.

•        The markets in which Arbe competes are characterized by rapid technological change, which requires Arbe to continue to develop new products and product innovations, and could adversely affect market adoption of its products.

•        Certain of Arbe’s strategic, development and supply arrangements could be terminated or may not materialize into long-term contract partnership arrangements.

•        Adoption of Arbe’s products for other emerging markets may not occur or may occur more slowly than Arbe anticipates, which would adversely affect Arbe’s business and prospects.

•        The complexity of Arbe’s products could result in unforeseen delays or expenses from undetected defects, errors or bugs in hardware or software which could reduce the market adoption of its new products, damage its reputation with current or prospective customers, expose Arbe to product liability, warranty and other claims and adversely affect its operating costs.

•        Arbe operates in a highly competitive market against a large number of both established competitors and new market entrants, and some market participants have substantially greater resources than Arbe.

•        Arbe expects its results of operations to fluctuate on a quarterly and annual basis, which could cause the share price of the combined company to fluctuate or decline.

•        Arbe’s business depends on its ability to attract and retain highly skilled personnel and senior management. Failure to effectively retain, attract and motivate key employees could diminish the anticipated benefits of the Business Combination.

•        Arbe relies on third-party suppliers and, because some of the key components in its products come from limited or sole sources of supply, Arbe is susceptible to supply shortages, including a shortage of semiconductors which is affecting the auto industry in general, long lead times for components and supply changes, any of which could disrupt its supply chain and could delay deliveries of its products to customers.

•        Arbe may be subject to risks associated with autonomous driving, including, but not limited to, technical malfunctions, regulatory obstacles, and/or product liability.

•        Arbe has been, and may in the future be, adversely affected by the global COVID-19 pandemic or another pandemic, the duration and economic, governmental and social impact of which is difficult to predict, which may significantly harm Arbe’s business, prospects, financial condition and operating results.

•        Arbe may not be able to adequately protect or enforce its intellectual property rights or prevent unauthorized parties from copying or reverse engineering its solutions, and Arbe’s efforts to protect and enforce its intellectual property rights and prevent third parties from violating its rights may be costly.

•        Arbe relies on its unpatented proprietary technology, trade secrets, processes and know-how, in addition to patented technology.

•        Arbe is subject to, and must remain in compliance with, numerous laws and governmental regulations concerning the manufacturing, use, distribution and sale of its products, as well as requirements of some of its customers.

•        Arbe’s business may be adversely affected by changes in automotive safety regulations or concerns that drive further regulation of the automobile safety market.

•        As a company organized under the laws of Israel and located in Israel, Arbe will be subject to risks associated with conducting business in Israel, including risks related to political, economic, and military conditions in Israel and the surrounding region.

•        Failures, or perceived failures, to comply with privacy, data protection, and information security requirements in the variety of jurisdictions in which Arbe operates may adversely impact its business, and such legal requirements are evolving, uncertain and may require improvements in, or changes to, Arbe’s policies and operations.

PRICE RANGE OF SECURITIES AND DIVIDENDS

Arbe’s Ordinary Shares and Warrants are listed on Nasdaq under the ticker symbols “ARBE” and “ARBEW,” respectively.

Holders

As of October 7th, 2021, (i) Arbe had 115 shareholders of record, and (ii) Arbe had 20 shareholders of record located in the United States who own approximately 11% of Arbe’s Ordinary Shares.

As of October 7th, 2021, Arbe had 115 holders of record of its public warrants, all of which are located in the United States.

Dividends

Arbe has not paid any dividends to its shareholders. Arbe anticipates that it will retain its earnings for use in business operations and, accordingly, does not anticipate that Arbe’s board of directors will declare dividends in the foreseeable future.

RISK FACTORS

An investment in our ordinary shares involves significant risks. You should carefully consider all of the information in this prospectus, including the risks and uncertainties described below, before making an investment in our ordinary shares. Any of the following risks could have a material adverse effect on our business, financial condition and results of operations. In any such case, the market price of our ordinary shares could decline, and you may lose all or part of your investment.

The risks set out below are not exhaustive and do not comprise all of the risks associated with an investment in Arbe. Additional risks and uncertainties not currently known to Arbe or which Arbe currently deems immaterial may also have a material adverse effect on Arbe’s business, financial condition, results of operations, prospects and/or its share price.

Unless the context otherwise requires, all references in this section to “we,” “us,” or “our” or words of like import refer to Arbe and its subsidiaries.

Risks Related to Arbe’s Business and Industry

Arbe is an early-stage company with a history of losses, and expects to incur significant expenses and continuing losses for the foreseeable future.

Arbe incurred a net loss of approximately $29.0 million on revenues of approximately $1.1 million for the six months ended June 30, 2021 and a net loss of approximately $15.6 million on revenues of approximately $332,000 for the year ended December 31, 2020. No assurance can be made that Arbe can or will become profitable. Until such time as Arbe begins material commercial deliveries products, it is likely to continue to generate losses. Even if Arbe is able to begin making material commercial deliveries of its products, there can be no assurance that they will be commercially successful.

Arbe expects that losses will continue in the future, and losses may be significantly higher (and may be significantly higher) as Arbe:

•        expands its production capabilities or outsources such production;

•        expands its design, development, installation and servicing capabilities;

•        increase its research and development;

•        produces an inventory; and

•        increases its sales and marketing activities and develops its distribution infrastructure.

Arbe will incur the expenses from these efforts before it receives sufficient revenues to cover its incremental revenues with respect thereto, and therefore Arbe’s losses in future periods may be significant. In addition, Arbe may find that these efforts are more expensive than it currently anticipates or that these efforts may not result in revenues, which would further increase Arbe’s losses.

The report of Arbe’s independent registered public accounting firm expresses substantial doubt about its ability to continue as a going concern.

Arbe’s auditor, Somekh Chaikin, Member Firm of KPMG International, has indicated in its report on Arbe’s financial statements for the fiscal year ended December 31, 2020 that Arbe has suffered recurring losses from operations and has a negative cash flow from operating activities that raise substantial doubt about its ability to continue as a going concern. A “going concern” qualification could impair Arbe’s ability to finance its operations through the sale of equity, to incur debt, or to pursue other financing alternatives. Arbe believes that, as a result of the Merger and the PIPE financing, the auditors will be able to remove the going concern qualification.

Arbe’s limited operating history and evolving business model makes evaluating its business and future prospects difficult and may increase the risk of your investment.

Arbe has been focused primarily on developing 4D imaging radar technology products since 2017, and has not generated any revenue until 2020. This relatively limited operating history and modest level of revenue to date makes it difficult to evaluate Arbe’s future prospects and the risks and challenges it may encounter. Further, because Arbe has limited historical financial data and operates in a rapidly evolving market, any predictions about its future revenue and expenses may not be as accurate as they would be if it had a longer operating history or operated in a more predictable market.

In addition, following the closing of the Merger, Arbe’s management may decide to make changes to Arbe’s business model in response to shifts or perceived shifts in market sentiment or otherwise and it may incorrectly gauge the direction of the market. In this connection, Arbe’s business and operations may undergo changes that result is a material change in its business and the direction of its business. Any such modifications could result in increased losses (as pivoting the business may be costly) and future results may differ materially from those that were presented to the ITAC Board of Directors or otherwise presented herein. Any change in Arbe’s business model may make the results of its operations to date less useful in evaluating Arbe’s business and prospects.

If Arbe fails to address the risks and difficulties that it faces, including those described elsewhere in this “Risk Factors” section, its business, financial condition and results of operations could be impaired. Arbe has encountered in the past, and will encounter in the future, risks and uncertainties frequently experienced by growing companies with limited operating histories in rapidly changing industries. If Arbe’s assumptions regarding these risks and uncertainties, which it uses to plan and operate its business, are incorrect or change, or if it does not address these risks successfully, its results of operations could differ materially from its expectations and its business, financial condition and results of operations could be adversely affected.

Because Arbe is creating innovative technology by designing and developing unique components, the high price of or low yield in these components may affect Arbe’s ability to sell at competitive prices, and may lead to losses.

Part of Arbe’s technological approach to providing cost-effective and high-performance products involves using a multi-disciplinary approach to design some of its components. Many of these components are complex and contain multiple sophisticated elements with various workstreams involved therein. Such elements may require extreme precision and present challenges to bring products to market in an efficient and profitable manner. This can lead to increased costs of production or a decrease in the production yield as compared to what is currently contemplated or projected. Any such change could significantly increase Arbe’s production costs and thereby decrease its margins and potentially increase or cause losses for Arbe.

Arbe expects to invest substantially in research and development for the purpose of developing and commercializing new products, and these investments could significantly reduce its profitability or increase its losses and may not generate revenue for Arbe.

Arbe’s future growth depends on maintaining its technological leadership in order to introduce new products that achieve market acceptance and penetrate new markets. Therefore Arbe currently plans to incur substantial research and development costs as part of its efforts to design, develop, manufacture and commercialize new products and enhance existing products. Arbe’s research and development expenses were approximately $9.6 million for the six months ended June 30, 2021, approximately $12.8 million for 2020 and approximately $22.0 million for 2019. The decrease in research and development expenses in 2020 reflected the staff reductions and a hiring freeze following steps taken by Arbe to address the COVID-19 pandemic and the effect of the pandemic on the automotive industry in general. In addition, in 2019, Arbe had significant subcontractor costs involved in the development of its processor chip, which costs it did not have in 2020. Arbe expects that its research and development expenses are likely to grow in the future and it seeks to develop its products to meet the anticipated market need. Because Arbe expenses its research and development activities, as it increases these expenses will adversely affect Arbe’s future results of operations. In addition, Arbe’s research and development program may not produce successful results, and even if it does successfully produce new products, those products may not achieve market acceptance, create additional revenue or become profitable. Because the market for Arbe’s products is both leading edge technology and an evolving industry, Arbe can only be successful if it can offer leading edge technology. The failure of Arbe to offer leading edge technology can materially impair its ability to operate profitably.

Agreements with customers may not generate the anticipated revenue as Arbe is subject to the risks of cancellation or postponement of contracts or unsuccessful implementation.

Prospective customers of Arbe’s products generally must make significant commitments of resources to test and validate Arbe’s products and confirm that they can integrate with Arbe’s products with other technologies before including Arbe’s products in any particular system, product or model. The development cycles of Arbe’s products with new customers varies widely depending on the application, market, customer and the complexity of the product. In the automotive market, for example, this development cycle can be over several years. As a result of these lengthy development cycles, Arbe spends significant time and resources to have its products selected by potential customers for a particular use. If Arbe fails to secure such relationships, it may not have an opportunity to supply its products within a sector with such a long lead time for a period of several years. Further, Arbe is subject to the risk that customers that order products, which are subject to the customer’s ability to integrate the product with its other systems, may or postpone orders if the customer is not satisfied that Arbe’s product and service meet the customer’s requirements. One customer has a cancellation right on part of its order. If any of the aforementioned or other events were to occur, Arbe’s business, results of operations and financial condition will be impaired.

Arbe may need to raise additional funds in the future in order to execute its business plan and these funds may not be available to Arbe when it needs them. If Arbe cannot raise additional funds when it needs them, its business, prospects, financial condition and operating results could be negatively affected.

Arbe may require capital in addition to the funds available as a result of the Merger in order to fund its growth strategy or to respond to technological advancements, competitive dynamics or technologies, customer demands, business opportunities, challenges, acquisitions or unforeseen circumstances, and it may seek to raise such funding through equity or debt financing.

Arbe may not be able to timely secure such debt or equity financing on favorable terms, or at all. If Arbe raises additional funds through the issuance of equity or convertible debt or other equity-linked securities, shareholders following the closing of the Merger could experience significant dilution. In addition, any debt financing obtained by Arbe in the future, whether in the form of a credit facility or otherwise, could involve restrictive covenants relating to its capital raising activities and other financial and operational matters, which may make it more difficult for Arbe to obtain additional capital and to pursue business opportunities, including potential acquisitions. If Arbe is unable to obtain adequate financing or financing on terms satisfactory to Arbe when Arbe requires it, Arbe’s ability to continue to grow or support its business and to respond to business challenges could be significantly limited. In addition, because Arbe’s decision to issue debt or equity in the future will depend on market conditions and other factors beyond its control, it cannot predict or estimate the amount, timing, nature or success of its future capital raising efforts.

If market adoption of Arbe’s products does not continue to develop, or develops more slowly than Arbe expects, its business will be adversely affected.

While Arbe’s products can be applied for uses in different markets, many of Arbe’s products are still relatively new in the market and it is possible that other technologies and devices, based on new or existing technology or a combination of technologies, will achieve acceptance or leadership as compared to Arbe’s existing or future product lines. Even if Arbe’s products are used from and after the closing of the Merger, Arbe cannot guarantee that its products will be designed into or included in subsequent generations of such commercialized technology. In addition, Arbe expects that widescale use of its products may lag behind these initial applications significantly. The speed of market growth for Arbe’s products is difficult if not impossible to predict, and it is more difficult to predict this market’s future growth in light of the current economic consequences of the COVID-19 pandemic. In addition, to the extent that a market for Arbe’s products develops successfully, Arbe expects that there will be increasing competition from alternative providers and other modalities. If Arbe is not successful in commercialization its products in a timely manner, or not as successful as Arbe expects, or if other modalities gain acceptance by potential customers of Arbe, regulators and safety organizations or other market participants, Arbe’s business, results of operations and financial condition will be materially and adversely affected.

Arbe may not be able to accurately estimate the supply and demand of its products, which could result in a variety of inefficiencies in its business and hinder its ability to generate revenue. If Arbe fails to accurately predict its manufacturing requirements, it could incur additional costs or experience delays.

It is difficult to predict Arbe’s future revenues and appropriately budget for its expenses, and Arbe may have limited insight into trends that may emerge and affect its business. Arbe expects that it will be required to provide forecasts of its demand to its potential suppliers several months prior to the scheduled delivery of products to its prospective customers. Currently, there is little historical basis for making judgments on the demand for Arbe’s products or its ability to develop, produce, and deliver products, or Arbe’s profitability in the future. If Arbe overestimates its requirements, its potential suppliers may have excess inventory, which indirectly would increase Arbe’s costs. If Arbe underestimates its requirements, its potential suppliers may have inadequate inventory, which could interrupt manufacturing of its products and result in delays in shipments, which is likely to affect revenue an customer relations. In addition, lead times for materials and components that Arbe’s potential suppliers order may vary significantly and depend on factors such as the specific supplier, contract terms and demand for each component at a given time. If Arbe fails to order sufficient quantities of product components in a timely manner, the delivery of products to its potential customer base could be delayed, which would harm Arbe’s business, financial condition and operating results.

Arbe targets many customers that are large companies with substantial negotiating power, exacting product standards and potentially competitive internal solutions. If Arbe is unable to sell its products to these customers, its prospects and results of operations will be adversely affected.

Many of Arbe’s customers and potential customers are large, multinational companies with substantial negotiating power relative to Arbe and, in some instances, may have internal solutions that are competitive to Arbe’s products. These large, multinational companies also have significant resources, which may allow them to acquire or develop competitive technologies either independently or in partnership with others. Accordingly, even after investing significant resources to develop a product, Arbe may not secure a design win or may not be able to commercialize a product on profitable terms. If Arbe’s products are not selected by these large companies or if these companies develop or acquire competitive technology or negotiate terms that are disadvantageous to Arbe, it will have an adverse effect on Arbe’s business.

Arbe continues to implement strategic initiatives designed to grow its business. These initiatives may prove more costly than it currently anticipates, and Arbe may not succeed in increasing its revenue in an amount sufficient to offset the costs of these initiatives and to achieve and maintain profitability.

Arbe continues to make investments and implement initiatives designed to grow its business, including:

•        investing in research and development;

•        expanding its sales and marketing efforts to attract new customers in new industries;

•        investing in new applications and markets for its products;

•        further enhancing its manufacturing processes and partnerships; and

•        investing in legal, accounting, and other administrative functions necessary to support its operations as a public company.

These initiatives may prove more expensive than it currently anticipates, and Arbe may not succeed in increasing its revenue, if at all, in an amount sufficient to offset these higher expenses and to achieve and maintain profitability. The market opportunities Arbe is pursuing are at an early stage of development, and it may be many years before the end markets Arbe expects to serve generate significant demand for its products at scale, if at all.

In addition, Arbe’s revenue may be adversely affected for a number of reasons, including the development and/or market acceptance of new technology that competes with Arbe’s products, changes by other market participants with respect to their acceptance or implementation of Arbe’s technology, failure of Arbe’s customers to commercialize autonomous systems that include Arbe’s products, Arbe’s inability to effectively manage its inventory or manufacture products at scale, Arbe’s failure to enter new markets or to attract new customers or expand orders from existing customers or due to increasing competition. Furthermore, it is difficult to predict the size and growth rate of Arbe’s target markets, customer demand for its products, commercialization timelines, developments in autonomous sensing and related technology, the entry of competitive products, or the success of existing competitive products and services. Accordingly, Arbe does not expect to achieve profitability over the near term. If Arbe’s revenue does not grow over the long term, its ability to achieve and maintain profitability may be adversely affected, and the value of its business may significantly decrease.

The markets in which Arbe competes are characterized by rapid technological change, which requires Arbe to continue to develop new products and product innovations, and could adversely affect market adoption of its products.

While Arbe intends to invest substantial amounts on research and development, continuing technological changes in its technology and competitive technologies could adversely affect adoption of Arbe’s products. Arbe’s future success will depend upon its ability to develop and introduce a variety of new capabilities and innovations to its existing product offerings, as well as to introduce a variety of new product offerings to address the changing needs of the markets in which Arbe offers its products. Delays in delivering new products that meet customer requirements could damage Arbe’s relationships with customers and lead them to seek alternative sources of supply.

If Arbe is unable to develop products or system configurations that meet customer requirements, including pricing, on a timely basis or that remain competitive with other technological alternatives, its products could lose market share, its revenue will decline, it may experience operating losses and its business and prospects will be adversely affected.

Certain of Arbe’s strategic, development and supply arrangements could be terminated or may not materialize into long-term contracts.

Arbe has arrangements with strategic, development and supply arrangements with other companies for the development of products or for the incorporation of Arbe’s products in a customer’s products. Some of these arrangements are evidenced by memorandums of understandings and early stage agreements that are used for design and development purposes but that will require renegotiation at later stages of development or replacement by production or master agreements that have yet to be implemented under separately negotiated statements of work, each of which could be terminated or may not materialize into next-stage contracts or long-term contract arrangements. If these arrangements are terminated or if Arbe is unable to enter into next-stage contracts or long-term operational contracts, its business, prospects, financial condition and operating results may be materially adversely affected.

Arbe will be subject to risks associated with strategic alliances.

If Arbe is successful in entering into definitive agreements with potential suppliers or for potential strategic alliances the resulting arrangements will subject Arbe to a number of risks, including risks associated with non-performance by the third party and sharing proprietary information, any of which may materially and adversely affect Arbe’s business and prospects. Arbe’s limited ability to monitor or control the actions of these third parties and, to the extent any of these strategic third parties suffers negative publicity or harm to their reputation from events relating to their business, Arbe may also suffer negative publicity or harm to its reputation by virtue of its association with any such third party. In addition, a third party may have different priorities than Arbe with the effect that the supplier may not give Arbe’s products the priority which Arbe considers important, which could impair our ability to generate revenue.

Arbe may experience difficulties in managing its growth and expanding its operations.

Arbe expects to experience significant growth in the scope and nature of its operations. Arbe’s ability to manage its operations and future growth will require Arbe to continue to improve its operational, financial and management controls, compliance programs and reporting systems. Arbe is currently in the process of strengthening its compliance programs, including its compliance programs related to export controls, privacy and cybersecurity and anti-corruption and financial controls. Arbe may not be able to implement improvements in an efficient or timely manner and may discover deficiencies in existing controls, programs, systems and procedures, which could have an adverse effect on its business, reputation and financial results.

Continued pricing pressures may result in lower than anticipated margins or losses, which may adversely affect Arbe’s business.

Cost-cutting initiatives adopted by Arbe’s customers as well as the effects of competition may result in increased downward pressure on pricing. Arbe expects that as its industry develops and competition grows, its agreements with existing customers may require step-downs in pricing over the term of the agreements or, if commercialized, over the periods of production, and Arbe may not be able to negotiate price reductions from its suppliers. In addition, Arbe’s existing or future customers may reserve the right to terminate their supply contracts for convenience, which enhances their ability to obtain price reductions. Certain large customers may possess significant leverage over their suppliers, including Arbe, because the market is highly competitive. Accordingly, Arbe expects to be subject to substantial continuing pressure from its existing and prospective customers to reduce the price of its products. It is possible that pricing pressures beyond Arbe’s expectations could intensify as automotive OEMs pursue restructuring, consolidation and cost-cutting initiatives. If Arbe is unable to generate sufficient production cost savings in the future to offset price reductions, its gross margin and profitability would be adversely affected.

Adverse conditions within Arbe’s industry or the global economy more generally could have adverse effects on Arbe’s results of operations.

Arbe’s business is directly affected by and significantly dependent on business cycles and other factors affecting the global automobile industry and global economy generally. Production and sales within Arbe’s industry are cyclical and depend on general economic conditions and other factors, including consumer spending and preferences, changes in interest rates and credit availability, consumer confidence, fuel costs, fuel availability, environmental impact, governmental incentives and regulatory requirements and political volatility. In addition, production and sales can be affected by Arbe’s customers’ ability to continue operating in response to challenging economic conditions and in response to regulatory requirements and other factors. Any significant adverse change in any of these factors may result in a reduction in automotive sales and production by Arbe’s customers and could have a material adverse effect on its business, results of operations and financial condition.

Use of Arbe’s products for markets other than the automotive market may not develop or may develop much more slowly than Arbe anticipates, which would adversely affect Arbe’s business and prospects.

Arbe is investing in and pursuing market opportunities in various new sectors and industries. Arbe believes that its ability to increase its revenue will depend in part on its ability to identify potential new markets and develop products and implements a marketing plan aimed at these new markets as they emerge. Each new market presents distinct risks and, in many cases, requires Arbe to address the particular requirements of that market.

Addressing these requirements can be time-consuming and costly. The market for Arbe’s existing products and technology outside of its core customer base is relatively new, rapidly developing and unproven in many markets or industries. Many of the participants in the markets for Arbe’s core technology outside of its existing target industries are still in testing and developing and may not succeed to commercialize certain of Arbe’s products. Arbe cannot be certain that its products will be sold into these markets, or any market outside of where it currently operates, at scale. Adoption of Arbe’s products outside of the industry in which it currently operates will depend on numerous factors, including: whether the technological capabilities of similar products meet users’ current or anticipated needs, whether the benefits of designing products such as Arbe’s products into larger systems outweigh the costs, complexity and time needed to deploy such technology or replace or modify existing systems that may have used other modalities, whether users in other applications can move beyond the testing and development phases and proceed to commercializing systems supported by Arbe’s technology and whether developers of products such as Arbe’s products can keep pace with rapid technological change in certain developing markets and the global response to the COVID-19 pandemic and the length of any associated work stoppages. If technology developed by Arbe does not achieve commercial success outside of the current industry in which Arbe operates, or if the market develops at a pace slower than Arbe expects, Arbe’s business, results of operation and financial condition may be materially and adversely affected.

If Arbe seeks to expand its business through acquisition, Arbe may not be successful in identifying acquisition targets or integrating their businesses with its existing business.

From time to time, Arbe may undertake acquisitions to add new products and technologies, acquire talent, gain new sales channels or enter into new markets or sales territories. To date, Arbe has no experience with acquisitions and the integration of acquired technology and personnel. Further, the ability to successfully identify an acquisition candidate, negotiate and close an acquisition and then integrate the acquired company may be made more difficult by travel limitations and difficulties resulting from the COVID-19 pandemic.

There are significant risks associated with any acquisition program, including, but not limited to, the following:

•        Arbe may incur significant expenses and devote significant management time to the acquisition and we may be unable to consummate the acquisition on acceptable terms.

•        If Arbe identifies an acquisition, it may face competition from other companies in the industry or from financial buyers in seeking to make the acquisition.

•        The integration of any acquisition with Arbe’s existing business may be difficult and, if Arbe is not able to integrate the business successfully, it may not only be unable to operate the business profitably, but management may be unable to devote the necessary time to the development of Arbe’s existing business;

•        The key employees who operated the acquired business successfully prior to the acquisition may not be happy working for Arbe and may resign, thus leaving the business without the necessary continuity of management.

•        Even if the business is successful, Arbe’s senior executive officers may need to devote significant time to the acquired business, which may distract them from their other management activities.

•        If the business does not operate as we expect, we may incur an impairment charge based on the value of the assets acquired.

•        Arbe may have difficulty maintaining the necessary quality control over the acquired business and its products and services.

•        To the extent that an acquired company operates at a loss prior to Arbe’s acquisition, Arbe may not be able to develop profitable operations following the acquisition.

•        Problems and claims relating to the acquired business that were not disclosed at the time of the acquisition may result in increased costs and may impair Arbe’s ability to operate the acquired company.

•        The acquired company may have liabilities or obligations which were not disclosed to Arbe, or the acquired assets, including intellectual property assets, may not have the value Arbe anticipated.

•        Any indemnification obligations of the seller under the purchase agreement may be inadequate to compensate Arbe for any loss, damage or expense which it may sustain, including undisclosed claims or liabilities.

•        To the extent that the acquired company is dependent upon its management to maintain relationships with existing customers, Arbe may have difficulty in retaining the business of these customers if there is a change in management.

•        Government agencies may seek damages after Arbe makes the acquisition for conduct which occurred prior to the acquisition and Arbe may not have adequate recourse against the seller.

•        Arbe may require significant capital both to acquire and to operate the business, and the capital requirements of the business may be greater than Arbe anticipated, and Arbe’s failure to obtain capital on reasonable terms may impair the value of the acquisition and may impair its continuing operations.

•        The acquired company may be impacted by unanticipated events, such as a pandemic such as the COVID-19 pandemic, the effect of climate changes or social unrest or other factors over which Arbe may have no control.

If any of these risks occur, Arbe’s business, financial condition and prospects may be impaired.

The complexity of Arbe’s products could result in unforeseen delays or expenses from undetected defects, errors or bugs in hardware or software which could reduce the market adoption of its products, damage its reputation with current or prospective customers, expose Arbe to product liability, recalls, warranty and other claims and adversely affect its operating costs.

Arbe’s products are being designed to be, among other things, compatible with autonomous control. Autonomous driving technologies are subject to risks and there have been accidents and fatalities associated with such technologies. The safety of such technologies depends in part on user interaction and users, as well as other drivers on the roadways, may not be accustomed to using or adapting to such technologies. To the extent accidents associated with Arbe’s products that are used with autonomous controls occur, Arbe could be subject to liability, negative publicity, government scrutiny and further regulation. Any of the foregoing could materially and adversely affect Arbe’s results of operations, financial condition and growth prospects.

Arbe’s products are technologically complex and require high standards to manufacture. Arbe has experienced in the past and will likely also experience in the future defects, errors or bugs at various stages of development and manufacturing. Arbe may be unable to timely release new products, manufacture existing products, correct problems that have arisen or correct such problems to its customers’ satisfaction. Additionally, undetected errors, defects, especially as new products are introduced or as new versions are released, could result in serious injury, including fatalities, to the end users of technology incorporating Arbe’s products, or those in the surrounding area, its customers never being able to commercialize technology incorporating our products, litigation against Arbe, negative publicity and other consequences. These risks are particularly prevalent in the highly competitive markets in which Arbe operates. Some errors or defects in Arbe’s products may only be discovered after they have been tested, commercialized and deployed by customers. In certain instances, Arbe may provide its customer with a time-limited warranty to its products. If such errors or defects occur within the respective warranty period, Arbe may incur significant additional development costs and product recall, repair or replacement costs. These problems may also result in claims against Arbe by its customers or by third parties. Arbe’s reputation or brand may be damaged as a result of these problems and customers may be reluctant to buy its products, which could adversely affect its ability to retain existing customers and attract new customers, and could adversely affect its financial results.

In addition, Arbe could face material legal claims for breach of contract, product liability, tort or breach of warranty as a result of these problems. Defending a lawsuit, regardless of its merit, could be costly and may divert management’s attention and adversely affect the market’s perception of Arbe and its products. In addition, Arbe’s business liability insurance coverage could prove inadequate with respect to a claim and future coverage may be unavailable on acceptable terms or at all. These product-related issues could result in claims against Arbe and its business could be adversely affected.

Arbe will be affected by these problems regardless of whether the defective product or component was manufactured or assembled by Arbe or by a supplier or contract manufacturer, and Arbe may not have adequate recourse against the supplier or contract manufacturer, and Arbe may not be able to obtain sufficient product liability insurance to protect it against such loss or expense, including the cost of litigation.

Legislation or government regulations may be adopted which may affect Arbe’s products and liability.

Autonomous driving technology is subject to considerable regulatory uncertainty as the law evolves to catch up with the rapidly evolving nature of the technology itself, all of which are beyond Arbe’s control. Arbe’s products also may not achieve the requisite level of autonomous compatibility required for certification and rollout to consumers or satisfy changing regulatory requirements which could require Arbe to redesign, modify or update its products. Further, accidents, particularly accidents that involve a large number of deaths, even if our products are not involved, may result in industry-wide reevaluation of technologies used, with the effect that there is a slowdown as automobile manufacturers cease making purchase during the reevaluation process, which may result is suppliers other than Arbe becoming a preferred supplier.

The industry may become subject to increased legislation and regulation. Such legislation may be triggered by a perceived safety concern, or it may result from public reaction to accidents by automobiles, drones or other autonomous vehicles. The potential market for Arbe’s products is international, and each country or region may impost different regulations. These regulations may relate the technical requirement and standards for end products or the components and may impose liability on the manufacturer or the seller of the product, which liability may be strict liability, for damage resulting from the autonomous vehicle. Further, the legislation or regulations in different countries may impose different standards, which may be conflicting. Any legislation or regulations which impose standards or which impose liability is likely to increase our manufacturing cost as well as the cost of compliance and product liability insurance.

Arbe operates in a highly competitive market against a large number of both established competitors and new market entrants, and some market participants have substantially greater resources than Arbe.

The markets for sensing technology applicable to autonomous solutions across numerous industries are highly competitive. Arbe’s future success will depend on its ability to maintain its ability to develop and protect from in a timely manner and to stay ahead of existing and new competitors and satisfy the market that is technology is leading edge technology. A large number of companies, offer radar-based and LiDAR-based technologies in competition with Arbe. Some of these companies are better capitalized and better known than Arbe. Arbe’s competitors compete with Arbe directly by offering similar products and indirectly by attempting to solve some of the same challenges with different technology. Arbe faces competition from other market participants, some of which have significantly greater resources than it does. Arbe’s competitors may commercialize new technology which may achieve market adoption or stronger brand recognition as compared to Arbe’s products. Even in emerging markets, Arbe faces substantial competition from numerous competitors seeking to prove the value of their technology. Additionally, increased competition may result in pricing pressure and reduced margins and may impede Arbe’s ability to increase the sales of its products or cause it to lose market share, any of which will adversely affect its business, results of operations and financial condition.

Fluctuation of the results of Arbe’s earnings on a quarterly and annual basis, which could cause the share price of the Arbe Ordinary Shares to fluctuate or decline.

Arbe is an early-stage company, and the results of its operations to date have primarily reflected its research and development expenses, and, commencing in 2020, Arbe had modest revenue from sales of its product, primarily to customers making purchases for their own research and development projects. In the future sales in any given quarter can fluctuate based on the timing and success of its customers’ development projects and marketing program. Accordingly, the results of any one quarter should not be relied upon as an indication of future performance. Arbe’s quarterly financial results may fluctuate as a result of a variety of factors, many of which are outside of its control and may not fully reflect the underlying performance of Arbe’s business. These fluctuations could adversely affect Arbe’s ability to meet its expectations or those of securities analysts or investors. If Arbe does not meet these expectations for any period, the value of its business and its securities could decline significantly. Factors that may cause these quarterly fluctuations include, without limitation, those listed below:

•        The timing and magnitude of orders and shipments of Arbe’s products in any quarter;

•        Pricing changes Arbe may adopt to drive market adoption or in response to competitive pressure;

•        The timing of the completion of Arbe’s application engineering services;

•        Arbe’s ability to retain its existing customers and attract new customers;

•        Arbe’s ability to develop, introduce, manufacture and ship in a timely manner products that meet customer requirements;

•        Disruption in Arbe’s sales channels or termination of its relationships with important channel partners;

•        Delays in customers; purchasing cycles or deferments of customers; purchases in anticipation of new products or updates from Arbe or its competitors;

•        Fluctuations in demand pressures for Arbe’s products;

•        The mix of products sold in any quarter;

•        The duration of the global COVID-19 pandemic or any other worldwide or regional health crisis, and the time it takes for economic recovery;

•        Events and conditions affecting Israel-based businesses;

•        The timing and rate of broader market adoption of autonomous systems both generally and those utilizing Arbe’s smart vision solutions across the automotive and other market sectors;

•        Market acceptance of Arbe’s core products and further technological advancements by Arbe and Arbe’s competitors and other market participants;

•        The ability of Arbe’s customers to commercialize systems that incorporate its products;

•        Any change in the competitive dynamics of Arbe’s markets, including consolidation of competitors, regulatory developments and new market entrants;

•        Arbe’s ability to effectively manage its inventory;

•        Changes in the source, cost, availability of and regulations pertaining to materials Arbe uses;

•        Adverse litigation, judgments, settlements or other litigation-related costs, or claims that may give rise to such costs;

•        Adverse publicity, litigation and governmental investigations affecting autonomous vehicles, regardless of whether Arbe’s products are involved; and

•        General economic, industry and market conditions, including trade disputes.

Changes in tax laws or exposure to additional income tax liabilities could affect Arbe’s future profitability.

Factors that could materially affect Arbe’s future effective tax rates include but are not limited to:

•        Changes in tax laws or the regulatory environment;

•        Changes in accounting and tax standards or practices;

•        Eligibility for beneficial treatment under Israeli tax laws;

•        Changes in the composition of operating income by tax jurisdiction; and

•        Arbe’s operating results before taxes.

Because Arbe does not have a history of operations and it has significant expansion plans, Arbe’s effective tax rate may fluctuate in the future. Future effective tax rates could be affected by operating losses in jurisdictions where no tax benefit can be recorded under U.S. GAAP, changes in the composition of earnings in countries with differing tax rates, changes in deferred tax assets and liabilities, or changes in tax laws.

Changes in Arbe’s product mix may impact its financial performance.

Arbe’s financial performance can be affected by the mix of products it sells during a given period. If Arbe’s sales include more of the lower gross margin products than higher gross margin products, its results of operations and financial condition may be adversely affected. There can be no guarantees that Arbe will be able to successfully alter its product mix so that it is selling more of its high gross margin products. In addition, Arbe’s earnings forecasts and guidance after the Business Combination are expected to include assumptions about product sales mixes. If actual results vary from this projected product mix of sales, Arbe’s results of operations and financial condition could be adversely affected.

Arbe is highly dependent on the services of its co-founders, who are its senior executive officers

Arbe is highly dependent on its co-founders, Kobi Marenko, Noam Arkind and Danny Klein. Messrs. Marenko, Arkind and Klein have acted as Arbe’s Chief Executive Officer, Chief Technology Officer and Chief Financial Officer, respectively, since its inception, and as such, are deeply involved in all aspects of Arbe’s business, including product development. The loss of any of them would adversely affect Arbe’s business because this could make it more difficult to, among other things, compete with other market participants, manage Arbe’s R&D activities and retain existing customers or cultivate new ones. Negative public perception of, or negative news related to, any of Messrs. Marenko, Arkind and Klein may adversely affect Arbe’s brand, relationship with customers or standing in the industry.

Arbe’s management team has limited experience managing a public company.

Arbe’s management team has limited experience managing a publicly-traded company, interacting with public company investors and complying with the increasingly-complex laws pertaining to public companies. Arbe’s management team may not successfully or efficiently manage their new roles and responsibilities, Arbe’s transition to being a public company subject to significant regulatory oversight and reporting obligations under the federal securities laws and the continuous scrutiny of securities analysts and investors. These new obligations and constituents will require significant attention from Arbe’s senior management and could divert their attention away from the day-to-day management of Arbe’s business, which could adversely affect Arbe’s business, financial condition and operating results.

Arbe’s business depends on its ability to attract and retain highly skilled personnel and senior management. Failure to effectively retain, attract and motivate key employees could impair Arbe’s ability to operate profitably.

Competition for highly-skilled personnel is often intense, especially in Israel, where Arbe’s principal office is located, and it may incur significant costs to attract them. Arbe may face challenges in attracting or retaining qualified personnel to fulfill its current or future needs. The highly competitive environment for highly-skilled personnel can result in higher compensation packages to employees. Arbe has, from time to time, experienced, and it expects to continue to experience, difficulty in hiring and retaining highly skilled employees with appropriate qualifications. In addition, job candidates and existing employees often consider the value of the equity awards they receive in connection with their employment. If the perceived value of Arbe’s equity or equity awards declines, it may adversely affect Arbe’s ability to retain highly skilled employees. Arbe’s success will depend in part on the attraction, retention and motivation of executive personnel critical to the business and operations of Arbe. If Arbe fails to attract new personnel or fails to retain and motivate its current personnel, Arbe could face disruptions in its operations, strategic relationships, key information, expertise or know-how and unanticipated recruitment and onboarding costs, and its business and future growth prospects could be adversely affected. Arbe cannot give assurance that it will be able to hire all required personnel when it requires them.

Arbe faces numerous risks associated with commercial production.

Arbe does not have manufacturing facilities and relies on third parties for the manufacture of its products. Arbe cannot be sure that its potential suppliers or companies with which it may develop a strategic alliance will be able to develop efficient, automated, cost-efficient production capabilities and processes and reliable sources of component supply, that will enable Arbe to meet the quality, price, engineering, design and production standards, as well as the production volumes, required to successfully mass market Arbe’s products. Even if Arbe and its potential suppliers and strategic alliances are successful in developing its initial production and further high volume production capability and processes and reliably source its component supply, Arbe does not know whether it will be able to do so in a manner that avoids significant delays and cost overruns, including as a result of factors beyond its control such as problems with potential suppliers and strategic partners, or force majeure events, or in time to meet Arbe’s products commercialization schedules or to satisfy the requirements of it potential customer base. Any failure to develop such production processes and capabilities within Arbe’s projected costs and timelines could have a material adverse effect on its business, prospects, financial condition and operating results.

Arbe relies on third-party suppliers and, because some of the key components in its products come from limited or sole sources of supply, Arbe is susceptible to supply shortages, long lead times for components and supply changes, any of which could disrupt its supply chain and could delay deliveries of its products to customers.

Components that go into the manufacture of Arbe’s solutions are sourced from third-party suppliers. Some of the key components used to manufacture Arbe’s products come from limited or single source suppliers. Arbe is therefore subject to the risk of shortages and long lead times in the supply of these components and the risk that its suppliers discontinue or modify components used in its products. Arbe purchases semiconductor chips that are an integral part of its products from one supplier Global Foundries, a major semiconductor manufacturer that sells its semiconductor products to the automotive industry, among other industries. Arbe does not have a supply agreement with Global Foundries, but purchases semiconductor products pursuant to purchase orders placed based on its need. If this supplier fails to deliver or delays the delivery of the semiconductor products, Arbe will be required to seek an alternative source of supply. Although alternate chip manufacturers are available, any change in suppliers would necessitate a change in the design of the semiconductor, a process that could take up to two years, which would result in a loss of sales and a delay in the development and marketing of its products, which could materially and adversely affect Arbe’s result of operation, financial position and prospects. Further, Arbe, like other companies in the automotive industry, is affected by an industry-wide semiconductor shortage which results, in part, from the effects of the COVID-19 pandemic. Arbe intends to negotiate a supply agreement with Global Foundries if and when its volume would justify such a contract, but can give no assurance that it will be able to enter into such an agreement on acceptable terms or that, if it does enter into an agreement, the supplier will provide Arbe with the semiconductors that it requires in a timely manner. Arbe’s failure to obtain semiconductors when required can impair its ability to deliver its products to meet its customer’s requirement, which could result is a loss of business. The risk of dependence on third-party suppliers may be amplified by the effects of the COVID-19 pandemic and other health epidemics and outbreaks due to, among other things, work stoppages or interruptions. Further, Arbe’s ability to market its product may be impacted by semiconductor shortages, which may be affected by the availability of rare earth elements, the principal source of which is in China. In addition, the lead times associated with certain components are lengthy and preclude rapid changes in quantities and delivery schedules. Arbe has in the past experienced and may in the future experience component shortages and price fluctuations of certain key components and materials, and the predictability of the availability and pricing of these components may be limited. In the event of a component shortage, supply interruption or material pricing change from suppliers of these components, Arbe may not be able to develop alternate sources in a timely manner or at all in the case of sole or limited sources. Any interruption or delay in the supply of any of these parts or components, or the inability to obtain these parts or components from alternate sources at acceptable prices and within a reasonable amount of time, could adversely affect Arbe’s relationships with its customers and could cause delays in shipment of its products and adversely affect its operating results. In addition, increased component costs could result in lower gross margins. Even where Arbe is able to pass increased component costs along to its customers, there may be a lapse of time before it is able to do so such that Arbe must absorb the increased cost. If Arbe is unable to buy these components in quantities sufficient to meet its requirements on a timely basis, it will not be able to deliver products to its customers, which may result in such customers using competitive products instead of Arbe’s products.

Arbe’s sales and operations in international markets expose it to operational, financial and regulatory risks.

International sales comprise a significant amount of Arbe’s overall revenue. Sales to international customers, i.e., customers located outside of Israel accounted for most of Arbe’s sales in 2020. Arbe did not generate any revenue in 2019. International operations are subject to a number of other risks, including:

•        Exchange rate fluctuations;

•        Political and economic instability, international terrorism and anti-American and anti-Israel sentiment, particularly in emerging markets;

•        Global or regional health crises, such as the COVID-19 pandemic;

•        Potential for violations of anti-corruption laws and regulations, such as those related to bribery or fraud;

•        Preference for locally branded products, and laws and business practices favoring local competition;

•        Increase difficult in managing inventory;

•        Less effective protection of intellectual property;

•        Stringent regulation of Arbe’s products or systems incorporating Arbe’s products;

•        Difficulties and costs of staffing and managing foreign operations;

•        Import and export laws and the impact of tariffs; and

•        Changes in local tax and customs duty laws or changes in the enforcement, application or interpretation of such laws.

The occurrence of any of these risks could negatively affect Arbe’s international business and consequently its business, operating results and financial condition.

Arbe’s business is subject to the risks of earthquakes, fires, floods and other natural catastrophic events, global pandemics, and interruptions by man-made problems, such as network security breaches, computer viruses or terrorism. Material disruptions of Arbe’s business or information systems resulting from these events could adversely affect its operating results.

A significant natural disaster, such as an earthquake, fire, flood or significant power outage or other similar events, such as infectious disease outbreaks or pandemic events, including the COVID-19 pandemic, could have an adverse effect on Arbe’s business and operating results. The COVID-19 pandemic has produced meaningful operational challenges, and Arbe expects to continue to experience disruptions in its business during 2021.  The COVID-19 pandemic and the steps taken by Israel and other countries to address the pandemic affected Arbe’s operations in 2020 as it was affected by lockdowns in Israel and elsewhere and by the effect of the pandemic and government actions on its potential customer base. COVID-19 has heightened many of the other risks described herein. Despite the implementation of network security measures, Arbe’s networks and its products also may be vulnerable to computer viruses, break-ins and similar disruptions from unauthorized tampering with its solutions. In addition, natural disasters, acts of terrorism or war could cause disruptions in Arbe’s remaining manufacturing operations, Arbe’s or its customers’ businesses, Arbe’s suppliers’ business or the economy as a whole. Arbe also relies on information technology systems to communicate among its workforce and with third parties. Any disruption to Arbe’s communications, whether caused by a natural disaster or by manmade problems, such as power disruptions, ransomware attacks or other cybersecurity breaches could adversely affect its business. To the extent that any such disruptions result in delays or cancellations of orders or impede its suppliers’ ability to timely deliver product components, or the deployment of its products, Arbe’s business, operating results and financial condition would be adversely affected.

Arbe has been, and may in the future be, adversely affected by the global COVID-19 pandemic, the duration and economic, governmental and social impact of which is difficult to predict, which may significantly harm Arbe’s business, prospects, financial condition and operating results.

The ongoing COVID-19 pandemic as well as other possible health epidemics and outbreaks could result in a material adverse impact on Arbe’s or its customers’ business operations including reduction or suspension of operations in the U.S. or certain parts of the world and Arbe’s ability to market its product, which may be impacted by shortages affecting the semiconductor industry. Arbe’s engineering and manufacturing operations, among others, cannot all be conducted in a remote working structure and often require on-site access to materials and equipment. Arbe has customers with international operations in varying industries. It also depends on suppliers and manufacturers worldwide. Depending upon the duration of the ongoing COVID-19 pandemic and the associated business interruptions, its customers, suppliers, manufacturers and partners may suspend or delay their engagement with Arbe, which could result in a material adverse effect on its financial condition. Arbe’s response to the ongoing COVID-19 pandemic may prove to be inadequate and it may be unable to continue its operations in the manner it had prior to the outbreak, and may endure interruptions, reputational harm, delays in its product development and shipments, all of which could have an adverse effect on its business, operating results, and financial condition. In addition, when the pandemic subsides, Arbe cannot assure you as to the timing of any economic recovery, which could continue to have a material adverse effect on its target markets and its business.

Arbe’s present non-management shareholders, who own approximately 85% of the Arbe Ordinary Shares, may have rights which may impair the ability of Arbe to consummate a financing or engage in transactions that may be important to the development of Arbe’s business.

All of Arbe’s non-management shareholders (the “Arbe Investor Shareholders”), who presently hold approximately 85% of the Arbe Ordinary Shares, have entered into an amendment to an existing investor rights agreement. Pursuant to the amendment, Arbe agrees that it will not, without the prior written consent of the Arbe Investor Shareholders holding a majority of the registrable securities, as defined, provided that such holders, as a group, continue to hold a majority of the registrable securities held by them immediately following the effective date of the Merger, enter into any agreement with any holder or prospective holder of any of Arbe’s securities which would provide to such holder the right to demand or include securities in any registration on other than either: (i) a pro rata basis with the Arbe Investor Shareholders or (ii) on a subordinate basis after all Arbe Investor Shareholders have had the opportunity to include in the registration and offering all shares of registrable securities that they wish to so include. This provision does not apply if the terms of the registration rights to be granted is approved by a majority of Arbe’s independent directors. In negotiating a financing or other transaction, such as an acquisition of a business or intellectual property rights, a strategic alliance, joint venture or other transaction which Arbe may consider, Arbe may want to grant registration right. Under the terms of the investor rights agreement, as amended, if the Arbe Investor Shareholders have the right to withhold their consent and do withhold their consent to the grant of registration rights, the Arbe Investor Shareholders have the power to prevent Arbe for completing a financing, acquisition or other transaction which the board of directors believe is in the best interest of Arbe unless the transaction is approved by a majority of the independent directors. The existence of these rights on the part of the Arbe Investor Shareholders may have a negative effect on the market for and price of the Arbe Ordinary Shares. All of the Investor Shareholders are Selling Shareholders.

Arbe’s business is sensitive to conditions affecting the automotive industry, the duration and economic, governmental and social impact of which is difficult to predict which may significantly harm Arbe’s business, prospects, financial condition and operating results.

Adverse conditions affecting one or more automotive manufacturers or the automotive industry in general, could have a material adverse effect on Arbe’s business, prospects, financial condition and operating results. Arbe’s business may be negatively affected by challenges to the larger automotive ecosystem, including global supply chain challenges, such as those resulting from the ongoing global semiconductor shortage and cybersecurity issues. In addition, while the COVID-19 pandemic and steps taken by governments to address the pandemic has impacted these conditions, other factors, including the effects of climate change, government regulations, the ability of suppliers to obtain rare earth elements, as well as other conditions which cannot be presently identified, can continue to affect the automotive industry.

Risks Related to Arbe’s Intellectual Property

Arbe may not be able to adequately protect or enforce its intellectual property rights or prevent unauthorized parties from copying or reverse engineering its solutions. Arbe’s efforts to protect and enforce its intellectual property rights and prevent third parties from violating its rights may be costly.

The success of Arbe’s products and its business depends in part on Arbe’s ability to obtain patents and other intellectual property rights and maintain adequate legal protection for its products in the United States, Europe and other international jurisdictions. Arbe relies on a combination of patent, copyright, service mark, trademark and trade secret laws, as well as confidentiality procedures and contractual restrictions, to establish and protect its proprietary rights, all of which provide only limited protection. Arbe cannot assure you that any patents will be issued with respect to its currently pending patent applications or that any trademarks will be registered with respect to its currently pending applications in a manner that gives Arbe adequate defensive protection or competitive advantages, if at all, or that any patents issued to Arbe or any trademarks registered by it will not be challenged, invalidated or circumvented. Arbe has filed for patents and trademarks in Israel, the United States, Europe and China. Not all patent applications have resulted in patents and Arbe cannot assure you that patents will be granted. Further, patent protection may not be available in all countries in which Arbe operates or in which Arbe seeks to enforce its intellectual property rights, and it may be difficult to enforce its patent rights. Arbe’s currently issued patents and trademarks and any patents and trademarks that may be issued or registered, as applicable, in the future with respect to pending or future applications may not provide sufficiently broad protection or may not prove to be enforceable in actions against alleged infringers. Arbe cannot be certain that the steps it has taken will prevent unauthorized use of its technology or the reverse engineering of its technology. Moreover, others may independently develop technologies that are competitive to Arbe or infringe Arbe’s intellectual property.

Protecting against the unauthorized use of Arbe’s intellectual property, products and other proprietary rights is expensive and difficult, particularly internationally. Arbe intends to enforce the intellectual property portfolio it has built. Unauthorized parties may attempt to copy or reverse engineer Arbe’s solutions or certain aspects of Arbe’s solutions that it considers proprietary. Litigation may be necessary in the future to enforce or defend Arbe’s intellectual property rights, to prevent unauthorized parties from copying or reverse engineering its solutions, to determine the validity and scope of the proprietary rights of others or to block the importation of infringing products into countries where Arbe has patent protection.

Effective patent, trademark, service mark, copyright and trade secret protection may not be available in every country in which Arbe’s products are available and competitors based in other countries may sell infringing products in one or more markets. An inability to adequately protect and enforce Arbe’s intellectual property and other proprietary rights or an inability to prevent authorized parties from copying or reverse engineering its smart vision solutions or certain aspects of its solutions that Arbe considers proprietary could seriously adversely affect its business, operating results, financial condition and prospects.

In addition to patented technology, Arbe relies on its unpatented proprietary technology, trade secrets, processes and know-how.

Arbe relies on proprietary information (such as trade secrets, know-how and confidential information) to protect intellectual property that may not be patentable or subject to copyright, trademark, trade dress or service mark protection, or that Arbe believes is best protected by means that do not require public disclosure.

Arbe generally seeks to protect this proprietary information by entering into confidentiality agreements, or consulting, services or employment agreements that contain non-disclosure and non-use provisions with its employees, consultants, contractors and third parties. However, Arbe may fail to enter into the necessary agreements, and even if entered into, these agreements may be breached or may otherwise fail to prevent disclosure, third-party infringement or misappropriation of its proprietary information, may be limited as to their term and may not provide an adequate remedy in the event of unauthorized disclosure or use of proprietary information. Arbe has limited control over the protection of trade secrets used by its current or future manufacturing partners and suppliers and could lose future trade secret protection if any unauthorized disclosure of such information occurs. In addition, Arbe’s proprietary information may otherwise become known or be independently developed by its competitors or other third parties. To the extent that its employees, consultants, contractors, advisors and other third parties use intellectual property owned by others in their work for Arbe, disputes may arise as to the rights in related or resulting know-how and inventions. Costly and time-consuming litigation could be necessary to enforce and determine the scope of Arbe’s proprietary rights, and failure to obtain or maintain protection for its proprietary information could adversely affect its competitive business position. Furthermore, laws regarding trade secret rights in certain markets where Arbe operates may afford little or no protection to its trade secrets.

Arbe also relies on physical and electronic security measures to protect its proprietary information, but it cannot provide assurance that these security measures will not be breached or provide adequate protection for its property. There is a risk that third parties may obtain and improperly utilize Arbe’s proprietary information to its competitive disadvantage. Arbe may not be able to detect or prevent the unauthorized use of such information or take appropriate and timely steps to enforce its intellectual property rights.

Third-party claims that Arbe is infringing intellectual property, whether successful or not, could subject it too costly and time-consuming litigation or expensive licenses, and its business could be adversely affected.

Although Arbe holds patents related to its products, a number of companies, both within and outside of the industry in which it operates, hold other patents covering various aspects of Arbe’s products. In addition to these patents, participants in this industry typically also protect their technology, especially embedded software, through copyrights and trade secrets. As a result, there is frequent litigation based on allegations of infringement, misappropriation or other violations of intellectual property rights. Arbe may receive in the future inquiries from other intellectual property holders and may become subject to claims that it infringes their intellectual property rights, particularly as Arbe expands its presence in the market. In addition, parties may claim that the names and branding of Arbe’s products infringe their trademark rights in certain countries or territories. If such a claim were to prevail, Arbe may have to change the names and branding of its products in the affected territories and it could incur other costs.

Arbe currently has a number of agreements in effect pursuant to which it has agreed to defend, indemnify and hold harmless its customers, suppliers, and partners from damages and costs which may arise from the infringement by Arbe’s products of third-party patents or other intellectual property rights. The scope of these indemnity obligations varies, but may, in some instances, include indemnification for damages and expenses, including attorneys’ fees. Arbe’s insurance may not cover all intellectual property infringement claims. A claim that its products infringe a third party’s intellectual property rights, even if untrue, could adversely affect Arbe’s relationships with its customers, may deter future customers from purchasing its products and could expose Arbe to costly litigation and settlement expenses. Even if Arbe is not a party to any litigation between a customer and a third party relating to infringement by its products, an adverse outcome in any such litigation could make it more difficult for Arbe to defend its products against intellectual property infringement claims in any subsequent litigation in which it is a named party. Any of these results could adversely affect Arbe’s brand and operating results.

Arbe’s defence of intellectual property rights claims brought against it or its customers, suppliers and channel partners, with or without merit, could be time-consuming, expensive to litigate or settle, divert management resources and attention and force Arbe to acquire intellectual property rights and licenses, which may involve substantial royalty or other payments and may not be available on acceptable terms or at all. Further, a party making such a claim, if successful, could secure a judgment that requires Arbe to pay substantial damages or obtain an injunction. An adverse determination also could invalidate Arbe’s intellectual property rights and adversely affect its ability to offer its products to its customers and may require that Arbe procure or develop substitute products that do not infringe, which could require significant effort and expense. Any of these events could adversely affect Arbe’s business, operating results, financial condition and prospects.

Legal and Regulatory Risks Related to Arbe’s Business

Arbe is subject to, and must remain in compliance with, numerous laws and governmental regulations concerning the manufacturing, use, distribution and sale of its products. Some of Arbe’s customers also require that it comply with their own unique requirements relating to these matters.

Arbe manufactures and sells products that contain electronic components, and such components may contain materials that are subject to government regulation in both the locations where Arbe develops, manufactures and assembles its products, as well as the locations where Arbe sells its products. Among other things, certain applicable laws and regulations require or may in the future require the submission of annual reports to the certain governmental agencies certifying that such products comply with applicable performance standards, the maintenance of manufacturing, testing, and distribution records, and the reporting of certain product defects to such regulatory agency or consumers. If Arbe’s products fail to comply with applicable regulations, Arbe and/or its products could be subjected to a variety of enforcement actions or sanctions, such as product recalls, repairs or replacements, warning letters, untitled letters, safety alerts, injunctions, import alerts, administrative product detentions or seizures, or civil penalties. The occurrence of any of the foregoing could harm Arbe’s business, results of operations, and financial condition.

Since Arbe operates on a global basis, it must continually monitor applicable laws and regulations, and engage in an ongoing compliance process to ensure that Arbe and its suppliers are in compliance with all existing laws and regulations. If there is an unanticipated or onerous new legislation or regulation that significantly impacts Arbe’s use of various components or requires more expensive components, such legislation or regulation could materially adversely affect its business, results of operations and financial condition.

Arbe’s products are also used for autonomous driving applications, which are subject to complicated and rapidly evolving laws and regulatory schemes that vary from jurisdiction to jurisdiction at the state, federal and international levels, including requirements related to safety, data privacy and security, and product liability, among other areas. These are rapidly evolving areas in which new or changed requirements could impose limitations on the use of Arbe’s products. If Arbe fails to adhere to these new laws and regulations or fails to continually monitor emerging developments, it may be subject to litigation, loss of customers or negative publicity and its business, results of operations and financial condition will be adversely affected. Arbe is unable to predict how any future changes will impact it and if such impacts will be material to its business.

The evolution of the regulatory framework for autonomous vehicles and their related components is outside of Arbe’s control.

There are currently no federal U.S. regulations pertaining to the safety of self-driving vehicles; however, the National Highway Traffic and Safety Administration has established recommended guidelines. Certain states have legal restrictions on self-driving vehicles, and many other states are considering them. This patchwork increases the difficulty in maintaining legal compliance. In Europe, certain vehicle safety regulations apply to self-driving braking and steering systems, and certain treaties also restrict the legality of certain higher levels of self-driving vehicles. Self-driving laws and regulations are expected to continue to evolve in numerous jurisdictions in the U.S. and foreign countries and may restrict autonomous driving features that Arbe may deploy.

Arbe’s business may be adversely affected by changes in automotive safety regulations or concerns that drive further regulation of the automobile safety market.

Government vehicle safety regulations are an important factor for Arbe’s business. Historically, these regulations have imposed ever-more stringent safety regulations for vehicles. These safety regulations often require, or customers demand that, vehicles have more safety features per vehicle and more advanced safety products.

While Arbe believes increasing automotive safety standards will present a market opportunity for its products, government safety regulations are subject to change based on a number of factors that are not within Arbe’s control, including new scientific or technological data, adverse publicity regarding industry recalls and safety risks of autonomous driving, accidents involving its products, domestic and foreign political developments or considerations, and litigation relating to its products and its competitors’ products. Changes in government regulations, as well as changes or evolution in court doctrines in interpreting those regulations, especially in the autonomous driving industries could adversely affect Arbe’s business. If government priorities shift and Arbe is unable to adapt to changing regulations or to court interpretations of those regulations, its business may be materially and adversely affected.

Federal and local regulators impose more stringent compliance and reporting requirements in response to product recalls and safety issues in the automotive industry. As the cars that carry Arbe’s products go into production, it may become subject to stringent requirements, including a duty to report, subject to strict timing requirements, safety defects with its products. Such rules and regulations may impose potentially significant civil penalties for violations including the failure to comply with such reporting actions. If Arbe cannot rapidly address any safety concerns or defects with its products, its business, results of operations and financial condition may be adversely affected.

The U.S. Department of Transportation has issued regulations that require manufacturers of certain autonomous vehicles to provide documentation covering specific topics to regulators, such as how automated systems detect objects on the road, how information is displayed to drivers, what cybersecurity measures are in place and the methods used to test the design and validation of autonomous driving systems. As cars that carry Arbe’s sensors go into production, the obligations of complying with safety regulations could increase and it could require increased resources and adversely affect Arbe’s business.

Failures, or perceived failures, to comply with privacy, data protection, and information security requirements in the variety of jurisdictions in which Arbe operates may adversely impact its business, and such legal requirements are evolving, uncertain and may require improvements in, or changes to, Arbe’s policies and operations.

Arbe’s current and potential future operations and sales subject it to laws and regulations addressing privacy and the collection, use, storage, disclosure, transfer and protection of a variety of types of data. For example, the European Commission has adopted the General Data Protection Regulation and California recently enacted the California Consumer Privacy Act of 2018, both of which provide for potentially material penalties for non-compliance. These regulations may, among other things, impose data security requirements, disclosure requirements, and restrictions on data collection, uses, and sharing that may impact Arbe’s operations and the development of its business. While, generally, Arbe does not have access to, collect, store, process, or share information collected by its solutions unless its customers choose to proactively provide such information to it, Arbe’s products may evolve both to address potential customer requirements or to add new features and functionality. Therefore, the full impact of these privacy regimes on Arbe’s business is rapidly evolving across jurisdictions and remains uncertain at this time.

Arbe may also be affected by cyber attacks and other means of gaining unauthorized access to its products, systems, and data. For instance, cyber criminals or insiders may target Arbe or third-parties with which it has business relationships in an effort to harm them or their proper use, or the data stored in them, resulting in direct and indirect damages, including disruption, interruption or severance of operations, ransomware, leaks and data loss, theft of property, espionage, harm to reputation, harm to public trust and rehabilitation expenses. Arbe works to prevent and reduce exposure to the risk of cyber-attacks, with strategies including use of information security systems, assimilation of a culture of data security (including training for managers and employees), refinement and adjustment of procedures, internal control programs, and auditing and support with the assistance of experts in the field.

Arbe’s operations are rich in technology and computing and may be exposed to risks related to the stability of the information systems, their compatibility with the scope of its operations, information security, technical failures, overload of system servers and the like. Impairment of the stability of computer systems and inability on the part of Arbe to return its systems to normal operation within a reasonable timeframe, or the lack of technological ability to meet commitments or the expectations of potential customers and strategic partners, may damage Arbe’s reputation and harm its business outcomes.

Arbe is assessing the continually evolving privacy and data security regimes and measures it believes are appropriate in response. Since these data security regimes are evolving, uncertain and complex, especially for a global business like Arbe’s, it may need to update or enhance its compliance measures as its products, markets and customer demands further develop and these updates or enhancements may require implementation costs. The compliance measures Arbe does adopt may prove ineffective. Any failure, or perceived failure, by Arbe to comply with current and future regulatory or customer-driven privacy, data protection, and information security requirements, or to prevent or mitigate security breaches, cyber attacks, or improper access to, use of, or disclosure of data, or any security issues or cyber attacks affecting Arbe, could result in significant liability, costs (including the costs of mitigation and recovery), and a material loss of revenue resulting from the adverse impact on its reputation and brand, loss of proprietary information and data, disruption to its business and relationships, and diminished ability to retain or attract customers and business partners. Such events may result in governmental enforcement actions and prosecutions, private litigation, fines and penalties or adverse publicity, and could cause customers and business partners to lose trust in Arbe, which could have an adverse effect on its reputation and business.

Arbe may be exposed to liabilities under the U.S. Foreign Corrupt Practices Act and other U.S. and foreign anti-corruption anti-money laundering, export control, sanctions, and other trade laws and regulations, and any determination that we violated these laws could have a material adverse effect on our business.

Arbe is subject to export control and import laws and regulations, including the U.S. Export Administration Regulations, U.S. Customs regulations, and various economic and trade sanctions regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Control. Arbe is also subject to the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), the U.S. domestic bribery statute contained in 18 U.S.C. § 201, the U.S. Travel Act, the USA PATRIOT Act, the United Kingdom Bribery Act 2010, the Proceeds of Crime Act 2002, and possibly other anti-bribery and anti-money laundering laws in countries outside of the United States in which Arbe conducts its activities. Compliance with these laws has been the subject of increasing focus and activity by regulatory authorities, both in the United States and elsewhere, in recent years. Anti-corruption laws are interpreted broadly and prohibit companies and their employees and third-party intermediaries from authorizing, promising, offering, providing, soliciting, or accepting, directly or indirectly, improper payments or benefits to or from any person whether in the public or private sector. Arbe’s activities outside the United States may create the risk of unauthorized payments or offers of payments by employees, consultants, sales agents or distributors, even though they may not always be subject to Arbe’s control. It is Arbe’s policy to implement safeguards to discourage these practices by its employees, consultants, sales agents and distributors. However, Arbe’s existing safeguards and any future improvements may prove to be less than effective, and its employees, consultants, sales agents, or distributors may engage in conduct for which Arbe might be held responsible, even if it does not explicitly authorize such activities. Should Arbe’s export activity be subject to security oversight, this may have a material effect on Arbe’s activity.

Noncompliance with anti-corruption, anti-money laundering, export control, sanctions, and other trade laws could subject Arbe to whistleblower complaints, investigations, sanctions, settlements, prosecution, other enforcement actions, disgorgement of profits, significant fines, damages, other civil and criminal penalties or injunctions, suspension and/or debarment from contracting with certain persons, the loss of export privileges, reputational harm, adverse media coverage and other collateral consequences. If any subpoenas or investigations are launched, or governmental or other sanctions are imposed, or if Arbe does not prevail in any possible civil or criminal litigation, its business, results of operations and financial condition could be materially harmed. Responding to any action will likely result in a materially significant diversion of management’s attention and resources and significant defence and compliance costs and other professional fees. In addition, the U.S. government may seek to hold Arbe liable for successor liability for FCPA violations committed by companies in which it invests or that it acquires. As a general matter, enforcement actions and sanctions could harm Arbe’s business, results of operations, and financial condition.

Regulations related to conflict minerals may cause Arbe to incur additional expenses and could limit the supply and increase the costs of certain metals used in the manufacturing of its products.

Arbe is subject to the requirements under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, that will require it to determine, disclose and report whether its products contain conflict minerals. The implementation of these requirements could adversely affect the sourcing, availability and pricing of the materials used in the manufacture of components used in Arbe’s products. In addition, Arbe will incur additional costs to comply with the disclosure requirements, including costs related to conducting diligence procedures to determine the sources of conflict minerals that may be used in or necessary to the production of its products and, if applicable, potential changes to products, processes or sources of supply as a consequence of such verification activities. It is also possible that its reputation may be adversely affected if Arbe determines that certain of its products contain minerals not determined to be conflict minerals or if Arbe is unable to alter its products, processes or sources of supply to avoid use of such materials.

Arbe may become involved in legal and regulatory proceedings and commercial or contractual disputes, which could have an adverse effect on its profitability and consolidated financial position.

Arbe may be, from time to time, involved in litigation, regulatory proceedings and commercial or contractual disputes that may be significant. These matters may include, without limitation, disputes with Arbe’s potential suppliers and strategic partners and its potential customers base, intellectual property claims, stockholder litigation, government investigations, class action lawsuits, personal injury claims, environmental issues, customs and VAT disputes and employment and tax issues. In addition, Arbe could face in the future a variety of labor and employment claims against it, which could include but is not limited to general discrimination, wage and hour, privacy, ERISA or disability claims. In such matters, government agencies or private parties may seek to recover from Arbe very large, indeterminate amounts in penalties or monetary damages (including, in some cases, treble or punitive damages) or seek to limit Arbe’s operations in some way. These types of lawsuits could require significant management time and attention or could involve substantial legal liability, adverse regulatory outcomes, and/or substantial expenses to defend. Often these cases raise complex factual and legal issues and create risks and uncertainties. No assurances can be given that any proceedings and claims will not have a material adverse impact on Arbe’s operating results and consolidated financial position or that its established reserves or its available insurance will mitigate this impact.

Risks Related to Being a Public Company

Arbe will incur increased costs as a result of operating as a public company, and its management will devote substantial time to new compliance initiatives.

As a result of the Merger, Arbe became a public company subject to reporting requirements in the United States, and it will incur significant legal, accounting and other expenses that it did not incur as a private company, and these expenses may increase even more after Arbe is no longer an emerging growth company, as defined in Section 2(a) of the Securities Act. As a public company, Arbe will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as rules adopted, and to be adopted, by the SEC and Nasdaq. Arbe’s management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, Arbe expects these rules and regulations to substantially increase its legal and financial compliance costs and to make some activities more time-consuming and costly. The increased costs will increase Arbe’s net loss. For example, Arbe expects these rules and regulations to make it more difficult and more expensive for it to obtain director and officer liability insurance and it may be forced to accept reduced policy limits or incur substantially higher costs to maintain the same or similar coverage. Arbe cannot predict or estimate the amount or timing of additional costs it may incur to respond to these requirements. The impact of these requirements could also make it more difficult for Arbe to attract and retain qualified persons to serve on its board of directors, its board committees or as executive officers.

A market for Arbe’s securities may not develop or be sustained, which would adversely affect the liquidity and price of our securities.

Following the Merger, the price of Arbe’s securities may fluctuate significantly due to the market’s reaction to the Merger and general market and economic conditions. An active trading market for Arbe’s securities following the Business Combination may never develop or, if developed, it may not be sustained. In addition, the price of Arbe’s securities can vary due to general economic conditions and forecasts, our general business condition and the release of its financial reports. Additionally, if Arbe’s securities become delisted from Nasdaq and are quoted on the OTC Markets (an inter-dealer automated quotation system for equity securities that is not a national securities exchange) the liquidity and price of Arbe’s securities may be more limited than if Arbe was quoted or listed on the NYSE, Nasdaq or another national securities exchange. You may be unable to sell your securities unless a market can be established or sustained.

Arbe’s internal controls over financial reporting may not be effective and its independent registered public accounting firm may not be able to certify as to their effectiveness, which could have a significant and adverse effect on Arbe’s business and reputation.

As a privately-owned company, Arbe is not subject to the reporting requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and the rules and regulations of Nasdaq. Upon the completion of the Merger, Arbe became subject to these rules and regulations. Arbe expects that the requirements of these rules and regulations will continue to increase its legal, accounting and financial compliance costs, make some activities more difficult, time-consuming and costly, and place significant strain on its personnel, systems and resources.

The Sarbanes-Oxley Act requires, among other things, that Arbe maintain effective disclosure controls and procedures and internal control over financial reporting. Arbe is continuing to develop and refine its disclosure controls, internal control over financial reporting and other procedures that are designed to ensure that information required to be disclosed by it in the reports that it will file with the SEC is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms, and that information required to be disclosed in reports under the Exchange Act is accumulated and communicated to Arbe’s principal executive and financial officers.

Arbe’s current controls and any new controls that it develops may become inadequate because of changes in conditions in its business. Further, weaknesses in Arbe’s internal controls may be discovered in the future. Any failure to develop or maintain effective controls, or any difficulties encountered in their implementation or improvement, could adversely affect Arbe’s operating results or cause it to fail to meet its reporting obligations and may result in a restatement of Arbe’s financial statements for prior periods. Any failure to implement and maintain effective internal controls also could adversely affect the results of periodic management evaluations and annual independent registered public accounting firm attestation reports regarding the effectiveness of Arbe’s internal control over financial reporting that it is required to include in its periodic reports Arbe will file with the SEC under Section 404 of the Sarbanes-Oxley Act. Ineffective disclosure controls and procedures and internal control over financial reporting could also cause investors to lose confidence in Arbe’s reported financial and other information.

In order to maintain and improve the effectiveness of its disclosure controls and procedures and internal control over financial reporting, Arbe has expended and anticipates that it will continue to expend significant resources, including accounting-related costs, and provide significant management oversight. Any failure to maintain the adequacy of its internal controls, or consequent inability to produce accurate financial statements on a timely basis, could increase Arbe’s operating costs and could materially and adversely affect its ability to operate its business. In the event that Arbe’s internal controls are perceived as inadequate or that it is unable to produce timely or accurate financial statements, investors may lose confidence in Arbe’s operating results and the stock price of the Arbe’s Ordinary Shares could decline. In addition, if Arbe is unable to continue to meet these requirements, Arbe may not be able to obtain or maintain listing on Nasdaq.

Arbe’s independent registered public accounting firm is not required to formally attest to the effectiveness of its internal control over financial reporting until after Arbe is no longer an emerging growth company or a non-accelerated filer. At such time, Arbe’s independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which Arbe’s controls are documented, designed or operating. Any failure to maintain effective disclosure controls and internal control over financial reporting could have a material and adverse effect on Arbe’s company’s business and operating results.

Risks Related to Arbe’s Incorporation and Location in Israel

Conditions in Israel could materially and adversely affect Arbe’s business.

Arbe is incorporated under the laws of the State of Israel, and many of Arbe’s employees, including certain management members, operate from its offices that are located in Tel Aviv-Yafo, Israel. In addition, a substantial number of Arbe’s officers and directors are residents of Israel. Accordingly, political, economic, and military conditions in Israel and the surrounding region may directly affect Arbe’s business and operations. In recent years, Israel has been engaged in sporadic armed conflicts with Hamas, an Islamist terrorist group that controls the Gaza Strip, with Hezbollah, an Islamist terrorist group that controls large portions of southern Lebanon, and with Iranian-backed military forces in Syria.

In addition, Iran has threatened to attack Israel and may be developing nuclear weapons. Some of these hostilities were accompanied by missiles being fired from the Gaza Strip against civilian targets in various parts of Israel, including areas in which Arbe’s employees are located, and negatively affected business conditions in Israel. Any hostilities involving Israel, including the recent hostilities between Hamas and Israel which has resulted large number of missiles being fired at Israel, including major cities, such interruptions or curtailments of trade between Israel and its trading partners could adversely affect Arbe’s operations and results of operations. To the extent that key employees and potential employees are call up for active duty, Arbe’s ability to operate may be impaired.

Arbe’s commercial insurance does not cover losses that may occur as a result of events associated with war and terrorism. Although the Israeli government currently covers the reinstatement value of direct damages that are caused by terrorist attacks or acts of war, Arbe cannot assure you that this government coverage will be maintained or that it will sufficiently cover Arbe’s potential damages. Any losses or damages incurred by Arbe could have a material adverse effect on its business. Any armed conflicts or political instability in the region would likely negatively affect business conditions and could harm our results of operations.

Further, in the past, the State of Israel and Israeli companies have been subjected to economic boycotts. Several countries still restrict business with the State of Israel and with Israeli companies. These restrictive laws and policies may have an adverse impact on Arbe’s results of operations, financial condition or the expansion of its business. A campaign of boycotts, divestment, and sanctions has been undertaken against Israel, which could also adversely affect Arbe’s business. Actual or perceived political instability in Israel or any negative changes in the political environment, may individually or in the aggregate adversely affect the Israeli economy and, in turn, Arbe’s business, financial condition, results of operations, and prospects.

In addition, many Israeli citizens are obligated to perform several weeks of annual military reserve duty each year until they reach the age of 40 (or older, for reservists who are military officers or who have certain occupations) and, in the event of a military conflict, may be called to active duty. In response to increases in terrorist activity, there have been periods of significant call-ups of military reservists. It is possible that there will be military reserve duty call-ups in the future. Arbe’s operations could be disrupted by such call-ups, which may include the call-up of members of its management. Such disruption could materially adversely affect its business, prospects, financial condition, and results of operations.

Arbe may become subject to claims for remuneration or royalties for assigned service invention rights by its employees, which could result in litigation and adversely affect its business.

A significant portion of Arbe’s intellectual property has been developed by its employees in the course of their employment by Arbe. Under the Israeli Patent Law, 5727-1967 (the “Patent Law”), inventions conceived by an employee in the course and as a result of or arising from his or her employment with a company are regarded as “service inventions,” which belong to the employer, absent a specific agreement between the employee and employer giving the employee service invention rights. The Patent Law also provides that if there is no such agreement between an employer and an employee, the Israeli Compensation and Royalties Committee (the “Committee”), a body constituted under the Patent Law, will determine whether the employee is entitled to remuneration for his or her inventions. Case law clarifies that the right to receive consideration for “service inventions” can be waived by the employee and that in certain circumstances, such waiver does not necessarily have to be explicit. The Committee will examine, on a case-by-case basis, the general contractual framework between the parties, using interpretation rules of the general Israeli contract laws. Further, the Committee has not yet determined one specific formula for calculating this remuneration, but rather uses the criteria specified in the Patent Law.

Although Arbe generally enters into assignment-of-invention agreements with its employees pursuant to which such individuals assign to it all rights to any inventions created in the scope of their employment or engagement with Arbe, Arbe may face claims demanding remuneration in consideration for assigned inventions. As a consequence of such claims, Arbe could be required to pay additional remuneration or royalties to its current and/or former employees, or be forced to litigate such claims, which could negatively affect its business.

The potential tax benefits that may be available to Arbe require it to meet various conditions and may not be available to Arbe, which could increase Arbe’s costs and taxes.

Arbe may be eligible for certain tax benefits provided to “Preferred Technology Enterprises” under the Israeli Law for the Encouragement of Capital Investments, 1959, referred to as the Investment Law. In order to receive and remain eligible for the tax benefits for “Preferred Technology Enterprises” it must continuously meet certain conditions stipulated in the Investment Law and its regulations, as amended. If these tax benefits are reduced, cancelled or discontinued, Arbe’s Israeli taxable income from the approved enterprise would be subject to regular Israeli corporate tax rates. The standard corporate tax rate for Israeli companies has been 23% since 2018. Arbe has not yet applied for these benefits. Additionally, if Arbe increase its activities outside of Israel through acquisitions, for example, its expanded activities might not be eligible for inclusion in future Israeli tax benefit programs. See “Certain Material Israeli Tax Considerations.”

The terms of grants received from the Israeli government require Arbe to satisfy specified conditions in order to transfer the manufacture of products based on know-how funded by the Israel Innovation Authority outside of Israel or to transfer outside of Israel the know-how itself.

Under the Israeli Encouragement of Research, Development and Technological Innovation in Industry Law, 5744-1984, or the Innovation Law, research and development programs which meet specified criteria and are approved by a committee of the Israel Innovation Authority of the Israeli Ministry of Economy and Industry, or IIA, are eligible for grants from the IIA. The grant amounts are determined by the research committee and are typically a percentage of the project’s expenditures. Under most programs, the grantee is required to pay royalties to the State of Israel from the sale of products developed under the program.

Arbe’s research and development efforts in relation to its product have been partially financed through royalty-bearing and non-royalty bearing grants from the IIA in the total amount of approximately $3.4 million. As of December 31, 2020, Arbe paid royalties of approximately $13,000.

Under the research and development agreements with the IIA and pursuant to applicable laws, Arbe is required to pay royalties from sales of products and services that incorporate know-how developed with the IIA-funded, royalty-bearing grants. Such royalties are due up to an amount equal to 100% of the IIA grants received, linked to the U.S. dollar plus interest on the unpaid amount received based on the 12-month LIBOR rate (from the year the grant was approved) applicable to U.S. dollar deposits. If Arbe will manufacture its IIA-funded products outside of Israel and generates sales, the ceiling will increase based on the percentage of production that is outside of Israel, up to a maximum of 300% of the IIA grants, linked to the dollar and bearing interest as detailed above.

•        Local Manufacturing Obligation.    The terms of the grants under the Innovation Law require that Arbe manufacture the products developed with these grants in Israel (but do not restrict the sale of products that incorporate the know-how). Under the regulations promulgated under the Innovation Law, the products may be manufactured outside Israel by Arbe or by another entity only if prior approval is received from the IIA (such approval is not required for the transfer of up to 10% of the manufacturing capacity in the aggregate, in which case a notice must be provided to the IIA and not objected to by the IIA within 30 days of such notice).

•        Know-How transfer limitation

•        The Innovation Law restricts the ability to transfer know-how funded by the IIA outside of Israel. Transfer of IIA funded know-how outside of Israel requires prior approval of the IIA and may be subject to payments to the IIA, calculated according to formulae provided under the Innovation Law. If Arbe wishes to transfer IIA funded know-how, the terms for approval will be determined according to the nature of the transaction and the consideration paid to Arbe in connection with such transfer.

•        Approval of transfer of IIA funded know-how to another Israeli company may be granted only if the recipient abides by the provisions of the Innovation Law and related regulations, including the restrictions on the transfer of know-how and manufacturing rights outside of Israel.

•        Change of Control.    Any non-Israeli citizen, resident or entity that, among other things, (i) becomes a holder of 5% or more of Arbe’s share capital or voting rights, (ii) is entitled to appoint one or more of Arbe’s directors or the chief executive officer or (iii) serves as one of Arbe’s directors or as its chief executive officer, is required to notify the IIA and undertake to comply with the rules and regulations applicable to the grant programs of the IIA, including the restrictions on transfer described above.

Approval to manufacture products outside of Israel or consent to the transfer of IIA funded know-how, if requested, is within the discretion of the IIA. Furthermore, the IIA may impose certain conditions on any arrangement under which it permits Arbe to transfer IIA funded know-how or manufacturing out of Israel.

The consideration available to Arbe’s shareholders in a future transaction involving the transfer outside of Israel of know-how developed with IIA funding (such as a merger or similar transaction) may be reduced by any amounts that Arbe is required to pay to the IIA.

Arbe’s Restated Articles contain a forum selection clause for substantially all disputes between Arbe and its shareholders under the Israeli Companies Law and the Israeli Securities Law, which could limit the Arbe Shareholders’ ability to bring claims and proceedings against Arbe, its directors, officers and other employees. Enforcement of a U.S. judgment against Arbe or its officers and directors in Israel or the United States, or assertion of a U.S. securities laws claim in Israel or serving process on Arbe’s officers and directors, may also be difficult.

Under the Restated Articles, the competent courts of Tel Aviv, Israel will be the exclusive forum for (i) any derivative action or proceeding brought on behalf of Arbe, (ii) any action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee of the Arbe to Arbe or Arbe’s shareholders, or (iii) any action asserting a claim arising pursuant to any provision of the Israeli Companies Law, or the Israeli Securities Law, 1968-5728 (the “Israeli Securities Law”). This exclusive forum provision is intended to apply to claims arising under Israeli law and would not apply to claims brought pursuant to the Securities Act or the Exchange Act or any other claim for which federal courts would have exclusive jurisdiction. Such exclusive forum provision in the Restated Articles will not relieve Arbe of its duties to comply with federal securities laws and the rules and regulations thereunder, and its shareholders will not be deemed to have waived their compliance with these laws, rules and regulations. This exclusive forum provision may limit a shareholder’s ability to bring a claim in a judicial forum of its choosing for disputes with Arbe or its directors, officers or other employees, which may discourage lawsuits against Arbe, its directors, officers and employees.

Another obstacle towards assertion of claims against Arbe or its directors or officers is the fact that most of them are not residents of the United States and most of their and Arbe’s assets are located outside the United States. Service of process upon Arbe or its non-U.S. resident directors and officers and enforcement of judgments obtained in the United States against Arbe or its non-U.S. directors and executive officers may therefore be difficult to effect within the United States. It may be difficult to assert claims under U.S. securities laws in original actions instituted in Israel or obtain a judgment based on the civil liability provisions of U.S. federal securities laws. Israeli courts may refuse to hear a claim based on a violation of U.S. securities laws against Arbe or its non-U.S. officers and directors because Israel may not be the most appropriate forum to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proven as a fact, which can be a time-consuming and costly process. Certain matters of procedure will also be governed by Israeli law. There is little binding case law in Israel addressing these matters.

Additionally, Israeli courts might not enforce judgments obtained in the United States against Arbe or its non-U.S. directors and executive officers, which may make it difficult to collect on judgments rendered against Arbe or its non-U.S. officers and directors. An Israeli court will not enforce a non-Israeli judgment if it was given in a state whose laws do not provide for the enforcement of judgments of Israeli courts (subject to exceptional cases), if its enforcement is likely to prejudice the sovereignty or security of the State of Israel, if it was obtained by fraud or in the absence of due process, if it is at variance with another valid judgment that was given in the same matter between the same parties, or if a suit in the same matter between the same parties was pending before a court or tribunal in Israel at the time the foreign action was brought.

Arbe’s Restated Articles provide that unless Arbe consents in writing to the selection of an alternative forum, the federal district courts of the United States of America will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the U.S. Securities Act of 1933, as amended.

Investors’ rights and responsibilities of Arbe’s shareholder will be governed by Israeli law, which may differ in some respects from the rights and responsibilities of shareholders of U.S. corporations.

Because Arbe is incorporated under Israeli law, the rights and responsibilities of its shareholders are governed by Arbe’s Restated Articles and the Israeli Companies Law. These rights and responsibilities differ in some respects from the rights and responsibilities of shareholders in typical U.S. corporations. In particular, pursuant to the Israeli Companies Law, each shareholder of an Israeli company has to act in good faith in exercising such shareholder’s rights and fulfilling such shareholder’s obligations toward the company and other shareholders and to refrain from abusing such shareholder’s power in the company, including, among other things, in voting at the general meeting of shareholders and class meetings, on amendments to a company’s articles of association, increases in a company’s authorized share capital, mergers, and transactions requiring shareholders’ approval under the Israeli Companies Law. In addition, a controlling shareholder of an Israeli company or a shareholder who knows that it possesses the power to determine the outcome of a shareholder vote or who has the power to appoint or prevent the appointment of a director or officer in the company, or has other powers toward the company, has a duty to act in fairness towards a company. Moreover, a shareholder also has a general duty to refrain from discriminating against other shareholders. These provisions may be interpreted to impose additional obligations and liabilities on Arbe’s shareholders that are not typically imposed on shareholders of U.S. corporations.

Provisions of Israeli law and the Arbe’s Restated Articles may delay, prevent, or make undesirable an acquisition of all or a significant portion of its shares or assets.

Certain provisions of Israeli law and Arbe’s Restated Articles could have the effect of delaying or preventing a change in control and may make it more difficult for a third party to acquire Arbe or its shareholders to elect different individuals to Arbe’s board of directors, even if doing so would be beneficial to its shareholders, and may limit the price that investors may be willing to pay in the future for the Arbe ordinary shares. Among other things:

•        Israeli Companies Law regulates acquisitions and requires that a tender offer be effected when certain thresholds of percentage ownership of voting power in a company are exceeded (subject to certain conditions);

•        Israeli Companies Law requires special approvals for certain transactions involving directors, officers or significant shareholders and regulates other matters that may be relevant to these types of transactions;

•        the Companies Law does not provide for shareholder action by written consent for public companies, thereby requiring all shareholder actions to be taken at a general meeting of shareholders;

•        Arbe’s Restated Articles divide its directors into three classes, each of which is elected once every three years;

•        the Restated Articles do not permit a director to be removed except by a vote of a majority of the voting power of the shareholders represented at a general meeting in person or by proxy and voting thereon, as one class, and disregarding abstentions from the count of the voting power of the shareholders present and voting; and

•        the Restated Articles provide that director vacancies may be filled by its board of directors.

Further, Israeli tax considerations may make potential transactions undesirable to Arbe or to some of its shareholders whose country of residence does not have a tax treaty with Israel granting tax relief to such shareholders from Israeli tax. For example, Israeli tax law does not recognize tax-free share exchanges to the same extent as U.S. tax law. With respect to mergers, Israeli tax law allows for tax deferral in certain circumstances but makes the deferral contingent on the fulfillment of numerous conditions, including a restrictive period of two years from the date of the transaction during which certain sales and dispositions of shares of the participating companies are restricted. Moreover, with respect to certain share swap transactions, the tax deferral is limited in time, and when such time expires, the tax becomes payable even if the shares have not been disposed. See the section titled “Material Israeli Tax Considerations — Taxation of our shareholders.”

Arbe’s board of directors has sole discretion whether to pay dividends. If Arbe’s board of directors decides to pay dividends, the form, frequency, and amount will depend upon its future, operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that its directors may deem relevant. The Israeli Companies Law imposes restrictions on Arbe’s ability to declare and pay dividends. See the section titled “Description of Arbe Ordinary Shares — Dividend and Liquidation rights” for additional information. Payment of dividends may also be subject to Israeli withholding taxes. See the section titled “Material Israeli Tax Considerations” for additional information.

Arbe is subject to the Israeli Privacy Protection Law and its regulations

Arbe is subject to the Israeli Privacy Protection Law 5741-1981 (the “PPL”), and its regulations, including the Israeli Privacy Protection Regulations (Data Security) 2017 (the “Data Security Regulations”), which came into effect in Israel in May 2018 and impose obligations with respect to the manner personal data is processed, maintained, transferred, disclosed, accessed and secured, as well as the guidelines of the Israeli Privacy Protection Authority. In this respect, the Data Security Regulations may require Arbe to adjust certain data protection and data security practices, information security measures, certain organizational procedures, applicable positions (such as an information security manager) and other technical and organizational security measures. Failure to comply with the PPL, its regulations and guidelines issued by the Israeli Privacy Protection Authority, may expose Arbe to administrative fines, civil claims (including class actions) and in certain cases criminal liability.

As a foreign private issuer, under Nasdaq rules, Arbe is permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from Nasdaq corporate governance listing standards, which, if Arbe follow such practices, may afford its shareholders less protection than they would enjoy if Arbe complied with the Nasdaq corporate governance standards.

As a foreign private issuer, Arbe is generally subject to the Nasdaq corporate governance listing standards. However, Nasdaq rules permit a foreign private issuer like Arbe to follow the corporate governance practices of its home country, which is Israel, in lieu of Nasdaq corporate governance requirements relating to independent directors and the formation and composition of board committees, with respect to the disclosure of third-party director and nominee compensation and the requirement to distribute annual and interim reports. These corporate governance practices in Israel may differ significantly from Nasdaq corporate governance listing standards. Currently, Arbe does not plan to rely on the home country practice exemption with respect to its corporate governance other than the quorum requirements. Arbe’s Restated Articles provide that two shareholders holding 25% of the voting shares constitutes a quorum, as contrasted with the Nasdaq requirement of one-third of a company’s outstanding voting securities. If Arbe chooses to take advantage of other home country practice in the future, its shareholders may be afforded less protection than they otherwise would enjoy under Nasdaq corporate governance listing standards applicable to U.S. domestic issuers.

Risks Related to the Arbe’s Ordinary Shares

Arbe may issue additional Arbe Ordinary Shares or other securities following the Merger without shareholder approval, which would dilute existing ownership interests and may depress the market price of Arbe Ordinary Shares.

Arbe may issue additional Arbe Ordinary Shares or other equity securities of equal or senior rank in the future in connection with, among other things, Arbe’s equity incentive plan, without shareholder approval, in a number of circumstances. Arbe’s issuance of additional Arbe Ordinary Shares or other equity securities of equal or senior rank would have the following effects:

•        Arbe’s existing shareholders’ proportionate ownership interest in Arbe may decrease;

•        the amount of cash available per share, including for payment of dividends in the future, may decrease;

•        the relative voting strength of each previously outstanding Arbe Ordinary Share may be diminished; and

•        the market price of Arbe Ordinary Shares may decline.

Any such issuance may be dilutive to the shareholders of Arbe or may cause the stock price to decrease.

Because Arbe’s officers and directors and their affiliates own or control approximately 53% of Arbe’s Ordinary Shares, they may be able to control any action requiring shareholder approval of shareholders.

Arbe’s officers and directors and their affiliates beneficially own or control the voting rights with respect to approximately 53% of Arbe’s ordinary shares, they will have the power to control any action for which shareholder approval is required or sought by Arbe, particularly since Arbe’s Restated Articles provide that a quorum for action by shareholders at a meeting called by the board of directors is two shareholders holding at least 25%.

Because Arbe has a classified board of directors, it may be more difficult for a third party to obtain control of Arbe.

Arbe’s Restated Articles provide for a classified board of directors with each class of directors being elected for a term of three years. As a result, the shareholders will vote for only one-third of the board each year. A classified board of directors may make it more difficult for a third party of gain control of Arbe which may affect the opportunity of Arbe’s shareholders to receive any potential benefit which could be available from a third party seeking to obtain control over Arbe.

Arbe’s Private Warrants are accounted for as liabilities and the changes in value of these warrants could have a material effect on its financial results.

On April 12, 2021, the Acting Director of the Division of Corporation Finance and Acting Chief Accountant of the SEC together issued a statement regarding the accounting and reporting considerations for warrants issued by special purpose acquisition companies entitled “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (the “SEC Statement”). As a result, ITAC’s public warrants and private warrants were treated as liabilities. As a result of the merger, Arbe anticipates that the Arbe warrants issued to the holders are the ITAC public warrants will be treated as equity rather than liabilities based on the tests for determining whether warrants are treated as liabilities. However, the 3,112,080 Arbe private warrants issued to the holder of the ITAC private warrants, which are presently held by the ITAC Sponsor, will be treated as liabilities. The Accounting Standards Codification 815, Derivatives and Hedging (“ASC 815”) provides for the remeasurement of the fair value of such derivatives at each balance sheet date, with a resulting non-cash gain or loss related to the change in the fair value being recognized in earnings in the statements of operations. As a result of the recurring fair value measurement, as long as the warrants are outstanding, Arbe’s financial statements and results of operations may fluctuate quarterly based on factors which are outside of Arbe’s control. Due to the recurring fair value measurement, Arbe will recognize non-cash gains or losses on the private warrants each reporting period based on the change in the derivative liability and the amount of such gains or losses could be material. Further, the gain or loss on the derivative liability, which will not be related Arbe’s operations, could result in Arbe reporting a loss in a period in which its operations are profitable and net income in a period in which Arbe has a significant loss from operations.

ITAC and Arbe have no history operating as a combined company. The unaudited pro forma condensed combined financial information may not be an indication of Arbe’s financial condition or results of operations following the Merger, and accordingly, you have limited financial information on which to evaluate Arbe and your investment decision.

Arbe has a limited operating history and Arbe and ITAC have no prior history as a combined entity and their operations have not been previously managed on a combined basis. The unaudited pro forma condensed combined financial information contained in this prospectus has been prepared using the consolidated historical financial statements of ITAC and Arbe, and is presented for illustrative purposes only and should not be considered to be an indication of the results of operations including, without limitation, future revenue, or financial condition of Arbe following the Merger. Certain adjustments and assumptions have been made regarding ITAC and Arbe after giving effect to the Merger. Arbe and ITAC believe these assumptions are reasonable, however, the information upon which these adjustments and assumptions have been made is preliminary, and these kinds of adjustments are difficult to make with accuracy. These assumptions may not prove to be accurate, and other factors may affect Arbe’s results of operations or financial condition following the consummation of the Merger. For these and other reasons, the historical and pro forma condensed combined financial information included in this prospectus does not necessarily reflect Arbe’s results of operations and financial condition and the actual financial condition and results of operations of Arbe following the Merger may not be consistent with, or evident from, this pro forma financial information.

Any projections and forecasts presented in this prospectus may not be an indication of the actual results of the transaction or Arbe’s future results.

This prospectus contains projections and forecasts prepared by Arbe and its management team. None of the projections and forecasts included in this prospectus have been prepared with a view toward public disclosure other than to certain parties involved in the Merger or toward complying with SEC guidelines or U.S. GAAP. The projections and forecasts were prepared based on numerous variables and assumptions which are inherently uncertain and may be beyond the control of Arbe and ITAC. Furthermore, they may exclude, among other things, certain material items such as transaction-related expenses. Important factors that may affect actual results and results of Arbe’s operations following the Merger or could lead to such projections and forecasts not being achieved include, but are not limited to: client demand for Arbe’s products, an evolving competitive landscape, rapid technological change, margin shifts in the industry, regulation changes in a highly regulated environment, successful management and retention of key personnel, unexpected expenses and general economic conditions. As such, these projections and forecasts may be inaccurate and should not be relied upon as an indicator of actual past or future results.

The grant and future exercise of registration rights may adversely affect the market price of Arbe Ordinary Shares upon consummation of the Merger.

The registration statement of which this prospectus is a part covers the sale by existing shareholders of Arbe of the Arbe Ordinary Shares they owned prior to the completion of the Merger and the sale of the shares issued pursuant to the PIPE Subscription Agreements. Pursuant to the Founder Registration Rights Amendment, Arbe agreed to assume ITAC’s obligations to register the Arbe Ordinary Shares issuable with respect to the Founder Shares.

These registration rights agreements are described elsewhere in this prospectus. The registration of these securities permits the public sale of such securities after the registration statement becomes effective subject, in the case of Arbe’s shareholders prior to the Merger, to certain lock-up agreements. The 10,000,000 shares issued in the PIPE Transaction are not subject to any lock-up provisions. The registration and availability of such a significant number of securities for trading in the public market may have an adverse effect on the market price of Arbe Ordinary Shares.

The sale by present Arbe Shareholders and/or the Sponsor upon the expiration of their lock-up period may cause the market price of Arbe’s securities to drop significantly, even if Arbe’s business is doing well.

Selling shareholders holding 36,330,760 ordinary shares have signed a lock-up agreement pursuant to which they agreed not to sell their Arbe Ordinary Shares during the period commencing from the Closing of the Merger (October 7, 2021) and ending one year from such Closing, subject to early release after six months if the closing price of the Arbe Ordinary Shares equals or exceeds $12.00 per share for any 20 out of 30 trading days commencing 150 days after the Closing or are subject to a 180 day lock-up pursuant to an investor rights agreement. Additionally, selling shareholders holding 46,268,611 ordinary shares, including the selling shareholders referred to in the preceding sentence, who are parties to an investor rights agreement, which provides for a lock up of 180 days from the closing of the Merger, subject to extension under certain conditions. Additionally, the Sponsor is subject to a lock-up with respect to the 1,905,900 Arbe Ordinary Shares issued with respect to the Founder Shares as follows. In addition to being subject to the same lock-up provisions that are applicable to the Arbe shareholders referred to in the first sentence, the Sponsor is subject to enhanced lock-up restrictions with respect to 952,950 Arbe Ordinary Shares. In addition to sales pursuant to a registration statement, the Sponsor and the Arbe shareholders will be able to sell their Arbe Ordinary Shares pursuant to Rule 144. The lock-up agreement does not apply to any shares which a shareholder purchased in the PIPE offering. Thus a shareholder who is subject to a lock-up agreement and who purchased shares in the PIPE offering will not be subject to the lock-up with respect to the shares purchased in the PIPE offering.

Upon expiration of the applicable lock-up periods, and upon effectiveness of the registration statements of which this prospectus is a part, or upon satisfaction of the requirements of Rule 144 under the Securities Act, or another applicable exemption from registration, the Sponsor and the present Arbe shareholders and the PIPE investors may sell large amounts of Arbe Ordinary Shares in the open market or in privately negotiated transactions, which could have the effect of increasing the volatility in Arbe’s Ordinary Share price and putting significant downward pressure on the price of Arbe’s Ordinary Shares. The lock up provisions do not relate to shares purchased in the PIPE offering.

The market price of Arbe’s securities or may decline and may bear no relation to the market price of the ITAC common stock prior to the Merger.

The market values of the Arbe Ordinary Shares at the time of the Business Combination may vary significantly from the price of the ITAC Common Stock on the date the Business Combination Agreement was executed, the date of this prospectus statement, or the date on of the Closing of the Merger.

In addition, fluctuations in the price of Arbe’s securities could contribute to the loss of all or part of your investment. Prior to the Business Combination, there has not been a public market for the Arbe Ordinary Shares. Accordingly, the valuation ascribed to Arbe may not be indicative of the price that will prevail in the trading market following the Merger. If an active market for Arbe’s securities develops and continues, the trading price of Arbe’s securities following the Merger could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond Arbe’s control. Any of the factors listed below could have a material adverse effect on your investment in Arbe’s securities and the Arbe’s securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of Arbe’s securities may not recover and may experience a further decline.

Factors affecting the trading price of Arbe’s securities may include:

•        actual or anticipated fluctuations in Arbe’s quarterly financial results or the quarterly financial results of companies perceived to be similar to it;

•        changes in the market’s expectations about Arbe’s operating results;

•        success of competitors;

•        Arbe’s operating results failing to meet the expectation of securities analysts or investors in a particular period;

•        changes in financial estimates and recommendations by securities analysts concerning Arbe or the media and broadband industry in general;

•        operating and share price performance of other companies that investors deem comparable to Arbe;

•        Arbe’s ability to develop and market its products;

•        the market’s perception as to Arbe’s ability to develop and maintain any perceived technological advantage it may have;

•        actions by social media users to seek to increase activity in Arbe’s securities;

•        changes in laws and regulations affecting Arbe’s business;

•        Arbe’s ability to meet compliance requirements including compliance with the Nasdaq continued listing requirements;

•        commencement of, or involvement in, litigation involving Arbe or the automotive industry in general;

•        changes in Arbe’s capital structure, such as future issuances of securities or the incurrence of additional debt;

•        the volume of Arbe’s ordinary shares available for public sale;

•        changes in trading patterns resulting from social media action not related to the results of Arbe’s business;

•        any major change in the Post-Merger Board or management;

•        sales of substantial amounts of Arbe’s Ordinary Shares by the Arbe’s directors, executive officers or significant shareholders or the perception that such sales could occur; and

•        general economic and political conditions such as recessions, interest rates, international currency fluctuations and acts of war or terrorism.

Broad market and industry factors may materially harm the market price of Arbe’s securities irrespective of Arbe’s operating performance. Particularly since the onset of the COVID-19 pandemic, global stock markets in general, and Nasdaq in particular, have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of Arbe’s securities, may not be predictable. A loss of investor confidence in the market for retail stocks or the stocks of other companies which investors perceive to be similar to Arbe could depress Arbe’s share price regardless of Arbe’s business, prospects, financial conditions or results of operations. A decline in the market price of Arbe’s securities also could adversely affect Arbe’s ability to issue additional securities and Arbe’s ability to obtain additional financing in the future.

The Arbe Articles and Israeli law could prevent a takeover that shareholders consider favorable and could also reduce the market price of Arbe ordinary shares.

Certain provisions of Israeli law and the Arbe Articles could have the effect of delaying or preventing a change in control and may make it more difficult for a third party to acquire Arbe or for Arbe’s shareholders to elect different individuals to its board of directors, even if doing so would be beneficial to its shareholders, and may limit the price that investors may be willing to pay in the future for the Arbe ordinary shares. For example, Israeli corporate law regulates mergers, requires that a tender offer be effected when certain thresholds of percentage ownership of voting power in a company are exceeded (subject to certain conditions) and establishes a high ownership threshold to squeeze out minority shareholders in a full tender offer. Further, Israeli tax considerations may make potential transactions undesirable to Arbe or to some of its shareholders whose country of residence does not have a tax treaty with Israel granting tax relief to such shareholders from Israeli tax. See the section titled “Material Israeli Tax Considerations — Taxation of our shareholders.”

Arbe does not intend to pay dividends for the foreseeable future. Accordingly, you may not receive any return on investment unless you sell your Arbe Ordinary Shares for a price greater than the price you paid for the ITAC Common Stock.

Arbe currently intends to retain all available funds and any future earnings for use in the operation of its business and does not anticipate paying any dividends on the Arbe ordinary shares in the foreseeable future. Consequently, you may be unable to realize a gain on your investment except by selling sell such shares after price appreciation, which may never occur.

Arbe’s board of directors has sole discretion whether to pay dividends. If Arbe’s board of directors decides to pay dividends, the form, frequency, and amount will depend upon its future, operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that its directors may deem relevant. The Companies Law imposes restrictions on Arbe’s ability to declare and pay dividends.

If securities or industry analysts do not publish or cease publishing research or reports about Arbe, its business, or its market, or if they change their recommendations regarding the Arbe ordinary shares adversely, then the price and trading volume of the Arbe ordinary shares could decline.

The trading market for the Arbe ordinary shares is influenced by the research and reports that industry or financial analysts publish about us or our business. Arbe does not control these analysts, or the content and opinions included in their reports. As a new public company, Arbe may be slow to attract research coverage and the analysts who publish information about the Arbe ordinary shares will have had relatively little experience with Arbe, which could affect their ability to accurately forecast Arbe’s results and make it more likely that Arbe fails to meet their estimates. In the event Arbe obtains industry or financial analyst coverage, if any of the analysts who cover Arbe issues an inaccurate or unfavorable opinion regarding it, Arbe’s share price would likely decline. In addition, the share prices of many companies in the technology industry have declined significantly after those companies have failed to meet, or significantly exceed, the financial guidance publicly announced by the companies or the expectations of analysts. If Arbe’s financial results fail to meet, or significantly exceed, its announced guidance or the expectations of analysts or public investors, analysts could downgrade the Arbe ordinary shares or publish unfavorable research about it. If one or more of these analysts cease coverage of Arbe or fail to publish reports on it regularly, Arbe’s visibility in the financial markets could decrease, which in turn could cause its share price or trading volume to decline.

The IRS may not agree that Arbe should be treated as a non-U.S. corporation for U.S. federal income tax purposes.

Although Arbe is incorporated and tax resident in Israel, following the closing of the Merger the IRS may assert that it should be treated as a U.S. corporation for U.S. federal income tax purposes pursuant to Section 7874 of the Code. For U.S. federal income tax purposes, a corporation is generally considered a U.S. “domestic” corporation if it is created or organized in or under the laws of the U.S., any state thereof, or the District of Columbia. Because Arbe is not so created or organized (but is instead incorporated only in Israel), it would generally be classified as a foreign corporation (that is, a corporation other than a U.S. “domestic” corporation) under these rules. Section 7874 of the Code provides an exception under which a corporation created or organized under foreign law may, in certain circumstances, be treated as a U.S. corporation for U.S. federal income tax purposes.

As more fully described in the section titled “Certain Material U.S. Federal Income Tax Considerations — U.S. Federal Income Tax Treatment of Arbe — Tax Residence of Arbe for U.S. Federal Income Tax Purposes,” based on the terms of the Merger, the rules for determining share ownership under Code Section 7874 and the Treasury regulations promulgated under Code Section 7874 (the “Section 7874 Regulations”), and certain factual assumptions, Arbe is not currently expected to be treated as a U.S. corporation for U.S. federal income tax purposes under Code Section 7874 after the Merger. However, the application of Section 7874 of the Code is complex, is subject to detailed regulations (the application of which is uncertain in various respects and would be impacted by changes in such U.S. tax laws and regulations with possible retroactive effect), and is subject to certain factual uncertainties. Accordingly, there can be no assurance that the IRS will not challenge the status of Arbe as a foreign corporation under Code Section 7874 or that such challenge would not be sustained by a court.

If the IRS were to successfully challenge under Code Section 7874 Arbe’s status as a foreign corporation for U.S. federal income tax purposes, Arbe and certain Arbe shareholders could be subject to significant adverse tax consequences, including a higher effective corporate income tax rate on Arbe and future withholding taxes on certain Arbe shareholders, depending on the application of any income tax treaty that might apply to reduce such withholding taxes. In particular, holders of Arbe Ordinary Shares and/or Arbe Warrants would be treated as holders of stock and warrants of a U.S. corporation.

See “Certain Material U.S. Federal Income Tax Considerations — U.S. Federal Income Tax Treatment of Arbe — Tax Residence of Arbe for U.S. Federal Income Tax Purposes” for a more detailed discussion of the application of Code Section 7874 to the Merger. Investors in Arbe should consult their own advisors regarding the application of Code Section 7874 to the Merger.

Code Section 7874 increase Arbe’s U.S. affiliates’ U.S. taxable income or have other adverse consequences to Arbe and Arbe’s shareholders.

Following the acquisition of a U.S. corporation by a foreign corporation, Code Section 7874 can limit the ability of the acquired U.S. corporation and its U.S. affiliates to use U.S. tax attributes (including net operating losses and certain tax credits) to offset U.S. taxable income resulting from certain transactions, as well as result in certain other adverse tax consequences, even if the acquiring foreign corporation is respected as a foreign corporation for purposes of Code Section 7874. In general, if a foreign corporation acquires, directly or indirectly, substantially all of the properties held directly or indirectly by a U.S. corporation, and after the acquisition the former shareholders of the acquired U.S. corporation hold at least 60% (by either vote or value) but less than 80% (by vote and value) of the shares of the foreign acquiring corporation by reason of holding shares in the acquired U.S. corporation, subject to other requirements, certain adverse tax consequences under Section 7874 of the Code may apply.

If these rules apply to the Merger, Arbe and certain of Arbe’s shareholders may be subject to adverse tax consequences including, but not limited to, restrictions on the use of tax attributes with respect to “inversion gain” recognized over a 10-year period following the transaction, disqualification of dividends paid from preferential “qualified dividend income” rates and the requirement that any U.S. corporation owned by Arbe include as “base erosion payments” that may be subject to a minimum U.S. federal income tax any amounts treated as reductions in gross income paid to certain related foreign persons. Furthermore, certain “disqualified individuals” (including officers and directors of a U.S. corporation) may be subject to an excise tax on certain stock-based compensation held thereby at a rate of 20%.

As more fully described in the section titled “Certain Material U.S. Federal Income Tax Considerations — U.S. Federal Income Tax Treatment of Arbe — Utilization of ITAC’s Tax Attributes and Certain Other Adverse Tax Consequences to Arbe and Arbe’s Shareholders,” based on the terms of the Merger, the rules for determining share ownership under Section 7874 of the Code and the Section 7874 Regulations (as defined in “Certain Material U.S. Federal Income Tax Considerations — U.S. Federal Income Tax Treatment of Arbe — Tax Residence of Arbe for U.S. Federal Income Tax Purposes”), and certain factual assumptions, Arbe is not currently expected to be subject to these rules under Code Section 7874 after the Merger. The above determination, however, is subject to detailed regulations (the application of which is uncertain in various respects and would be impacted by future changes in such U.S. Treasury regulations, with possible retroactive effect) and is subject to certain factual uncertainties. Accordingly, there can be no assurance that the IRS will not challenge whether Arbe is subject to the above rules or that such a challenge would not be sustained by a court.

However, even if Arbe is not subject to the above adverse consequences under Section 7874, Arbe may be limited in using its equity to engage in future acquisitions of U.S. corporations over a 36-month period following the Merger. If Arbe were to be treated as acquiring substantially all of the assets of a U.S. corporation within a 36-month period after the Merger, the Section 7874 Regulations would exclude certain shares of Arbe attributable to the Merger for purposes of determining the Section 7874 Percentage (as defined in “Certain Material U.S. Federal Income Tax Considerations — U.S. Federal Income Tax Treatment of Arbe — Tax Residence of Arbe for U.S. Federal Income Tax Purposes”) of that subsequent acquisition, making it more likely that Code Section 7874 will apply to such subsequent acquisition.

See “Certain Material U.S. Federal Income Tax Considerations — U.S. Federal Income Tax Treatment of Arbe — Utilization of ITAC’s Tax Attributes and Certain Other Adverse Tax Consequences to Arbe and Arbe’s Shareholders” for a more detailed discussion of the application of Code Section 7874 to the Merger. Investors in Arbe should consult their own advisors regarding the application of Code Section 7874 to the Merger.

U.S. Holders of Arbe Ordinary Shares and/or Arbe Warrants may suffer adverse tax consequences if Arbe is treated as a passive foreign investment company.

A non-U.S. corporation generally will be treated as a “passive foreign investment company,” or a PFIC, for U.S. federal income tax purposes, in any taxable year if either (1) at least 75% of its gross income for such year is passive income (such as interest, dividends, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of assets giving rise to passive income) or (2) at least 50% of the value of its assets (based on an average of the quarterly values of the assets) during such year is attributable to assets that produce or are held for the production of passive income. Although based on the current and anticipated composition of the income, assets and operations of Arbe and its subsidiaries, Arbe does not believe it will be treated as a PFIC for U.S. federal income tax purposes for its current taxable year, which includes the Merger, and does not expect to become one for U.S. federal income tax purposes in the near future, this is a factual determination that depends on, among other things, the composition of Arbe’s income and assets, and the market value of its shares and assets, including the composition of income and assets and the market value of shares and assets of its subsidiaries, from time to time. Accordingly, a complete determination can only be made annually after the close of each taxable year. Thus, no assurance can be given as to whether Arbe will be a PFIC in 2021 or for any future taxable year. In addition, neither ITAC’s nor Arbe’s respective U.S. counsel expresses any opinion with respect to Arbe’s PFIC status for 2021 or future taxable years.

If Arbe is a PFIC for any taxable year, a U.S. Holder of Arbe Ordinary Shares and/or Arbe Warrants may be subject to adverse tax consequences and may incur certain information reporting obligations. Under the PFIC rules, unless such U.S. Holder makes an election available under the Code (which election could itself have adverse consequences for such U.S. Holder), such U.S. Holder may be subject to U.S. federal income tax at the then prevailing maximum rates on ordinary income and possibly an “interest” charge, in respect of “excess distributions” and upon any gain from the disposition of Arbe Ordinary Shares and/or Arbe Warrants, as if the excess distribution or gain had been recognized ratably over such U.S. Holder’s holding period of the Arbe Ordinary Shares and/or Arbe Warrants. Certain elections (including a qualified electing fund election (or a QEF election or a mark-to-market election) that may be available to U.S. Holders of Arbe Ordinary Shares to mitigate some of the adverse tax consequences resulting from PFIC treatment, however, are not available with respect to the Arbe Warrants. Additionally, there can be no assurance that Arbe will have timely knowledge of its status as a PFIC in the future or that Arbe will timely provide information that would be required in order for a U.S. Holder to make a QEF election. For a further discussion, see “Certain Material U.S. Federal Income Tax Considerations — U.S. Holders — U.S. Federal Income Tax Consequences of the Ownership and Disposition of Arbe Ordinary Shares and Arbe Warrants to U.S. Holders — Passive Foreign Investment Company Rules.” U.S. Holders of Arbe Ordinary Shares and/or Arbe Warrants are strongly encouraged to consult their own advisors regarding the potential application of these rules to Arbe and the ownership of Arbe Ordinary Shares and/or Arbe Warrants.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements” that are subject to risks and uncertainties. Statements that are not historical facts, including statements about ITAC and Arbe and the transactions contemplated by the Business Combination Agreement, and the parties’ perspectives and expectations, are forward-looking statements. Such statements include, but are not limited to, statements regarding possible or anticipated future results of Arbe’s business, financial condition, results of operations, liquidity, plans and objectives. The words “expect,” “believe,” “estimate,” “intend,” “plan,” “anticipate,” “project,” “may,” “will,” “could,” “should,” “potential” and similar words or expressions indicate forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to various risks and uncertainties, assumptions (including assumptions about general economic, market, industry and operational factors), known or unknown, which could cause the actual results to vary materially from those indicated or anticipated.

The statements contained in this prospectus regarding the following matters are forward-looking by their nature:

•        Arbe’s projection of revenue and other operating results;

•        Arbe’s expectation that it will be engaging with Tier 1 suppliers and OEMs which would be building the radars based on its Chipset solution, eliminating expenses associated with system completion, requirement for undertaking significant capital expenditures associated with developing mass production manufacturing and the expenses of operating any such manufacturing capability;

•        Arbe’s expectation that radars are crucial to the automotive industry and will be deployed in nearly all new vehicles as a long range, cost-effective sensor with the fewest environmental limitations;

•        Arbe’s belief that the Arbe Radar Chipset heralds a breakthrough in radar technology that will enable Tier 1 manufacturers and OEMs to replace the current radars with an advanced solution that meets the safety requirements of Euro-NCAP and NHTSA for autonomous vehicles at all levels of autonomous driving;

•        Arbe’s belief that a fully autonomous vehicle is seen as a potential solution for reducing the number of traffic accidents (due to the elimination of the “human element” from the equation), and as an incentive to create innovative autonomous vehicle-sharing services that will lead to the public foregoing the purchase of private vehicles, to reduce the problem of traffic congestion, and to significantly reduce fuel consumption and air pollution;

•        Arbe’s belief that automakers choose to integrate advanced driver assistance systems (ADAS) based on several technologies simultaneously (radar, camera and LiDAR), and that it is likely that this trend of integrating technologies into vehicles will continue in the coming years;

•        Arbe’s belief that its 4D imaging radar technology holds significant advantages over alternative technologies such as vision through cameras or LiDAR laser systems and over current-generation radar technologies that are on the market presently or have been announced for development;

•        Arbe’s belief that its groundbreaking technology that contains an advanced processor, consumes relatively low amounts of energy and can scan a vehicle’s environment at an exceptionally high resolution in real-time, and identify objects and distinguish between them with great long-range accuracy and a wide field of vision, differentiates Arbe and will enable Arbe to successfully compete and develop and maintain a leadership position in its target markets;

•        Arbe’s belief that its products will be competitively priced;

•        Arbe’s expectation that its marketing strategy, primarily targeted at Tier 1 manufacturers, will foster cooperation with Tier 1 manufacturers to integrate Arbe Radar Chipsets into the radar systems that Tier 1 manufacturers will sell to OEMs;

•        Arbe’s belief that that outsourcing will provide Arbe a more secure path in production for quality control and reliability for automotive requirements;

•        Arbe’s belief that certain operational or registration requirements for some autonomous functions will be removed as state regulators gain better experience with the technology;

•        Arbe’s expectation that awareness among automakers and vehicle owners of the importance and benefits of installing ADAS (even in the absence of binding regulation) has increased, and that it is likely that in the future, the vast majority of new vehicles will be equipped with these systems;

•        Arbe’s belief that the Arbe Radar Chipset will make it possible to launch an L3 autonomous vehicle without the need for LiDAR, thus lowering costs and adapting the vehicle to the general public;

•        Arbe’s belief that its existing infrastructure positions it well to capitalize on regulatory changes pertaining to required installation of traffic accident prevention systems in general, and radar systems in particular, which is expected to increase the demand for the technology and products that Arbe is developing;

•        Arbe’s belief that the automotive market, which experienced significant slowdown following the spread of the coronavirus (COVID-19) pandemic, is expected to resume growth during 2021;

•        Arbe’s belief that an increased demand for autonomous vehicles and the transition to mass production of L2 and higher autonomous vehicles, requiring advanced systems for automatically integrating vehicles in traffic and preventing traffic accidents, are expected to increase the demand for products in Arbe’s field of activity; and

•        Arbe’s belief that a requirement on the part of insurance companies to install radar systems as a condition for issuing insurance policies is expected to increase the demand for Arbe’s products.

The preceding list is not intended to be an exhaustive list of all of our forward-looking statements. The forward-looking statements are based on our beliefs, assumptions and expectations of future performance, taking into account the information currently available to us. These statements are only predictions based upon our current expectations and projections about future events. There are important factors that could cause our actual results, levels of activity, performance or achievements to differ materially from the results, levels of activity, performance or achievements expressed or implied by the forward-looking statements. In particular, you should consider the risks described under “Risk Factors” in this prospectus.

You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that future results, levels of activity, performance and events and circumstances reflected in the forward-looking statements will be achieved or will occur. Except as required by law, we undertake no obligation to update publicly any forward-looking statements for any reason after the date of this prospectus, to conform these statements to actual results or to changes in our expectations.

USE OF PROCEEDS

Arbe will not receive any proceeds from the sale by the Selling Shareholders of their ordinary shares.

SELLING SHAREHOLDERS

The following table sets forth the names of the Selling Shareholders, the number of ordinary shares beneficially owned by each selling shareholder as of October 21, 2021. The table and the other information contained under the captions “Selling Shareholder” and “Plan of Distribution” has been prepared based upon information furnished to us by or on behalf of the Selling Shareholders. The following table sets forth, as to the selling shareholders, the number of ordinary shares beneficially owned, the number of shares being sold, the number of shares beneficially owned upon completion of the offering and the percentage beneficial ownership upon completion of the offering. Also included in the footnotes to the table of Selling Shareholders is any relationship during the past three years between the Selling Shareholders and us or any of our predecessors or affiliates. Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she, or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days of October 21, 2021.

			After Sale of Shares in Offering
Name	Shares Beneficially Owned	Shares Being Sold	Shares Beneficially Owned	Percent of Outstanding(1)
Kobi Marenko(2)(3)(4)	3,755,743	2,849,482	3,747	*
Inter – Development Of Content In Internet Company Ltd.(2)(3)(4)	902,514	902,514	—	0.0%
Noam Arkind, PhD(2)(4)(5)	2,853,090	2,849,482	3,608	*
Oz Fixman(2)(4)(6)	2,853,090	2,849,482	3,608	*
Canaan Partners Israel (CPI) (Cayman) L.P(2)(4)(7)(15)	9,036,429	9,026,429	—	0.0%
Taya Ventures (T.P.T) L.P.(4)	877,141	877,141	—	0.0%
iAngels Technologies LP(2)(4)(8)(15)	6,494,354	6,494,354	—	0.0%
Green Innovations Holdings Ltd.	50,000	50,000	—
The David Klein Trust	10,000	10,000	—	0.0%
Silverhorn Israeli Ventures Fund Segregated Portfolio(2)(4)	1,554,263	1,554,263	—	0.0%
Next Gear Venture Partners L.P.(4)	393,099	393,099	—	0.0%
Maniv Mobility OC, LP(4)	129,198	129,198	—	0.0%
Maniv Mobility A, LP(4)	280,323	280,323	—	0.0%
OurCrowd International Investment III, L.P.(4)(9)(15)	107,824	107,824	—	0.0%
OurCrowd (Investment in Arbe) L.P.(4)(9)(15)	2,016,285	2,016,285	—	0.0%
OurCrowd 50 L.P.(4)(9)	163,753	163,753	—	0.0%
OurCrowd (Investment in Arbe) Israel L.P.(4)(9)	238,182	238,182	—	0.0%
OurCrowd 50 III-QP, L.P.(4)(9)	30,438	30,438	—	0.0%
OurCrowd GP Investment Fund L.P(4)(9)	17,300	17,300	—	0.0%
OurCrowd 50 III, L.P.(4)(9)	31,316	31,316	—	0.0%
O.G. Tech Ventures International Ltd.(2)(4)(10)(15)	2,993,029	2,993,029	—	0.0%
A.Y.R.A.D Investment Ltd.(2)(4)(15)	225,346	225,346	—	0.0%
Robolution Capital 1(2)(4)	2,643,960	2,643,960	—	0.0%
Avalon Overseas Holding Company Ltd.(4)	1,406,007	1,406,007	—	0.0%
MBC Mobility No.1 Ltd.(4)	788,603	788,603	—	0.0%
AI Alliance, LLC(4)	1,406,007	1,406,007	—	0.0%
Ram Machness(4)(12)	206,402	38,116	168,286	*
Eli Kraus(4)	43,714	43,714	—	0.0%
Paul Puleo(4)	19,012	19,012	—	0.0%

			After Sale of Shares in Offering
Name	Shares Beneficially Owned	Shares Being Sold	Shares Beneficially Owned	Percent of Outstanding(1)
Joseph Rickard Halprin(4)	19,012	19,012	—	0.0%
Korenvaes Capital Partners LP(4)	90,665	90,665	—	0.0%
Elia Lavie(4)	24,702	24,702	—	0.0%
Erez Mishli(4)	4,950	4,950	—	0.0%
Gaby Avron(4)	24,702	24,702	—	0.0%
Tal Feigel(4)	7,401	7,401	—	0.0%
Taliah Shahar(4)	2,405	2,405	—	0.0%
Beyond Electronics Ltd(4)	61,754	61,754	—	0.0%
Gail Licht(4)(15)	86,754	86,754	—	0.0%
Akiva Stechler(4)	12,351	12,351	—	0.0%
CEL Catalyst Mobility Ltd.(2)(4)(11)(15)	4,612,586	4,612,586	—	0.0%
Geneva Insurance Group (Barbados) Inc.(4)	170,414	170,414	—	0.0%
More Tech Ventures (Israel), Limited Partnership(4)	1,496,672	1,496,672	—	0.0%
More Tech-Ventures (Cayman) Limited Partnership(4)	231,983	231,983	—	0.0%
Ehud Levi(4)	74,105	74,105	—	0.0%
Guy Cherni(4)	98,807	98,807	—	0.0%
Varana Capital Focused, LP(4)(15)	723,462	623,462	—	0.0%
Epsilon Underwriters & Issuing Ltd.(13)(15)	296,971	296,971	—	0.0%
M&G Investment Management Limited(15)	3,500,000	3,500,000	—	0.0%
More Provident Funds Ltd(15)	300,000	300,000	—	0.0%
Waldo Holdings 8(15)	50,000	50,000	—	0.0%
Meir Mazuz(15)	20,000	20,000	—	0.0%
Aharon Yerushalmi(15)	10,000	10,000	—	0.0%
Efratlili Ltd.(15)	5,000	5,000	—	0.0%
Fancy Blu Ltd.(15)	20,000	20,000	—	0.0%
IM NTZ Investments Ltd.(15)	10,000	10,000	—	0.0%
Naniv Investments Ltd.(15)	10,000	10,000	—	0.0%
R.S. Sigaliot Ltd.(15)	20,000	20,000	—	0.0%
Taya Investments Company Ltd.(15)	200,000	200,000	—	0.0%
Saba Capital Master Fund, Ltd.(15)	48,020	48,020	—	0.0%
Saba Capital Master Fund II, Ltd(15)	130,420	130,420	—	0.0%
Saba Capital Master Fund III, L.P. (15)	18,400	18,400	—	0.0%
Saba Capital SPAC Opportunities, Ltd.(15)	3,160	3,160	—	0.0%
Wade Hampton Partners LP(15)	25,000	25,000	—	0.0%
Poalim I.B.I – Underwriting & Issuing Ltd.(15)	50,000	50,000	—	0.0%
Hagai Tal(15)	50,000	50,000	—	0.0%
Yuval Tal(15)	50,000	50,000	—	0.0%
Migdal Sal – Domestic Equities(15)	1,400,000	1,400,000	—	0.0%
Hachshara Insurance Company Ltd.(15)	350,000	350,000	—	0.0%
EJS/Galatee Holdings Inc(15)	13,100	13,100	—	0.0%
Sphera Master Fund L.P.(15)	236,900	236,900	—	0.0%
Tzvi Neta Holdings Ltd.(15)	100,000	100,000	—	0.0%

			After Sale of Shares in Offering
Name	Shares Beneficially Owned	Shares Being Sold	Shares Beneficially Owned	Percent of Outstanding(1)
Hazavim Limited Partnership(15)	40,000	40,000	—	0.0%
Masterplan Hedge Fund Limited Partnership(15)	60,000	60,000	—	0.0%
Orcom Strategies Ltd.(15)	50,000	50,000	—	0.0%
Alon Blue Square Israel Ltd.(15)	68,000	68,000	—	0.0%
Extra Holdings Israel Ltd.(15)	126,000	126,000	—	0.0%
Blue Square Real Estate Ltd.(15)	106,000	106,000	—	0.0%
CM Arbe LLC(15)	80,000	80,000	—	0.0%
Genus Ltd.(15)	60,000	60,000	—	0.0%
Polar Long/Short Master Fund(15)	468,542	468,542	—	0.0%
Polar Multi-Strategy Master Funds(15)	331,458	331,458	—	0.0%
CVI Investments, Inc.(15)	150,000	150,000	—	0.0%
Texas Ventures Mgmt, LLC(15)(16)	340,000	340,000	—	0.0%
Kreos Capital VI (Expert Fund) L.P(4)(14)	227,959	227,959	—	0.0%

____________

*        Less than 1%

(1)      There are 62,135,453 ordinary shares outstanding.

(2)      These Selling Shareholders has agreed not to sell, or engage in transactions which are the economic equivalent of a sale of, the Ordinary Shares covered by this prospectus, during the period commencing from the Closing and ending one year from the Closing (subject to early release if the closing price of the Ordinary Shares equals or exceeds $12.00 per share for any 20 out of 30 trading days commencing 150 days after the Closing and also subject to early release if Arbe consummates a liquidation, merger, share exchange or other similar transaction with an unaffiliated third party that results in all Arbe shareholders having the right to exchange their equity interest in Arbe for cash, securities or other property).

(3)      Mr. Marenko is Arbe’s chief executive officer, a director and a co-founder. The shares beneficially owned by Mr. Marenko consist of (a) 2,849,482 Arbe Ordinary Shares held directly by Mr. Marenko, (b) 3,747 Arbe Ordinary Shares subject to options, (c) 902,514 Arbe Ordinary shares owned by Inter — Development Of Content In Internet Company Ltd. (“Inter”), which is owned by Mr. Marenko, of which 50,167 shares were purchased by Inter pursuant to its PIPE Subscription Agreement. Mr. Marenko has the right to vote and dispose of shares owned by Inter.

(4)      These Selling Shareholders are to be parties to a third amendment to an investor rights agreement pursuant to which Arbe agrees to register their ordinary shares and provides for indemnification. Pursuant to the agreement, (i) the shareholders agree to a lock-up for such period, up to 180 days as Arbe determines, which is 180 days, and (ii) Arbe agrees that it will not, without the prior written consent of the Arbe Investor Shareholders holding a majority of the registrable securities, as defined, provided that such holders, as a group, continue to hold a majority of the registrable securities held by them immediately following the effective date of the Merger, enter into any agreement with any holder or prospective holder of any of Arbe’s securities which would provide to such holder the right to demand or include securities in any registration on other than either: (x) a pro rata basis with the Arbe Investor Shareholders or (y) on a subordinate basis after all Arbe Investor Shareholders have had the opportunity to include in the registration and offering all shares of registrable securities that they wish to so include. This provision does not apply if the terms of the registration rights to be granted is approved by a majority of Arbe’s independent directors. The lock-up provisions of the investor rights agreement do not apply to shares issued in the PIPE transactions that are held by parties to the investor rights agreement.

(5)      Dr. Arkind is Arbe’s chief technology officer, a director and a co-founder. Shares beneficially owned by Dr. Arkind include 3,608 shares subject to an option.

(6)      Mr. Fixman is Arbe’s chief operating officer and a co-founder. Shares beneficially owned by Mr. Fixman include 3,608 shares subject to an option.

(7)      Mr. Ehud Levy, a director of Arbe, is the managing partner of Canaan Partners Israel (CPI) GP L.P., the general partner of Canaan Partners Israel (CPI) (Cayman) L.P.

(8)      Ms. Mor Assia, a director of Arbe appointed at or about the time of the closing of the Merger, is a member of the investment committee of the general partner of iAngels Technologies LP.

(9)      Eli Nir, who was a director of Arbe from February 2018 until his resignation at the closing of the Merger, is affiliated with OurCrowd International Investment III, L.P., OurCrowd International Investment III, L.P., OurCrowd (Investment in Arbe) L.P, OurCrowd 50 L.P., OurCrowd (Investment in Arbe) Israel L.P, OurCrowd 50 III-QP, L.P, OurCrowd GP Investment Fund L.P. and OurCrowd 50 III, L.P.

(10)    Roy Oron, who was a director of Arbe from December 2017 until his resignation at the closing of the Merger, is an affiliate of O.G. Tech Ventures International Ltd.

(11)    Yair Shamir, a director of Arbe, is affiliated with CEL Catalyst Mobility Ltd.

(12)    Ram Machness is Arbe’s chief business officer. Shares beneficially owned by Mr. Machness include 168.286 ordinary shares issuable upon exercise of options.

(13)    Epsilon Underwriters & Issuing Ltd. is a placement agent in connection with the PIPE offering, for which it will receive compensation of $772,500.

(14)    Represents ordinary shares issuable upon exercise of warrants. On February 21, 2019, Arbe entered into an agreement with Kreos Capital VI (Expert Fund) L.P, (“Kreos”) pursuant to which over certain period, Arbe took down a term loan of $5.0 million. The first drawdown of $3.0 million was taken in February 2019 and additional drawdown of $2.0 million was taken in November 2019. Pursuant to the loan agreement, Arbe issued to Kreos warrants for the purchase of a number of convertible Series B-1 convertible preferred shares, which, upon the Recapitalization, became a warrant to purchase 227,959 ordinary shares for an aggregate exercise price of $550,000. Arbe considers the loan as a credit facility and since the warrants are transferable separately from the loan, the warrants were classified as freestanding and treated as liability pursuant to ASC 480. As of December 31, 2020 and 2019, the warrants liability amounted to $375,000 and $139,000, respectively. The loan was repaid to Kreos on August 2021.

(15)    These shareholders purchased all or some of the shares being sold pursuant to this registration statement as part of the PIPE offering.

(16)    E. Scott Crist, a director who was the managing member of the Sponsor of ITAC, is chief executive officer and majority owner of Texas Ventures and has the right to vote and dispose of securities held by Texas Ventures Mgmt, LLC (“Texas Ventures”). Mr. Crist is also the is the managing member of the Sponsor, and was chief executive officer of ITAC prior to the Merger. Pursuant to the Business Combination Agreement, the Sponsor received 1,905,900 ordinary shares in respect of 1,905,900 shares of class B common stock of ITAC and private warrant to purchase 3,112,080 ordinary shares in respect of private warrant to purchase 3,112,080 shares of ITAC common stock.

Except as disclosed in the footnotes to the above table, none of the Selling Shareholders has, and within the past three years has not had, any position, office or material relationship with us or with any of our predecessors or affiliates.

The shares being sold by the Selling Shareholders represent ordinary shares which were owned by the Selling Shareholders prior to the Recapitalization or were acquired as part of the PIPE investment.

PLAN OF DISTRIBUTION

The Selling Shareholders and any of their pledgees, donees, assignees and successors-in-interest may, from time to time, sell any or all of their ordinary shares on any stock exchange, market or trading facility on which the shares are traded or in private transactions or by gift. The shares offered by this prospectus may be sold by the Selling Shareholders at market prices prevailing at the time of sale or at negotiated prices. The Selling Shareholders may use any one or more of the following methods when selling or otherwise transferring shares:

•        ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•        block trades in which a broker-dealer will attempt to sell the shares as agent but may purchase a position and resell a portion of the block as principal to facilitate the transaction;

•        sales to a broker-dealer as principal and the resale by the broker-dealer of the shares for its account;

•        an exchange distribution in accordance with the rules of the applicable exchange if we are listed on an exchange at the time of sale;

•        privately negotiated transactions, including gifts;

•        covering short sales made after the date of this prospectus;

•        pursuant to an arrangement or agreement with a broker-dealer to sell a specified number of such shares at a stipulated price per share;

•        a combination of any such methods of sale; and

•        any other method of sale permitted pursuant to applicable law.

To the extent permitted under Rule 144, the Selling Shareholders may also sell ordinary shares owned by them pursuant to Rule 144 rather than pursuant to this prospectus.

Broker-dealers engaged by the Selling Shareholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The Selling Shareholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. None of the Selling Shareholders is an affiliate of any broker-dealer.

The Selling Shareholders may from time to time pledge or grant a security interest in some or all of the shares owned by them and, if the Selling Shareholders default in the performance of the secured obligations, the pledgees or secured parties may offer and sell the ordinary shares from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of Selling Shareholders to include the pledgee, transferee or other successors in interest as selling shareholder under this prospectus.

In connection with the sale of our ordinary shares or interests therein, the Selling Shareholders may enter into hedging transactions with broker-dealers or other financial institutions which may in turn engage in short sales of our ordinary shares in the course of hedging the positions they assume. The Selling Shareholders may, after the date of this prospectus, also sell our ordinary shares short and deliver these securities to close out their short positions, or lend or pledge its ordinary shares to broker-dealers that in turn may sell these securities. The Selling Shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of ordinary shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Shareholders also may transfer the ordinary shares in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The Selling Shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, they will be subject to the prospectus delivery requirements of the Securities Act, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act, and federal securities laws, including Regulation M, may restrict the timing of purchases and sales of our ordinary shares by the Selling Shareholders and any other persons who are involved in the distribution of the ordinary shares pursuant to this prospectus. The Selling Shareholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute the ordinary shares.

We may be required to amend or supplement this prospectus in the event that (a) a selling shareholder transfers securities under conditions which require the purchaser or transferee to be named in the prospectus as a selling shareholder, in which case we will be required to amend or supplement this prospectus to name the selling shareholder, or (b) a selling shareholder sells shares to an underwriter, in which case we will be required to amend or supplement this prospectus to name the underwriter and the method of sale.

We are paying all fees and expenses incident to the registration of the shares. We have agreed to indemnify the selling shareholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

CAPITALIZATION

Set forth below is the capitalization of Arbe at June 30, 2021:

•        on an actual basis, after giving effect to the Recapitalization; and

•        as adjusted to give effect to the Merger, including the issuance of Arbe ordinary shares to the stockholders of ITAC, and the issuance of 10,000,000 ordinary shares in the PIPE financing, and the payment of certain debt.

You should read the information below together with Arbe’s consolidated financial statements and related notes included elsewhere in the prospectus and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Unaudited Pro Forma Condensed Combined Financial Information.”

	Dollars in thousands
	June 30, 2021
	Actual	As Adjusted
Current maturities of long-term loan	$1,688	1,688
Long-term loan	—	—
Convertible loan	26,684	—
Ordinary shares, par value NIS 0.000216 per share, 48,268,611 shares at June 30, 2021, 62,135,453 shares as adjusted	* )	* )
Additional paid-in capital	1,843	202,842
Accumulated deficit	(90,513)	(106,541)
Total shareholders’ equity (deficit)	(88,670)	96,301

____________

*        Less than $1.

SELECTED FINANCIAL INFORMATION

The following statements of operations data for the years ended December 31, 2020 and 2019, balance sheet data as of December 31, 2020 and 2019 and statements of cash flows data for the years ended December 31, 2020 and 2019 have been derived from Arbe’s audited consolidated financial statements included elsewhere in this prospectus. The following statements of operations data for the six months ended June 30, 2021 and 2020, balance sheet data at June 30, 2021 and statements of cash flows data for the six months ended June 30, 2021 and 2020 have been derived from Arbe’s unaudited consolidated financial statements included elsewhere in this prospectus. All share and per share information being adjusted to reflect the Recapitalization, including the 46.25783-for-one stock split. You should read this Summary Financial Data section together with Arbe’s financial statements and the related notes and “Arbe’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

Dollars in thousands, except per share information.

Statements of Operations Data:

	Six Months Ended June 30,		Year Ended December 31,
	2021	2020	2020	2019
Revenues	$1,101	$138	$332	$—
Cost of Revenues	678	137	340	—
Gross Profit (Loss)	423	1	(8)	—
Operating Expenses:
Research and Development	9,552	6,625	12,794	22,012
Sales and Marketing	747	560	1,063	1,933
General and Administrative	1,119	507	1,093	1,187
Total Operating Expenses	11,418	7,692	14,950	25,132
Operating Loss	10,995	7,691	14,958	25,132
Financial Expenses, net	17,964	99	667	475
Net Loss	$28,959	$7,790	$15,625	$25,607
Net Loss per Ordinary Share (basic and diluted)	$3.07	$0.85	$1.70	$2.87
Average Ordinary Shares Outstanding	9,417,400	9,154,101	9,205,169	8,910,561

Balance Sheet Data:

	June 30, 2021	December 31,
		2020	2019
Current assets	$8,477	$4,021	$17,422
Working capital (deficiency)	(345)	(1,250)	11,060
Redeemable convertible preferred shares	58,387	55,440	53,973
Accumulated deficit	(90,513)	(61,554)	(45,929)
Shareholders deficiency	(88,670)	(60,157)	(45,053

Selected Cash Flows Data:

	Six Months Ended June 30,		Years Ended December 31,
	2021	2020	2020	2019
Net cash used in operating activities	$(8,718)	$(9,270)	$(15,285)	$(22,559)
Net cash provided by (used in) investing activities	(2,340)	5,154	9,704	(8,537)
Net cash provided by (used in) financing activities	12,927	(193)	1,532	35,545
Net (decrease) increase in cash and cash equivalents and short-term restricted cash	1,869	(4,309)	(4,049)	4,449

Unaudited Pro Forma Net Loss Per Share

The unaudited pro forma combined net loss per share information below does not purport to represent the loss per share which would have occurred had the companies been combined during the periods presented, nor loss per share for any future date or period and treats the Recapitalization as being effective on January 1, 2021.

	ITAC	Arbe	Combined Pro Forma
As of and For the Six Months Ended June 30, 2021(2)
Book value per share(1)	$(0.16)	$(9.42)	$1.56
Weighted average shares outstanding – basic and diluted	95,158,647	9,417,400	61,751,794
Net loss per share – basic and diluted	$(0.00)	$(3.07)	$(0.46)

____________

(1)      Book value per share equals total equity divided by total shares. The ITAC historical weighted average shares outstanding includes 7,623,600 shares subject to redemption for ITAC at June 30, 2021.

(2)      No cash dividends were declared under the periods presented.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with Arbe’s audited financial statements as of and for the years ended December 31, 2020 and 2019 and the interim financial statements as of and for the six months ended June 30, 2021 and 2020 and notes to those statements included elsewhere in this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategy for our business and related financing, includes forward-looking statements that involve risks and uncertainties. As a result of many factors, including those factors set forth in the “Cautionary Note Concerning Forward-Looking Statements” and “Risk Factors” sections of this prospectus, Arbe’s actual results could differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

Arbe, a provider of 4D imaging radar solutions, is leading a radar revolution, enabling safe driver-assist systems today while paving the way for fully autonomous driving in the future. Arbe is empowering automakers, tier-1 suppliers, which are companies that supply parts or systems directly to OEMs, autonomous ground vehicles, commercial and industrial vehicles, and a wide array of safety applications with next-generation sensing and paradigm-changing perception. Arbe’s imaging radar offers an order of magnitude higher resolution than any other competing radar solution in the market and, we believe it is an essential sensor for Level 2+ and higher levels of autonomy.

Arbe’s unique solution addresses the core issues that have caused the recent autonomous vehicle and autopilot accidents such as detecting stationary objects, identifying vulnerable road users, and eliminating false alarms without radar ambiguities. Addressing extensive driving scenarios and corner cases and all lighting and weather conditions makes Arbe’s solution a critical sensor for vehicles which operate at a Level 2 and higher degree autonomy. Vehicles that are Level 2 are vehicles which includes integrated automation systems, where the driver is still required to control and monitor the environment at all times. The higher the level, the more autonomous the vehicle, with a Level 5 vehicle being fully autonomous with no driver input.

Radars are crucial to the automotive industry and will be deployed in nearly all new vehicles as a long range, cost-effective sensor with the fewest environmental limitations. The level of sensing provided by Arbe’s 4D imaging radar will be required for Level 2+ and higher level vehicles. Arbe believes that its 4D imaging radar technology holds significant advantages over current-generation radar technologies, those that are on the market presently or those that have been announced for development. Arbe’s 4D Imaging Radar Solution provides ultra-high physical resolution at a long range, in both azimuth and elevation that supports tens of thousands of detections per frame with a point cloud density that we believe is unparalleled to any other radar solution on the market.

Founded in 2015 by an elite team of semiconductor engineers, radar specialists, and data scientists, with experience building and exiting successful companies, Arbe has offices in Israel and the United States.

Business Combination and Public Company Costs

On March 18, 2021, Arbe entered into the Business Combination Agreement with ITAC and Merger Sub. Pursuant to the Business Combination Agreement, Merger Sub, a wholly-owned subsidiary of Arbe, was merged with and into ITAC. As a result of the Merger, ITAC became a wholly-owned subsidiary of Arbe, and the security holders of ITAC became security holders of Arbe.

As a consequence of the Merger, the Ordinary Shares are registered under the Exchange Act and listed on Nasdaq, and Arbe is required to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. Arbe expects to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting and legal and administrative resources, including increased audit and legal fees.

The business combination with ITAC was consummated on October 7, 2021 with ITAC becoming a wholly-owned subsidiary of the Company, and the securityholders of ITAC becoming securityholders of the Company. Total gross proceeds resulted from the business combination were approximately $118,288,000 out of which total transaction costs amounted to approximately $19,447,000. The total gross proceeds include the $100,000,000 from the sale of 10,000,000 ordinary shares to PIPE investors at $10.00 per share, and $18,288,000, representing the funds remaining in ITAC’s trust account after payment to the redeeming ITAC stockholders.

Recapitalization and Stock Split

All shares and per share information uses has been retroactively restated to reflect the 46.25783-for-one stock split and the changes in par value of the Arbe Ordinary Shares from NIS 0.01 per share to NIS 0.000216 per share effected on October 7, 2021 as part of the Recapitalization and the issuance of ordinary shares as part of the Recapitalization, assuming the ordinary shares were outstanding at the beginning of the periods presented.

Key Factors Affecting Arbe’s Operating Results

Arbe believes that its future performance and success depends to a substantial extent on the following factors, each of which is in turn subject to significant risks and challenges, including those discussed below and in the section of this prospectus entitled “Risk Factors.”

In a field in which we operate, the key to generating business is the ability to offer the latest technology. For Arbe to be successful, it must offer the latest technological developments. Arbe’s research and development effort is oriented to maintaining leading edge technology.

Arbe believes that widespread adoption of 4D imaging radar across applications for safety and autonomy is approaching and that it is well-positioned in both automotive and non-automotive markets to take advantage of this opportunity. Nevertheless, mass production passenger vehicles OEMs are just beginning to commercialize level 2+ and autonomous systems that rely on the imaging radar technology. Accordingly, Arbe expects the rate of actual adoption and commercialization of radar-based solutions by automotive OEMs and their suppliers to impact its results of operations, including revenue and gross margins for the foreseeable future.

Arbe also intends to target markets beyond mass production passenger vehicles, including vehicle applications like trucks, busses, ground delivery vehicles, and industrial verticals like industrial robots, security systems, ground protection, drones, traffic monitoring, and many more. Arbe’s solution has the potential to be a primary sensor candidate for many autonomous and semi-autonomous applications and next generation perception platforms. Hence, some of those markets are expected to evolve in parallel to the automotive market.

The following table sets forth information as to companies that are (i) working with Arbe and are building radar systems based on Arbe’s chipset and (ii) purchased an A Sample and are in process of evaluation.

	Using Arbe’s chipset for next generation radar	Purchased A Sample and in advanced evaluation	Notes
Tier 1 companies	4	6
Self-driving car developers	1*	3	* AutoX expects to integrate 400,000 Arbe-based radar systems in its Level 4 fleet over a 5 year period
Non-Automotive	1*	5	* Chose Arbe’s Chipset and provided a low volume order
OEMs	1*	6	* Using Arbe’s chipset for an advanced R&D project
Other	1*	1	* a Japanese supplier of third-party components that seeks to provide added value.

Although customers may have purchased an A Sample for evaluation, not all such customers are in a position to make a decision to build a radar based on Arbe’s chipset, and Arbe cannot give assurance that the customers described in the table will generate any significant revenue for Arbe.

Arbe’s results of operations are expected to be similar to other semiconductor manufacturers. Being a Tier 2 supplier of advanced technology to Tier 1 suppliers and OEMs, Arbe will be engaging with Tier 1 suppliers and OEMs who would be building the radars based on Arbe’s Chipset solution.

The semiconductor market generally and the automotive industry in particular is seeing shortages due to increased demand in general, and specifically in the automotive industry. Arbe is taking measures which are intended to make sure it will be able to meet all the demand of its customers, which may include significant prepayment for its products, although Arbe efforts may not be successful.

Arbe is competing for talent in a highly competitive environment, which results in higher compensation packages to employees. Arbe cannot give assurance that it will be able to hire all required positions when they are required.

COVID-19 Impact

In the first quarter of 2020, the world was hit by the global spread of COVID-19. This dramatic event resulted in macroeconomic consequences. Many countries, including Israel, took significant steps to stem the spread of the virus. These measures included: quarantines, social distancing, restrictions on the movement of citizens, minimizing (and preventing) gatherings and events, restricting transportation of passengers and goods, closing international borders.

The spread of COVID-19 and the actions taken by governments have had a significant impact on the automotive industry, which experienced a dramatic decline in volumes of vehicle production and sales. Some automotive factories were shut down during this period, and new projects planned for the near future were put on hold or cancelled. As a result, some ADAS providers, announced following the spread of the pandemic that production would be suspended due to low demand and bottlenecks in the supply chain, alongside their commitment to safeguard the health of employees.

As of the date of this prospectus, many automakers around the world have not yet resumed full operations since the pandemic began. The automotive factories in China are an exception to this pattern, as they were early to return to normal and are currently operating at an accelerated rate.

The extent of the impact of the pandemic on Arbe’s operational and financial performance will depend on various future developments, including the duration and spread of the COVID-19 outbreak and impact on Arbe’s customers, suppliers, contract manufacturers and employees, all of which is uncertain at this time. These factors related to COVID-19 are beyond Arbe’s knowledge and control and, as a result, at this time, Arbe is unable to predict the ultimate impact, both in terms of severity and duration, that the COVID-19 pandemic will have on Arbe’s business, operating results, cash flows and financial condition.

Results of Operations

Six months ended June 30, 2021 and 2020

	Six Months Ended June 30,
	2021	2020
(dollars in thousands, except per share amounts)
Revenues	$1,101	$138
Cost of Revenues	678	137
Gross Profit	423	1
Operating Expenses:
Research and Development	9,552	6,625
Sales and Marketing	747	560
General and Administrative	1,119	507
Total Operating Expenses	11,418	7,692
Operating Loss	10,995	7,691
Financial Expenses, net	17,964	99
Net Loss	$28,959	$7,790
Basic and Diluted net loss per Ordinary Share	$3.07	$0.85
Average Ordinary Shares outstanding	9,417,400	9,154,101

Arbe’s revenue of approximately $1.1 million for the six months ended June 30, 2021, was derived from sales of radar chipsets, components and A Samples to be installed onto automotive vehicles, Robotaxis and non-automotive autonomous robots (such as Autonomous Ground Vehicles).

The following table sets forth Arbe’s revenue for the six months ended June 30, 2021 by geographic region (dollars in thousands):

	Six Months Ended June 30, 2021
	Revenue	% of Revenue
Revenue by Geography:
United States	$28	2.5%
Sweden	563	51.2%
Germany	253	23.0%
China	187	17.0%
Hong Kong	35	3.2%
Israel	34	3.1%
Total revenue	1,101	100.0%

Cost of Revenue

Cost of revenue includes the manufacturing cost of radar sensors, which primarily consists of components cost, assembly costs and personnel-related costs directly associated with Arbe’s customer support organization and an allocated portion of facility, IT costs and depreciation. Arbe expects cost of revenue to increase in absolute dollars in future periods to the extent revenue increases, however, it expects its cost per unit to decrease as sales increase due to leveraging economy of scale achievable due to its business model. Cost of revenue for the six months ended June 30, 2021 and 2020 was approximately $0.7 and $0.1 million, respectively, resulting in a gross profit of $0.4 million and $0, respectively.

Operating Expenses

Research and Development Expenses

Arbe’s principal operating expenses is research and development, which was approximately $9.6 million and $6.6 million for the six months ended June 30, 2021 and 2020, respectively. Arbe’s research and development efforts are focused on enhancing and developing the 4D imaging radar chipset solution and the accompanying software. The increase in research and development expenses reflected the ramp up in Arbe’s operations, salary increases, resumption of hiring and starting work toward its full production plan. The six months expenses ended June 30, 2020 reflects the COVID-19 pandemic and steps taken by company including salary reduction, termination of employment of employees, hiring freeze, termination and renegotiation of agreements with subcontractors and delay in some research and development programs such as the postponement of production its chipsets. The pandemic delayed projects with Tier 1 suppliers and OEMs by an estimated six months. By the end 2020, Arbe saw that the automotive industry was starting to become normal, and, based on its indications from the Tier 1 suppliers and OEMs with which Arbe had been working before the pandemic.

Research and development expenses include

•        Personnel-related expenses, including salaries, benefits, and stock-based compensation expense for personnel in research and engineering functions;

•        Expenses related to materials, software licenses, supplies and third-party services; and

•        Prototype expenses

•        A allocated portion of facility and IT costs and depreciation; and

These research and development expenses were offset by participation grants received from the Israel Innovation Authority (“IIA”) and the European Union “Ecsel” program (Electronic Components and Systems for European Leadership).

Research and development costs, net of grants received, are charged to the consolidated statement of operations as incurred. Arbe expects that its research and development costs will increase for the foreseeable future as it continues to invest in research and develop activities for product development.

Sales and Marketing Expenses

Sales and marketing expenses, which were approximately $0.7 million for the six months ended June 30, 2021 and approximately $0.6 million for the six months ended June 30, 2020, consist primarily of personnel-related costs directly associated with Arbe’s sales and marketing activities. Personnel related expenses consist of salaries, benefits, and stock-based compensation. Marketing expenses include the cost of sales commissions, marketing programs, trade shows, consulting services, promotional materials, demonstration equipment and an allocated portion of facility, IT costs and depreciation. Arbe expects that its sales and marketing expenses will increase in absolute dollars over time as it hires additional sales and marketing personnel, increases its marketing activities and grows its domestic and international operations.

General and Administrative Expenses

General and administrative expenses, which were approximately $1.1 million for the six months ended June 30, 2021 and approximately $0.5 million for the six months ended June 30, 2020, consist of personnel-related expenses for corporate, executive, finance, and other administrative functions, expenses for outside professional services, including legal, audit and accounting services, as well as expenses for facilities, depreciation, and travel. Personnel related expenses consist of salaries, benefits, and stock-based compensation. The increase was primarily due to a ramp up in personnel related costs and professional consultants.

Arbe expects its general and administrative expenses to increase for the foreseeable future as it increases the size of its workforce in parallel with the growth of its business, and as a result of the expenses of operating as a public company, including compliance with the rules and regulations of the Securities and Exchange Commission, legal, audit, additional insurance expenses, investor relations activities and other administrative and professional services.

Financial Expenses, Net

Financial expenses, net were approximately $18 million for the six months ended June 30, 2021 compared to approximately $0.1 million for the six months ended June 30, 2020. The increase was primarily related to revaluation of warrants issued to shareholders, increasing approximately $4.1 million, and revaluation of convertible loan issued to shareholders, increasing approximately $13.7 million. As a result of Recapitalization in connection with the merger, the warrants and convertible securities that resulted in the financial expense charges were converted into ordinary shares, with the result that Arbe will not incur financial expense for these securities. However, the private warrants issued to the Sponsor are treated as liabilities, with the result that, in the future, Arbe will value the warrant liability on each balance sheet date and the change in the warrant liability that relate to these private warrants will be included as a financial income or expense, depending whether there is an increase or decrease in the warrant liability. The public warrants issued to the holders of ITAC’s public warrants, as a result of the Merger, will be treated by Arbe as equity.

Years Ended December 31, 2020 and 2019

	Years Ended December 31,
	2020	2019
(dollars in thousands, except per share amounts)
Revenues	$332	$—
Cost of Revenues	340	—
Gross Loss	(8)	—
Operating Expenses:
Research and Development	12,794	22,012
Sales and Marketing	1,063	1,933
General and Administrative	1,093	1,187
Total Operating Expenses	14,950	25,132
Operating Loss	14,958	25,132
Financial Expenses, net	667	475
Net Loss	$15,625	$25,607
Net Loss per Ordinary Share (basic and diluted)	$1.70	$2.87
Average Ordinary Shares outstanding	9,205,169	8,910,561

Arbe did not generate any revenue (or cost of revenue) in 2019. Arbe first generated revenue in 2020. In 2020, Arbe’s revenue of approximately $0.3 million was derived from sales of radar chipset solutions to be installed onto automotive vehicles.

The following table sets forth Arbe’s revenue for the year ended December 31, 2020 by geographic region (dollars in thousands):

	Year Ended December 31, 2020
	Revenue	% of Revenue
Revenue by Geography:
United States	$105	31.6%
Germany	80	24.1%
Israel	69	20.8%
China	35	10.6%
Hong Kong	34	10.2%
Other	9	2.7%
Total revenue	332	100.0%

Cost of Revenue

Cost of revenue includes the manufacturing cost of radar sensors, which primarily consists of components cost, assembly costs and personnel-related costs directly associated with Arbe’s customer support organization and an allocated portion of facility, IT costs and depreciation. Arbe expects cost of revenue to increase in absolute dollars in future periods to the extent revenue increases, however, it expects its cost per unit to decrease as sales increase due to leveraging economy of scale achievable due to its business model. Cost of revenue for 2020 was approximately $0.3 million, resulting is a gross loss of $0.

Operating Expenses

Research and Development Expenses

Arbe’s principal operating expenses is research and development, which was approximately $12.8 million in 2020 and $22.0 million in 2019. Arbe’s research and development efforts are focused on enhancing and developing the 4D imaging radar chipset solution and the accompanying software. The decrease in research and development expenses reflected the COVID-19 pandemic and steps taken by company including salary reduction, termination of employment of employees, hiring freeze, termination and renegotiation of agreements with subcontractors and delay in some research and development programs such as the postponement of production its chipsets. The pandemic delayed projects with Tier 1 suppliers and OEMs by an estimated six months. By the end of the third quarter and the beginning of the fourth quarter of 2020, Arbe saw that the automotive industry was starting to become normal, and, based on its indications from the Tier 1 suppliers and OEMs with which Arbe had been working before the pandemic, it ramped up its operations, started hiring and started working toward its full production plan. In addition, in 2019, Arbe had significant subcontractor costs involved in the development of its processor chip, costs it did not have in 2020. Overall, Arbe significantly reduced its research and development expenses for 2020 from the level of 2019 and Arbe does not believe that there was any material adverse effect on its revenue.

Research and development expenses include

•        Personnel-related expenses, including salaries, benefits, and stock-based compensation expense for personnel in research and engineering functions;

•        Expenses related to materials, software licenses, supplies and third-party services; and

•        Prototype expenses

•        A allocated portion of facility and IT costs and depreciation; and

The research and development expenses were offset by participation grants received from the IIA and the European Union “Ecsel” program.

Arbe expenses research and development costs as incurred until the point that technological feasibility has been established. To date, costs incurred between the establishment of technological feasibility and the point at which the product is ready for general release have been insignificant. Arbe expects that its research and development costs will increase for the foreseeable future as it continues to invest in research and develop activities to achieve its product roadmap.

Sales and Marketing Expenses

Sales and marketing expenses, which were approximately $1.1 million in 2020 and approximately $1.9 million in 2019, consist primarily of personnel-related costs directly associated with Arbe’s sales and marketing activities. Personnel related expenses consist of salaries, benefits, and stock-based compensation. Marketing expenses include the cost of sales commissions, marketing programs, trade shows, consulting services, promotional materials, demonstration equipment and an allocated portion of facility, IT costs and depreciation. Costs in 2020 were less than in 2019 due to COVID-19, reflected in reduction in headcount and salaries and cessation of global travel and trade shows. Arbe expects that its sales and marketing expenses will increase in absolute dollars over time as it hires additional sales and marketing personnel, increases its marketing activities and grows its domestic and international operations.

General and Administrative Expenses

General and administrative expenses, which were approximately $1.1 million in 2020 and approximately $1.2 million in 2019, consist of personnel-related expenses for corporate, executive, finance, and other administrative functions, expenses for outside professional services, including legal, audit and accounting services, as well as expenses for facilities, depreciation, and travel. Personnel related expenses consist of salaries, benefits, and stock-based compensation. The decrease was primarily due to a reduction in personnel related costs resulted from the COVID19 pandemic and actions taken by Israel in response to the pandemic.

Arbe expects its general and administrative expenses to increase for the foreseeable future as it increases the size of its workforce in parallel with the growth of its business, and as a result of the expenses of operating as a public company, including compliance with the rules and regulations of the Securities and Exchange Commission, legal, audit, additional insurance expenses, investor relations activities and other administrative and professional services.

Financial Expenses, Net

Financial expenses, net were approximately $0.7 million in 2020 compared to approximately $0.5 million in 2019. The Increase was primarily related to revaluation of warrants issued to shareholders, growing from approximately $0.2 million in 2019 to approximately $1.1 million in 2020, offset by foreign exchange gain from leveraging ILS fluctuations against the US dollar of approximately $0.7 million.

Liquidity and Capital Resources

Arbe has historically funded its operations primarily from capital contributions and private placements of its equity securities as well as loans, including convertible loans. As of June 30, 2021, Arbe had cash and cash equivalents totalling $4.7 million, which were held for working capital purposes. Cash equivalents are invested in accordance with its investment policy. To date, its principal sources of liquidity have been the $70 million of net proceeds received through private placements, invested as an advance on account of issuance of convertible preferred shares (which issued prior to the Merger) or exercise of warrants. In addition, it has received a $5.0 million loan from Kreos Capital.

On August 16, 2021, Arbe and its wholly-owned U.S. subsidiary, Arbe Robotics US, Inc., entered into a debenture agreement with Scintilla Fund L.P. (“Scintilla”) pursuant to which, over a certain period Arbe can withdraw a term loan up to a total amount to $10.0 million. In August 2021, Arbe borrowed the first tranche of $5.0 million, part of which was used to prepay all outstanding loans to Kreos. An additional tranche can be borrowed within 90 days from the initial disbursement. The loans mature on July 1, 2022, bear interest at 10% per annum. Arbe paid a $250,000 facility arrangement fee at the initial closing and is to pay a fee equal to 4% of the amount borrowed when the note is paid. The loans are secured by a pledge of all of the assets of Arbe and contain affirmative, negative and financial covenants. Affirmative covenants include, among other things, the delivery of financial and other information. Negative covenants include, among other things, limitations on asset sales, mergers and acquisitions, indebtedness, liens, investments and transactions with affiliates. Arbe was in compliance with all its financial covenants under the agreement.

The business combination with ITAC was consummated on October 7, 2021 with ITAC becoming a wholly-owned subsidiary of the Company, and the security holders of ITAC becoming security holders of the Company. Total gross proceeds resulting from the business combination were approximately $118,288,000 out of which total transaction costs amounted to approximately $19,447,000. The total gross proceeds include the $100,000,000 from the sale of 10,000,000 ordinary shares to PIPE investors at $10.00 per share and $18,288,000, representing the funds remaining in ITAC’s trust account after payment to the redeeming ITAC stockholders.

Cash Flow Summary

The following table summarizes Arbe’s cash flows for the periods presented (in thousands):

	Six Months Ended June 30,		Years Ended December 31,
	2021	2020	2020	2019
Net cash used in operating activities	$(8,718)	$(9,270)	$(15,285)	$(22,559)
Net cash provided by (used in) investing activities	(2,340)	5,154	9,704	(8,537)
Net cash provided by (used in) financing activities	12,927	(193)	1,532	35,545
Net (decrease) increase in cash and cash equivalents and short-term restricted cash	1,869	(4,309)	(4,049)	44,449

Operating Activities

During the six months ended June 30, 2021, operating activities used approximately $8.7 million in cash. The primary factors affecting operating cash flows during this period were net loss of approximately $29 million, impacted by non-cash charges of approximately $17.8 million consisting of revaluation of warrants of approximately $4.1 million as well as revaluation of convertible loan of approximately $13.7 million.

During the six months ended June 30, 2020, operating activities used approximately $9.3 million in cash. The primary factors affecting operating cash flows during this period were net loss of approximately $7.8 million, impacted by non-cash charges of approximately $0.6 million consisting of revaluation of warrants and stock-based compensation offset by changes in working capital of approximately $2 million.

During the year ended December 31, 2020, operating activities used approximately $15.3 million in cash. The primary factors affecting operating cash flows during this period were net loss of approximately $15.6 million, impacted by non-cash charges of approximately $1.8 million consisting of revaluation of warrants and share-based compensation of approximately $1.6 million as well as depreciation of approximately $0.2 million, off-set by an increase in working capital of approximately $1.5 million.

During the year ended December 31, 2019, operating activities used approximately $22.6 million in cash. The primary factors affecting operating cash flows during this period were net loss of approximately $25.6 million, impacted by non-cash charges of approximately $3.0 million consisting of revaluation of warrants and share-based compensation of approximately $0.5 million, depreciation of approximately $0.2 million, revaluation of loan of approximately $0.2 million as well as a decrease in working capital of approximately $2.1 million.

Investing Activities

During the six months ended June 30, 2021, cash used in investing activities was approximately $2.3 million, which was primarily from investment in short-term deposit of approximately $1.9 million, as well as cash used to purchase equipment and leasehold improvements of approximately $0.4 million.

During the six months ended June 30, 2020, cash provided by investing activities was approximately $5.2, which was primarily from withdrawal from short-term deposits of approximately $5.3 million, partially offset by cash used to purchase equipment and leasehold improvements of approximately $0.2 million.

During the year ended December 31, 2020, cash provided by investing activities was approximately $9.7 million, which was primarily from withdrawals from short term deposit of approximately $9.9 million, partially offset by cash used to purchase equipment and leasehold improvements of approximately $0.2 million.

During the year ended December 31, 2019, cash used by investing activities was approximately $8.5, which was primarily from investment in short-term deposits of approximately $8.3 million, partially offset by cash used to purchase equipment and leasehold improvements of approximately $0.2 million.

Financing Activities

During the six months ended June 30, 2021, cash provided by financing activities was approximately $12.9 million, consisting primarily of proceeds from a convertible loan of approximately $11.3 million and proceeds from exercise of warrants of approximately $2.5 million as well as from issuance and exercise options of approximately $0.1 million, offset by repayment of long-term loan of approximately $0.9 million.

During the six months ended June 30, 2020, cash used by financing activities was approximately $0.2 million, consisting primarily of proceeds from issuance of convertible preferred shares of approximately $0.5 million, offset by repayment of long-term loan of approximately $0.7 million.

During the year ended December 31, 2020, cash provided by financing activities was approximately $1.5 million, consisting primarily of proceeds from a convertible loan of approximately $1.6 million and proceeds from issuance of convertible preferred shares of approximately $1.2 million as well as from issuance and exercise of warrants and options of approximately $0.3 million, offset by repayment of long-term loan of approximately $1.6 million.

During the year ended December 31, 2019, cash provided by financing activities was approximately $35.5 million, consisting primarily of proceeds from issuance of convertible preferred shares of approximately $31.3 million, proceeds from long-term loan of approximately $4.8 million, offset by repayment of long-term loan of approximately $0.6 million.

Funding Requirements

Arbe expects its expenses to increase in connection with its ongoing activities, particularly as it continues research and development activities and to incur significant commercialization expenses related to product sales, marketing, manufacturing and distribution. Furthermore, it expects to incur additional costs associated with operating as a public company.

The total gross proceeds from the Business Combination were approximately $118,288,000, with total transaction costs of approximately $19,447,000. Additional funding may be required for a variety of reasons, including, but not limited to, delays in the anticipated schedule to full production as currently contemplated.

Arbe also expects its losses to be significantly higher in future periods as it:

•        expands production capabilities to bring its chipset to automotive grade production;

•        expands its design, development, installation and servicing capabilities;

•        increases its investment in research and development;

•        increases its sales and marketing activities and develops its distribution infrastructure; and

•        increases its general and administrative expenses to support the growth and public company infrastructure.

Because Arbe will incur the costs and expenses from these efforts before it receives incremental revenues to offset such costs and expenses, losses in future periods may be significant. In addition, Arbe may find that these efforts are more expensive than it currently anticipates or that these efforts may not result in revenues, which would further increase its losses.

Debt with Warrants

On February 21, 2019, Arbe entered into an agreement with Kreos Capital VI (Expert Fund) L.P, (“Kreos”) pursuant to which over certain period, Arbe took down a term loan of $5.0 million. The first drawdown of $3.0 million was received in February 2019 and an additional drawdown of $2.0 million was received in November 2019. Pursuant to the loan agreement, Arbe issued to Kreos warrants for the purchase of a number of convertible Series B-1 convertible preferred shares, which, pursuant to the Recapitalization became warrants to purchase 227,959 ordinary shares for an aggregate exercise price of $550,000. Arbe considers the loan as a credit facility and since the warrants are transferable separately from the loan, the warrants were classified as freestanding and treated as liability pursuant to ASC 480. As of June 30, 2021 and December 31, 2020, the warrants liability amounted to $1,440,000 and $375,000, respectively. The loan was repaid to Kreos in August 2021.

Quantitative and Qualitative Disclosures about Market Risk

Arbe is exposed to market risk related to changes in interest rates. As of June 30, 2021 and 2020, its cash equivalents consisted of interest-bearing checking accounts. Its primary exposure to market risk is interest rate sensitivity, which is affected by changes in the general level of Bank of Israel interest rates. Due to the short-term nature and the low-risk profile of Arbe’s interest-bearing accounts, an immediate 10% change in interest rates would not have a material effect on the fair market value of Arbe’s cash and cash equivalents and short-term restricted bank deposits or on its financial position or results of operations.

Arbe has contracted with and may continue to contract with vendors located in China, Europe and Israel, it believes that foreign currency exchange rates have not had, or currently have, a material effect on its business.

Arbe does not believe that inflation had a material effect on its business, financial condition or results of operations during the six months ended June 30, 2021 and 2020 or the years ended December 31, 2021.

HISTORICAL COMPARATIVE AND PRO FORMA COMBINED
PER SHARE DATA OF ITAC AND ARBE

The following table sets forth summary historical comparative share and per share information for ITAC and Arbe and unaudited pro forma condensed combined per share information of ITAC after giving effect to the Merger (including the Recapitalization). The historical financial information for Arbe retroactively reflects the 46.25783-for-one stock split and the changes in par value of the Arbe Ordinary Shares from NIS 0.01 per share to NIS 0.000216 per share effected on October 7, 2021 as part of the Recapitalization effected in connection with the Merger.

The unaudited pro forma book value information reflects the Merger as if it had occurred on June 30, 2021. The weighted average shares outstanding and net earnings per share information reflect the Merger and the Recapitalization as if they had occurred on January 1, 2020.

This information is only a summary and should be read together with the summary historical financial information included elsewhere in this prospectus, and the historical financial statements of ITAC and Arbe and related notes that are included elsewhere in this prospectus. The unaudited pro forma combined per share information of ITAC and Arbe is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes included elsewhere in this prospectus.

The unaudited pro forma combined earnings per share information below does not purport to represent the earnings per share which would have occurred had the companies been combined during the periods presented, nor earnings per share for any future date or period and treats the Recapitalization as being effective on January 1, 2020. The unaudited pro forma combined book value per share information below does not purport to represent what the value of ITAC and Arbe would have been had the companies been combined during the periods presented.

	ITAC	Arbe	Combined Pro Forma
As of and For the Six Months Ended June 30, 2021(2)
Book value per share(1)	$(7.57)	$(9.42)	$1.56
Weighted average shares outstanding– basic and diluted	2,057,136	9,417,400	61,751,794
Net loss per share– basic and diluted	$(0.04)	$(3.07)	$(0.46)

____________

(1)      Book value per share equals total equity divided by total shares. The ITAC historical weighted average shares outstanding includes 7,623,600 shares subject to redemption for ITAC at June 30, 2021.

(2)      No cash dividends were declared under the periods presented.

UNAUDITED PRO FORMA CONDENSED INTERIM COMBINED FINANCIAL INFORMATION

Introduction

The following unaudited pro forma condensed interim combined financial statements present the combination of the financial information of ITAC and Arbe, adjusted to give effect to the Business Combination and consummation of the Transactions, including the Recapitalization. The following unaudited pro forma condensed interim combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses” as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.”

ITAC was a blank check company incorporated in Delaware on June 2, 2020. ITAC was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, recapitalization, reorganization or similar business combination with one or more businesses. At June 30, 2021, there was approximately $77 million held in the Trust Account.

Arbe was founded and registered on November 4, 2015 and commenced its activities in January 2016. Arbe is a technology start up, developing a high resolution 4D imaging radar for safer and autonomous vehicles. Arbe is headquartered in Tel Aviv, Israel.

The following unaudited pro forma condensed interim combined balance sheet as of June 30, 2021 assumes that the Transactions occurred on June 30, 2021. The unaudited pro forma condensed interim combined statement of operations for the six months ended June 30, 2021 and for the year ended December 31, 2020 present pro forma effect to the Transactions as if they had been completed on January 1, 2020.

The unaudited pro forma combined financial statements do not necessarily reflect what the combined company’s financial condition or results of operations would have been had the Transactions occurred on the dates indicated. The unaudited pro forma combined financial information also may not be useful in predicting the future financial condition and results of operations of the combined company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

This information should be read together with ITAC’s and Arbe’s audited and unaudited financial statements and related notes, the sections titled “ITAC’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Arbe’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this proxy statement/prospectus.

The Merger will be accounted for as a recapitalization, with no goodwill or other intangible assets recorded, in accordance with U.S GAAP.

The Pro Forma share and per share information assume that the Recapitalization is effective on January 1, 2020.

Description of the Transactions

On March 18, 2021, ITAC entered into the Business Combination Agreement with Arbe and Merger Sub, and the Merger was completed on October 7, 2021, which is the effective date of the Merger. Pursuant to the Business Combination Agreement, Merger Sub was merged with and into ITAC, with ITAC surviving the merger as a wholly-owned subsidiary of Arbe.

Pursuant to the Merger, Arbe issued to ITAC securityholders (a) 3,866,842 ordinary shares to the holders of ITAC common stock and (b) 10,735,680 Arbe warrants to the holders of ITAC warrants, of which 7,623,600 warrants are public warrants and 3,112,080 warrants are private warrants.

Pursuant to the Business Combination Agreement, immediately prior to the Effective Time, Arbe affected the Recapitalization pursuant to which (a) each Exercising Arbe Warrants to purchase Arbe Ordinary Shares or Arbe Preferred Shares was exercised in accordance with their respective terms; (b) immediately following such exercise, each outstanding Arbe Preferred Share was converted into Arbe Ordinary Shares in accordance with the Existing Arbe Articles and (c) immediately following such conversion, but for the avoidance of doubt prior to the Effective Time, pursuant to the Recapitalization, the Company effected a 46.25783-for-one stock split and par value of the ordinary shares was changed from NIS 0.01 per share to NIS 0.000216 per share.

Concurrently with the execution of the Business Combination Agreement, Arbe issued 10,000,000 Arbe Ordinary Shares at a price per share of $10.00 for gross proceeds of $100,000,000 (PIPE transaction).

Total gross proceeds resulted from the Business Combination were approximately $118,288,000, with total transaction costs of approximately $19,447,000. The total gross proceeds include the $100,000,000 from the sale of 10,000,000 ordinary shares to PIPE investors at $10.00 per share and approximately $18,288,000 representing the funds remaining in ITAC’s trust account after payment to the redeeming ITAC stockholders.

Consideration.

The following represents the aggregate merger consideration assuming no Arbe warrants have been exercised:

(in thousands, except share amounts)(a)	Purchase Price	Shares Issued
Share Consideration to ITAC	$38,668	3,866,842
PIPE	$100,000	10,000,000

____________

(a) The value of Arbe Ordinary Shares is reflected at $10 per share.

Ownership

The following summarizes the unaudited pro forma Arbe ordinary shares outstanding assuming no Arbe Warrants have been exercised:

	Shares	%
Total Arbe
ITAC stockholders (including the Sponsor)	3,866,842	6.22%
Existing Arbe shareholders(1)(2)	48,268,611	77.68%
PIPE Shares	10,000,000	16.10%
Total Company Ordinary Shares Outstanding at Closing	62,135,453	100.00%

____________

(1)      Excludes Arbe Continuing Warrants and Outstanding Arbe Options to purchase a total of 4,239,253 Arbe Ordinary Shares. The number of ordinary shares outstanding at the closing will reflect any exercises of options or warrants prior to closing.

(2)      The total number of ordinary shares outstanding at closing includes 17,226 ordinary shares that reflect, primarily, the exercise of employee stock options after June 30, 2021.

The following unaudited pro forma condensed interim combined balance sheet as of June 30, 2021 and the unaudited pro forma condensed interim combined statement of operations for the six months ended June 30, 2021 and the year ended December 31, 2020 are based on the historical financial statements of ITAC and Arbe. The unaudited pro forma adjustments are based on information currently available, assumptions, and estimates underlying the pro forma adjustments and are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed interim combined financial information.

UNAUDITED PRO FORMA CONDENSED INTERIM COMBINED BALANCE SHEET
AS OF JUNE 30, 2021

	As of June 30, 2021				As of June 30, 2021
	ITAC (Historical)	Arbe (Historical)	Pro Forma Adjustments		Pro Forma Combined
ASSETS
CURRENT ASSETS:
Cash, Cash Equivalents and Bank Deposits	$106	$6,704	$100,724	(A)(L)	$107,534
Restricted Cash	—	119	—		119
Trade Receivable	—	551	—		551
Prepaid Expenses and Other Receivables	60	1,103	—		1,163
Marketable securities held in Trust Account	77,007	—	(77,007)	(B)	—
Total Current Assets	77,173	8,477	23,717		109,367

NON-CURRENT ASSETS:
Deferred transaction costs	—	1,206	(1,206)	(D)	—
Property and Equipment, net	—	674	—		674
TOTAL ASSETS	$77,173	$10,357	$22,511		$110,041

LIABILITIES
CURRENT LIABILITIES:
Current Maturities of Long Term Loan	$—	$1,688	$—		$1,688
Trade Payables	46	2,032	—		2,078
Accrued Expenses and Other Current Liabilities	102	1,700	(1,206)	(D)	596
Deferred Revenue	—	1,081	—		1,081
Employees and Payroll Accruals	—	2,321	—		2,321
Total Current Liabilities	148	8,822	(1,206)		7,764

LONG-TERM LIABILITIES:
Warrant Liability	12,922	5,134	(12,080)	(I)	5,976
Deferred underwriters’ discount	2,668	—	(2,668)	(M)	—
Convertible loan	—	26,684	(26,684)	(H)	—
Total Long-Term Liabilities	15,590	31,818	(41,432)		5,976

Convertible preferred stock*))—	—	58,387	(58,387)	(F)	—
Common stock subject to possible redemption*)))	77,007	—	(77,007)	(G)	—
SHAREHOLDERS’ EQUITY (DEFICIT):
Common stock*))))	*)	*)	—		—
Additional Paid-In Capital	25	1,843	200,974	(J)	202,842
Accumulated Deficit	(15,597)	(90,513)	(431)	(K)	(106,541)

Total Shareholders’ Equity (Deficit)	(15,572)	(88,670)	200,543		96,301

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$77,173	$10,357	$22,511		$110,041

____________

*)       Represents less than $1.

*))      Represents the following:

          Arbe (Historical): Seed Convertible Preferred Shares NIS 0.000216 par value, 6,938,675 Shares Authorized, 5,540,254issued and outstanding as of June 30, 2021; Series A Convertible Preferred Shares of NIS 0.000216 par value, 9,251,566 Shares

Authorized, 7,780,937 issued and outstanding as of June 30, 2021; Series A-1 Convertible Preferred Shares of NIS 0.000216 par value; 6,938,675 Shares Authorized, 5,460,043 issued and outstanding as of June 30, 2021; Series B Convertible Preferred Shares of NIS 0.000216 par value; 12,258,325Shares Authorized, 10,863,143 issued and outstanding as of June 30, 2021; Series B-1 Convertible Preferred Shares of NIS 0.000216 par value; 4,625,783 Shares authorized, 4,144,887 issued and outstanding as of June 30, 2021. Series B-2 Convertible Preferred Shares of NIS 0.000216 par value; 1,619,024 Shares authorized, 765,290 issued and outstanding as of June 30, 2021.

          Pro Forma Combined: Seed Convertible Preferred Shares NIS 0.000216 par value, 0 Shares Authorized, issued and outstanding as of June 30, 2021; Series A Convertible Preferred Shares of NIS 0.000216 par value, 0 Shares Authorized, issued and outstanding as of June 30, 2021; Series A-1 Convertible Preferred Shares of NIS 0.000216 par value, 0 Shares Authorized, issued and outstanding as of June 30, 2021; Series B Convertible Preferred Shares of NIS 0.000216 par value, 0 Shares Authorized, issued and outstanding as of June 30, 2021; Series B-1 Convertible Preferred Shares of NIS 0.000216 par value, 0 Shares authorized, issued and outstanding as of June 30, 2021. Series B-2 Convertible Preferred Shares of NIS 0.000216 par value, 0 Shares authorized, issued and outstanding as of June 30, 2021.

*)))    Represents the following:

          ITAC (Historical): Class A common Stock subject to possible redemption, 7,623,600 shares at redemption value at June 30, 2021.

          Pro Forma Combined: Class A common Stock subject to possible redemption, 0 shares at redemption value at June 30, 2021.

*))))   Represents the following:

          ITAC (Historical): Class A common stock, $0.0001 par value; 100,000,000 shares authorized; 151,236 shares issued and outstanding (excluding 7,623,600 shares subject to possible redemption) at June 30, 2021; Class B common stock, $0.0001 par value; 20,000,000 shares authorized; 1,905,900 shares issued and outstanding as of June 30, 2021.

          Arbe (Historical): Ordinary Shares of NIS 0.000216 par value; 1,150,000 Shares authorized as of June 30, 2021; 209,350 Shares issued and outstanding as of June 30, 2021.

          Pro Forma Combined — Ordinary Shares of NIS 0.000216 par value; 130,000,000 shares authorized as of June 30, 2021; 62,110,363 Shares issued and outstanding as of June 30, 2021. Class A common stock, $0.0001 par value; 0 shares authorized; 0 shares issued and outstanding at June 30, 2021; Class B common stock, $0.0001 par value; 0 shares authorized; 0 shares issued and outstanding as of June 30, 2021.

UNAUDITED PRO FORMA CONDENSED INTERIM COMBINED STATEMENT OF OPERATIONS
FOR THE SIX MONTHS ENDED JUNE 30, 2021
(in thousands, except share and per share data)

	For the sox months ended June 30, 2021
	ITAC (Historical)	Arbe (Historical)	Pro Forma Adjustments			Pro Forma Combined
Revenues	$—	$1,101	$			$1,101
Cost of Revenues	—	(678)				(678)
Gross Profit	—	423				423

Operating Expenses:
Research and Development	—	9,552				9,552
Sales and Marketing	—	747				747
General and Administrative	388	1,119				1,507
Total Operating Expenses	388	11,418				11,806
Operating Loss	388	10,995				11,383
Financial Expenses (Income), net	(476)	17,964		(375)	(AAA)	17,113
Net Loss (Income)	$(88)	$28,959		$(375)		28,496
Net loss per share attributable to common stockholders, basic and diluted	$(0.04)	$(3.07)
Weighted average common shares outstanding, basic and diluted	2,057,136	9,417,400
Pro forma net loss per share attributable to common stockholders, basic and diluted						$(0.46)
Pro forma weighted average common shares outstanding, basic and diluted						61,751,794

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2020
(in thousands, except share and per share data)

	For the year ended December 31, 2020
	ITAC (Historical)	Arbe (Historical)	Pro Forma Adjustments			Pro Forma Combined
Revenues	$—	$332	$			$332
Cost of Revenues	—	(340)				(340)
Gross Profit (Loss)	—	(8)				(8)

Operating Expenses:
Research and Development	—	12,794				12,794
Sales and Marketing	—	1,063				1,063
General and Administrative	300	1,093		(300)	(BBB)	1,093
Total Operating Expenses	300	14,950		(300)		14,950
Operating Loss	(300)	(14,958)		300		(14,958)
Financial Expenses, net	1,956	667		2	(CCC)	2,625
Net Loss	$(2,256)	$(15,625)		$(298)		(17,583)
Net loss per share attributable to common stockholders, basic and diluted	$(0.74)	$(1.70)
Weighted average common shares outstanding, basic and diluted	3,047,043	9.205,169
Pro forma net loss per share attributable to common stockholders, basic and diluted						$(0.3)
Pro forma weighted average common shares outstanding, basic and diluted						57,712,306

NOTES TO UNAUDITED PRO FORMA CONDENSED INTERIM COMBINED FINANCIAL INFORMATION

1. Basis of Presentation

The unaudited pro forma condensed interim combined financial information has been prepared to illustrate the effect of the Transaction and has been prepared for informational purposes only.

The following unaudited pro forma condensed interim combined balance sheet as of June 30, 2021 and the unaudited pro forma condensed interim combined statements of operations for the six months ended June 30, 2021 and for the year ended December 31, 2020 are based on the historical financial statements of Arbe and ITAC. The transaction accounting adjustments for the transaction consist of those necessary to account for the transaction.

The unaudited pro forma adjustments are based on information currently available, and assumptions and estimates underlying the unaudited pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed interim combined financial information.

Arbe and ITAC did not have any historical relationship prior to the Transaction. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The unaudited pro forma condensed interim combined balance sheet as of June 30, 2021, assumes that the Transactions occurred on June 30, 2021. The unaudited pro forma condensed interim combined statement of operations for the six months ended June 30, 2021 and for the year ended December 31, 2020, presents pro forma effect to the Transactions as if they had been completed on January 1, 2020.

The unaudited pro forma condensed combined balance sheet as of June 30, 2021 has been prepared using, and should be read in conjunction with, the following:

•        Arbe’s unaudited consolidated balance sheet as of June 30, 2021 and the related notes for the six months ended June 30, 2021 included elsewhere in this prospectus; and

•        ITAC’s unaudited consolidated balance sheet as of June 30, 2021 and the related notes for the six months ended June 30, 2021 included elsewhere in this prospectus; and

The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2021 has been prepared using, and should be read in conjunction with, the following:

•        Arbe’s unaudited consolidated statements of operation for the six months ended June 30, 2021 and the related notes included elsewhere in this prospectus; and

•        ITAC’s unaudited consolidated statements of operation for the six months ended June 30, 2021 and the related notes included elsewhere in this prospectus; and

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 has been prepared using, and should be read in conjunction with, the following:

•        Arbe’s audited consolidated statements of operation for the year ended December 31, 2020 and the related notes included elsewhere in this prospectus; and

•        ITAC’s audited statement of operations data for the period from June 2, 2020 (inception) through December 31, 2020 and the related notes included elsewhere in this prospectus.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed interim combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The unaudited pro forma condensed interim combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Transactions.

The pro forma adjustments reflecting the consummation of the Transactions are based on certain currently available information and certain assumptions and methodologies that ITAC believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. ITAC believes that these assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Transactions based on information available to management at the time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed interim combined financial information.

The unaudited pro forma condensed interim combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Transactions taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the Post-Combination Company. They should be read in conjunction with the historical financial statements and notes thereto of ITAC and Arbe.

2 Accounting Policies

Management is performing a comprehensive review of the two entities’ accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of the Post-Combination Company. Based on its initial analysis, management did not identify any differences that would have a material impact on the unaudited pro forma condensed interim combined financial information. As a result, the unaudited pro forma condensed interim combined financial information does not assume any differences in accounting policies.

3. Adjustments to Unaudited Pro Forma Condensed Interim Combined Financial Information

The unaudited pro forma condensed interim combined financial information has been prepared to illustrate the effect of the Transactions and has been prepared for informational purposes only. ITAC and Arbe have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The following unaudited pro forma condensed interim combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). Arbe has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the unaudited pro forma condensed interim combined financial information. The Transaction Accounting Adjustments consist of those necessary to account for the transaction.

The unaudited pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had the Post-Combination Company filed consolidated income tax returns during the periods presented.

The unaudited pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed interim combined statements of operations are based upon the number of ITAC’s shares outstanding, assuming the Transactions occurred on January 1, 2020.

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The adjustments included in the unaudited pro forma condensed interim combined balance sheet as of June 30, 2021 are as follows:

(A)    Represents pro forma adjustments to the cash balance to reflect the following:

	(in thousands)
Reclassification of Marketable securities held in Trust Account	$77,007	(B)
Redemption of ITAC Common Stock	(58,720)	(C)
Arbe’s Transaction Costs	(16,779)	(D)
ITAC’s Transaction Costs	(2,668)	(M)
Proceeds from PIPE	100,000	(E)
	$98,840	(A)

(B)    Reflects the reclassification of $77.0 million of marketable securities held in the Trust Account that becomes available following the Business Combination, before the cash paid for the redemption.

(C)    Represents redemption of 5,813,894 shares of ITAC Common Stock, for an aggregate of $58.7 million, at a redemption price of approximately $10.1 per share

(D)    Represents transaction costs of approximately $16.8 million incurred by Arbe in consummating the transaction, out of which $1.2 million were recorded as accrued expenses.

(E)    Reflects the proceeds of $100.0 million from the issuance and sale of 10,000,000 ordinary shares at $10.00 per share in a private placement pursuant to the Subscription Agreements.

(F)    Reflects the conversion of 746,999 legacy Arbe convertible preferred stock into 34,554,553 Arbe Ordinary Shares after Recapitalization.

(G)    Reflects the reclassification of $77 million related to ITAC Common Stock subject to possible redemption to permanent equity.

(H)    Reflects the conversion of a $26.7 million convertible loan into 3,205,020 Arbe Ordinary Shares after Recapitalization.

(I)     Reflects pro forma adjustments to warrant liability:

	(in thousands)
Adjustments to revaluation of public warrants	$431	(K)
Exercise of warrants to purchase preferred shares	(3,694)	(L)
Reclassification of public warrant to additional paid in capital	(8,817)	(N)
	$(12,080)

(J)     Represents pro forma adjustments to additional paid-in capital to reflect the following:

Payment of transaction fees for Arbe	$(16,779)	(D)
Issuance of Ordinary Shares in PIPE	100,000	(E)
Conversion of Arbe Preferred Shares to Arbe Ordinary Shares	58,387	(F)
Reclassification of ITAC Common Stock subject to redemption	77,007	(G)
Redemption of ITAC Common Stock	(58,720)	(C)
Conversion of convertible loan	26,684	(H)
Reclassification of public warrants	8,817	(N)
Exercise of warrants	5,578	(L)
	$200,974	(J)

(K)    Reflects the cancellation of adjustment to fair value recorded in ITAC on the Public warrant.

(L)    Reflects the exercise of warrants to purchase preferred shares convertible into Arbe Ordinary Shares.

(M)   Represents transaction costs of approximately $2.7 million incurred by ITAC in consummating the transaction.

(N)    Reflects the reclassification of $8.8 million related to public warrants.

Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

(AAA)   Represents pro forma adjustments to Financial expenses (income), net:

	(in thousands)
Represent interest earned on money in trust account has been canceled	$6
Adjustment to revaluation of public warrants	(381)	(K)
	$(375)

(BBB)   Represents the amount of the formation and operating costs recorded in ITAC.

(CCC)   Represent $2 thousand of interest earned on money in trust account has been canceled.

4. Loss per Share

Net loss per share calculated using the historical weighted average shares outstanding retroactively adjusted for the 46.25783-for-one stock split and the changes in par value of the Arbe Ordinary Shares from NIS 0.01 per share to NIS 0.000216 per share effected on October 7, 2021, and the issuance of additional shares in connection with the Transactions, assuming the shares were outstanding since January 1, 2020. As the Transactions are being reflected as if they had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Transactions have been outstanding for the entire periods presented. Accordingly, the number of ITAC shares outstanding during the periods reflects the redemption of 5,813,894 shares of ITAC common stock as if the redemption occurred on the first date of the periods presented.

Represents the net loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding since January 1, 2020. As the Business Combination is being reflected as if it had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Business Combination have been outstanding for the entire periods presented.

Six months ended June 30, 2021
Pro forma net loss (in thousands)	$(28,495)
Weighted average shares outstanding– basic and diluted	61,751,794
Net loss per share– basic and diluted	(0.46)
Weighted average shares outstanding– basic and diluted
ITAC Public Stockholders	1,809,706
Holders of ITAC Sponsor Shares	1,905,900
Underwriter Shares	151,236
PIPE Investors	10,000,000
Arbe Robotics shareholders(1)	9,417,382
Arbe Converted preferred shares(1)	38,467,570
61,751,794

____________

(1)      The pro forma basic and diluted shares of legacy Arbe shareholders (i) exclude 4,359,211 Arbe Ordinary Shares of unexercised employee and service providers stock options that will not be exercised prior to the Recapitalization, as these are not deemed a participating security and their effect is antidilutive and (ii) assumes the exercise of 826,992 warrants to purchase preferred shares and the conversion of convertible loan to 2,971,711 preferred shares which are required by their terms to be exercised, converted in connection with the transactions.

Year ended December 31, 2020
Pro forma net loss (in thousands)	$(17,583)
Weighted average shares outstanding– basic and diluted	57,712,306
Net loss per share– basic and diluted	(0.3)
Weighted average shares outstanding– basic and diluted
ITAC Public Stockholders	1,809,706
Holders of ITAC Sponsor Shares	1,905,900
Underwriter Shares	151,236
PIPE Investors	10,000,000
Arbe Robotics shareholders(1)	9,205,169
Arbe Converted preferred shares(1)	34,640.295
57,712,306

____________

(1)      The pro forma basic and diluted shares of legacy Arbe shareholders (i) exclude 4,587,169 Arbe Ordinary Shares of unexercised employee, continuing warrants and service providers stock options that will not be exercised prior to the Recapitalization, as these are not deemed a participating security and their effect is antidilutive and (ii) assumes the exercise of 908,596 warrants to purchase preferred shares and the conversion of convertible loan to 2.220 preferred shares which are required by their terms to be exercised, converted in connection with the transactions.

BUSINESS

Overview

Arbe, a provider of 4D imaging radar solutions, is leading a radar revolution, enabling safe driver-assist systems today while paving the way for fully autonomous driving in the future. Arbe is empowering automakers, tier-1 suppliers, which are companies that supply parts or systems directly to OEMs, autonomous ground vehicles, commercial and industrial vehicles, and a wide array of safety applications with next-generation sensing and paradigm-changing perception. Arbe’s imaging radar offers an order of magnitude higher resolution than any other competing radar solution in the market and, Arbe believes it is an essential sensor for Level 2+ and higher levels of autonomy.

4D is called 4D because it provides a high-resolution long-range radar sensor that not only detects the distance, relative speed, and an angular measurement of objects but also the height of the object above the road. This capacity can help an autonomous vehicle to decide whether a stationary object up ahead is a manhole cover you can drive over or a guardrail you need to avoid. Arbe’s 4D imaging radar is the world’s first radar to separate, track, and identify objects in any weather or lighting condition in 2K ultra-high resolution in both azimuth and elevation, delivering an image that Arbe believes is 100 time more detailed than any radar on the market. Arbe achieves this capability with its proprietary radio frequency chipset with the highest channel count in the industry, and a groundbreaking radar processor chip, the first dedicated processor designed specifically for the performance and power saving requirements of the automotive industry, and AI-based post-processing.

The Business Combination Agreement and PIPE Investment

In anticipation of the Merger, Arbe effected the Recapitalization, with the result that the Arbe shareholders held 48,268,611 ordinary shares.

Pursuant to the Business Combination Agreement, at the Effective Time of the Merger, (i) each outstanding share of ITAC Common Stock was converted into the right to receive one newly issued Arbe Ordinary Share, and (ii) each outstanding ITAC Warrant was converted into the right to receive an equal number of Arbe Warrants with the same exercise price per share and for the same exercise period. Except that the rights of Arbe Ordinary Shares are governed by Israeli law rather than Delaware law, the Arbe Warrants are substantially identical to the ITAC Warrants.

Contemporaneously with the closing of the Merger, Arbe sold, pursuant to PIPE Subscription Agreements, 10,000,000 ordinary shares for $10 per share, for a total gross proceeds of $100,000,000. In connection with the sale of these shares, Arbe paid investment banking commissions of approximately $2 million. In connection with the business combination, Arbe paid investment banking fees of approximately $8.9 million.

In connection with the Merger, in addition to the PIPE Subscription, Arbe and/or ITAC entered into the following agreements:

In connection with the Merger, certain related agreements have been entered into on or prior to the Closing Date. The descriptions below are intended to be summaries of the terms of the agreements described below, do not purport to be complete and are qualified in their entirety by reference to the terms of the agreements, which are filed as exhibits to the registration statement of which this proxy statement/prospectus is a part. The related agreements include:

•        PIPE Subscription Agreements, among ITAC, Arbe and the PIPE Investors pursuant to which the PIPE Investors agreed to purchase a total of 10,000,000 shares of ITAC Class A Common Stock at $10.00 per share, with Arbe having the right (immediately following the consummation of the Recapitalization) to issue and sell the same number of Arbe Ordinary Shares at the same price per share, in which event ITAC would no longer have an obligation to sell ITAC Class A Common Stock to the PIPE Investors. The information in this prospectus assumes that Arbe issued 10,000,000 shares to the PIPE investors and received gross proceeds from the sale of these shares of $100 million.

•        Letter Agreement, which the Sponsor and the insiders entered into on September 8, 2020 in connection with ITAC’s IPO, pursuant to which, among other provisions, (i) the Sponsor and the Insiders agreed to vote any shares of capital stock owned by such Insider in favor of the any proposed business combination and not redeem any shares of ITAC Common Stock owned by such Insider in connection with such stockholder approval, (ii) each of the Sponsor and the Insiders agrees that it, he or she will not transfer any Founder Shares (or shares of Common Stock issuable upon conversion thereof) until the earlier of (a) one year after the completion of ITAC’s initial Business Combination or (b) subsequent to the Business Combination, (x) if the last sale price of the ITAC Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after ITAC’s initial business combination or (y) the date on which ITAC completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of ITAC’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property, and (c) each Insider agrees that it, he or she will not transfer any Founder Shares, ITAC Private Warrants or shares of Common Stock issued or issuable upon the conversion of the Founder Shares or exercise of the ITAC Private Warrants, until 30 days after the completion of a business combination.

•        Voting Agreements, which Arbe and ITAC entered into contemporaneously with the execution of the Business Combination Agreement with certain significant shareholders of Arbe pursuant to which such Arbe shareholders agreed to approve the Transaction, and each Arbe shareholder party thereto voted all of such shareholder’s shares of Arbe in favor of the Business Combination Agreement and the Transaction and to otherwise take certain other actions in support of the Business Combination Agreement and the Transaction and the other matters submitted to the Arbe shareholders for their approval in the manner and subject to the conditions set forth in the Voting Agreements, and provide a proxy to Arbe to vote such Arbe shares accordingly. The Voting Agreements prevented transfers of the Arbe shares held by the Arbe shareholders party thereto between the date of the Voting Agreement and the date of Closing, except for certain permitted transfers where the recipient also agrees to comply with the Voting Agreement.

•        Lock-up Agreements, which certain significant and/or insider Arbe shareholders, who hold a total of 36,330,760 Arbe Ordinary Shares, each entered into with Arbe contemporaneously with the Business Combination Agreement, pursuant to which each such Arbe shareholder party thereto agreed not to, during the period commencing from the Closing and ending one year from the Closing (subject to early release if the closing price of the Arbe Ordinary Shares equals or exceeds $12.00 per share for any 20 out of 30 trading days commencing 150 days after the Closing and also subject to early release if Arbe consummates a liquidation, merger, share exchange or other similar transaction with an unaffiliated third party that results in all Arbe shareholders having the right to exchange their equity interest in Arbe for cash, securities or other property): (i) lend, offer, pledge, hypothecate, encumber, donate, assign, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any restricted securities, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the restricted securities, or (iii) publicly disclose the intention to do any of the foregoing, whether any such transaction described in clauses (i), (ii) or (iii) above is to be settled by delivery of restricted securities or other securities, in cash or otherwise (in each case, subject to certain limited permitted transfers where the recipient takes the shares subject to the restrictions in the Lock-Up Agreement).

•        Founder Lock-Up Agreement, which the Sponsor and Arbe entered into contemporaneously with the Business Combination Agreement pursuant to which the Sponsor agreed to certain enhanced price-based lock-up restrictions (the “Enhanced Lock-up Restrictions”) with respect to the Arbe Ordinary Shares that it received in exchange its 1,905,900 Class B ordinary shares of ITAC that it held, which were the Founder Shares. Specifically, 952,950 ordinary shares became fully vested upon completion of the Merger and will not be subject to any enhanced lock-up restrictions (but will continue to be subject to the restrictions set forth in the Letter Agreement). The remaining 952,950 ordinary shares owned by the Sponsor are subject to the following post-Closing lock-up restrictions for a period of up to three years following the Closing Date: (i) 50% of the Price Based Lock-Up Shares will vest and no longer be subject to the Enhanced Lock-Up Restrictions if, at any time during such three-year period, the volume weighted average price (as defined below) of the Arbe Ordinary Shares for 20 consecutive trading days on the primary exchange on which such securities are then listed or quoted (the “20-Day VWAP”) equals or exceeds $12.50 per share (subject to equitable adjustment); and (ii) the remaining Price Based Lock-Up Shares will vest and no longer be subject to the Enhanced Lock-Up Restrictions if, at any time during the Enhanced Lock-Up Period, the 20-Day VWAP of the Arbe Ordinary Shares equals or exceeds $15.00 per share (subject to equitable adjustment). In the event that all Price Based Lock-Up Shares have not become vested during the three years following the Closing in accordance with the provisions described above, all such remaining Price Based Lock-Up Shares will be deemed vested and released from the Enhanced Lock-Up Restrictions on the first day following the end of the three-year period. The Price Based Lock-Up Shares are also subject to early release if during the Enhanced Lock-Up Period, Arbe is subject to a going private transaction, the Arbe Ordinary Shares cease to be listed on a national securities exchange or with respect to certain mergers, equity sales or asset sales by Arbe after the Closing that result in a change of control of control of Arbe.

•        Amendment to Registration Rights Agreement, which Arbe and the Sponsor entered into contemporaneously with the Business Combination Agreement, pursuant to which Arbe assumed ITAC’s obligations to register the Sponsor’s Arbe Ordinary Shares issued with respect to the Founder Shares held by the Sponsor pursuant to the registration rights agreement dated September 8, 2020 between the Sponsor and ITAC.

The descriptions of the Business Combination Agreement and the other agreements described above are intended to be summaries of the terms of the agreements described, do not purport to be complete and are qualified in their entirety by reference to the terms of the agreements, which are filed as exhibits to the registration statement of which this prospectus is a part.

Arbe’s Status as a Foreign Private Issuer under the Exchange Act

Arbe is a “foreign private issuer” under SEC rules. Consequently, for so long as Arbe continues to meet such qualification, Arbe will be subject to the reporting requirements under the Exchange Act applicable to foreign private issuers. Arbe will be required to file its annual report on Form 20-F for the year ending December 31, 2021 with the SEC by April 30, 2022. In addition, Arbe will furnish reports on Form 6-K to the SEC regarding certain information that is distributed or required to be distributed by Arbe to its shareholders.

Based on such foreign private issuer status, under existing rules and regulations, Arbe will not be required to file periodic reports and financial statements with the SEC as frequently or as promptly as a U.S. company whose securities are registered under the Exchange Act. Arbe will also not be required to comply with Regulation FD, which addresses certain restrictions on the selective disclosure of material information. In addition, among other matters, Arbe officers, directors and principal shareholders will be exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act and the rules under the Exchange Act with respect to their purchases and sales of Arbe Ordinary Shares.

Despite its initial exemption due to its foreign private issuer status, Arbe nevertheless currently expects to issue interim quarterly financial information publicly and to furnish it to the SEC on Form 6-K.

Arbe’s Status as an Emerging Growth Company

Arbe is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. As such, Arbe will be eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in their periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. Further, ITAC is a non-accelerated filer and, following the Merger, Arbe will also be a non-accelerated filer. A non-accelerated filer is a company that has either a public float of less the $75 million or a public float from $75 million to less than $700 million and annual revenues of less than $100 million. As long as Arbe remains a non-accelerated filer, it will be exempt from the auditor attestation requirement. If some investors find Arbe’s securities less attractive as a result, there may be a less active trading market for Arbe’s securities and the prices of Arbe’s securities may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. Arbe has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, Arbe, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of Arbe’s financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.

Arbe will remain an emerging growth company until the earlier of: (i) the last day of the fiscal year (a) following the fifth anniversary of the closing of Arbe’s initial public offering, (b) in which Arbe’s has total annual gross revenue of at least $1.07 billion, or (c) in which Arbe is deemed to be a large accelerated filer, which means the market value of Arbe’s common equity that is held by non-affiliates exceeds $700 million as of the last business day of its most recently completed second fiscal quarter; and (ii) the date on which Arbe has issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References to “emerging growth company” in this proxy statement/prospectus have the meaning associated with that term in the JOBS Act.

Effect of COVID-19

In the first quarter of 2020, the world was hit by the global spread of COVID-19. This dramatic event resulted in macroeconomic consequences. Many countries, including Israel, took significant steps to stem the spread of the virus. These measures included: quarantines, social distancing, restrictions on the movement of citizens, minimizing (and preventing) gatherings and events, restricting transportation of passengers and goods, closing international borders.

The spread of COVID-19 and the actions taken by governments have had a significant impact on the automotive industry, which experienced a dramatic decline in volumes of vehicle production and sales. Some automotive factories were shut down during this period, and new projects planned for the near future were put on hold or cancelled. As a result, some ADAS providers announced following the spread of the pandemic that production would be suspended due to low demand and bottlenecks in the supply chain, alongside their commitment to safeguard the health of employees.

As of the date of this prospectus, many automakers around the world have not yet resumed full operations since the pandemic began. The automotive factories in China are an exception to this pattern, as they were early to return to normal and are currently operating at an accelerated rate.

The extent of the impact of the pandemic on Arbe’s operational and financial performance will depend on various future developments, including the duration and spread of the COVID-19 outbreak and impact on Arbe’s customers, suppliers, contract manufacturers and employees, all of which is uncertain at this time. Arbe believes that the long-term horizon of its business plans can mitigate the impact of the pandemic, but Arbe has taken various measures (such as furloughing employees and adjusting wages) to minimize expenses during this period of reduced activity.

As a result of the pandemic and the steps taken by the Government of Israel to address the pandemic, Arbe reduced its expenses by salary reductions, a hiring freeze and the postponement of the production of its chipsets. The pandemic delayed projects with Tier 1 suppliers and OEMs by an estimated six months. By the end of the third quarter and the beginning of the fourth quarter of 2020, Arbe saw that the automotive industry was starting to become normal, and, based on its indications from the Tier 1 suppliers and OEMs with which Arbe had been working before the pandemic, it ramped up its operations, started hiring and started working toward its full production plan.

Our Organization

We are an Israeli corporation founded on November 4, 2015. The mailing address for our principal executive office is 10 HaHashmonaim St 107, Tel Aviv-Yafo, Israel. Its telephone number is +972-73-7969804, ext. 200. Arbe’s website is https://arberobotics.com/. Information contained on, or that can be accessed through, Arbe’s website or any other website is expressly not incorporated by reference into and is not a part of this prospectus.

Arbe’s Radar Systems

Arbe’s unique solution addresses the core issues that have caused the recent autonomous vehicle and autopilot accidents such as detecting stationary objects, identifying vulnerable road users, and eliminating false alarms without radar ambiguities. Addressing all driving scenarios and environment corner cases makes Arbe’s solution a critical sensor for vehicles which operate at a Level 2 and higher degree autonomy. Vehicles that are Level 2 are vehicles which includes integrated automation systems, where the driver is still required to control and monitor the environment at all times. The higher the level, the more autonomous the vehicle, with a Level 5 vehicle being fully autonomous with no driver input.

Arbe is a research and development company in the field of chips for advanced radar systems, which are mainly intended to be used as Advanced Driver Assistance Systems (“ADAS”) adapted for the next generation of autonomous vehicles as well as for non-automotive uses.

The target market for Arbe’s chipsets developed by Arbe for vehicle radar systems, is automotive module manufacturers, who are tier 1 suppliers, and automotive manufacturers (OEMs) worldwide. Additionally, alongside these potential customers, there is a large target market for non-vehicle radar technology.

Arbe’s chipset solution includes three types of chips: transmitter (Tx), receiver (Rx) and processor, which together are referred to as the “Arbe Radar Chipset” or the “Chipset.” Arbe believes the Arbe Radar Chipset Solution is the first of its kind, capable of high resolution sensing “in four dimensions” and producing tens of thousands of detections per frame with a point cloud density that is unparalleled to any other radar solution on the market. The Chipset distinguishes itself through its improved ability to support multi-channel processing — up to 2,304 virtual channels (through a combination of up to two transmitters (24 channels each) and up to four receivers (12 channels each)). By comparison, other current-generation radar systems presently run on 12 channels, while in-development systems announced by our competitors are expected to run on 192 channels.

Based on its advanced technology, an Arbe Radar Chipset Solution is capable of sensing the vehicle environment, at long ranges and with a wide field of vision, at a rate of 30 frames per second, allowing it to produce a reliable ultra-high definition image, under all weather and lighting conditions, with great precision, while minimizing the likelihood of a false alarm. Information about the environment is detected by radar sensors installed on the vehicle. This data is translated in the Chipset, by means of advanced proprietary algorithms, into a 30-frames-per-second 4D image — range, radial velocity, azimuth and elevation — at ultra-high resolution, which can translate into a control response in the vehicle, such as braking, acceleration, maneuvering using the steering wheel, or skirting an obstacle.

As of the date of this prospectus, Arbe is working with Tier 1 manufacturers to integrate its Chipset into radar systems being developed by the Tier 1 manufacturers, with the aim of offering OEMs advanced radar systems that include Arbe’s Chipset. As part of its cooperation with Tier 1 manufacturers, demo systems are being tested through a series of trials and field tests that include day and night travel, in variable weather and lighting conditions. The trials, thus far, have revealed superior and promising performance: the Chipset Solution has very accurately identified the objects in the environment, mapping each object separately and distinguishing between vehicles, vulnerable road users (pedestrians, animals, cyclists, motorcyclists) and objects and obstacles along the way. Based on the sensing of the environment created in the Chipset at any given moment, in an emergency the system can alert the vehicle central computer unit, allowing the driver assistance system to take control of the car, and activate safety applications such as emergency braking and lane control assist, or to activate autonomous control functions to avoid the danger. The sensor communicates with the central computer unit in the automobile. The driver assistance system should take over when required, for example do an emergency breaking.

Arbe is currently focusing, and is primarily devoting its resources, to the use of its radar chip solution in the automotive industry. However, the technology is also integrated into other fields, and Arbe is collaborating with other companies to generate business in non-automotive markets, such as autonomous ground vehicles and delivery robots, heavy machinery and intelligent traffic systems.

The Arbe Radar Chipset Solution is designed to integrate into the radar systems of next-generation ADAS in autonomous vehicles of all levels of autonomous driving, thanks in part to its ability to accurately scan an increased range of the environment (upwards of 300 meters) in a wide field of view, while optimizing costs and power-consumption, without its functionality being impaired by interference from other radar systems in the environment. The system maintains efficacy under conditions of low signal-to-noise ratio (“SNR”) and in multi-object scenarios (conditions under which alternative technologies struggle to provide effective solutions) — both in respect of false positives (error category I) and false negatives (error category II).

Arbe believes that its Chipset solves some of the challenges facing current-generation radar systems, by providing a systems that enables:

•        increased resolution and improved capacity to differentiate between adjacent objects;

•        enhanced recognition of stationary objects;

•        developed capacity to produce a high-resolution image;

•        compliance with the standards required for installation in Level 2 and higher autonomous vehicles;

•        reduction of false alarms;

•        developed capacity to process the huge volumes of data generated when scanning an environment in four dimensions in real-time;

•        mitigating mutual interference between radars that operate in the environment simultaneously; and

•        reduced energy consumption.

The technology on which the Chipset is based, allows for localization and tracking, using SLAM (Simultaneous Localization and Mapping) and real-time decision-making. The Arbe Radar Chipset heralds a breakthrough in radar technology that will enable Tier 1 manufacturers and OEMs to replace the current radars with an advanced solution that meets the safety requirements of Euro-NCAP and NHTSA for autonomous vehicles at all levels of autonomous driving.

The following chart shows the number of radar sensors, cameras and LiDAR units in vehicles with different levels of autonomy. As the level of autonomy increases, the number of radar sensors and cameras increases. LiDAR units are not expected to be included in any vehicle with an autonomy level less than 3. The number of radar sensors is a function of the autonomy level of the vehicle.

Recognizing the different levels of innovation and autonomy and the need to standardize the approaches across the spectrum of possibilities for the sake of safety, the Society of Automotive Engineers (SAE) has developed and defined six levels of automation for autonomous vehicles: Level 0 through Level 5. These levels have been adopted by the U.S. Department of Transportation. These levels are:

Level 0 — No Automation: A vehicle that is fully controlled by a driver.

Level 1 — Driver Assistance: A vehicle controlled by the driver, featuring minimal autonomous control components, designed to assist the driver. For example: a button that when pressed, keeps the vehicle at a constant speed, parking assistance or staying inside a lane.

Level 2 — Partial Automation: A vehicle that includes integrated automation systems, where the driver is still required to control and monitor the environment at all times. For example: A system capable of detecting lanes and driving independently (cruise control) but alerts the driver to emergencies (driver involvement is required to operate the steering wheel and brakes). The industry refers to a level that was not originally recognized by the SAE, Level 2+, which adds in surround perception and AI to improve the safety and convenience of human-driven vehicles. While the driver is still responsible for the car, the platform can perform automated maneuvers for a more seamless driving experience — such as making highway entrances and exits, lane changes and merges.

Level 3 — Conditional Automation: Requires the presence of a driver behind the wheel, but the driver is not required to monitor the environment. The driver must be prepared to seize control of the vehicle at any given time upon receipt of an alert. For example: The driver can press the control button and be relieved of the need to monitor the route (and can attend to other matters during this time), but the driver’s presence and alertness are still essential. At this level, the vehicle can be used as an autonomous vehicle only when road and weather conditions allow it.

Level 4 — High Automation: The vehicle is capable of performing all driving functions under certain conditions. The driver has the option of taking over control of the vehicle.

Level 5 — Full Automation: The vehicle is capable of performing all driving functions under all conditions.

Pictured below is Arbe’s Radar Development Platform (“A Sample” in automotive terminology), and below the picture is an infographic of the specifications.

The dimensions of radar systems based on the Arbe Radar Chipset, and the projected affordable price point are expected to facilitate its integration into mass production.

Arbe estimates that it will be able to offer the Arbe Radar Chipset Solution is commercial quantities in 2022; however, such schedule is based on Arbe completing the chipset development and productization. However, Arbe can give no assurance that it will be able to sell the Chipset Solution in commercial quantities or that it will be able to have manufacturing facilities available to manufacture the Chipsets in such quantities.

Market Outlook

The automotive industry is increasingly harnessing sophisticated technologies in its push to develop and enhance safety and introduce autonomous driving vehicles. The leading technologies are based primarily on cameras, LiDar units and radar units, combined with data processing based on complex algorithms. The various technologies differ from each other in their features.

Significant investment and rapid growth in this industry are being driven by the need to assure human safety and the potential recapture of drivers’ time. Given the stakes involved in commercializing autonomous driving vehicles, the technologies and products needed for autonomous driving require long development and validation cycles and must ensure safety prior to commercial deployment.

The primary market for the chip-based imaging radar systems developed by Arbe is the global automotive market. This market has enjoyed stable growth in recent years. In 2020, the automotive market experienced significant slowdown following the spread of the coronavirus pandemic (COVID-19) and the steps taken by governments worldwide to address the pandemic, however according to market forecasts, it is expected to resume growth during the second half of 2021.

In the last decade, the world’s leading car manufacturers have begun to incorporate advanced automation systems in vehicles, aiming to assist the driver and even control certain driving functions. The vision for the future is that within several years, the technology would enable production of autonomous vehicles that support driverless vehicles, including development of unmanned shuttle services (robotic taxis) that would complement traditional public transport services. The vision of a fully autonomous vehicle (driverless) is seen as a potential solution for reducing the number of traffic accidents (due to the elimination of the “human element” from the equation), and as an incentive to create innovative autonomous vehicle-sharing services that will lead to the public foregoing the purchase of private vehicles, to reduce the problem of traffic congestion, and to potentially significantly reduce fuel consumption and air pollution.

According to a forecast by YOLE Development (June 2020), which is reported in https://www.electronicproducts. com/automotive-radar-and-lidar-sensors-one-masterpiece-and-another-in-the-making/#, a decrease (to the point of a complete halt) in the sales of vehicles without automation (Level 0) is expected in the coming decade, and in subsequent decades, a decrease in sales vehicles of Level 1 and Level 2 automation is also expected. A growth trend is expected in the sales volumes of Level 2+, Level 2++, Level 3, Level 4 and Level 5 vehicles, along with growth in the sales volumes of robotic vehicles.

* Source: Yole, The Radar Industry is Entering its Commercial Era, June 2020.

Driver assistance systems include advanced automation functions (based on camera and radar) designed to reduce the risk of traffic accidents, alert the driver to obstacles on the road, and even take control of the vehicle under certain conditions. The ADAS category includes the following systems, among others:

(a)     Distance maintenance system — designed to warn of a collision with a vehicle ahead or behind, by alerting the driver of imminent danger and flagging the need to take preventive action. This type of system may be an effective tool to compensate for the driver’s lack of concentration or distraction while driving.

(b)    Lane departure control system — designed to alert the driver when veering off a lane without signaling.

(c)     Autonomous braking system — designed to operate the brake system autonomously, or increase their power when identifying risk of harm to road users (pedestrians, cyclists, vehicles, etc.).

In recent years, automakers have been installing ADAS such as those mentioned above as standard features in many vehicle models, and these systems have also been installed electively by vehicle owners. In many cases, automakers choose to integrate ADAS based on several technologies simultaneously (radar and cameras), and it is likely that this trend of integrating technologies into vehicles will continue in the coming years.

Alongside development and production of current-generation ADAS, there has been accelerated development of advanced technology of next-generation systems, designed to support autonomous driving, in preparation for manufacture of Level 3 and Level 4 autonomous vehicles, and indeed for the future development of fully self-driving Level 5 autonomous vehicles.

ADAS based on radar technology holds a central position in the ADAS category. This type of technology is installed in Adaptive Cruise Control (ACC) systems, Blind Spot Detection (BSD) systems, Forward Collision Warning (FCW) systems, Intelligent Park Assis systems, among others.

According to the IDTechEx Research forecast (May 2020), total radar-system sales for L2 or higher autonomous vehicles is expected to grow from 55 million units in 2019 to 223 million units in 2030 and 400 million units in 2040. More specifically, by 2025, sales of L1 and L2 vehicle radar systems is expected to grow, whereas in the following years, L3, L4, and L5 radar systems are expected to grow and gradually take over most of the market.

Growth Strategies

Arbe’s growth strategies include the following:

•        Expand Tier 1 and OEM relationships.    Arbe intends to continue and expand its cooperation with Tier 1 manufacturers and OEMs conducting trials and field tests for the purpose of incorporating its Chipsets in radar systems that are developed by the Tier 1 companies. The direct relationship with the OEMs is to enhance the understanding for the need for an imaging radar also within the OEMs and conducting trials and field tests and developing algorithms that utilize the benefits of such radar.

•        Capitalize on Trend Towards Autonomous Vehicles:    An increased demand, as projected, for autonomous vehicles and the transition to mass production of L2 and higher autonomous vehicles, requiring advanced systems for automatically integrating vehicles in traffic and preventing traffic accidents, are expected to increase the demand for products in Arbe’s field of activity.

•        Capitalize on Regulatory Changes.    Arbe believes that its existing infrastructure positions it well to capitalize on regulatory changes pertaining to required installation of traffic accident prevention systems in general, and radar systems in particular, which is expected to increase the demand for the technology and products that Arbe is developing.

•        Capitalize on Economic Incentives.    A requirement on the part of insurance companies to install radar systems as a condition for issuing insurance policies is expected to increase the demand for Arbe’s products. Other private parties may also impose requirements for radar systems, which would similarly heighten demand for Arbe’s products.

•        Expand Product Applications.    Arbe’s activities are presently mainly focused on chipsets for vehicle radars systems. However, the technology developed by Arbe (originally intended to facilitate drone monitoring and control) may also be used for other non-automotive target markets (to be understood in this context as all markets that are not mass-produced cars) which Arbe is approaching, such as autonomous ground vehicles, robots; agricultural tools; automation for industry and factories; smart traffic systems; train junctions; heavy transportation and heavy machinery. In the future, Arbe intends to consider developing new products based on its technology such as; consumer electronics and Internet of Things (IoT); biotech and medical fields.

Sales and Marketing

In light of the proven ability of technological systems to reduce the risk of traffic accidents, authorities, organizations and governments around the world have established regulations that require the installation of ADAS in certain vehicles. For instance, in 2018, the U.S. National Highway Traffic Safety Administration (NHTSA) required the installation of a rear-view system in private vehicles, and in 2015 the Israeli government approved incentives for vehicle owners to install life-saving safety systems (including a lane departure warning, frontal distance monitoring and pedestrian identification). According to a market study published in August 2019 by Allied Market Research, the global ADAS market was estimated at $39 billion in 2018 and is expected to grow to around $190 billion by 2026, at an annual growth rate of around 21%1. Another market study, published by Markets and Markets, estimates the global ADAS market in 2020 at $27 billion, projecting it to grow to around $83 billion by 2030, at a compound annual growth rate of approximately 12%2. Despite discrepancies in the estimated scope of the market (due to varying research methodologies), it appears that there is unanimity among the research bodies that the ADAS market is expected to grow in the coming years, due in part to mandatory safety regulations, increased demand for Advanced Driver Assistance Systems, and continued development of (partially or fully) autonomous vehicles.

The European New Car Assessment Program, otherwise referred to as NCAP, rates vehicles by safety features. The rating system has been successful at influencing consumers to make vehicle purchases based on how high the NCAP rating is, making safety a priority for consumers. The mission of NCAP is “Vision Zero” to eventually have zero accidents or fatalities on the road, with this vision, automotive technology companies and automakers are looking for technologies that will enable them to develop more safety features that can predict and prevent car accidents before they happen. Vision Zero will require that all vehicles shift from passively protecting individuals to actively protecting them — both in the vehicle as well as outside the car.

Arbe’s marketing strategy is primarily targeted at Tier 1 manufacturers, with the aim of fostering cooperation with the Tier 1 manufacturers to integrate Arbe Radar Chipsets into the radar systems that Tier 1 manufacturers will sell to OEMs. Arbe’s sales and marketing team continues to focus on expanding its relationships with OEMs and Tier-1 suppliers and seeks to leverage its existing relationships to expand its market to other industries. Arbe is considered a Tier-2 Automotive supplier because it sells its product to Tier-1 companies that then integrate its product into the overall system supplied to the OEMs. Arbe’s business model of being a Tier-2 supplier that subcontracts its manufacturing, together with its market leadership, results in an advantageous cost structure that requires minimal sales and marketing expenses with respect to OEMs. Arbe is taking marketing steps intended to position it as a leading company in research and development of chip technology for next-generation imaging radar systems in autonomous vehicles. Marketing is directed by the vice president of marketing who works from Arbe’s headquarters in Israel, and by the chief business officer who works in the United States, and the vice president of sales.

The marketing strategies employed include participation in industry conferences, public relations publications, issuing newsletters and proactive inquiries to potential customers. Arbe leverages a variety of channels to reach prospects which include organic and paid social media activity, joint events, webinars and media and analyst relations.

As part of its marketing program, Arbe’s radar solution is available on the open NVIDIA DRIVE platform. NVIDIA DRIVE is a scalable, software-defined, end-to-end AI platform for the transportation industry and companies around the world, including auto- and truck makers, Tier 1 suppliers, robotaxis, sensor and mapping companies and autonomous vehicle startups are developing on NVIDIA DRIVE.

During 2020, Arbe had two customers that accounted for 21% and 10%, respectively, of revenues. Arbe generated no revenues during 2019.

____________

1        https://www.alliedmarketresearch.com/ADAS-market

2        https://www.marketsandmarkets.com/Market-Reports/driver-assistance-systems-market-1201.html

Material Agreements

Arbe is party to certain agreements that it believes are important to its business. Some of these agreements are memoranda of understanding, with a definitive agreement to be negotiated in the future. Arbe can give no assurance that these memoranda of understanding will develop into agreement or will generate significant, if any, revenue for Arbe. Further, Arbe’s ability to generate revenue from any of these agreements is dependent upon Arbe’s ability to develop and deliver products that meet the customer’s requirement, as to which no assurance can be given.

Strategic Cooperation Agreements

Arbe is a party to strategic cooperation agreements, none of which generated any revenue for the year ended December 31, 2020.

Chipsets for radar systems for vehicles

Arbe’s business development strategy is based primarily on cooperation with Tier 1 automotive manufacturers to integrate the Arbe Radar Chipset into the radar systems manufactured by the Tier 1 manufacturers, which will ultimately be sold by the Tier 1 manufacturers to the OEMs. Arbe is party to strategic cooperation agreements with Tier 1 automotive manufacturers, as follows:

On June 25, 2018, Arbe entered into an agreement with Valeo Schalter und Sensoren GmbH (“Valeo”), a Tier 1 manufacturer based in Europe, under an agreement pursuant to which Arbe granted Valeo a license to perform tests for the Arbe Radar Chipset. On August 3, 2018, Arbe entered into a memorandum of understanding (MOU) with Valeo, pursuant to which the parties will cooperate in the development of radar systems and jointly submit proposals for the provision of systems in Request for Quotation (RFQ) or Request for Information (RFI) procedures with potential customers. Arbe and Valeo received a grant from the European Union for a radar demo project using the Arbe Radar Chipset in Ford’s truck fleet.

Valeo was awarded an RFQ from a global OEM for the development of next generation radar systems based on Arbe Radar Chips. According to the RFQ, Valeo is expected to receive payment for non-recurring engineering expenses to be followed by a purchase order to Arbe for its services.

Weifu

On January 15, 2019, Arbe entered into an agreement with Weifu High-Technology Group Co., Ltd (hereinafter: “Weifu”), a Tier 1 automotive manufacturer in China, pursuant to which Arbe granted Weifu a license to perform tests for the Arbe Radar sample. On January 8, 2020, Arbe entered into an agreement with Weifu pursuant to which Weifu will develop and manufacture vehicle radar systems based on Arbe Radar Chips. The agreement with Weifu included, inter alia, a commitment by Weifu to pay Arbe for non-recurring engineering costs for the receipt of a number of chips for development, system design, documentation, and provision of a sample. On December 18, 2020, Arbe and Weifu expanded the joint project and agreed to increase the scope of the project for an additional fee. The agreement also stipulated the price that Weifu will pay to buy the chips during the mass production phase. Weifu is in the process of developing radar systems based on Arbe Radar Chips, and has begun performing demos to OEMs in China, using a sample provided by Arbe.

Hirain

On March 1, 2020, Arbe entered into an MOU with Hirain Technologies, a Tier 1 automotive manufacturer in China, pursuant to which Hirain will develop and manufacture radar systems for vehicles based on Arbe Radar Chips, backed by funding from a bi-national Israel-China research foundation (Beijing). Alongside the MOU, on August 19, 2020, a distribution agreement was signed between the parties, granting Hirain the right to sell Arbe’s demo systems to its customers in China. Effective March 1, 2021, Arbe and Hirain entered into an agreement under which Hirain will develop and manufacture automotive radar systems based on Arbe Radar Chipset. The agreement with Hirain included, inter alia, a commitment by Hirain to pay Arbe non-recurring engineering expenses, for the receipt of 10 chipsets for development, support in development, system design and documentation.

Ordering samples — OEMs, Tier 1 manufacturers

As of October 2021, Arbe has received orders from OEMs, Tier 1 manufacturers and other companies who seek to take advantage of the market opportunity to purchase from Arbe systems in the development stage — A samples, for the purpose of testing capabilities and development. The signed agreements grant the right of use to the recipients of the samples while safeguarding Arbe’s intellectual property and limiting Arbe’s liability. The volume of revenue for selling samples is not significant. In October 2021, Arbe was advised that it has been chosen by a European OEM to participate in its artificial intelligence based technologies for environment perception (Radar sensors) innovation project, although the revenue from this project is not significant. Being chose to participate in the project does not guarantee that Arbe will receive a production agreement, and, if the parties enter into a production agreement, such an agreement will not be signed in the near future.

Chips for non-automotive radar systems

Qamcom

On October 16, 2020, Arbe entered into an agreement with Qamcom Research & Technology AB (“Qamcom”), which set out principles of cooperation between the parties for the development of radar systems based on Arbe Radar Chips, for non-automotive target markets, such as delivery robots, agricultural tools, smart traffic lights, train junctions, and other markets.

On January 11, 2021, Arbe entered into an agreement with Qamcom for a non-recurring engineering expense agreement, under which Qamcom will develop and manufacture imaging radars based on Arbe’s chipset to be used in the non-automotive market. The agreement with Qamcom included, inter alia, a commitment by Qamcom to pay Arbe non-recurring engineering expenses, for the receipt of support in development, system design and documentation. In addition, Qamcom will pay Arbe advances on non-recurring engineering from future end customers.

Auto X

On April 7, 2021, Arbe entered into a strategic cooperation framework agreement with Shenzhen Guodong Smart Driving Technologies Co. Ltd (“Auto X”) under which AutoX agreed to integrate 400,000 radars based on Arbe’s chipset into L4 vehicles, over a period of five years provided that the product and support from Arbe to develop the AutoX radar meet the requirement of AutoX.

Research and Development

Arbe was founded as a research and development company, developing microchips for miniature radar systems for companies operating drone fleets, with the aim of providing a technological solution that would enable the drone to detect at high speeds and improved resolution various obstacles, using little electrical power. Once the drone technology was developed, Arbe decided to change the focus of its strategy and research and development to the field of chips for radar systems for autonomous vehicles.

Arbe’s research and development activities are carried out in Israel. Arbe has received Israel Innovation Authority (“IIA”) grant approval for certain approved programs. The total grants that Arbe has been issued by the Innovation Authority as well as from the European Community as of the date of this prospectus, amount to ILS 17.3 million (approximately $4.9 million, based on the exchange rate when the grants were received). The grants will be reimbursed by means of royalties to be paid on all revenues generated by Arbe.

Arbe’s principal operating expenses are research and development expenses, which were approximately $9.6 million and $6.6 million for the six months ended June 30, 2021 and 2020, respectively. Arbe’s research and development efforts are focused on enhancing and developing the 4D imaging radar chipset solution and the accompanying software. The increase in research and development expenses reflected the ramp up in Arbe’s operations, including hiring and starting work toward its full production plan. The six months expenses for the period ended June 30, 2020 reflect the COVID-19 pandemic and steps taken by company including salary reduction, termination of employment of employees, hiring freeze, termination and renegotiation of agreements with subcontractors and delay in some research and development programs such as the postponement of production its chipsets. The pandemic delayed projects with Tier 1 suppliers and OEMs by an estimated six months. By the end 2020, Arbe saw that the automotive industry was starting to become normal, based on its indications from the Tier 1 suppliers and OEMs with which Arbe had been working before the pandemic.

Intellectual Property

Arbe’s intellectual property is a crucial part of its business. The Arbe Radar Chipset Solution is based on singular technology (patent pending in Israel, the United States, Europe and China) that can produce a detailed and accurate image of the vehicle environment.

Arbe has filed applications for 14 patents covering a wide range of fields that include signal processing, integrated circuit design, package design, antenna design, post-processing methods and algorithms, and system design. Arbe filed these applications in jurisdictions that Arbe believes are the main automotive markets and development centers around the world, principally the United States, the European Union, the People’s Republic of China and Israel. If patents are granted, the patents generally have a term of 20 years from the filing date. Arbe received an issue notification from the United States Patent and Trademark Office that he first patent that was filed by Arbe, a patent for a radar-based system and method for real-time simultaneous localization and mapping, known as SLAM, was approved and the patent will have an issue date of June 15, 2021.

Unpatented trade secrets are an important aspect of Arbe’s business. Arbe relies upon a combination of protections afforded to owners of patents, designs, and trade secrets, along with employee and third-party non-disclosure agreements and other contractual restrictions to establish and protect its intellectual property rights.

Competition

The market for competitive automotive sensing solutions that enable autonomous driving is an emerging one with many potential applications in the development stage. As a result, Arbe faces competition from a range of companies (from large corporations to start-ups) seeking to have their products incorporated into these developing applications and it may take a period of time for its primary competitors to emerge.

The ADAS market is formed of Tier 1 manufacturers which manufacture radar systems, as well as companies that develop and manufacture software and hardware such as chips and sensors for the radar systems, which are called Tier 2 supplier. Arbe is a Tier 2 supplier, which has its products manufactured by a third-party manufacturer. As a Tier 2 supplier, Arbe supplies imaging radar chipset to Tier 1 manufacturers who are building imaging radar systems and to OEMs.

Arbe believes that the following strengths differentiate it and will enable it to successfully compete and maintain its leadership position in its target markets.

•        Technology.    Arbe’s industry is rich in technology and requires expertise and high technological capabilities for research and development. Arbe believes that its 4D imaging radar technology holds significant advantages over alternative technologies such as vision through cameras or LiDAR laser systems and over current-generation radar technologies that are presently on the market or have been announced for development. Additionally, the small dimensions and lightweight nature renders Arbe’s product an optimal solution for “concealed installation.” Arbe will continue to monitor future technological developments that could be integrated into its products to optimize them and position Arbe as a market leader.

•        Cost and Energy Efficient High-Performance Radar Solutions.    Tier-1 manufacturers and automakers are extremely sensitive to the cost of any component in the vehicle, and especially to relatively highly-priced individual components such as radar sensors. They demand competitive prices and put significant weight on this parameter when deciding on vendors. Arbe expects that its products will be competitively priced as a result of mass production. Arbe believes that its price will be competitive in the performance category, and offers better performance.

•        Global Coverage and Large Ecosystem.    Arbe’s products are marketed worldwide and amenable to implementation globally.

•        Significant Validation from Leading Companies in the industry.    Arbe’s progress has garnered the attention of major companies in the industry.

•        Automotive grade development and production.    Vehicle components, particularly parts of the autonomous vehicle driving technology system, are required to have a high functional safety grade. Achieving compliance with functional safety standards, is a time-consuming and labor-intensive process that requires significant cooperation with automotive grade industry participants, such as Tier-1 suppliers and automobile manufacturers. Since 2018, Arbe has worked closely with leading Tier-1 suppliers such as Valeo, HiRain and Weifu, to develop a radar solution that meets these rigorous requirements. This process has included continuous and extensive product-safety auditing. As a result of its close work with these Tier 1 suppliers, Arbe has developed rigorous safety and quality expertise. Arbe believes that this experience provides it with a competitive advantage in marketing against companies that have not worked with Tier 1 suppliers in the development of their product.

•        Relationships with multiple Tier-1 suppliers enable market penetration.    OEMs design their future models and vehicles several years in advance and often then freeze the design in order to produce and deliver the vehicles on time. Therefore, designs for mass-production Level 3 and Level 4 consumer car programs expected in 2023-2025 are being decided in 2020-2022. Radar solutions that will be candidates for inclusion in these programs must go through the process of automotive-grade manufacturing and audit by the OEMs and Tier-1 suppliers. Arbe believes that its experience working with Tier 1 suppliers and OEMs places it in a better position to market to the next generation of autonomous vehicles.

Arbe’s chipset has the highest channel count in the industry, which provides the highest resolutions, true 4-dimensional view of the vehicle’s environment, including separation in high resolution in elevation, an industry first. In addition, Arbe’s dedicated radar processor chip, which was designed specifically for the automotive industry sets it apart from competition, providing not only fast time to market, but more importantly the ability to reduce power consumption, and overall solution cost.

The following chart compares the performance of radar chipset, to that of Arbe:

While Texas Instruments, NXP and Infineon offer a low-resolution radar chip of 3Rx * 4Tx, without a dedicated processor for current generation radars, some other companies are targeting the imaging radar space with high resolution radar chipsets.

Uhnder

Uhnder, a Texas-based radar company backed by Magna, develops digital radar-on-a-chip. It has designed a single-chip radar with 12Rx * 16Tx (vs. Arbe’s 48Rx * 48Tx). The company expects to reach production in 2022. Their radar is based on phase modulated continuous wave (PMCW) modulation, not the standard frequency modulated continuous wave (FMCW), which Arbe believes complicates system design, increases cost, and damages the solution’s dynamic range. PMCW is now generally accepted in automotive, hence most of the recent activity by Uhnder suggests it focuses on non-automotive markets.

Echodyne

Echodyne powers high-performance metamaterials electronically scanned array radars, a concept that we believe does not fit the requirements of automotive industry, scanning by design create a tradeoff between Doppler resolution, azimuth resolution and update rate, which we believe is unacceptable in automotive, which requires all three in parallel. Due to the higher price of the metamaterial technology, Echodyne does not target the automotive industry, but defence force vehicles, security systems, and unmanned aerial and ground vehicles.

Mobileye

Mobileye announced that it is developing a radar with the same channel count of Arbe — 2304 virtual channels. The system is planned to complete production in 2025, placing Mobileye 3 years behind Arbe. We believe that Mobileye plans to play the role of the Tier 1, and compete with Arbe’s customers, who are the leading automotive radar tier 1s, with years of experience in this space.

Arbe’s technology offers advanced radar performance at an affordable price. The illustration below provides a comparison of the leading radar systems channel count and prices.

Price & Performance vs. Competitors
arbe
+ Tier 1s
2304
($150)
arbe
288
($100)
TIER 1A
48 ($95)
TIER 1B
48 ($160)
TIER 1C
192 ($190)
TIER 1D
192 ($220)
2000+
Channels
<500
$0
Price
$250

Current Generation Radars

Traditional radar systems have 5-degree (or worse) resolution. Due to their low azimuth resolution and lack of elevation resolution, traditional radars, that were originally designed for controlling emergency braking and adaptive cruise control, are limited to detecting moving vehicles and discard all detections of the stationary environment. Traditional radars have a high level of false alarms that trigger reports of phantom objects and false positives. For this reason, the detection threshold, is raised which results in decreased radar sensitivity and may lead to accidents. Arbe has revolutionized radar by addressing these core issues that have caused recent driverless vehicle and autopilot accidents by detecting stationary objects, identifying vulnerable road users, and eliminating false alarms without radar ambiguities.

Oculii for short range radar

Oculii, established in 2013, offers a software solution which is implemented on top of traditional 3Rx * 4Tx radar chips, with the aim to improve the elevation and azimuth resolution and to expand the field of view. This approach will also lead to a denser point cloud (hundreds of thousands of points per second) which in turn would allow more advanced signal processing. However, the software solution is not applicable to autonomy level beyond level 2, due to low performance and reliability.

Continental ARS 540

The Continental system is based on 4 Texas Instrument 3Rx * 4Tx chip, cascaded to achieve a 12*16 array, as well as the Xilinx FPGA (field-programmable gate array) board, and not a radar processor on a chip like the Arbe solution. FPGA is not designed for large scale automotive solutions, and therefor has many drawbacks — it is expensive, the continental system costs around $220, it requires high power consumption, has heat dissipation issues, and supports lower frames per second.

Manufacturing

Arbe has not yet embarked on mass production of its products and has focused on development of the first line of product using a unique process that runs in Global Foundries, a major semiconductor supplier for the automotive and other industries. Arbe depends on Global Foundries for the development of its products. Arbe does not presently have a manufacturing or supply agreement with Global Foundries or any other semiconductor manufacturer or supplier. Arbe presently makes its purchases pursuant to purchase orders placed when the components are required. Arbe intends to negotiate a supply agreement with Global Foundries if and when its volume would justify such a contract, but can give no assurance that it will be able to enter into such an agreement on acceptable terms or that, if it does enter into an agreement, the supplier will provide Arbe with the semiconductors that it requires in a timely manner.

Arbe believes that outsourcing will provide Arbe a more secure path in production for quality control and reliability for automotive requirements, although it will be dependent on the contract manufacturer to meet Arbe’s quality and delivery requirements.

Regulations

The automotive industry is subject to high standards of safety and quality. The integration of Advanced Driver Assistance Systems may stem from binding regulatory directives or from initiative on part of the car manufacturers (driven, inter alia, by the wish to obtain a higher safety rating or to accommodate demand from vehicle consumers). Arbe’s products will need to meet quality and safety control standards, regional and international ISO standards and dedicated standards pertaining to ADAS.

Autonomous vehicles are subject to emerging regulatory frameworks at the federal and state levels that are in a rapid state of change. In general, at both the federal and state level, the U.S. has provided a positive and relatively permissive legal environment to allow the safe testing and development of autonomous functionality. We do not anticipate any near-term federal standards that would impede the foreseeable deployments of our radar technology. Some states, however, particularly California and New York, still enforce certain operational or registration requirements for certain autonomous functions. We believe such hurdles will be removed as state regulators gain better experience with the technology. U.S. federal regulations, however, remain largely permissive of deployments of higher levels of safe and responsible autonomous functionality.

In 2015, the NHTSA announced a plan to update the criteria for 5-star safety ratings, to encourage automakers to use technology to prevent traffic accidents. In 2016, the NHTSA added automated braking systems to the list of technologies required to achieve a 5-star safety ratings. The technologies currently recommended by the NHTSA include: forward collision warning, lane departure warning, rear view video system, and automatic emergency breaking.

Foreign markets such as the China and the EU also continue to develop their respective standards to define deployment requirements for higher levels of autonomy. In China, for example, the government has undertaken numerous efforts to promote autonomous vehicles development, including its February 2020 release of the Strategies for Innovation and Development of Autonomous Vehicles by China’s National Development and Reform Commission and ten other agencies. This initiative sets forth an ambitious plan to create a systematic framework for technical innovation, industrial ecology, infrastructure, regulations and standards, product regulation and network security in the autonomous vehicles market by 2025, and from 2035 to 2050, to fully establish an ecosystem for autonomous vehicles. Much of the emerging regulatory and legislative activity around autonomous vehicles in the EU has been focused on data privacy and security, given the volume and types of data collected, stored and transmitted by autonomous vehicles. A key part of Europe’s emerging autonomous vehicles strategy is the creation of a common European mobility data space, to be further developed in the EU’s “Smart and Sustainable Transport Strategy.” Given the intense work in these areas, we expect a workable path forward in the near-term in these markets.

Like all companies operating in similar industries, we are subject to environmental regulation, including water use; air emissions; use of recycled materials; energy sources; the storage, handling, treatment, transportation and disposal of hazardous materials; and the remediation of environmental contamination. Compliance with these rules may include the need to obtain permits and licenses and to allow inspections of our facilities and products.

Overall, the autonomous vehicles regulatory landscape is still evolving rapidly. We may become subject to additional regulatory schemes and requirements as the development of federal, state and foreign legal frameworks around autonomous vehicles continue to develop and change.

In recent years, governments, authorities and organizations around the world have sought to tackle the problem of traffic accidents, through — among other methods — regulation and legislation that encourage, and even require, installation of ADAS in vehicles. Such trends are gaining momentum and are being promoted by the U.S. National Road Safety Authority (NHTSA) and Euro-NCAP, among others, who institute standards for safety ratings for new vehicles, and provide the highest rating (5 stars) where advanced technology for the prevention of traffic accidents is installed. A similar trend applies to the Chinese car safety assessment program CNCAP which incorporates “Active Safety” criteria into its 5-star rating. In Israel, for instance, in 2015, the government approved the Ministry of Transport’s plan to provide a financial incentive for private vehicle owners to install lifesaving safety systems, and to establish that buses and trucks would be required to install a system for identifying pedestrians as a condition for renewing the vehicle’s license.

EURO NCAP FOR SAFER CARS
- AEB
Interurban
City
- LDW
- AEB VRU
pedestrian
- LKA
- AEB VRU
cyclist
- Road departure
- Road intersection
- Night & obscure lighting
- AEB
Head on
2014
2016
2018
2020
2022
Safety rating program
NHTSA
AEB target for 2018
NHTSA
IIHS
Insurance Institute for Highway Safety
20 OEM commitment for AEB system as a standard equipment

BSD: Blind Spot Detection
LDW: Lane Departure Warning
LKA: Lane Keep Assist
AEB: Automatic Emergency Braking
AEB VRU: Automatic Emergency Braking Vulnerable Road Users

Source: Yole Développement, Autosens 2018.

It should be noted that in addition to the regulatory trends, awareness among automakers and vehicle owners of the importance and benefits of installing ADAS (even in the absence of binding regulation) has increased, and it is likely that in the future, the vast majority of new vehicles will be equipped with such systems. This trend is expected to accelerate due to various factors, including improvements that have enabled price reduction.

Regulation or standardization may stipulate that automakers or vehicle-owners install ADAS in general, and radar systems in particular, which could facilitate Arbe’s penetration into potential target markets.

Similarly, internal regulation adopted by OEMs voluntarily, or regulation by insurance companies requiring ADAS as a prerequisite for an insurance policy may also benefit Arbe’s operations and business outcomes.

As an Israeli company, Arbe is subject to laws and regulations applicable to all companies, including export controls, privacy, cybersecurity, anti-corruption, labor relations and workplace laws and regulations.

Employees

As of October 28, 2021, Arbe had 105 employees and service providers, of which 87 are engaged in research and development and related functions. Arbe anticipates significant employee growth as it approaches commercialization. None of Arbe’s employees are represented by a labor union, and Arbe considers its employee relations to be good. To date, Arbe has not experienced any work stoppages.

Facilities

Arbe does not own any real estate. Arbe rents offices from third parties, extending over an area of approximately 900 square meters located in HaHashmonaim Street in Tel Aviv. Arbe pays monthly rent of around ILS 66,000 (approximately $20,000). The offices serve both for Arbe’s R&D activities and Arbe’s corporate headquarters.

Legal Proceedings

Arbe is not currently a party to any legal proceedings.

MANAGEMENT

Directors and Executive Officers

The following table provides information about our directors and executive officers.

Name	Age	Position(s) to be Held in Arbe Following the Merger
Kobi Marenko	49	Chief Executive Officer and Director (co-founder)
Noam Arkind, PhD	35	Chief Technology Officer and Director (co-founder)
Oz Fixman	34	Chief Operating Officer (co-founder)
Danny Klein	54	Chief Financial Officer
Ram Machness	49	Chief Business Officer
Yoram Stettiner, PhD	63	Chief Scientist Officer
Shlomit Hacohen	49	Chief Marketing Officer
Asaf Even Chen	39	VP R&D Systems
Avi Bauer	56	VP IC
Roman Levi	38	VP Sales
Shay Naeh	52	VP Operations
Michal Doron	46	VP HR
Yair Shamir	76	Director
Ehud Levy	56	Director
Mor Assia	39	Director
Boaz Schwartz, PhD	59	Director
E. Scott Crist	56	Director

Kobi Marenko, Chief Executive Officer, Co-Founder and Director

Jacob Marinka, who is known as Kobi Marenko, is an entrepreneur with over 20 years of experience in leading technology and media startups from seed stage to acquisition. Mr. Marenko was the founder and President of Taptica, a mobile DSP listed on the London Stock Exchange and acquired by Marimedia, and founder and CEO of Logia, a mobile content platform acquired by Mandalay Digital. Leading tech and media startups from seed to acquisition for over 20 years. Mr. Marenko holds a BA in Philosophy from the Tel Aviv University. Mr. Marenko was appointed as a director on November 4, 2015.

Noam Arkind, Chief Technology Officer, Co-Founder and Director

Dr. Arkind has more than over 10 years of experience in R&D and holds a Ph.D. in Applied Mathematics from the Robotics Lab at Weizmann Institute of Science. Prior to Arbe, Mr. Arkind led the algorithm development at Taptica and the Space IL control system. Mr. Arkind holds a B.Sc. in Applied Mathematics from Bar Ilan University, a M.Sc. and PhD in Mathematics and Computer science from the Weizmann Institute of Science. Mr. Arkind was appointed as a director on November 4, 2015.

Oz Fixman, Chief Operating Officer and Co-Founder

Mr. Fixman is in charge of operations at Arbe. Previously to Arbe, Mr. Fixman served as Lead Data Scientist and Product Manager of algorithm at Taptica and holds extensive knowledge in big data and machine learning platforms. Mr. Fixman holds a B.Sc. Biomedical Engineering from Tel Aviv University. Mr. Fixman joined Arbe on November 4, 2015.

Danny Klein, Chief Financial Officer

Mr. Klein is a seasoned financial executive with over 25 years of experience in the high-tech industry. Mr. Klein’s experience is both from startups as Taptica and Biodata as well as large and public corporations as Amdocs and the Formula group (Forsoft Ltd.). Prior to joining Arbe, Mr. Klein was at BDO IL, providing financial services to dozens of companies and acting as an outsourced CFO of several startups. Mr. Klein has a BA in Accounting, Statistics and operations research from the Tel Aviv University, and is a CPA (IL). Mr. Klein joined Arbe on October 1, 2017.

Ram Machness, Chief Business Officer

Mr. Machness has over 25 years of experience in embedded systems and the semiconductor industry. Prior to joining Arbe, Mr. Machness managed the business development, customer engagement and product marketing at TI and before that Mr. Machness served in various position in companies such DSP Group, and Microsoft. His professional experience also includes roles in system engineering and R&D management. Mr. Machness holds a B.A in Computer Science from The Open University and an MBA Tel Aviv University. Mr. Machness joined Arbe on April 30, 2018.

Yoram Stettiner, Chief Scientist Officer

Dr. Stettiner is a Signal Processing PhD with 35 years of R&D experience. Mr. Stettiner specializes in RTLS Radio Location and Tracking Systems, Array Processing, Sensor Fusion, Speech Signal Processing and VoIP. Dr. Stettiner has held various leadership positions at eight startups from foundation or early stage, with five of them having gone public or acquired. Dr. Stettiner holds a B.Sc. Electrical Engineering, a M.Sc. and PhD in Speech Signal Processing all from the Tel Aviv University. Dr. Stettiner joined Arbe on November 1, 2016

Shlomit Hacohen, Chief Marketing Officer

Ms. Hacohen is a seasoned marketer with over 20 years of experience in developing marketing strategies, launching products, and building brand awareness. Prior to joining Arbe, Ms. Hacohen was CMO and executive marketer in organizations such as DEEP, Collabrium, Viaccess Orca, Comverse, and Check Point. Ms. Hacohen holds a BA in Management and Sociology from Tel Aviv University and an MBA from the Technion. Ms.  Hacohen joined Arbe on November 27, 2017.

Asaf Even-Chen, VP R&D Systems

Mr. Even-Chen has 20 years of experience in the semiconductor industry. Mr. Even-Chen has an extensive background in various engineering fields including system architecture, SOC and PHY architecture, VLSI, analog and RF. Prior to Arbe, Mr. Even Chen led the wireless connectivity system team at Texas Instruments, responsible for TI wireless MCU system and silicon device aspects. Mr. Even-Chen holds a BSc in electrical engineering from Bar Ilan University. Mr. Even-Chen joined Arbe on March 2, 2019

Avi Bauer, VP IC

Mr. Bauer has more than 25 years of experience in the semiconductor field with a focus on RFIC research and development. Prior to joining Arbe, Mr. Bauer worked in DSP Group where he headed an RF team of 20 engineers from product concept, through IC development, product qualification and customer support. His professional portfolio includes being among the founders of Butterfly (acquired by Texas Instruments) and international companies in semiconductor and automotive such as TI and Sensata Technologies. Mr. Bauer holds a BSc in Electrical Engineering and an MBA from the Tel Aviv University. Mr. Bauer joined Arbe on May 1, 2017.

Roman Levi, VP Sales

Mr. Levi leads Arbe’s activities in Asia Pacific, has vast experience in business development, investment banking with leading startups in the Chinese market. Prior to joining Arbe, Mr. Levi established the China Israel Team, and was Partner at the Wise Consulting Group. Mr. Levi holds a BA in Political studies from Bar Ilan University and a MAs in Political Science and Government as well as in International Relations and Affairs both from the Tel Aviv University. Mr. Levi joined Arbe on January 3, 2018.

Shay Naeh, VP Operations

Mr. Naeh has over 23 years of experience in semiconductors design, program management, quality, and operations with automotive tier 1s and OEMs. Prior to joining Arbe, Mr. Naeh worked with Texas Instruments and Valens. Mr. Naeh holds a B.Sc. in Electrical Engineering and an MBA both from the Tel Aviv University. Mr. Naeh joined Arbe on December 6, 2020.

Michal Doron, VP HR

Ms. Doron has over 20 years of human resources experience in large scale corporates such as Applied Materials and Avaya, as well as Growth Startups like Telmap. Prior to Arbe she held a senior HR business partner position and talent acquisition manager at Applied Materials. Ms. Doron also has expertise in compensation and benefits, talent management and diversity and inclusion. Ms. Doron is certified in Prevention of Sexual Harassment and holds a BA in Behavioral Science from Ben Gurion University. Ms. Doron joined Arbe in June 2021.

Yair Shamir, Director

Mr. Shamir is the founding and managing partner of Catalyst Investments. Mr. Shamir was appointed as a director in the company on December 9, 2019, and he will serve as chairman of the board. Mr. Shamir was elected as a member of the 19th Knesset (Israeli Parliament) and served as Minister of Agriculture and Rural Development for the Government of Israel from 2013 until 2015. Mr. Shamir serves as chairman of the Shalem Collage, a research and educational institute in Jerusalem and chairman of the General Meeting of Ohalo College. Mr. Shamir has formerly served as chairman of the National Road Safety Authority and of four government companies: Metropolitan Mass Transit System (NTA), Israel Aerospace Industries (IAI), EL-AL Israel Airways and the National Roads Company.  Mr. Shamir has served as a member of numerous company boards within Catalyst’s investment portfolio. From 2003 to-2007, Mr. Shamir was the Chairman of Shamir Optical Industry Ltd (NASDAQ: SHMR). From 1997-2006, Mr. Shamir served as the CEO and Chairman of VCON Telecommunications Ltd. From 2005-2013, he served as a board member of DSP Group Corporation (NASDAQ: DSPG). Mr. Shamir was the CEO of Elite Food Industries, Ltd between the years of 1994 and 1995. From 1995 to 1997, Mr. Shamir served as Executive Vice President of the Challenge Fund L.P. Prior to this he was Executive VP of Scitex Corporation and General Manager of Scitex Israel from 1988 until 1993. Mr. Shamir was the Chairman of Gvahim from 2006 to 2013. He was also a Board Member of Mikveh Israel from 2010 until 2013. Mr. Shamir was also a member of the Board of Governors of the Technion University and sat on the executive committee of the Beer Sheva University from 1990 until 2013. Mr. Shamir served in the Israeli Air Force as a pilot and commander from 1963-1988. During his term in the Air Force, Mr. Shamir attained the rank of colonel and served as head of the electronics department, the highest professional electronics position within the Israeli Air Force. Mr. Shamir holds a B.Sc. in Electronics Engineering from the Technion, Israel Institute of Technology.

Ehud Levy, Director

Mr. Levy was appointed as a director on March 29, 2016. Mr. Levy is the Managing General Partner of Canaan Partners Israel, a Venture Partner with Lenovo Capital heading its investment opportunities in Israel, and an active private investor in tech companies operating as a partner with Kaedan Capital. Prior to these activities, Mr. Levy was a Managing Partner at Vertex VC for seven years. Among other successful investments, Mr. Levy identified Waze as a bright star from the start, leading the first investment round in the company and serving on its board of directors until its acquisition by Google for over $1 Billion. Previously, Mr. Levy co-founded and served as Chairman and CEO of Ki-Bi Mobile Technologies and led the business from concept to commercial success, an IPO in London and eventual acquisition. Earlier, Mr. Levy served as COO and CFO of Telegate, a telecommunications company, where he was responsible for a restructuring plan leading to the successful acquisition of the company. Prior to Telegate, Mr. Levy was an investment banker in New York and Tel Aviv. Mr. Levy holds a BSc in Computer Engineering (with honors) from the Technion in Israel, and an MBA from Columbia Business School, New York.

Mor Assia, Director

Ms. Assia, was appointed as a director at the closing of the Merger. Ms. Assia is founding partner and Co-CEO of iAngels, and General Partner in the iNgenuity Fund. An Israeli high-tech insider, a graduate of the IDF’s elite intelligence unit 8200, Ms. Assia leads iAngels’ investment committee, deal screening, due diligence and portfolio management activities. Ms. Assia’s tech background with SAP, IBM and Amdocs has proven invaluable in assessing new technologies and her ability to deep dive with entrepreneurs into their business strategy and solution has created a strong foundation for relationship building. Ms. Assia has been instrumental in structuring and pricing investment rounds and consistently brings value add partnerships to help portfolio companies. Ms. Assia is a recognized investment expert in the areas of Fintech, AI and Automotive. She holds a Bachelor’s degree in Mathematics and Computer Science from the Technion, Israel’s Institute of Technology, and an MBA from Columbia University in NY. Ms. Assia mentors on several accelerator programs and serves as a board member for iAngels portfolio companies. Ms. Assia is currently an observer in the Board of Directors of Arbe.

Boaz Schwartz PhD, Director

Dr. Schwartz was appointed as a director at the closing of the Merger. Dr. Schwartz is a seasoned finance professional and a tech investor. Dr. Schwartz has founded and managed Deutsche Bank Israel for 24 years and until December 2020. Following his retirement from Deutsche Bank, Dr. Schwartz became an active tech investor in both early and late-stage companies. He has a wide portfolio of investments in Fintech, Autotech and other technology related ventures. Dr. Schwartz is an active investor and works closely with his investee companies helping on both strategy and finance related matters. Dr. Schwartz has developed Deutsche Bank Israel to become one of the leading global investment banks operating in Israel with very strong corporate finance advisory franchise, the leading project finance bank in Israel, the top foreign bank on TASE, and a leading trader in the Israeli fixed income and forex. Dr. Schwartz is a board member of IDC Herzliya — the only private university in Israel; iArgento Ltd — a traded venture capital fund; Covercy Ltd — a real estate investment management SaaS platform; and the vice-Chairman of Zabar Solar Ltd. — a leading green energy developer and operator. Dr. Schwartz is also a long time member of the Israeli chapter of the YPO. Dr. Schwartz earned a PhD in Finance from the University of Chicago; MBA with Distinction from the Wharton School at the University of Pennsylvania; MSc and BSc in Electrical Engineering from the University of Tel Aviv.

E. Scott Crist, Director

Mr. Crist was appointed as a director at the closing of the Merger. Mr. Crist is managing partner for Texas Ventures as well as CEO of Osperity, a leader in AI-driven computer vision for the industrial sector. He also was chairman and CEO of ITAC until the closing of the Merger and he is ITAC’s designee as director. Mr. Crist has an extensive background as an entrepreneur and venture capitalist and was the former CEO of Infrastructure Networks and founder/CEO of Telscape International (NASDAQ), a telecommunications company focused on certain emerging markets around the world. Prior to that, he served as President and CEO for Matrix Telecom, which Inc. Magazine once ranked 7th on its list of the 500 fastest growing private companies in the US. Previously, Scott worked for Trammell Crow Group, IBM and Booz-Allen Hamilton. He has a Master of Business Administration from the Kellogg School at Northwestern University and a Bachelor of Science in Electrical Engineering from NC State University. He is also an Entrepreneur of the Year recipient from NASDAQ/Ernst & Young. In addition, Scott is chairman of the VA-Gov Housing fund, the nation’s largest lender for the Veteran Administration’s Homeless Shelter Program.

Classes of Directors

Our Amended Articles provide that our board is classified into three classes, with each class serving for a term of three years. The Class I directors, who serve until the first annual general meeting to be held in 2022, are Ehud Levy and Noam Arkind. The Class II directors, who serve until the annual general meeting in 2023, are Mor Assia and Dr. Boaz Schwartz. The Class III directors, who serve until the annual general meeting in 2024, are Yair Shamir, Kobi Marinka and Scott Crist. At each annual general meeting, commencing with the annual general meeting to be held in 2022, each of the successors elected to replace the directors of a Class whose term shall have expired at such annual general meeting shall be elected to hold office until the third annual general meeting next succeeding his/her election and until his/her respective successor shall have been elected and qualified. Notwithstanding anything to the contrary, each director shall serve until his/her successor is elected and qualified or until such earlier time as such director’s office is vacated.

Director Independence

As an Israeli company, Arbe is subject to various corporate governance requirements under the Israeli Companies Law. However, pursuant to regulations promulgated under the Israeli Companies Law, companies with shares traded on certain U.S. stock exchanges, including Nasdaq, may, subject to certain conditions, opt out from the Israeli Companies Law requirements to appoint external directors and related Israeli Companies Law rules concerning the composition of the audit committee, compensation committee and nominating committee of the board of directors (other than the gender diversification rule under the Israeli Companies Law, which requires the appointment of a director from the other gender if at the time a director is appointed all members of the board of directors are of the same gender). In accordance with these regulations, Arbe has elected to opt out of those requirements of the Israeli Companies Law. These exemptions will continue to be available to Arbe so long as: (i) it does not have a “controlling shareholder” as defined under the Israeli Companies Law, (ii) its shares are traded on certain U.S. stock exchanges, including Nasdaq, and (iii) it complies with the director independence requirements and the audit committee, compensation committee and nominating committee composition requirements under U.S. laws (including applicable Nasdaq rules) applicable to U.S. domestic issuers.

The term “controlling shareholder” as used in the Israeli Companies Law for purposes related to external directors and for the requirements related to appointment to the audit committee, compensation committee or nominating committee, as described below, means a shareholder with the ability to direct the activities of the company, other than by virtue of being an office holder. A shareholder is presumed to be a controlling shareholder if the shareholder holds 50% or more of the voting rights in a company or has the right to appoint the majority of the directors of the company or its general manager. With respect to certain matters (including various related party transactions), a controlling shareholder is deemed to include a shareholder that holds 25% or more of the voting rights in a public company if no other shareholder holds more than 50% of the voting rights in the company, but excludes a shareholder whose power derives solely from his or her position as a director of the company or from any other position with the company.

Accordingly, Arbe intends to comply with Nasdaq rule 5605(b)(1), which requires that the board of directors be comprised of a majority of independent directors, although as long as Arbe is a foreign private issuer, Arbe may elect to follow Israeli law in lieu of certain Nasdaq requirements, including the independent director requirement. A majority of the Arbe board of directors will be composed of directors who are “independent” as defined by the rules of Nasdaq and Arbe will seek to have all of the non-executive directors qualify as “independent” under these standards. The board of directors is expected to establish categorical standards to assist it in making its determination of director independence. We use the definition of “independence” of Nasdaq to make this determination. Arbe is not yet listed on Nasdaq, and although we use its definition of “independence,” its rules are inapplicable to Arbe until such time as we become listed on Nasdaq. Nasdaq Listing Rule 5605(a)(2) provides that an “independent director” is a person other than an officer or employee of Arbe or any other individual having a relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Nasdaq rules provide that a director cannot be considered independent if:

•        the director is, or at any time during the past three years was, an employee of Arbe;

•        the director or a family member of the director accepted any compensation from Arbe in excess of $120,000 during any period of 12 consecutive months within the three years preceding the independence determination (subject to certain exclusions, including, among other things, compensation for board or board committee service);

•        a family member of the director is, or at any time during the past three years was, an executive officer of Arbe;

•        the director or a family member of the director is a partner in, controlling shareholder of, or an executive officer of an entity to which Arbe made, or from which Arbe received, payments in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenue for that year or $200,000, whichever is greater (subject to certain exclusions);

•        the director or a family member of the director is employed as an executive officer of an entity where, at any time during the past three years, any of the executive officers of Arbe served on the compensation committee of such other entity; or

•        the director or a family member of the director is a current partner of Arbe’s outside auditor, or at any time during the past three years was a partner or employee of Arbe’s outside auditor, and who worked on Arbe’s audit.

Under the following three Nasdaq director independence rules a director is not considered independent: (a) Nasdaq Rule 5605(a)(2)(A), a director is not considered to be independent if he or she also is an executive officer or employee of Arbe, (b) Nasdaq Rule 5605(a)(2)(B), a director is not consider independent if he or she accepted any compensation from Arbe in excess of $120,000 during any period of twelve consecutive months within the three years preceding the determination of independence, and (c) Nasdaq Rule 5605(a)(2)(D), a director is not considered to be independent if he or she is a partner in, or a controlling shareholder or an executive officer of, any organization to which Arbe made, or from which Arbe received, payments for property or services in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenues for that year, or $200,000. Under such definitions, Arbe will have five independent directors.

The board of directors will assess on a regular basis, and at least annually, the independence of directors and will make a determination as to which members are independent. References to “Arbe” above include any subsidiary in a consolidated group with Arbe. The terms “immediate family member” and “executive officer” above are expected to have the same meanings specified for such terms in the Nasdaq listing standards.

However, as a foreign private issuer, Arbe is permitted to comply with Israeli corporate governance practices instead of the Nasdaq corporate governance rules, provided that it discloses which requirements it is not following and the equivalent Israeli requirement. Arbe intends to rely on this “home country practice exemption” solely with respect to the quorum requirement for shareholder meetings. As permitted under the Israeli Companies Law, pursuant to the Arbe’s Restated Articles, the quorum required for an ordinary meeting of shareholders will consist of at least two shareholders present in person, by proxy or by other voting instrument in accordance with the Israeli Companies Law, who hold at least 25% of the voting power of its shares (and in an adjourned meeting, with some exceptions, any number of shareholders). Although Arbe intends to comply with the rules generally applicable to U.S. domestic companies listed on Nasdaq, it may in the future decide to use the foreign private issuer exemption with respect to some or all of the other corporate governance rules. To the extent that Arbe elects to take advantage of the exceptions permitted to foreign private issuers, it must disclose those exceptions and describe the relevant Israeli law provisions.

Chairperson of the Board

The Arbe Restated Articles provide that the board of directors shall, from time to time, elect one of its members to be the chairperson of the board of directors, remove such chairperson from office and appoint in his/her place. Under the Israeli Companies Law, the chief executive officer (or any relative of the chief executive officer) may not serve as the chairperson of the board of directors, and the chairperson (or any relative of the chairperson) may not be vested with authorities of the chief executive officer without shareholder approval, for periods of up to three years each, consisting of a majority vote of the shares present and voting at a shareholders meeting, provided that either:

•        at least a majority of the shares of non-controlling shareholders or shareholders that do not have a personal interest in the approval voted at the meeting are voted in favor (disregarding abstentions); or

•        the total number of shares of non-controlling shareholders and shareholders who do not have a personal interest in such appointment voting against such appointment does not exceed 2% of the aggregate voting rights in the company.

In addition, a person subordinated, directly or indirectly, to the chief executive officer may not serve as the chairperson of the board of directors; the chairperson of the board may not be vested with authorities that are granted to those subordinated to the chief executive officer; and the chairperson of the board may not serve in any other position in the company or a controlled company, but he may serve as a director or chairman of a subsidiary.

External Directors

Under the Israeli Companies Law, companies incorporated under the laws of the State of Israel that are public companies, including companies with shares listed on Nasdaq, are required to appoint at least two external directors who must meet heightened independence requirements. Pursuant to regulations promulgated under the Israeli Companies Law, companies with shares traded on certain U.S. stock exchanges, including Nasdaq, may, subject to certain conditions, opt out from the Israeli Companies Law requirements to appoint external directors and related Israeli Companies Law rules concerning the composition of the audit committee, compensation committee and nominating committee of the board of directors. In accordance with these regulations, Arbe has elected to opt out from these Israeli Companies Law requirements, and has not appointed an external director. Instead, Arbe must comply with the director independence requirements, the audit committee, the compensation committee and the nominating committee composition requirements under U.S. laws (including applicable Nasdaq rules) applicable to U.S. domestic issuers.

Committees of the Board of Directors

The board of directors will have the following standing committees: an Audit Committee, a Compensation Committee and a Nominating & Governance Committee.

Audit Committee

The Audit Committee will be responsible, among its other duties and responsibilities, for overseeing Arbe’s accounting and financial reporting processes, audits of financial statements, qualifications and independence of the independent registered public accounting firm, the effectiveness of internal control over financial reporting and the performance of the internal audit function and independent registered public accounting firm. The Audit Committee will review and assess the qualitative aspects of Arbe’s financial reporting, processes to manage business and financial risks, and compliance with significant applicable legal, ethical and regulatory requirements. The Audit Committee will be directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm. In addition, the Audit Committee will be responsible for the following additional matters pursuant to the Israeli Companies Law:

•        recommending to the board of directors the retention and termination of the internal auditor, and the internal auditor’s engagement fees and terms, in accordance with the Israeli Companies Law as well as approving the yearly or periodic work plan proposed by the internal auditor;

•        reviewing with the general counsel and/or external counsel, as deemed necessary, legal and regulatory matters that could have a material impact on the financial statements;

•        identifying irregularities in the company’s business administration, including by consulting with the internal auditor or with the independent auditor, and suggesting corrective measures to the board of directors;

•        reviewing policies and procedures with respect to transactions (other than transactions related to the compensation or terms of services) between the company and officers and directors, or affiliates of officers or directors, or transactions that are not in the ordinary course of Arbe’s business and deciding whether to approve such acts and transactions if so required under the Israeli Companies Law; and

•        establishing procedures for the handling of employees’ complaints as to the management of our business and the protection to be provided to such employees.

Following the closing of the Business Combination, the charter of the Audit Committee will be available without charge the website of Arbe.

The members of the Audit Committee are expected to be Yair Shamir, Ehud Levy and Boaz Schwartz. The board of directors is expected to designate Boaz Schwartz as an “audit committee financial expert” and to determine that each member is “financially literate” under the Nasdaq rules. The board of directors is also expected to determine that each member of the Audit Committee is “independent” as defined under the Nasdaq rules and Exchange Act rules and regulations.

Compensation Committee

The Compensation Committee will be responsible, among its other duties and responsibilities, for reviewing and approving all forms of compensation to be provided to, and employment agreements with, the executive officers and directors of Arbe, establishing the general compensation policies of Arbe and its subsidiaries and reviewing, approving and overseeing the administration of the employee benefits plans of Arbe. The Compensation Committee will also be responsible for:

•        recommending to the board of directors with respect to the approval of the compensation policy for “office holders” (a term used under the Israeli Companies Law, which essentially means directors and executive officers) and, once every three years, regarding any extensions to a compensation policy that has been in effect for a period of more than three years;

•        reviewing the implementation of the compensation policy and periodically recommending to the board of directors with respect to any amendments or updates of the compensation plan;

•        resolving whether or not to approve arrangements with respect to the terms of office and employment of office holders; and

•        exempting, under certain circumstances, from the requirement of approval by the general meeting of shareholders, transactions with the chief executive officer of Arbe.

The charter of the Compensation Committee will be available without charge at the website of Arbe.

The members of the Compensation Committee are expected to be Mor Assia and, Boaz Schwartz with the third member to be determined. The board of directors is expected to determine that each member of the Compensation Committee is “independent” as defined under the Nasdaq listing standards. The Compensation Committee has the authority to retain compensation consultants, outside counsel and other advisers.

Compensation Policy under the Israeli Companies Law

In general, under the Israeli Companies Law, a public company must have a compensation policy approved by the board of directors after receiving and considering the recommendations of the compensation committee. In addition, a compensation policy must be approved at least once every three years, first, by the board of directors, upon recommendation of its compensation committee, and second, by a simple majority of the ordinary shares present, in person or by proxy, and voting at a shareholders meeting, provided that either:

•        such majority includes at least a majority of the shares held by shareholders who are not controlling shareholders and do not have a personal interest in such compensation policy and who are present and voting (excluding abstentions); or

•        the total number of shares of non-controlling shareholders and shareholders who do not have a personal interest in the compensation policy and who vote against the policy, does not exceed 2% of the company’s aggregate voting rights.

In the event that the shareholders fail to approve the compensation policy in a duly convened meeting, the board of directors may nevertheless override that decision, provided that the compensation committee and then the board of directors decide, on the basis of detailed reasons and after further review of the compensation policy, that approval of the compensation policy is for the benefit of the company despite the failure of the shareholders to approve the policy.

If a company that adopts a compensation policy in advance of its initial public offering (or in this case, prior to the closing of the Business Compensation) describes the policy in its prospectus for such offering, then that compensation policy will be deemed validly adopted in accordance with the Israeli Companies Law and will remain in effect for term of five years from the date such company becomes a public company.

The compensation policy must serve as the basis for decisions concerning the financial terms of employment or engagement of office holders, including exculpation, insurance, indemnification or any monetary payment or obligation of payment in respect of employment or engagement. The compensation policy must relate to certain factors, including advancement of the company’s objectives, business plan and long-term strategy, and creation of appropriate incentives for office holders. It must also consider, among other things, the company’s risk management, size, and the nature of its operations. The compensation policy must furthermore consider the following additional factors:

•        the education, skills, experience, expertise and accomplishments of the relevant office holder;

•        the office holder’s position, responsibilities and prior compensation agreements with him or her;

•        the ratio between the cost of the terms of employment of an office holder and the cost of the employment of other employees of the company, including employees employed through contractors who provide services to the company, in particular the ratio between such cost, the average and median salary of the employees of the company, as well as the impact of such disparities on the work relationships in the company;

•        if the terms of employment include variable components — the possibility of reducing variable components at the discretion of the board of directors and the possibility of setting a limit on the value of non-cash variable equity-based components; and

•        if the terms of employment include severance compensation — the term of employment or office of the office holder, the terms of his or her compensation during such period, the company’s performance during the such period, his or her individual contribution to the achievement of the company goals and the maximization of its profits and the circumstances under which he or she is leaving the company.

The compensation policy must also include, among other things:

•        with regard to variable components of compensation:

•        with the exception of office holders who report directly to the chief executive officer, provisions determining the variable components on the basis of long-term performance and on measurable criteria; however, the company may determine that an immaterial part of the variable components of the compensation package of an office holder will be awarded based on non-measurable criteria, if such amount is not higher than three monthly salaries per annum, while taking into account such office holder’s contribution to the company; and

•        the ratio between variable and fixed components, as well as the limit on the values of variable components at the time of their grant.

•        a condition under which the office holder will return to the company, according to conditions to be set forth in the compensation policy, any amounts paid as part of his or her terms of employment, if such amounts were paid based on information later to be discovered to be wrong, and such information was restated in the company’s financial statements;

•        the minimum holding or vesting period of variable equity-based components to be set in the terms of office or employment, as applicable, while taking into consideration long-term incentives; and

•        a limit on retirement grants.

Arbe’s compensation policy, which became effective immediately after the consummation of the Business Combination, is designed to promote retention and motivation of directors and executive officers, incentivize superior individual excellence, align the interests of our directors and executive officers with the long-term performance of Arbe and provide a risk management tool. To that end, a portion of an executive officer compensation package is targeted to reflect the short and long-term goals, as well as the executive officer’s individual performance. On the other hand, its compensation policy includes measures, such as limits on the value of cash bonuses and equity-based compensation, limitations on the ratio between the variable and the total compensation of an executive officer and minimum vesting periods for equity-based compensation.

The compensation policy also addresses Arbe’s executive officers’ individual characteristics (such as their respective positions, education, scope of responsibilities and contribution to the attainment of its goals) as the basis for compensation variation among its executive officers and considers the internal ratios between compensation of its executive officers and directors and other employees. Pursuant to Arbe’s compensation policy, the compensation that may be granted to an executive officer may include: base salary, annual bonuses and other cash bonuses (such as a signing bonus and special bonuses with respect to any special achievement, such as outstanding personal achievement, outstanding personal effort or outstanding company performance), equity-based compensation, benefits and retirement and termination of service arrangements. All cash bonuses are limited to a maximum amount linked to the executive officer’s base salary. In addition, the total variable compensation components (cash bonuses and equity-based compensation) may not exceed 85% of each executive officer’s total compensation package with respect to any given calendar year.

An annual cash bonus may be awarded to executive officers upon the attainment of pre-set periodic objectives and individual targets. The annual cash bonus that may be granted to Arbe’s executive officers other than its chief executive officer will be based on performance objectives and a discretionary evaluation of the executive officer’s overall performance by the chief executive officer and subject to minimum thresholds. Furthermore, Arbe’s chief executive officer will be entitled to recommend performance objectives, and such performance objectives will be approved by the Compensation Committee and by Arbe’s board of directors.

The measurable performance objectives of Arbe’s chief executive officer will be determined annually by Arbe’s Compensation Committee (and, if required by law, by Arbe’s board of directors) and will include the weight to be assigned to each achievement in the overall evaluation. A less significant portion of the chief executive officer’s annual cash bonus may be based on a discretionary evaluation of the chief executive officer’s overall performance by the Compensation Committee and the board of directors based on quantitative and qualitative criteria.

The equity-based compensation under the compensation policy for Arbe’s executive officers is designed in a manner consistent with the underlying objectives in determining the base salary and the annual cash bonus. Primary objectives include enhancing the alignment between the executive officers’ interests and Arbe’s long-term interests and those of its shareholders and strengthening the retention and the motivation of executive officers in the long term. Arbe’s compensation policy provides for executive officer compensation in the form of share options or other equity-based awards, such as restricted shares and restricted share units, in accordance with its share incentive plan then in place. Generally, all equity-based incentives granted to executive officers will be subject to vesting periods in order to promote long-term retention of the awarded executive officers. Equity-based compensation will be granted from time to time and be individually determined and awarded according to the performance, educational background, prior business experience, qualifications, role and the personal responsibilities of the executive officer.

In addition, the compensation policy contains a compensation recovery provision which allows Arbe under certain conditions to recover bonuses paid in excess due to an accounting restatement, enables its chief executive officer to approve immaterial changes in the terms of employment of an executive officer (provided that the changes of the terms of employment are in accordance with our compensation policy) and allows Arbe to exculpate, indemnify and insure its executive officers and directors subject to certain limitations as set forth therein.

The compensation policy also provides for compensation to the members of Arbe’s board of directors either (i) in accordance with the amounts provided in the Companies Regulations (Rules Regarding the Compensation and Expenses of an External Director) 5760-2000, as amended by the Companies Regulations (Relief for Public Companies Traded in Stock Exchange Outside of Israel) 5760-2000, as such regulations may be amended from time to time, or (ii) in accordance with the amounts determined in the compensation policy.

Arbe’s compensation policy, which was approved by its board of directors and shareholders, will became effective upon the closing of the Business Combination and is filed as an exhibit to the registration statement of which this prospectus forms a part.

Nominating and Governance Committee

Following the closing of the Business Combination, Arbe’s Nominating and Governance Committee will consist of Yair Shamir, Ehud Levy and Mor Assia, and be responsible, among other things, for:

•        overseeing and assisting its board in reviewing and recommending nominees for election as directors;

•        assessing the performance of the members of the board; and

•        establishing and maintaining effective corporate governance policies and practices, including, but not limited to, developing and recommending to the board a set of corporate governance guidelines applicable to Arbe.

The charter of the Nominating Committee will be available without charge at the website of Arbe.

Internal Auditor

Under the Israeli Companies Law, the board of directors of a public company must appoint an internal auditor based on the recommendation of the audit committee. The role of the internal auditor is, among other things, to examine whether a company’s actions comply with applicable law and orderly business procedure. Under the Israeli Companies Law, the internal auditor cannot be an interested party or an office holder or a relative of an interested party or an office holder, nor may the internal auditor be the company’s independent auditor or its representative. An “interested party” is defined in the Israeli Companies Law as: (i) a holder of 5% or more of the issued share capital or voting power in a company, (ii) any person or entity who has the right to designate one or more directors or to designate the chief executive officer of the company, or (iii) any person who serves as a director or as a chief executive officer of the company. Arbe has not yet appointed an internal auditor.

DIRECTOR AND EXECUTIVE COMPENSATION

Directors

Under the Israeli Companies Law, the compensation of a public company’s directors requires the approval of its compensation committee, the subsequent approval of its board of directors and, unless exempted under regulations promulgated under the Israeli Companies Law, the approval of its shareholders at a general meeting. If the compensation of a public company’s directors is inconsistent with its stated compensation policy, then those provisions that must be included in the compensation policy according to the Israeli Companies Law must have been considered by the compensation committee and the board of directors, and the shareholder approval will require a special majority (which we refer to herein as a “special compensation majority vote”) under which:

•        at least a majority of the shares held by all shareholders who are not controlling shareholders and do not have a personal interest in such matter, present and voting at such meeting, are voted in favor of the compensation package, excluding abstentions; or

•        the total number of shares of non-controlling shareholders and shareholders who do not have a personal interest in such matter voting against the compensation package does not exceed 2% of the aggregate voting rights in the company.

Executive Officers other than the Chief Executive Officer

The Israeli Companies Law requires the approval of the compensation of a public company’s executive officers (other than the chief executive officer) in the following order: (i) the compensation committee, (ii) the board of directors, and (iii) if such compensation arrangement is inconsistent with the company’s stated compensation policy, the company’s shareholders (by a special compensation majority vote as described above). However, if the shareholders of the company do not approve a compensation arrangement with an executive officer that is inconsistent with the company’s stated compensation policy, the compensation committee and board of directors may override the shareholders’ decision if each of the compensation committee and the board of directors provide detailed reasons for their decision.

Chief Executive Officer

Under the Israeli Companies Law, the compensation of a public company’s chief executive officer is required to be approved by: (i) the company’s compensation committee; (ii) the company’s board of directors, and (iii) the company’s shareholders (by a special compensation majority vote as described above). However, if the shareholders of the company do not approve the compensation arrangement with the chief executive officer, the compensation committee and board of directors may override the shareholders’ decision if each of the compensation committee and the board of directors provide detailed reasons for their decision. The approval of each of the compensation committee and the board of directors should be in accordance with the company’s stated compensation policy; however, in special circumstances, they may approve compensation terms of a chief executive officer that are inconsistent with such policy, provided that they have considered those provisions that must be included in the compensation policy according to the Israeli Companies Law and that shareholder approval was obtained (by a special compensation majority vote as described above). In addition, the compensation committee may waive the shareholder approval requirement with regard to the approval of the engagement terms of a candidate for the chief executive officer position if the compensation committee determines that the compensation arrangement is consistent with the company’s stated compensation policy, that the chief executive officer did not have a prior business relationship with the company or a controlling shareholder of the company and that subjecting the approval of the engagement to a shareholder vote would impede the company’s ability to engage the chief executive officer candidate.

Aggregate Compensation of Executive Officers and Directors

The aggregate compensation paid by Arbe and its subsidiaries to its executive officers and directors, including share-based compensation, for the year ended December 31, 2020, was approximately $1.7 million. This amount includes approximately $0.22 million set aside or accrued to provide pension, severance, retirement or similar benefits or expenses, but does not include business travel, relocation, professional and business association dues and expenses reimbursed to office holders, and other benefit costs commonly reimbursed or paid by companies in Israel. In addition, we incurred $0.1 million of share-based compensation expense related to equity awards made by us to our executive officers and directors in 2020.

In addition, see “Description of the Transactions — Merger Consideration” for a description on the payments to Arbe’s management in connection with the consummation of the Business Combination Agreement.

As of June 30, 2021, options to purchase 1,473,774 Arbe Ordinary Shares granted to Arbe’s executive officers and directors were outstanding under its equity incentive plans at a weighted-average exercise price of $0.59 per share.

Arbe will develop a compensation plan for its independent directors.

Equity Incentive Plans

2016 Incentive Share Option Plan

Arbe’s 2016 Incentive Share Option Plan (the “2016 Plan”) was adopted by its board of directors on September 25, 2016. The 2016 Plan provides for the grant of options to Arbe’s employees, directors, office holders, service providers and consultants of Arbe and its subsidiaries.

Authorized Shares.    As of October 21, 2021, there were 3,951,112 Ordinary Shares subject to options under the 2016 plan and 52,318 Ordinary Shares reserved and available for issuance under the 2016 Plan. Arbe Ordinary Shares subject to options granted under the 2016 Plan that expire or become unexercisable without having been exercised will become available again for future grant.

Administration.    Arbe’s board of directors, or a duly authorized committee of Arbe’s board of directors, serves as administrator (the “administrator”) of the 2016 Plan. Under the 2016 Plan, the administrator has the full power and authority, subject to applicable law, to, among other things: (i) designate participants in the 2016 Plan; (ii) determine the terms and provisions of the respective option agreements, including, but not limited to, the number of options to be granted to each optionee, the number of shares to be covered by each option, provisions concerning the time and the extent to which the option may be exercised and the nature and duration of restriction as to the transferability and to amend, cancel, suspend, convert or substitute such option agreements, as necessary; (iii) determine the fair market value of the shares covered by each option; (iv) make an election as to the type of Section 102 approved option; (v) designate the type of options; (vi) interpret the provisions and supervise the administration of the 2016 Plan; (vii) accelerate the right of an optionee to exercise in whole or in part, any previously granted option; (viii) determine the exercise price of the option; (ix) prescribe, amend and rescind rules and regulation relating to the 2016 Plan; (x) extend the period of the 2016 Plan; and (xi) make all other determinations deemed necessary or advisable for the administration of the 2016 Plan, including, without limitation, to adjust the terms of the 2016 Plan or any option agreement so as to reflect (a) changes in applicable law and (b) the laws of other jurisdictions within which Arbe wishes to grant options.

Eligibility.    The 2016 Plan provides for granting Options under the Israeli tax regime, including in compliance with Section 102 (“Section 102”) of the Israeli Income Tax Ordinance (New Version), 5721-1961 (the “Ordinance”), and Section 3(i) of the Ordinance.

Section 102 of the Ordinance allows employees, directors and officers who are not “controlling shareholders” (as used under the Ordinance) and are considered Israeli residents to receive favorable tax treatment for compensation in the form of shares or options under certain terms and conditions. Arbe’s non-employee service providers and controlling shareholders who are considered Israeli residents may only be granted options under section 3(i) of the Ordinance, which does not provide for similar tax benefits. Section 102 includes two alternatives for tax treatment involving the issuance of options or shares to a trustee for the benefit of the grantees and also includes an additional alternative for the issuance of options or shares directly to the grantee. Section 102(b)(2) of the Ordinance, which provides the most favorable tax treatment for the grantee, permits the issuance to a trustee under the “capital gain track.”

Grant.    Options granted pursuant to the 2016 Plan are evidenced by (i) a resolution of Arbe’s board of directors and/or a written option agreement between Arbe and the optionee, in such form as the administrator has from time to time approved and (ii) any all other documents required by Arbe, whether before or after the grant of the options (including, without limitation, any customary documents and undertaking towards the trustee, if applicable, and/or the tax authorities. Each option agreement states, among other matters, the number of shares to which the option relates, the type of option granted thereunder, the vesting dates, the exercise price per share, the expiration date and such other terms and conditions as the administrator in its discretion may prescribe, provided that they are consistent with the 2016 Plan. In case of a conflict between the provisions of the 2016 Plan and an option agreement, the provisions of the 2016 Plan will prevail, unless otherwise specifically stated in the option agreement.

Each granted option will expire no later than seven years from the date of the grant thereof, unless a shorter term of expiration is otherwise designated by the administrator.

Awards.    The 2016 Plan provides for the grant of options to purchase one or more Arbe Ordinary Shares pursuant to the 2016 Plan.

Exercise.    An option under the 2016 Plan may be exercised by providing Arbe with a written notice of exercise and full payment of the exercise price for such shares, in such form and method as may be determined by the administrator and, when applicable, by the trustee in accordance with the requirements of Section 102, the Ordinance and any other applicable law.

Transferability.    Other than by will, the laws of descent and distribution or as otherwise provided under the 2016 Plan, neither the options nor any right in connection with such options are assignable or transferable.

Termination of Employment.    In the event of termination of an optionee’s employment or service with Arbe or any of its affiliates, all vested and exercisable awards held by such optionee as of the date of termination will expire, unless extended as specified below.

In the event of an optionee’s termination of employment or service, on the termination date, the unvested portion of the optionee’s option will cease to vest and such unvested options will expire and will not become exercisable. In the event of termination of employment or service of an optionee, vested options as of the termination date will expire.

Notwithstanding any of the foregoing, and unless otherwise stated in the optionee’s option agreement, an option may be exercised after the termination date during an additional period of time beyond the date of such termination, but only with respect to the number of vested options at the time of such termination according to the vesting dates, if: (i) termination is without cause (as defined in the 2016 Plan), by Arbe or by the optionee, or retirement at the retirement age as defined in the applicable law of the optionee, in which event any vested options as of the termination date may be exercised within a period of sixty (60) days after the date of such termination, but in any event no later than the expiration date of such option. After such sixty-day period, all such unexercised awards will terminate, and the shares covered by such awards will again be available for issuance under the 2016 Plan; or (ii) termination is the result of death or disability of the optionee, in which event any vested options as of termination date may be exercised within a period of twelve (12) months after the date of such termination, but in any event no later than the expiration date of such option; or (iii) at any time the administrator may authorize, in its sole and absolute discretion and without such act constituting a precedent in respect of any other optionee, an extension of the terms of all or part of the vested options beyond the date of such termination for a period not to exceed the period during which the options by their terms would otherwise have been expired.

Adjustments.    In the event of any merger, reorganization, consolidation, recapitalization, share dividend, share split, share distribution, spin off, combination or reclassification of the Arbe Ordinary Shares or any other change in corporate structure affecting the number of the Arbe Ordinary Shares, an adjustment in the number of Arbe Ordinary Shares to be covered by the 2016 Plan, or the exercise price, will be made by the administrator, in its sole direction, consistent with its determinations under the 2016 Plan.

In the event of a transaction involving Arbe, the unexercised options then outstanding under the 2016 Plan or a portion thereof may be, subject to the approval of the board of directors and the successor company, assumed or substituted for an appropriate number of options or shares or other securities of the successor company (or a parent or subsidiary of the successor company). In the event of such assumption and/or substitution of options, appropriate adjustments will be made to the exercise price so as to reflect such action and all other terms and conditions of the option agreement will remain unchanged, including, but not limited to, the vesting schedule, unless otherwise determined by the administrator, which determination will be in its sole discretion and final. In any such transaction, if the successor company (or parent or subsidiary of the successor company) does not agree to assume or substitute the options, the board will have full power and authority to determine that (i) the vesting dates will be accelerated so that any unvested option or any portion thereof will be immediately vested upon the occurrence of the transaction; or (ii) any unvested options will be cancelled or cashed out in connection with the transaction. Notwithstanding anything to the contrary in the 2016 Plan and subject to the above, if, in a transaction, the successor company (or parent or subsidiary of the successor company) does not agree to assume or substitute the options, unless determined otherwise by the board, all unexercised options and all unvested options will expire as of the date of the transaction.

2021 Equity Incentive Plan

Arbe adopted a new incentive plan (the “2021 Plan”) under which it may grant equity-based incentive awards to attract, motivate and retain the talent for which it competes. The maximum number of shares that may be issued pursuant to the 2021 Plan is the sum of (a) 4,079,136 ordinary shares plus (and without the need to further amend the Plan) (b) on January 1 of each calendar year beginning on January 1, 2022 and ending on and including January 1, 2031, a number of Shares equal to the lesser of: (i) 5% of the total number of ordinary shares outstanding on December 31 of the immediately preceding calendar year, and (ii) an amount determined by the Board, if so determined prior to the January 1 of the calendar year in which the increase will occur. Upon the adoption of the 2021 Plan, Arbe will no longer grant any awards under the 2016 Plan, although previously granted options under the 2016 Plan will remain outstanding and governed by the 2016 Plan. The 52,318 ordinary shares which could be the subject of awards under the 2016 Plan can be awarded under the 2021 Plan.

Administration.    Arbe’s board of directors, or a duly authorized committee of Arbe’s board of directors, will administer the 2021 Plan. Under the 2021 Plan, the administrator has the authority, subject to applicable law, to interpret the terms of the 2021 Plan and any award agreements or awards granted thereunder, designate recipients of awards, determine and amend the terms of awards, including the exercise price of an option award, the fair market value of an ordinary share, the time and vesting schedule applicable to an award or the method of payment for an award, accelerate or amend the vesting schedule applicable to an award, prescribe the forms of agreement for use under the 2021 Plan and take all other actions and make all other determinations necessary for the administration of the 2021 Plan.

The administrator also has the authority to amend and rescind rules and regulations relating to the 2021 Plan or terminate the 2021 Plan at any time before the date of expiration of its ten-year term.

Eligibility.    The 2021 Plan provides for granting awards under various tax regimes, including, without limitation, for awards granted to Arbe’s Israeli employees or service providers, in compliance with Section 102 of the Ordinance or Section 3(i) of the Ordinance and for awards granted to non-Israeli employees or service providers.

Section 102 of the Ordinance allows employees, directors and officers who are not “controlling shareholders” (as used under the Ordinance) and are considered Israeli residents to receive favorable tax treatment for compensation in the form of shares or options. Arbe’s non-employee service providers and controlling shareholders may only be granted options under section 3(i) of the Ordinance, which does not provide for similar tax benefits.

Grant.    All awards granted pursuant to the 2021 Plan will be evidenced by an award agreement, in a form approved, from time to time, by the administrator. The award agreement will set forth the terms and conditions of the award, including the type of award, number of shares subject to such award, vesting schedule and conditions (including performance goals or measures) and the exercise price, if applicable. Certain awards under the 2021 Plan may constitute or provide for a deferral of compensation, subject to Section 409A of the Code, which may impose additional requirements on the terms and conditions of such awards.

Awards.    The 2021 Plan provides for the grant of stock options (including incentive stock options and nonqualified stock options), ordinary shares, restricted shares, restricted share units and other share-based awards.

Exercise.    An award under the 2021 Plan may be exercised by providing Arbe with a written or electronic notice of exercise and full payment of the exercise price for such shares underlying the award, if applicable, in such form and method as may be determined by the administrator and permitted by applicable law. An award may not be exercised for a fraction of a share. With regard to tax withholding, exercise price and purchase price obligations arising in connection with awards under the 2021 Plan, the administrator may, in its discretion, accept cash, provide for net withholding of shares in a cashless exercise mechanism or direct a securities broker to sell shares and deliver all or a part of the proceeds to Arbe.

Transferability.    Other than by will, the laws of descent and distribution or as otherwise provided under the 2021 Plan, neither the options nor any right in connection with such options are assignable or transferable.

Termination of Employment.    In the event of termination of a grantee’s employment or service with Arbe or any of its affiliates, all vested and exercisable awards held by such grantee as of the date of termination may be exercised within three months after such date of termination, unless otherwise determined by the administrator. After such period, all such unexercised awards will terminate and the shares covered by such awards will again be available for issuance under the 2021 Plan.

In the event of termination of a grantee’s employment or service with Arbe or any of its affiliates due to such grantee’s death, permanent disability or retirement, all vested and exercisable awards held by such grantee as of the date of termination may be exercised by the grantee or the grantee’s legal guardian, estate, or by a person who acquired the right to exercise the award by bequest or inheritance, as applicable, within twelve months after such date of termination, unless otherwise provided by the administrator. Any awards which are unvested as of the date of such termination or which are vested but not then exercised within such date, will terminate and the shares covered by such awards will again be available for issuance under the 2021 Plan.

Notwithstanding any of the foregoing, if a grantee’s employment or services with Arbe or any of its affiliates is terminated for “cause” (as defined in the 2021 Plan), all outstanding awards held by such grantee (whether vested or unvested) will terminate on the date of such termination (and in certain circumstances defined in the 2021 Plan, within 12 months thereafter), and the shares covered by such awards shall again be available for issuance under the 2021 Plan.

Transactions.    In the event of a recapitalization event, as defined in the 2021 Plan, including share split, reverse share split, share dividend, combination or reclassification of Arbe’s shares, or any other increase or decrease in the number of issued shares effected without receipt of consideration by Arbe, the administrator in its sole discretion will make an appropriate adjustment in the number of shares related to each outstanding award and to the number of shares reserved for issuance under the 2021 Plan, to the class and kind of shares subject to the 2021 Plan, as well as the exercise price per share of each outstanding award, as applicable, the terms and conditions concerning vesting and exercisability and the term and duration of outstanding awards, or any other terms that the administrator adjusts in its discretion, or the type or class of security, asset or right underlying the award (which need not be only that of Arbe, and may be that of the surviving corporation or any affiliate thereof or such other acquiring party or entity party to any of the above transactions); provided that any fractional shares resulting from such adjustment will be rounded down to the nearest whole share unless otherwise determined by the administrator.

In the event of a merger or consolidation of Arbe, or a sale of all, or substantially all, of the Arbe’s shares or assets or other transaction having a similar effect on Arbe, or a change of control event (including an acquisition of 50% or more of the share capital) or change in the composition of the board of directors, or liquidation or dissolution, a structural change, as defined in the 2021 Plan, or such other transaction or circumstances that the board of directors determines to be a relevant transaction, then without the consent of the grantee, the administrator may but is not required to (i) cause any outstanding award to be assumed or substituted by such successor corporation, or (ii) regardless of whether or not the successor corporation assumes or substitutes the award (a) provide the grantee with the option to exercise the award as to all or part of the shares, and may provide for an acceleration of vesting of unvested awards, or (b) cancel the award and pay in cash, shares of Arbe, the acquirer or other corporation which is a party to such transaction or other property as determined by the administrator as fair in the circumstances. Notwithstanding the foregoing, the administrator may upon such event amend, modify or terminate the terms of any award as it shall deem, in good faith, appropriate.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Rights of appointment

Prior to the Merger, Arbe’s board of directors consisted of six directors. Pursuant to the then current Articles, certain of Arbe’s shareholders had rights to appoint members of the board of directors. Prior to the Closing, Arbe’s shareholders will have elected the post-closing Board of Directors, which will consist seven directors, consisting of four directors designated by Arbe, at least two of whom will be considered independent under Nasdaq requirements; one director designated by ITAC, and two independent directors (under Nasdaq requirements) mutually agreed on by Arbe and ITAC.

Agreements with directors and officers

Employment Agreements.

Arbe has in place employment agreements with each of its executive officers. The agreements do not have a specific term and may be terminated by either party with or without cause, provide for a monthly salary, provides for pension and severance benefits in accordance with Israeli law. These agreements provide for notice periods of varying duration for termination of the agreement by Arbe or by the relevant executive officer. These agreements also contain customary provisions regarding noncompetition, non-exploitation, confidentiality, and assignment of inventions. These agreements provide for the terms of each individual’s employment or service with Arbe, as applicable.

Exculpation, Indemnification and Insurance.

Arbe’s Restated Articles permit Arbe to exculpate, indemnify and insure certain of its office holders to the fullest extent permitted by the Israeli Companies Law. Arbe intends to enter into agreements with certain office holders, exculpating them from a breach of their duty of care to Arbe to the fullest extent permitted by law and undertaking to indemnify them to the fullest extent permitted by law, including with respect to liabilities resulting from the Transactions to the extent that these liabilities are not covered by insurance.

Transactions with Related Persons

1.      Kobi Marenko, Arbe’s CEO, has a non-controlling interest in Taya Ventures L.P, an investor in Arbe.

2.      In April 2020, in an effort to reduce overhead in response to COVID-19 pandemic, Arbe sublet a portion of its office space to a start-up company, for a term commencing on May 2021. The sublease was structured as an office space sublease and office services on an at-cost basis, based upon the number of office spaces that Arbe sublet. The sublease may be terminated by either party by providing the other party 30 days’ prior written notice. Mr. Marenko owns less than 2% of the equity interest in the startup company.

3.      Inter, a company owned by Kobi Marenko, purchased 50,167 Ordinary Shares in the PIPE offering for $501,670.

4.      Dr. Boaz Schwartz, a director of the Company, has an agreement with the Company pursuant to which he is entitled, for his service as a director, to an annual retainer of $100,000 plus VAT and options to purchase 0.1% of the share capital of the Company on a fully diluted basis, which is 81,589 ordinary shares, at an exercise price of $8.00 per share, which vest over three years on a quarterly basis.

Arbe and its non-management investors are parties to an amended investor rights agreements, which provides for a 180-day lock-up, as described under “Selling Shareholders,” and which grants the investors certain registration rights with respect to their Arbe Ordinary Shares, which agreements include standard covenants and indemnification provisions. This registration statement of which this prospectus is a part satisfies Arbe’s obligation to register the investors’ Arbe Ordinary Shares. In addition, in the event that Arbe wishes to provide additional registration rights, Arbe may be required to obtain the approval of the holders of majority of the Arbe Ordinary Shares held by the non-management investors as long as the non-management holders, as a group, continue to hold a majority of the Arbe Ordinary Shares held by them upon completion of the Merger. Such approval is not required if the proposed transaction is approved by a majority of Arbe’s independent directors. The investor rights agreement will continue and survive for a period of five years after the Closing.

Approval of Related Party Transactions under Israeli Law

Fiduciary Duties of Directors and Executive Officers

The Israeli Companies Law codifies the fiduciary duties that office holders owe to a company. An office holder is defined in the Israeli Companies Law as a general manager, chief business manager, deputy general manager, vice general manager, any other person assuming the responsibilities of any of these positions regardless of such person’s title, a director and any other manager directly subordinate to the general manager. Each person listed in the table under the section titled “Management Following the Business Combination” is an office holder under the Israeli Companies Law.

An office holder’s fiduciary duties consist of a duty of care and a duty of loyalty. The duty of care requires an office holder to act with the level of care with which a reasonable office holder in the same position would have acted under the same circumstances. The duty of loyalty requires that an office holder act in good faith and in the best interests of the company.

The duty of care includes a duty to use reasonable means to obtain:

•        information on the appropriateness of a given action submitted for his or her approval or performed by virtue of his or her position; and

•        all other important information pertaining to these actions.

The duty of loyalty includes a duty to:

•        refrain from any conflict of interest between the performance of his or her duties in the company and his performance of duties with respect to another position or his or her personal affairs;

•        refrain from any activity that is competitive with the business of the company;

•        refrain from exploiting any business opportunity of the company in order to receive a personal gain for himself or herself or others; and

•        disclose to the company any information or documents relating to the company’s affairs which the office holder received as a result of his or her position as an office holder.

Disclosure of Personal Interests of an Office Holder and Approval of Certain Transactions

The Israeli Companies Law requires that an office holder promptly disclose to the board of directors any personal interest that he or she may have and all related material information known to him or her concerning any existing or proposed transaction with the company. A personal interest includes an interest of any person in an act or transaction of a company, including a personal interest of one’s relative or of a corporate body in which such person or a relative of such person is a 5% or greater shareholder, director or general manager or in which he or she has the right to appoint at least one director or the general manager, but excluding a personal interest stemming solely from one’s ownership of shares in the company. A personal interest includes the personal interest of a person for whom the office holder holds a voting proxy or the personal interest of the office holder with respect to the officer holder’s vote on behalf of a shareholder for whom he or she holds a proxy even if such shareholder has no personal interest in the matter.

If an office holder has a personal interest in a non-extraordinary transaction, meaning any transaction that is in the ordinary course of business, on market terms and that is not likely to have a material impact on the company’s profitability, assets or liabilities, approval by the board of directors is required for the transaction, unless the company’s articles of association provide for a different method of approval. Any transaction that is adverse to the company’s interests may not be approved by the board of directors.

If an office holder has a personal interest in an extraordinary transaction (meaning any transaction that is not in the ordinary course of business, not on market terms or that is likely to have a material impact on the company’s profitability, assets or liabilities) approval first by the company’s audit committee and subsequently by the board of directors is required.

A director and any other office holder who has a personal interest in a transaction which is considered at a meeting of the board of directors or the audit committee may (unless it is with respect to a transaction which is not an extraordinary transaction) not be present at such a meeting or vote on that matter unless a majority of the directors or members of the audit committee, as applicable, have a personal interest in the matter. If a majority of the members of the audit committee or the board of directors has a personal interest in the approval of such a transaction then all of the directors may participate in deliberations of the audit committee or board of directors, as applicable, with respect to such transaction and vote on the approval thereof and, in such case, shareholder approval is also required.

Certain disclosure and approval requirements apply under Israeli law to certain transactions with controlling shareholders, certain transactions in which a controlling shareholder has a personal interest and certain arrangements regarding the terms of service or employment of a controlling shareholder. For these purposes, a controlling shareholder is any shareholder that has the ability to direct the company’s actions, including any shareholder holding 25% or more of the voting rights if no other shareholder owns more than 50% of the voting rights in the company. Two or more shareholders with a personal interest in the approval of the same transaction are deemed to be one shareholder for the purpose of computing such threshold.

For a description of the approvals required under Israeli law for compensation arrangements of officers and directors, see “— Compensation of Directors and Executive Officers.”

Shareholder Duties

Pursuant to the Israeli Companies Law, a shareholder has a duty to act in good faith and in a customary manner toward the company and other shareholders and to refrain from abusing his or her power with respect to the company, including, among other things, in voting at a general meeting and at shareholder class meetings with respect to the following matters:

•        an amendment to a company’s articles of association;

•        an increase of a company’s authorized share capital;

•        a merger; or

•        interested party transactions that require shareholder approval.

In addition, a shareholder has a general duty to refrain from discriminating against other shareholders.

Certain shareholders also have a duty of fairness toward the company. These shareholders include any controlling shareholder as such term is used under the Israeli Companies Law, any shareholder who knows that it has the power to determine the outcome of a shareholder vote and any shareholder who has the power to appoint or to prevent the appointment of an office holder of a company or exercise any other rights available to it under the company’s articles of association with respect to the company. The Israeli Companies Law does not define the substance of this duty of fairness, except to state that the remedies generally available upon a breach of contract will also apply in the event of a breach of the duty of fairness.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information regarding the beneficial ownership of Arbe Ordinary Shares on October 21, 2021, by

•        each person known by Arbe to be the beneficial owner of more than 5% of the outstanding Arbe Ordinary Shares;

•        each of Arbe’s chief executive officer, chief financial officer and directors; and

•        all of Arbe’s executive officers and directors as a group.

Unless otherwise indicated, Arbe believes that all persons named in the tables below have sole voting and investment power with respect to all shares beneficially owned by them. Except as otherwise noted herein, the number and percentage of Arbe ordinary shares and Arbe preferred shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any ordinary shares as to which the holder has sole or shared voting power or investment power and also any ordinary shares which the holder has the right to acquire within 60 days of October 21, 2021 through the exercise of any option, warrant, convertible security or other right. As of October 21, 2021, there were 62,135,453 Ordinary Shares outstanding.

Name and Address of Beneficial Owner(1)	Number of Ordinary Shares Beneficially Owned	Percentage
Current Directors and Executive Officers of Arbe:
Kobi Marenko(2)	3,755,743	6.04%
Noam Arkind(3)	2,853,090	4.59%
Oz Fixman(4)	2,853,090	4.59%
Danny Klein(5)	204,830	*
Ehud Levy(6)	9,036,429	14.54%
Yair Shamir(7)	4,612,586	7.42%
Mor Assia(8)	6,494,354	10.45%
Boaz Schwartz(9)	170,414	*
E. Scott Crist(10)	2,245,900	3.61%
All executive officers and directors as a group (11 individuals)	33,128,950	53.13%

Five Percent Holders:
Canaan Partners Israel (CPI) (Cayman) L.P.(11)	9,036,429	14.54%
iAngels Technologies LP – Series Arbe Robotics Ltd. Advanced Investment(12)	6,454,354	10.45%
CEL Catalyst Mobility Ltd.(13)	4,612,586	7.42%
M&G Investment Management Limited(14)	3,500,000	5.63%

____________

*        Less than 1%

(1)      Unless otherwise noted, the address for each named beneficial owner is c/o Arbe Robotics Ltd., HaHashmonaim St. 107, Tel Aviv-Yafo, Israel.

(2)      Consists of 2,849,482 Arbe Ordinary Shares held directly by Mr. Marenko, 3,238 Arbe Ordinary Shares subject to options and 852,347 Arbe Ordinary Shares held by Inter, which is owned by Mr. Marenko, who has the right to vote and dispose of shares owned by Inter.

(3)      Consists of 2,849,482 Arbe Ordinary Shares held directly by Mr. Arkind and 3,146 Arbe Ordinary Shares subject to options.

(4)      Consists of 2,849,482 Arbe Ordinary Shares held directly by Oz Fixman and 3,146 Arbe Ordinary Shares subject to options.

(5)      Consists of Arbe Ordinary Shares subject to options.

(6)      Consists of Arbe Ordinary Shares identified in footnote (12) below. Mr. Levy is affiliated with Canaan Partners Israel (CPI) (Cayman) L.P and may be deemed to have beneficial ownership with respect to these shares. Mr. Levy disclaims beneficial interest in the shares owned by Caanan Partners except to the extent of his pecuniary interest therein.

(7)      Consist of Arbe Ordinary Shares identified in footnote (12) below. Mr. Shamir is affiliated with CEL Catalyst Mobility Ltd. but disclaims any beneficial ownership of the reported shares except to the extent of any pecuniary interest such member may have therein, directly or indirectly.

(8)      Consist of Arbe Ordinary Shares identified in footnote (11) below. Mrs. Assia is affiliated with iAngels Technologies LP — Series Arbe Robotics Ltd. Advanced Investment and may be deemed to have beneficial ownership with respect to these shares. Mrs. Assia disclaims beneficial interest in the shares owned by iAngels except to the extent of her pecuniary interest therein.

(9)      Consist of Arbe Ordinary Shares held by Geneva Insurance Group (Barbados) Inc. in respect of Separate Account 2020-418-VUL (the “Account”), which account is held for the benefit of a trust (the “Master Trust”), of which Mr. Schwartz, alongside others, is an indirect beneficiary. Accordingly, Mr. Schwarz may be deemed to have an indirect beneficial ownership interest with respect to these shares. Furthermore, Mr. Schwartz is one of three members of the Investment Committee of the Master Trust, which holds the Account. The Investment Committee operates by majority, and Mr. Schwartz does not have any independent control of the Investment Committee and may only act with the vote of one or more of the other members of the Investment Committee.

(10)    Percentage as adjusted includes (i) 1,905,900 ordinary shares issued pursuant to the Merger to Industrial Tech Partners, LLC, the sponsor of ITAC (the “Sponsor”) in respect of ITAC Class B Common Stock owned by the Sponsor, (ii) 340,000 ordinary shares issued pursuant to the PIPE Subscription Agreement by Texas Ventures, and (iii) 3,112,080 ordinary shares issuable upon exercise of private warrants held by the Sponsor. Texas Venture may allocate some or all of its commitment to purchase shares pursuant to its PIPE Subscription Agreement to its partners or other interested investment parties, any such transfer to be subject to, and in accordance with, the terms of, the PIPE Subscription Agreement. E. Scott Crist is the managing member of the Sponsor and chief executive officer and majority owner of Texas Ventures and has the right to vote and dispose of securities held by the Sponsor and Texas Ventures. Mr. Crist disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest e may have therein, directly or indirectly.

(11)    Canaan Partners Israel (CPI) GP L.P. (“CPI General Partner”) is the general partner of Canaan Partners Israel (CPI) (Cayman) L.P. CPI General Partner has the power to direct Canaan Partners Israel (CPI) (Cayman) L.P. to vote and dispose of the shares by decision of its managing partner Mr. Ehud Levy. The business address of the foregoing person is c/o Canaan Partners Israel (CPI) (Cayman) L.P, 12/11 Rav Ashi St. Tel Aviv, Israel.

(12)    Represent shares held by of iAngels Technologies LP — Series Arbe Robotics Ltd. Advanced Investment. iAngels Crowd Ltd. (“iAngels General Partner”) is the general partner of iAngels Technologies LP — Series Arbe Robotics Ltd. Advanced Investment. iAngels General Partner has the power to direct iAngels Technologies LP — Series Arbe Robotics Ltd. Advanced Investment to vote and dispose of the shares by decision of its Investment Committee. The Investment Committee is comprised of Mrs. Mor Assia, Mrs. Shelly Hod Moyal and Mr. David Assia, and each member of the Investment Committee has shared voting and investment power over the shares. Each member of the Investment Committee disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest such member may have therein, directly or indirectly. The business address of each of the foregoing persons is c/o iAngels Technologies LP — Series Arbe Robotics Ltd. Advanced Investment, 18 Rotschild St., Tel Aviv, Israel. The information as adjusted includes 600,000 Arbe Ordinary Shares being purchased by iAngels pursuant to PIPE Subscription Agreements.

(13)    CEL Catalyst Mobility Ltd. is held by CEL Catalyst China Israel Fund L.P and Catalyst CEL Fund L.P. The directors of CEL Catalyst Mobility Ltd. are Yair Shamir and Shengyan Fan who have the power to direct it to vote and dispose of the shares and each such director has shared voting and investment power over the shares. Each director disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest such member may have therein, directly or indirectly. The business address of each of the foregoing persons is c/o Catalyst Investment (Israel) III Ltd., 28 Haarbaa St., Tel Aviv. 6473925 Israel.

(14)    Carl Vine, as fund manager, has the right to vote and dispose of shares owned by M&G Investment Management Limited. The address of M&G is 10 Fenchurch Avenue, EC3M 5AG, London UK.

Shares Eligible for Future Sale; Rule 144

Pursuant to Rule 144, a person who has beneficially owned restricted ordinary shares of Arbe for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of Arbe’s affiliates at the time of, or at any time during the three months preceding, a sale and (ii) Arbe is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted Arbe Ordinary Shares or warrants for at least six months but who are Arbe’s affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•        1% of the total number of Arbe Ordinary Shares then outstanding); or

•        the average weekly reported trading volume of the Arbe Ordinary Shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by Arbe’s affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

In addition to the public holder of ITAC common stock who received ordinary shares pursuant to the Merger and whose shares are freely tradable, substantially all of the present Arbe shareholders will be able to sell shares either pursuant to the registration statement of which this prospectus is a part or, commencing three months after the effective date of the Merger, which was October 7, 2021 pursuant to Rule 144, although Arbe’s executive officer and directors and other affiliate will be subject to the limitation described above with respect to sales pursuant to Rule 144. These restrictions do not affect sales pursuant to this prospectus.

Selling shareholders holding 36,330,760 ordinary shares have signed a lock-up agreement pursuant to which they agreed not to sell their Arbe Ordinary Shares during the period commencing from the Closing of the Merger (October 7, 2021) and ending one year from such Closing, subject to early release if the closing price of the Arbe Ordinary Shares equals or exceeds $12.00 per share for any 20 out of 30 trading days commencing 150 days after the Closing. Additionally, selling shareholders beneficially owning 46,984,355 ordinary shares, including the selling shareholders referred to in the preceding sentence, are parties to an investor rights agreement which provides for a lock up of 180 days from the closing of the Merger, subject to extension under certain conditions. See “Selling Shareholders.”

DESCRIPTION OF ORDINARY SHARES

A summary of the material provisions governing Arbe’s share capital is described below. This summary is not complete and should be read together with the Arbe’s Restated Articles, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part

General

This section summarizes the material rights of the holders of Arbe Ordinary Shares under Israeli law, and the material provisions of Arbe’s Restated Articles.

Authorized Capital

The authorized share capital following the closing of the Business Combination will consist of 130,000,000 Arbe Ordinary Shares, par value NIS 0.000216, of which 62,135,453 shares are issued and outstanding.

All of the outstanding Arbe Ordinary Shares are validly issued, fully paid and non-assessable. The Arbe Ordinary Shares are not redeemable and do not entitle their holders to preemptive rights. Arbe’s Restated Articles and Israeli law do not restrict in any way the ownership or voting of ordinary shares by non-residents or persons who are not citizens of Israel, except with respect to subjects of nations which are in a state of war with Israel. All Arbe Ordinary Shares have identical rights.

Subject to the rights of holders of shares with special rights (if will be issued in the future), holders of paid up Arbe Ordinary Shares are entitled to participate in the payment of dividends and, in the event of a winding-up of Arbe, in the distribution of assets available for distribution, in proportion to the amount paid up or credited as paid up on account of the nominal value of the shares held by them respectively and in respect of which such dividend is being paid or such distribution is being made, without considering any premium those holders might have paid in excess of that par value.

Shares with preferential rights relating, among other things, to dividends, voting and repayment of share capital can be created by adoption of a resolution of the shareholders at a general meeting of shareholders at which a quorum is present, by a simple majority of the voting power represented at the meeting in person or by proxy and voting thereon. Arbe can effect a share distribution or share dividend with board approval. A stock split (as well as other changes to Arbe’s the authorized capital, including an increase to the authorized capital) requires shareholder approval. Modification or abrogation of the rights of any class of shares requires the written consent of the holders of not less than one-third of the issued shares of such class or adoption of a resolution passed by a simple majority of those present in person or by proxy and voting at a separate general meeting of the holders of the shares of that class.

An increase in the authorized share capital, the creation of a new class of shares, an increase in the authorized share capital of a class of shares, or the issuance of additional shares thereof out of the authorized and unissued share capital, shall not be deemed, for purposes hereof, to modify or derogate or cancel the rights attached to previously issued shares of such class or of any other class.

Number of Directors

Under the Arbe’s Restated Articles, the board of directors must consist of not less than three but no more than nine directors, including external directors (as defined by the Companies Law) (if any were elected).

Election and Removal of Directors

Pursuant to the Arbe’s Restated Articles, each of the directors will be appointed by a simple majority vote of holders of the voting shares, participating and voting at an annual general meeting of the shareholders.

In addition, the directors are divided into three classes, the term of office of each class of which shall expire at the first, second and third Annual General Meetings, as applicable, to be held following the closing of the Business Combination, and when their successors are elected (or re-elected) and qualified, at the annual general meeting of

Arbe shareholders. Such elected successors shall serve on the board of directors until the third annual general meeting following such election or re-election or until they are removed by a vote of a majority of the voting power of the shareholders represented at the general meeting in person or by proxy and voting thereon, as one class, and disregarding abstentions from the count of the voting power of the shareholders present and voting or upon the occurrence of certain events, in accordance with the Israeli Companies Law or the Arbe’s Restated Articles. In addition, the Restated Articles allow Arbe’s board of directors to fill vacancies on the board of directors or to appoint new directors up to the maximum number of directors permitted under the Restated Articles. Such directors serve for a term of office equal to the remaining period of the term of office of the directors(s) whose office(s) have been vacated or in the case of new directors, for a term of office according to the class to which such director was assigned upon appointment.

Dividends and Liquidation

Arbe may declare a dividend to be paid to the holders of the Arbe Ordinary Shares in proportion to their respective shareholdings. Under the Israeli Companies Law, dividend distributions are determined by the board of directors and do not require the approval of the shareholders of a company unless the company’s articles of association provide otherwise. Arbe’s Restated Articles will not require shareholder approval of a dividend distribution and provide that dividend distributions may be determined by the board of directors.

Pursuant to the Israeli Companies Law, the distribution amount is limited to the greater of retained earnings or earnings generated over the previous two years, according to the company’s most recently reviewed or audited financial statements, provided that the end of the period to which the financial statements relate is not more than six months prior to the date of the distribution. If a company does not meet such criteria, then it may distribute dividends only with court approval. In each case, Arbe would only be permitted to distribute a dividend if its board of directors and the court, if applicable, determines that there is no reasonable concern that payment of the dividend will prevent it from satisfying its existing and foreseeable obligations as they become due.

In the event of Arbe’s liquidation, after satisfaction of liabilities to creditors, its assets will be distributed to the holders of the Arbe Ordinary Shares in proportion to their shareholdings. This right, as well as the right to receive dividends, may be affected by the grant of preferential dividend or distribution rights to the holders of a class of shares with preferential rights which may be authorized in the future.

Shareholder Meetings

Under Israeli law, Arbe is required to hold an annual general meeting of its shareholders once every calendar year (“Annual Shareholder Meeting”) and no later than 15 months after the date of the previous annual general meeting. All meetings other than the annual general meeting of shareholders are referred to in the Restated Articles as special meetings (“Special Shareholder Meeting,” and together with the Annual Shareholder Meeting — “General Shareholder Meeting”). The board of directors may call special meetings whenever it sees fit, at such time and place, as it may determine. In addition, the Israeli Companies Law provides that the board of directors is required to convene a special meeting upon the written request of (i) any two or more of Arbe’s directors or one-quarter or more of the members of Arbe’s board of directors or (ii) one or more shareholders holding, in the aggregate, either (a) 5% or more of Arbe’s issued and outstanding shares and 1% or more of Arbe’s outstanding voting power or (b) 5% or more of Arbe’s outstanding voting power.

Subject to the provisions of the Israeli Companies Law and the regulations promulgated thereunder, shareholders entitled to participate and vote at general meetings are the shareholders of record on a date to be decided by the board of directors, which may generally be between four and 40 days prior to the date of the meeting. Furthermore, the Israeli Companies Law requires that resolutions regarding the following matters must be passed at a general meeting of shareholders:

•        amendments to the articles of association;

•        appointment or termination of auditors;

•        appointment of external directors (to the extent required);

•        approval of certain related party transactions as required by law;

•        increases or reductions of authorized share capital;

•        a merger; and

•        the exercise of the board of director’s powers by a general meeting, if the board of directors is unable to exercise its powers and the exercise of any of its powers is required for proper management of the company.

The Israeli Companies Law and the regulations promulgated thereunder requires that a notice of any annual general meeting or special meeting be provided to shareholders at least 21 days prior to the meeting and if the agenda of the meeting includes the appointment or removal of directors, the approval of transactions with office holders or interested or related parties, an approval of a merger, approval of compensation policy or approval of compromise or settlement between the company to its creditors or shareholders, notice must be provided at least 35 days prior to the meeting. Under the Israeli Companies Law and Arbe’s Restated Articles, shareholders are not permitted to take action by way of written consent in lieu of a meeting.

Quorum

Pursuant to the Arbe’s Restated Articles, holders of the Arbe ordinary shares have one vote for each ordinary share held on all matters submitted to a vote before the shareholders at a general meeting. The quorum required for Arbe’s general meetings of shareholders consists of at least two shareholders present in person or by proxy and holding shares representing in the aggregate at least 25% of Arbe’s voting power. A meeting adjourned for lack of a quorum will be adjourned either to (i) such day and at such time and place as indicated in the notice to such meeting, or (ii) to such day and at such time and place as indicated in the notice of such meeting, or (iii) to such day and at such time and place as the chairperson of the meeting shall determine (which may be earlier or later than the date pursuant to clause (i) above). At the adjourned meeting, two or more shareholders, present in person or by proxy shall constitute a quorum.

Voting Requirements

Arbe’s Restated Articles provide that all shareholder resolutions require a simple majority vote, unless otherwise required by the Israeli Companies Law or by the Restated Articles. Under the Israeli Companies Law, each of (i) the approval of an extraordinary transaction with a controlling shareholder and (ii) the terms of employment or other engagement of the controlling shareholder of the company or such controlling shareholder’s relative (even if such terms are not extraordinary) require a special majority approval, and approval of certain compensation-related matters require the approval described above under “Management Following the Business Combination — Committees of the Board of Directors — Compensation Committee” and “— Compensation Policy under the Israeli Companies Law.” The Restated Articles also provide that the removal of any director from office requires a vote of a majority of the voting power of the shareholders represented at the general meeting in person or by proxy and voting thereon, as one class, and disregarding abstentions from the count of the voting power of the shareholders present and voting, and the amendment of the provisions relating to Arbe’s staggered board requires the vote of 60% of the total voting power of its shareholders. Another exception to the simple majority vote requirement is a resolution for the voluntary winding up, or an approval of a scheme of arrangement or reorganization, of the company pursuant to Section 350 of the Israeli Companies Law, which requires the approval of a majority of the holders holding at least 75% of the voting rights represented at the meeting and voting on the resolution.

Access to Corporate Records

Under the Israeli Companies Law, all shareholders generally have the right to review minutes of the general meetings, the shareholders register, the material shareholders register (which, according to the Israeli Companies Law, holding 5% or more of a company shares), the articles of association, the financial statements, and any document that a company is required by law to file publicly with the Israeli Companies Registrar and other documents as provided in the Israeli Companies Law. Any shareholder who specifies the purpose of its request may request to review any document in Arbe’s possession that relates to any action or transaction with a related party which requires shareholder approval under the Israeli Companies Law. Arbe may deny a request to review a document if it determines that the request was not made in good faith, that the document contains a commercial secret or a patent or that the document’s disclosure may otherwise impair its interests.

Changes in Capital

Arbe’s Restated Articles enable Arbe to increase or reduce its share capital. Any such changes are subject to the Israeli Companies Law and must be approved by a resolution duly passed by its shareholders at a general shareholder meeting by voting on such change in the capital. In addition, transactions that have the effect of reducing capital, such as the declaration and payment of dividends in the absence of sufficient retained earnings or profits, require the approval of both the board of directors and an Israeli court. The creation of any class or series of Arbe Ordinary Shares which grants voting, or dividend right or rights on liquidation that are different from the rights of the holders of the Arbe Ordinary Shares being issued pursuant to the Recapitalization and the Business Combination Agreement will require shareholder approval.,

Limitations on Liability and Indemnification of Officers and Directors

Under the Israeli Companies Law, a company may not exculpate an office holder from liability for a breach of the duty of loyalty. An Israeli company may exculpate in advance an office holder from liability to the company, in whole or in part, for damages caused to the company as a result of a breach of duty of care but only if a provision authorizing such exculpation is included in its articles of association. Arbe’s Restated Articles include such a provision. A company may not exculpate a director from liability arising out of a prohibited dividend or distribution to shareholders.

Under the Israeli Companies Law, a company may indemnify an office holder in respect of the following liabilities and expenses incurred for acts performed as an office holder, either in advance of an event or following an event, provided a provision authorizing such indemnification is contained in its articles of association:

•        a financial liability imposed on him or her in favor of another person pursuant to a judgment, including a settlement or arbitrator’s award approved by a court. However, if an undertaking to indemnify an office holder with respect to such liability is provided in advance, then such an undertaking must be limited to events which, in the opinion of the board of directors, can be foreseen based on the company’s activities when the undertaking to indemnify is given, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances, and such undertaking shall detail the abovementioned events and amount or criteria;

•        reasonable litigation expenses, including attorneys’ fees, incurred by the office holder in connection with a monetary sanction or as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (i) no indictment was filed against such office holder as a result of such investigation or proceeding; and (ii) no financial liability, such as a criminal penalty, was imposed upon him or her as a substitute for the criminal proceeding as a result of such investigation or proceeding or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent; and

•        reasonable litigation expenses, including attorneys’ fees, incurred by the office holder or imposed by a court in proceedings instituted against him or her by the company, on its behalf or by a third-party or in connection with criminal proceedings in which the office holder was acquitted or as a result of a conviction for an offense that does not require proof of criminal intent.

Under the Israeli Companies Law, a company may insure an office holder against the following liabilities incurred for acts performed as an office holder if and to the extent provided in the company’s articles of association:

•        a breach of the duty of loyalty to Arbe, provided that the Office Holder acted in good faith and had reasonable grounds to assume that act that resulted in such breach would not prejudice the interests of the company;

•        a breach of duty of care to the company or to any other person;

•        a financial liability imposed on such Office Holder in respect to his or her capacity as an Office Holder in favor of any other person; and

•        any other event, occurrence, matter or circumstances under any law with respect to which the company may, or will be able to, insure an Office Holder, and to the extent such law requires the inclusion of a provision permitting such insurance in the articles of association, then such provision is deemed to be included and incorporated herein by reference (including, without limitation, in accordance with section 56h(b)(1) of the Securities Law, if and to the extent applicable, and Section 50P of the Competition Law).

Under the Israeli Companies Law, a company may not indemnify, exculpate, or insure an office holder against any of the following:

•        a breach of the duty of loyalty, except to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

•        a breach of the duty of care committed intentionally or recklessly, excluding a breach arising out of the negligent conduct of the office holder;

•        an act or omission committed with intent to derive illegal personal benefit; or

•        a fine or forfeit levied against the office holder.

Under the Israeli Companies Law, exculpation, indemnification and insurance of office holders must be approved by the compensation committee and the board of directors and, with respect to directors and CEO, also by shareholders.

Arbe’s Restated Articles permit Arbe to exculpate, indemnify and insure its office holders for any liability imposed on them as a consequence of an act (including any omission) which was performed by virtue of being an office holder. The office holders are currently covered by a directors and officers’ liability insurance policy.

Arbe has entered into agreements with each of its directors and certain executive officers exculpating them, to the fullest extent permitted by law, from liability to Arbe for damages caused to it as a result of a breach of duty of care, and undertook to indemnify them to the fullest extent permitted by law. This indemnification is limited to events determined as foreseeable by the board of directors based on Arbe’s activities, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances.

Effective with the closing of the Merger, the maximum indemnification amount set forth in such agreements is limited to the greater of (i) 25% of the Arbe’s shareholders’ equity on a consolidated basis, based on the most recent financial statements made publicly available before the date on which the indemnity payment is made; and (ii) USD $25 million. The maximum amount set forth in such agreements is in addition to any amount paid (if paid) under insurance and/or by a third-party pursuant to an indemnification arrangement.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defence of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

There is no pending litigation or proceeding against any of Arbe’s office holders as to which indemnification is being sought, nor is Arbe aware of any pending or threatened litigation that may result in claims for indemnification by any office holder.

Exclusive Jurisdiction of Certain Actions

Arbe’s Restated Articles provide that unless Arbe consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

The Restated Articles provide that unless Arbe consents in writing to the selection of an alternative forum, the competent courts in Tel Aviv, Israel will be the exclusive forum for (i) any derivative action or proceeding brought on behalf of Arbe, (ii) any action asserting a claim of breach of a duty owed by any director, officer or other employee of Arbe to Arbe or Arbe’s shareholders, or (iii) any action asserting a claim arising pursuant to any provision of the Israeli Companies Law or the Securities Law or otherwise arising from the holding of shares in Arbe.

Transfer Agent and Warrant Agent

The transfer agent for the Arbe Ordinary Shares and the warrant agent for the Arbe Warrants will be Continental Stock Transfer & Trust Company, 1 State Street, 30th Floor, New York, New York 10004, telephone: (212) 509-4000.

Anti-Takeover Provisions

Acquisitions under Israeli Law

Full Tender Offer

A person wishing to acquire shares of a public Israeli company and who could as a result hold over 90% of the target company’s voting rights or the target company’s issued and outstanding share capital (or of a class thereof), is required by the Israeli Companies Law to make a tender offer to all of the company’s shareholders for the purchase of all of the issued and outstanding shares of the company (or the applicable class). If (a) the shareholders who do not accept the offer hold less than 5% of the issued and outstanding share capital of the company (or the applicable class) and the shareholders who accept the offer constitute a majority of the offerees that do not have a personal interest in the acceptance of the tender offer or (b) the shareholders who do not accept the tender offer hold less than 2% of the issued and outstanding share capital of the company (or of the applicable class), all of the shares that the acquirer offered to purchase will be transferred to the acquirer by operation of law. A shareholder who had its shares so transferred may petition the court within six months from the date of acceptance of the full tender offer, regardless of whether such shareholder agreed to the offer, to determine whether the tender offer was for less than fair value and whether the fair value should be paid as determined by the court. However, an offeror may provide in the offer that a shareholder who accepted the offer will not be entitled to appraisal rights as described in the preceding sentence, as long as the offeror and the company disclosed the information required by law in connection with the tender offer. If the full tender offer was not accepted in accordance with any of the above alternatives, the acquirer may not acquire shares of the company that will increase its holdings to more than 90% of the company’s issued and outstanding share capital (or of the applicable class) from shareholders who accepted the tender offer.

Special Tender Offer

The Israeli Companies Law provides that an acquisition of shares of an Israeli public company must be made by means of a special tender offer if as a result of the acquisition the purchaser would become a holder of 25% or more of the voting rights in the company. This rule does not apply if there is already another holder of 25% or more of the voting rights in the company. Similarly, the Israeli Companies Law provides that an acquisition of shares in a public company must be made by means of a tender offer if as a result of the acquisition the purchaser would become a holder of more than 45% of the voting rights in the company, if there is no other shareholder of the company who holds more than 45% of the voting rights in the company. These requirements do not apply if the acquisition (i) occurs in the context of a private placement by the company that received shareholder approval, (ii) was from a shareholder holding 25% or more of the voting rights in the company and resulted in the acquirer becoming a holder of 25% or more of the voting rights in the company, or (iii) was from a holder of more than 45% of the voting rights in the company and resulted in the acquirer becoming a holder of more than 45% of the voting rights in the company. A special tender offer may be consummated only if (i) at least 5% of the voting power attached to the company’s outstanding shares will be acquired by the offeror and (ii) the number of shares tendered in the offer exceeds the number of shares whose holders objected to the offer (excluding controlling shareholders, holders of 25% or more of the voting rights in the company and any person having a personal interest in the acceptance of the tender offer).

In the event that a special tender offer is made, a company’s board of directors is required to express its opinion on the advisability of the offer, or shall abstain from expressing any opinion if it is unable to do so, provided that it gives the reasons for its abstention. An office holder in a company who, in his or her capacity as an office holder, performs an action the purpose of which is to cause the failure of an existing or foreseeable special tender offer or is to impair the chances of its acceptance, is liable to the potential purchaser and shareholders for damages, unless such office holder acted in good faith and had reasonable grounds to believe he or she was acting for the benefit of the company. However, office holders of a company may negotiate with the potential purchaser in order to improve the terms of the special tender offer, and may further negotiate with third parties in order to obtain a competing offer.

If a special tender offer is accepted, then shareholders who did not respond to or that had objected the offer may accept the offer within four days of the last day set for the acceptance of the offer.

In the event that a special tender offer is accepted, then the purchaser or any person or entity controlling it or under common control with the purchaser or such controlling person or entity may not make a subsequent tender offer for the purchase of shares of the target company and may not enter into a merger with the target company for a period of one year from the date of the offer, unless the purchaser or such person or entity undertook to effect such an offer or merger in the initial special tender offer.

Merger

The Israeli Companies Law permits merger transactions if approved by each party’s board of directors and, unless certain conditions described under the Israeli Companies Law are met, a majority of each party’s shareholders voting on the matter. The board of directors of a merging company is required pursuant to the Israeli Companies Law to discuss and determine whether in its opinion there exists a reasonable concern that as a result of a proposed merger, the surviving company will not be able to satisfy its obligations towards its creditors, such determination taking into account the financial status of the merging companies. If the board of directors determines that such a concern exists, it may not approve a proposed merger. Following the approval of the board of directors of each of the merging companies, the boards of directors must jointly prepare a merger proposal for submission to the Israeli Registrar of Companies.

For purposes of the shareholder vote, unless a court rules otherwise, if one of the merging companies (or any person who holds 25% or more of the outstanding shares or the right to appoint 25% or more of the directors of one of the merging companies) holds shares in the other merging company, the merger will not be deemed approved if a majority of the shares voted at the shareholders meeting by shareholders other than the other party to the merger, or by any person who holds 25% or more of the outstanding shares or the right to appoint 25% or more of the directors of the other party, vote against the merger. In addition, if the non-surviving entity of the merger has more than one class of shares, the merger must be approved by each class of shareholders. If the transaction would have been approved but for the separate approval of each class or the exclusion of the votes of certain shareholders as provided above, a court may still approve the merger upon the request of holders of at least 25% of the voting rights of a company, if the court holds that the merger is fair and reasonable, taking into account the value of the parties to the merger and the consideration offered to the shareholders. If a merger is with a company’s controlling shareholder or if the controlling shareholder has a personal interest in the merger, then the merger is instead subject to the same special majority approval that governs all extraordinary transactions with controlling shareholders.

Under the Israeli Companies Law, each merging company must inform its secured creditors of the proposed merger plans. Upon the request of a creditor of either party to the proposed merger, the court may delay or prevent the merger if it concludes that there exists a reasonable concern that, as a result of the merger, the surviving company will be unable to satisfy the obligations of any of the parties to the merger, and may further give instructions to secure the rights of creditors.

In addition, a merger may not be completed unless at least 50 days have passed from the date that a proposal for approval of the merger is filed with the Israeli Registrar of Companies and 30 days from the date that shareholder approval of both merging companies is obtained.

Anti-Takeover Measures

The Israeli Companies Law allows Arbe to create and issue shares having rights different from those attached to its ordinary shares, including shares providing certain preferred rights with respect to voting, distributions or other matters and shares having preemptive rights. As of the closing of the Business Combination, no preferred shares will be existing under the Restated Arbe. In the future, if Arbe does authorize, create and issue a specific class of preferred shares, such class of shares, depending on the specific rights that may be attached to it, may have the ability to frustrate or prevent a takeover or otherwise prevent Arbe shareholders from realizing a potential premium over the market value of their ordinary shares. The authorization and designation of a class of preferred shares will require an approval by a resolution of the general meeting. The convening of the meeting, the shareholders entitled to participate and the majority vote required to be obtained at such a meeting will be subject to the requirements set forth in the Israeli Companies Law as described above in “— Voting Rights.” In addition, as disclosed under “— Election of Directors” Arbe will have a classified board structure upon closing of the Business Combination, which will limit the ability of any investor or potential investor or group of investors or potential investors to gain control of Arbe’s board of directors.

DESCRIPTION OF WARRANTS

Each Arbe Warrant issued to the holders of ITAC Warrants entitles the holder thereof to purchase one Arbe Ordinary Share at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing December 11, 2021. The Arbe Warrants will expire five years after the Effective Time of the Merger at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

Arbe will not be obligated to deliver any Arbe Ordinary Shares pursuant to the exercise of an Arbe Warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Arbe Ordinary Shares underlying the warrants is then effective and a prospectus relating thereto is current, subject to Arbe satisfying its obligations described below with respect to registration. No warrant will be exercisable and Arbe will not be obligated to issue Arbe Ordinary Shares unless the Arbe Ordinary Shares issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will Arbe be required to net cash settle any Arbe Warrant.

The registration statement of which the proxy statement prospectus relating to ITAC’s special meeting at which the Merger was approved was a part registered the Arbe Ordinary Shares issuable upon exercise of the Arbe Warrants issued to the holders of the ITAC Warrants. Arbe is required to maintain a current prospectus relating to those Arbe Ordinary Shares until the Arbe Warrants expire or are redeemed, as specified in the Warrant Agreement. If a registration statement covering the Arbe Ordinary Shares issuable upon exercise of the Arbe Warrants is not effective, warrant holders may, until such time as there is an effective registration statement and during any period when Arbe will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Arbe Ordinary Shares at the time of any exercise of an Arbe Warrant are not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, Arbe will not be required to file or maintain in effect a registration statement, and in the event Arbe does not so elect, Arbe will use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Once the warrants become exercisable, Arbe may call the warrants for redemption (excluding the private warrants as described below but including any outstanding warrants issued upon exercise of the unit purchase option issued to Maxim in connection with ITAC’s IPO):

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and

•        if, and only if, the reported last sale price of the Arbe Ordinary Shares equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three business days before Arbe sends the notice of redemption to the warrant holders.

If and when the warrants become redeemable by Arbe, Arbe may not exercise our redemption right if the issuance of the Arbe Ordinary Shares upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws or we are unable to effect such registration or qualification. Arbe will use its best efforts to register or qualify such Arbe Ordinary Shares under the blue sky laws of the state of residence in those states in which the ITAC warrants were offered by ITAC in its IPO.

The last of the redemption criterion discussed above is designed to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and Arbe issues a notice of redemption of the warrants, each warrant holder will be entitled to exercise its warrant prior to the scheduled redemption date. However, the price of the Arbe Ordinary Shares may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) as well as the $11.50 warrant exercise price after the redemption notice is issued.

If we call the warrants for redemption as described above, Arbe’s management will have the option to require any holder that wishes to exercise its warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” Arbe’s management will consider, among other factors, Arbe’s cash position, the number of warrants that are outstanding and the dilutive effect on Arbe’s stockholders of issuing the maximum number of Arbe Ordinary Shares issuable upon the exercise of the Arbe Warrants. If Arbe’s management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of Arbe Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of Arbe Ordinary Shares underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Arbe Ordinary Shares for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If Arbe’s management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of Arbe Ordinary Shares to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. If Arbe calls the Arbe warrants for redemption and Arbe’s management does not take advantage of this option, the Sponsor and its permitted transferees would still be entitled to exercise their Arbe Warrants issued in respect of their Private ITAC Warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below.

A holder of a warrant may notify Arbe in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (or such other amount as a holder may specify) of the Arbe Ordinary Shares outstanding immediately after giving effect to such exercise.

If the number of outstanding Arbe Ordinary Shares is increased by a stock dividend payable in shares of Arbe Ordinary Shares, or by a split-up of shares of Arbe Ordinary Shares or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of Arbe Ordinary Shares issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding Arbe Ordinary Shares. A rights offering to holders of Arbe Ordinary Shares entitling holders to purchase Arbe Ordinary Shares at a price less than the fair market value will be deemed a stock dividend of a number of Arbe Ordinary Shares equal to the product of (i) the number of Arbe Ordinary Shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Arbe Ordinary Shares) and (ii) one (1) minus the quotient of (x) the price per Arbe Ordinary Share paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Arbe Ordinary Shares, in determining the price payable for Arbe Ordinary Shares, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of the Arbe Ordinary Shares as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the Arbe Ordinary Shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if Arbe, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Arbe Ordinary Shares on account of such Arbe Ordinary Shares (or other shares of Arbe into which the warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each Arbe Ordinary Share in respect of such event.

If the number of outstanding Arbe Ordinary Shares is decreased by a consolidation, combination, reverse stock split or reclassification of Arbe Ordinary Shares or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of Arbe Ordinary Shares issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares.

Whenever the number of Arbe Ordinary Shares purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of Arbe Ordinary Shares purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of Arbe Ordinary Shares so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding Arbe Ordinary Shares (other than those described above or that solely affects the par value of such Arbe Ordinary Shares), or in the case of any merger or consolidation of Arbe with or into another corporation (other than a consolidation or merger in which Arbe is the continuing corporation and that does not result in any reclassification or reorganization of Arbe’s outstanding ordinary shares), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of Arbe as an entirety or substantially as an entirety in connection with which Arbe is dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the Arbe Ordinary Shares immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of Arbe Ordinary Shares in such a transaction is payable in the form of ordinary shares in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes value (as defined in the warrant agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants in order to determine and realize the option value component of the warrant. This formula is to compensate the warrant holder for the loss of the option value portion of the warrant due to the requirement that the warrant holder exercise the warrant within 30 days of the event. The Black-Scholes model is an accepted pricing model for estimating fair market value where no quoted market price for an instrument is available.

The Arbe Warrants will be issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and Arbe, which reflects an assumption and amendment to the warrant agreement between Continental Stock Transfer & Trust Company and ITAC and provides that Arbe assumes the obligations of ITAC under the warrant agreement. You should review a copy of the warrant assumption and amendment agreement, which will be filed as an exhibit to the registration statement of which this proxy statement/prospectus is a part, for a complete description of the terms and conditions applicable to the Arbe Warrants. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of a majority of the then outstanding public warrants to make any change in the warrants.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of Arbe Ordinary Shares and any voting rights until they exercise their warrants and receive Arbe Ordinary Shares. After the issuance of Arbe Ordinary Shares upon exercise of the Arbe warrants, each holder will be entitled to one (1) vote for each Arbe Ordinary Share held of record on all matters to be voted on by stockholders.

In addition, if (x) ITAC issues additional shares of ITAC Class A Common Stock or equity-linked securities for capital raising purposes in connection with the closing of the Merger at a Newly Issued Price of less than $9.20 per share of ITAC Class A Common Stock (with such issue price or effective issue price to be determined in good faith by ITAC’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any founder shares held by the Sponsor or such affiliates, as applicable, prior to such issuance), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Merger on the date of the consummation of the Merger (net of redemptions), and (z) the Market Value is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

The Arbe Warrants issued to the holders of the ITAC private warrants (including the Arbe Ordinary Shares issuable upon exercise of such Arbe Warrants) will not be transferable, assignable or salable until 30 days after the completion of the Merger (except, among other as provided with respect to the limitation on transfer of the Founder Shares, to Arbe’s officers and directors and other persons or entities affiliated with the Sponsor or the underwriters of ITAC’s IPO) and they will not be redeemable by Arbe so long as they are held by the Sponsor, such underwriters or their permitted transferees. The Sponsor, the underwriters and their permitted transferees, have the option to exercise the private placement warrants on a cashless basis. Except as described below, the Arbe Warrants issued in respect of ITAC private warrants have terms and provisions that are identical to those of the Arbe Warrants being issued to holders of the ITAC Public Warrants, including as to exercise price, exercisability and exercise period. Any Arbe Warrants issued in respect of ITAC Warrants, if any, issued in respect of a convertible note issued by ITAC to the Sponsor shall be identical to the Arbe Warrants issued to the holders of ITAC Private Warrants. If the Arbe Warrants issued in respect of e ITAC Private Warrants are held by holders other than the sponsor, the underwriters or their permitted transferees, such Arbe Warrants will be redeemable by Arbe and exercisable by the holders on the same basis as the Arbe warrants issued in respect of the ITAC Public Warrants.

If holders of the private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering their warrants for that number of Arbe Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of Arbe Ordinary Shares underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Arbe Ordinary Shares for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.

In order to finance transaction costs in connection with the Merger, the Sponsor or an affiliate of the Sponsor or certain of ITAC’s officers and directors may, but are not obligated to, lend ITAC funds as may be required. Up to $1,500,000 of such working capital loans may be convertible into private placement-equivalent warrants at a price of $1.00 per warrant (which, for example, would result in the holders being issued 1,500,000 warrants if $1,500,000 of notes were so converted), at the option of the lender. Such warrants would be identical to the private placement warrants, including as to exercise price, exercisability and exercise period. The terms of such working capital loans by our sponsor or its affiliates, or our officers and directors, if any, have not been determined and no written agreements exist with respect to such loans. As of the date of this proxy statement/prospectus, no such loans have been made.

In addition, holders of ITAC’s private placement warrants are entitled to certain registration rights, which are assumed by Arbe.

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes the material U.S. federal income tax consequences to U.S. Holders and Non-U.S. Holders (as defined below) of the ownership and disposition of ordinary shares and Warrants. This discussion applies only to the ordinary shares and Warrants, as the case may be, that are held as “capital assets” within the meaning of Section 1221 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) (generally, property held for investment).

The following does not purport to be a complete analysis of all potential tax effects arising in connection with the ownership and disposition of ordinary shares and Warrants. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local, or non-U.S. tax laws are not discussed. This discussion is based on the Code, Treasury regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”), in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect the tax consequences discussed below. Arbe has not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS will not take or a court will not sustain a contrary position regarding the tax consequences discussed below.

This discussion does not address all U.S. federal income tax consequences relevant to a holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income and the alternative minimum tax. In addition, it does not address consequences relevant to holders subject to special rules, including, without limitation:

•        banks, insurance companies, and certain other financial institutions;

•        regulated investment companies and real estate investment trusts;

•        brokers, dealers, or traders in securities;

•        traders in securities that elect to mark to market;

•        tax-exempt organizations or governmental organizations;

•        U.S. expatriates and former citizens or long-term residents of the U.S.;

•        persons holding ordinary shares and/or Warrants, as the case may be, as part of a hedge, straddle, constructive sale, or other risk reduction strategy or as part of a conversion transaction or other integrated or similar transaction;

•        persons subject to special tax accounting rules as a result of any item of gross income with respect to ordinary shares and/or Warrants, as the case may be, being taken into account in an applicable financial statement;

•        persons that actually or constructively own 5% or more (by vote or value) of the outstanding ordinary shares;

•        founders, sponsors, officers or directors of ITAC or holders of private placement warrants;

•        “controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax (and their shareholders);

•        S corporations, partnerships, or other entities or arrangements treated as partnerships or other flow-through entities for U.S. federal income tax purposes (and investors therein);

•        U.S. Holders having a functional currency other than the U.S. dollar;

•        persons who hold or received ordinary shares and/or Warrants, as the case may be, pursuant to the exercise of any employee stock option or otherwise as compensation; and

•        tax-qualified retirement plans.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds ordinary shares and/or Warrants, the tax treatment of an owner of such entity will depend on the status of the owner or participant in the arrangement, the activities of the entity or arrangement, and certain determinations made at the owner or participant level. Accordingly, entities or arrangements treated as partnerships for U.S. federal income tax purposes and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

For purposes of this discussion, a “U.S. Holder” is any beneficial owner of ordinary shares and/or Warrants, as the case may be, that is for U.S. federal income tax purposes:

•        an individual who is a citizen or resident of the U.S.;

•        a corporation (or other entity taxable as a corporation) created or organized in, or under the laws of, the U.S., any state thereof, or the District of Columbia;

•        an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•        a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

THE U.S. FEDERAL INCOME TAX TREATMENT OF THE OWNERSHIP AND DISPOSITION OF ORDINARY SHARES AND/OR WARRANTS TO ANY PARTICULAR HOLDER WILL DEPEND ON THE HOLDER’S PARTICULAR TAX CIRCUMSTANCES. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL, AND NON-U.S. INCOME AND OTHER TAX CONSEQUENCES TO YOU, IN LIGHT OF YOUR PARTICULAR INVESTMENT OR TAX CIRCUMSTANCES, OF THE OWNERSHIP AND DISPOSITION OF ORDINARY SHARES AND/OR WARRANTS.

U.S. Federal Income Tax Treatment of Arbe

Tax Residence of Arbe for U.S. Federal Income Tax Purposes

Although Arbe is incorporated and tax resident in Israel, the IRS may assert that it should be treated as a U.S. corporation for U.S. federal income tax purposes pursuant to Section 7874 of the Code. For U.S. federal income tax purposes, a corporation is generally considered a U.S. “domestic” corporation if it is created or organized in or under the laws of the U.S., any state thereof, or the District of Columbia. Because Arbe is not so created or organized (but is instead incorporated only in Israel), it would generally be classified as a foreign corporation (that is, a corporation other than a U.S. “domestic” corporation) under these rules. Section 7874 of the Code provides an exception under which a corporation created or organized only under foreign law may, in certain circumstances, be treated as a U.S. corporation for U.S. federal income tax purposes. The Section 7874 rules are complex and require analysis of all relevant facts, and there is limited guidance and significant uncertainties as to their application.

Under Code Section 7874, a corporation created or organized outside the U.S. (i.e., a foreign corporation) will nevertheless be treated as a U.S. corporation for U.S. federal income tax purposes when (i) the foreign corporation directly or indirectly acquires substantially all of the assets held directly or indirectly by a U.S. corporation (including the indirect acquisition of assets of the U.S. corporation by acquiring the outstanding shares of the U.S. corporation), (ii) the shareholders of the acquired U.S. corporation hold, by vote or value, at least 80% of the shares of the foreign acquiring corporation after the acquisition by reason of holding shares in the U.S. acquired corporation (the “Section 7874 Percentage”), and (iii) the foreign corporation’s “expanded affiliated group” does not have substantial business activities in the foreign corporation’s country of creation or organization relative to such expanded affiliated group’s worldwide activities (the “Substantial Business Activities Exception”). In order to satisfy the Substantial Business Activities Exception, at least 25% of the employees (by headcount and compensation), real and tangible assets, and gross income of the foreign acquiring corporation’s “expanded affiliated group” must be based, incurred, located, and derived, respectively, in the country in which the foreign acquiring corporation is created or organized. The Section 7874 Regulations further provide for a number of special rules that aggregate multiple acquisitions of U.S. corporations for purposes of Code Section 7874 that are made as part of a plan or made over a 36-month period, making it more likely that Code Section 7874 will apply to a foreign acquiring corporation.

Arbe indirectly acquired substantially all of the assets of ITAC through the Merger. As a result, Section 7874 of the Code may apply to cause Arbe to be treated as a U.S. corporation for U.S. federal income tax purposes following the Merger depending on whether the Section 7874 Percentage equals or exceeds 80%, subject to the applicability of the Substantial Business Activities Exception.

Based upon the terms of the Merger, the rules for determining share ownership under Code Section 7874 and the Section 7874 Regulations, and certain factual assumptions, ITAC and Arbe currently expect that the Section 7874 Percentage of ITAC stockholders in Arbe should be less than 80% after the Merger. Accordingly, Arbe is not expected to be treated as a U.S. corporation for U.S. federal income tax purposes under Section 7874 of the Code. The calculation of the Section 7874 Percentage is complex, is subject to detailed regulations (the application of which is uncertain in various respects and could be impacted by changes in U.S. tax laws and regulations with possible retroactive effect), and is subject to certain factual uncertainties. Moreover, former holders of ITAC Common Stock may be deemed to own an amount of ordinary shares in respect to certain redemptions by former holders of ITAC Common Stock prior to the Merger for purposes of determining the ownership percentage of former holders of ITAC Common Stock under Section 7874 of the Code. Accordingly, there can be no assurance that the IRS will not challenge the status of Arbe as a foreign corporation under Code Section 7874 or that such challenge would not be sustained by a court.

If the IRS were to successfully challenge under Code Section 7874 Arbe’s status as a foreign corporation for U.S. federal income tax purposes, Arbe and certain Arbe shareholders could be subject to significant adverse tax consequences, including a higher effective corporate income tax rate on Arbe and future withholding taxes on certain Arbe shareholders. In particular, holders of ordinary shares and/or Warrants would be treated as holders of stock and warrants of a U.S. corporation.

However, even if the Section 7874 Percentage was such that Arbe were still respected as a foreign corporation under Code Section 7874, Arbe may be limited in using its equity to engage in future acquisitions of U.S. corporations over a 36-month period following the Merger. If Arbe were to be treated as acquiring substantially all of the assets of a U.S. corporation within a 36-month period after the Merger, the Section 7874 Regulations would exclude certain shares of Arbe attributable to the Merger for purposes of determining the Section 7874 Percentage of that subsequent acquisition, making it more likely that Code Section 7874 would apply to such subsequent acquisition.

The remainder of this discussion assumes that Arbe will not be treated as a U.S. corporation for U.S. federal income tax purposes under Section 7874 of the Code.

Utilization of ITAC’s Tax Attributes and Certain Other Adverse Tax Consequences to Arbe and Arbe’s Shareholders.

Following the acquisition of a U.S. corporation by a foreign corporation, Code Section 7874 can limit the ability of the acquired U.S. corporation and its U.S. affiliates to use U.S. tax attributes (including net operating losses and certain tax credits) to offset U.S. taxable income resulting from certain transactions, as well as result in certain other adverse tax consequences, even if the acquiring foreign corporation is respected as a foreign corporation for purposes of Code Section 7874. Specifically, Code Section 7874 can apply in this manner if (i) the foreign corporation acquires, directly or indirectly, substantially all of the properties held directly or indirectly by a U.S. corporation, (ii) after the acquisition, the former shareholders of the acquired U.S. corporation hold at least 60% (by either vote or value) but less than 80% (by vote and value) of the shares of the foreign acquiring corporation by reason of holding shares in the acquired U.S. corporation, and (iii) the foreign corporation’s “expanded affiliated group” does not meet the Substantial Business Activities Exception.

Based upon the terms of the Merger, the rules for determining share ownership under Section 7874 of the Code and the Section 7874 Regulations, and certain factual assumptions, ITAC and Arbe currently expect that the Section 7874 Percentage should be less than 60% after the Merger. Accordingly, the limitations and other rules described above are not expected to apply to Arbe or ITAC after the Merger.

If the Section 7874 Percentage applicable to the Merger is at least 60% but less than 80%, Arbe and certain of Arbe’s shareholders may be subject to adverse tax consequences including, but not limited to, restrictions on the use of tax attributes with respect to “inversion gain” recognized over a 10-year period following the transaction, disqualification of dividends paid from preferential “qualified dividend income” rates, and the requirement that any U.S. corporation owned by Arbe include as “base erosion payments” that may be subject to a minimum U.S. federal income tax any amounts treated as reductions in gross income paid to certain related foreign persons. Furthermore, certain “disqualified individuals” (including officers and directors of a U.S. corporation) may be subject to an excise tax on certain stock-based compensation at a rate of 20%. However, as a blank check company whose assets are primarily comprised of cash and cash equivalents, it is not expected that ITAC will have a significant amount of inversion gain as a result of the Merger.

The determination that the Section 7874 Percentage should be less than 60% after the Merger is subject to detailed regulations (the application of which is uncertain in various respects and would be impacted by future changes in tax laws and regulations, with possible retroactive effect) and is subject to certain factual uncertainties. There can be no assurance that the IRS will not challenge whether Arbe is subject to the above rules or that such a challenge would not be sustained by a court. If the IRS successfully applied these rules to Arbe, significant adverse tax consequences could result for Arbe and for certain Arbe shareholders, including a higher effective corporate tax rate on Arbe U.S. Holders.

U.S. Federal Income Tax Consequences of the Ownership and Disposition of ordinary shares and Warrants to U.S. Holders

Distributions on ordinary shares

If Arbe makes distributions of cash or property on the ordinary shares, such distributions will be treated first as a dividend to the extent of Arbe’s current and accumulated earnings and profits (as determined for U.S. federal income tax purposes), and then as a tax-free return of capital to the extent of the U.S. Holder’s tax basis, with any excess treated as gain from the sale or exchange of the shares. The amount of any such distribution will include any amounts withheld by Arbe (or another applicable withholding agent). If Arbe does not provide calculations of its earnings and profits under U.S. federal income tax principles, a U.S. Holder should expect all cash distributions to be reported as dividends for U.S. federal income tax purposes. Any dividend will not be eligible for the dividends received deduction allowed to corporations in respect of dividends received from U.S. corporations.

Subject to the discussions above under “— Utilization of ITAC’s Tax Attributes and Certain Other Adverse Tax Consequences to Arbe and Arbe’s Shareholders” and below under “— Passive Foreign Investment Company Rules,” dividends received by certain non-corporate U.S. Holders (including individuals) may be “qualified dividend income,” which is taxed at the lower applicable capital gains rate, provided that:

•        either (a) the shares are readily tradable on an established securities market in the U.S. or (b) Arbe is eligible for the benefits of a qualifying income tax treaty with the U.S. that includes an exchange of information program;

•        Arbe is neither a PFIC (as discussed below under below under “— Passive Foreign Investment Company Rules”) nor treated as such with respect to the U.S. Holder for Arbe’s taxable year in which the dividend is paid or the preceding taxable year;

•        the U.S. Holder satisfies certain holding period requirements;

•        the U.S. Holder is not under an obligation to make related payments with respect to positions in substantially similar or related property; and

•        the taxpayer does not take the dividends into account as investment income under Code Section 163(d)(4)(B).

There can be no assurances that Arbe will be eligible for benefits of an applicable comprehensive income tax treaty between the U.S. and Israel. In addition, there also can be no assurance that ordinary shares will be considered “readily tradable” on an established securities market in accordance with applicable legal authorities. Furthermore, Arbe will not constitute a qualified foreign corporation for purposes of these rules if it is a PFIC for the taxable year in which it pays a dividend or for the preceding taxable year. See “— Passive Foreign Investment Company Rules.” U.S. Holders should consult their tax advisors regarding the availability of the lower rate for dividends paid with respect to ordinary shares.

The amount of any dividend distribution paid in foreign currency will be the U.S. dollar amount calculated by reference to the applicable exchange rate in effect on the date of actual or constructive receipt, regardless of whether the payment is in fact converted into U.S. dollars at that time. A U.S. Holder may have foreign currency gain or loss if the dividend is converted into U.S. dollars after the date of receipt.

Subject to certain exceptions, dividends on ordinary shares will constitute foreign source income for foreign tax credit limitation purposes. If the dividends are qualified dividend income (as discussed above), the amount of the dividend taken into account for purposes of calculating the foreign tax credit limitation will be limited to the gross amount of the dividend, multiplied by a fraction, the numerator of which is the reduced rate applicable to qualified dividend income and the denominator of which is the highest rate of tax normally applicable to dividends. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends distributed by Arbe with respect to the ordinary shares generally will constitute “passive category income” but could, in the case of certain U.S. Holders, constitute “general category income”. The rules governing foreign tax credits are complex and U.S. Holders are urged to consult their tax advisors regarding the creditability of foreign taxes in their particular circumstances. In lieu of claiming a foreign tax credit, a U.S. Holder may, in certain circumstances, deduct foreign taxes in computing the holder’s taxable income, subject to generally applicable limitations under U.S. law. Generally, an election to deduct foreign taxes instead of claiming foreign tax credits applies to all foreign taxes paid or accrued in the taxable year.

Sale, Exchange, Redemption or Other Taxable Disposition of ordinary shares and Warrants

Subject to the discussion below under “— Passive Foreign Investment Company Rules,” a U.S. Holder generally will recognize gain or loss on any sale, exchange, redemption or other taxable disposition of ordinary shares or Warrants in an amount equal to the difference between (i) the amount realized on the disposition and (ii) such U.S. Holder’s adjusted tax basis in such shares and/or warrants. Any gain or loss recognized by a U.S. Holder on a taxable disposition of ordinary shares or Warrants generally will be capital gain or loss. A non-corporate U.S. Holder, including an individual, who has held the ordinary shares and/or Warrants for more than one year generally will be eligible for reduced tax rates for such long-term capital gains. The deductibility of capital losses is subject to limitations.

Any such gain or loss recognized generally will be treated as U.S. source income or loss. Accordingly, in the event any Israeli tax (including withholding tax) is imposed upon such sale or other disposition, a U.S. Holder may not be able to utilize foreign tax credits unless such holder has foreign source income or gain in the same category from other sources. Moreover, there are special rules under the income tax treaty between the U.S. and Israel (the “Treaty”), which may impact a U.S. Holder’s ability to claim a foreign tax credit. U.S. Holders are urged to consult their tax advisor regarding the ability to claim a foreign tax credit and the application of the Treaty to such U.S. Holder’s particular circumstances.

Exercise, Lapse, or Redemption of a Warrant

Subject to the PFIC rules discussed below, a U.S. Holder generally will not recognize gain or loss upon the acquisition of an ordinary share on the exercise of a Warrant for cash. A U.S. Holder’s tax basis in an ordinary shares received upon exercise of the Warrant generally should be an amount equal to the sum of the U.S. Holder’s tax basis in the Warrant exchanged therefor (assuming the Merger is not a taxable transaction) and the exercise price. The U.S. Holder’s holding period for an ordinary share received upon exercise of the Warrant will begin on the date following the date of exercise (or possibly the date of exercise) of the Warrant and will not include the period during which the U.S. Holder held the Warrant. If a Warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such holder’s tax basis in the Warrant.

The tax consequences of a cashless exercise of a Warrant are not clear under current tax law. Subject to the PFIC rules discussed below, a cashless exercise may be tax-deferred, either because the exercise is not a gain realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either tax-deferred situation, a U.S. Holder’s basis in the ordinary shares received generally would equal the U.S. Holder’s basis in the Warrants exercised therefor. If the cashless exercise is not treated as a gain realization event, a U.S. Holder’s holding period in the ordinary shares would be treated as commencing on the date following the date of exercise (or possibly the date of exercise) of the Warrants and will not include the period during which the U.S. Holder held the Warrants. If the cashless exercise were treated as a recapitalization, the holding period of the ordinary shares would include the holding period of the Warrants exercised therefor.

It is also possible that a cashless exercise of a Warrant could be treated in part as a taxable exchange in which gain or loss would be recognized in the manner set forth above under “— Sale, Exchange, Redemption or Other Taxable Disposition of ordinary shares and Warrants.” In such event, a U.S. Holder could be deemed to have surrendered warrants equal to the number of ordinary shares having an aggregate fair market value equal to the exercise price for the total number of warrants to be exercised. Subject to the PFIC rules discussed below, the U.S. Holder would recognize capital gain or loss with respect to the Warrants deemed surrendered in an amount generally equal to the difference between (i) the fair market value of the ordinary shares that would have been received in a regular exercise of the Warrants deemed surrendered, net of the aggregate exercise price of such Warrants and (ii) the U.S. Holder’s tax basis in such Warrants. In this case, a U.S. Holder’s aggregate tax basis in the ordinary shares received would equal the sum of (i) U.S. Holder’s tax basis in the Warrants deemed exercised and (ii) the aggregate exercise price of such Warrants. A U.S. Holder’s holding period for the ordinary shares received in such case generally would commence on the date following the date of exercise (or possibly the date of exercise) of the Warrants and will not include the period during which the U.S. Holder held the Warrants.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise of warrants, including when a U.S. Holder’s holding period would commence with respect to the ordinary share received, there can be no assurance regarding which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of a cashless exercise of Warrants.

Subject to the PFIC rules described below, if Arbe redeems Warrants for cash pursuant to the redemption provisions described in the section of this prospectus entitled “Description of Securities — Description of Warrants” or if Arbe purchases Warrants in an open market transaction, such redemption or purchase generally will be treated as a taxable disposition to the U.S. Holder, taxed as described above under “— Sale, Exchange, Redemption or Other Taxable Disposition of ordinary shares and Warrants.”

Possible Constructive Distributions

The terms of each Warrant provide for an adjustment to the number of ordinary shares for which the Warrant may be exercised or to the exercise price of the Warrant in certain events, as discussed in the section of this registration statement captioned “Description of Warrants.” An adjustment which has the effect of preventing dilution generally is not taxable. A U.S. Holder of a Warrant would, however, be treated as receiving a constructive distribution from Arbe if, for example, the adjustment increases the holder’s proportionate interest in Arbe’s assets or earnings and profits (for instance, through an increase in the number of ordinary shares that would be obtained upon exercise of such warrant) as a result of a distribution of cash or other property such as other securities to the holders of the ordinary shares which is taxable to the U.S. Holders of such shares as described under “— Distributions on ordinary shares” above. Such constructive distribution would be subject to tax as described under that section in the same manner as if the U.S. Holder of such Warrant received a cash distribution from Arbe equal to the fair market value of such increase in interest.

Passive Foreign Investment Company Rules

The treatment of U.S. Holders of the ordinary shares and Warrants could be materially different from that described above, if Arbe is treated as a “passive foreign investment company,” or PFIC, for U.S. federal income tax purposes. An entity treated as a foreign corporation for U.S. federal income tax purposes generally will be a PFIC for U.S. federal income tax purposes for any taxable year if either:

•        at least 75% of its gross income for such year is passive income (such as interest, dividends, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of assets giving rise to passive income); or

•        at least 50% of the value of its assets (based on an average of the quarterly values of the assets) during such year is attributable to assets that produce passive income or are held for the production of passive income.

For this purpose, Arbe will be treated as owning its proportionate share of the assets and earning its proportionate share of the income of any other entity treated as a corporation for U.S. federal income tax purposes in which Arbe own, directly or indirectly, 25% or more (by value) of the stock.

Based on the current and anticipated composition of the income, assets and operations of Arbe and its subsidiaries, there is a substantial risk that Arbe will be a PFIC for U.S. federal income tax purposes for 2021, and Arbe may be a PFIC for U.S. federal income tax purposes for future taxable years.

Nevertheless, whether Arbe is treated as a PFIC is determined on an annual basis. The determination of whether a non-U.S. corporation is a PFIC is a factual determination that depends on, among other things, the composition of Arbe’s income and assets, and the market value of its shares and assets, including the composition of income and assets and the market value of shares and assets of its subsidiaries, from time to time, and thus the determination can only be made annually after the close of each taxable year. Thus, no assurance can be given as to whether Arbe will be a PFIC in 2021 or for any future taxable year. In addition, Arbe’s U.S. counsel expresses no opinion with respect to Arbe’s PFIC status for 2021 or future taxable years.

Under the PFIC rules, if Arbe were considered a PFIC at any time that a U.S. Holder owns ordinary shares or Warrants, Arbe would generally continue to be treated as a PFIC with respect to such holder in a particular year unless (i) Arbe has ceased to be a PFIC and (ii) (a) the U.S. Holder has made a valid “QEF election” (as described below) for the first taxable year in which the holder owned such holder’s ordinary shares in which Arbe was a PFIC, (b) a valid mark-to-market election (as described below) is in effect for the particular year, or (c) the U.S. Holder has made a “deemed sale” election under the PFIC rules. If such a “deemed sale” election is made, a U.S. Holder will be deemed to have sold its ordinary shares at their fair market value on the last day of the last taxable year in which Arbe is classified as a PFIC, and any gain from such deemed sale would be subject to the consequences described below. After the “deemed sale” election, the ordinary shares with respect to which the “deemed sale” election was made will not be treated as shares in a PFIC unless Arbe subsequently becomes a PFIC.

For each taxable year that Arbe is treated as a PFIC with respect to a U.S. Holder’s ordinary shares or Warrants, the U.S. Holder will be subject to special tax rules with respect to any “excess distribution” (as defined below) received and any gain realized from a sale or disposition (including a pledge of ordinary shares and under proposed regulations transfers of Warrants and certain transfers of ordinary shares that would otherwise qualify as nonrecognition transactions for U.S. federal income tax purposes) of its ordinary shares or Warrants (collectively the “excess distribution rules”), unless, with respect to the ordinary shares, the U.S. Holder makes a valid QEF or mark-to-market election as discussed below. Generally, distributions received by a U.S. Holder in a taxable year that are greater than 125% of the average annual distributions received by such U.S. Holder during the shorter of the three preceding taxable years or the portion of such U.S. Holder’s holding period for the ordinary shares or Warrants that preceded the taxable year of the distribution will be treated as excess distributions. Under these special tax rules:

•        the excess distribution or gain will be allocated ratably over the U.S. Holder’s holding period for the ordinary shares or Warrants;

•        the amount allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain or received the excess distribution or to the period in the U.S. Holder’s holding period before the first day of Arbe’s first taxable year in which Arbe is a PFIC, will be treated as ordinary income; and

•        the amount allocated to each other taxable year (or portions thereof) of the U.S. Holder and included in such holder’s holding period will be subject to the highest tax rate in effect for individuals or corporations, as applicable, for each such year without regard to the U.S. Holder’s other items of income and loss for such year; and

•        the interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder with respect to the resulting tax attributable to each such year.

Under the excess distribution rules, the tax liability for amounts allocated to taxable years prior to the year of disposition or excess distribution cannot be offset by any net operating losses, and gains (but not losses) realized on the sale of the ordinary shares or Warrants cannot be treated as capital gains, even though the U.S. Holder holds the ordinary shares or Warrants as capital assets.

Certain of the PFIC rules may impact U.S. Holders with respect to equity interests in subsidiaries and other entities which Arbe may hold, directly or indirectly, that are PFICs (collectively, “Lower-Tier PFICs”). There can be no assurance, however, that Arbe does not own, or will not in the future acquire, an interest in a subsidiary or other entity that is or would be treated as a Lower-Tier PFIC. U.S. Holders should consult their tax advisors regarding the application of the PFIC rules to any of Arbe’s subsidiaries.

If Arbe is a PFIC, a U.S. Holder of shares in Arbe may avoid taxation under the excess distribution rules described above in respect to the ordinary shares by making a timely and valid “qualified electing fund” (“QEF”) election (if eligible to do so). However, a U.S. Holder may make a QEF election with respect to its ordinary shares only if Arbe provides U.S. Holders on an annual basis with certain financial information specified under applicable U.S. Treasury regulations, including the information provided in a PFIC Annual Information Statement. There can be no assurance, however, that Arbe will have timely knowledge of its status as a PFIC in the future or that Arbe will timely provide such information for such years. The failure to provide such information on an annual basis could prevent a U.S. Holder from making a QEF election or result in the invalidation or termination of a U.S. Holder’s prior QEF election.

A U.S. Holder that makes a QEF election with respect to its ordinary shares would generally be required to include in income for each year that Arbe is treated as a PFIC the U.S. Holder’s pro rata share of Arbe’s ordinary earnings for the year (which would be subject to tax as ordinary income) and net capital gains for the year (which would be subject to tax at the rates applicable to long-term capital gains), without regard to the amount of any distributions made in respect of the ordinary shares. Any net deficits or net capital losses of Arbe for a taxable year, however, would not be passed through and included on the tax return of the U.S. Holder. A U.S. Holder’s basis in the ordinary shares would be increased by the amount of income inclusions under the QEF rules. Dividends actually paid on the ordinary shares generally would not be subject to U.S. federal income tax to the extent of prior income inclusions and would reduce the U.S. Holder’s basis in the ordinary shares by a corresponding amount. If Arbe owns any interests in a Lower-Tier PFIC, a U.S. Holder generally must make a separate QEF election for each Lower-Tier PFIC, subject to Arbe’s providing the relevant tax information for each Lower-Tier PFIC on an annual basis. There can be no assurance that Arbe will have timely knowledge of the status of any such Lower-Tier PFIC. In addition, Arbe may not hold a controlling interest in any such Lower-Tier PFIC and thus there can be no assurance Arbe will be able to cause the Lower-Tier PFIC to provide such required information.

If a U.S. Holder does not make a QEF election effective from the first taxable year of a U.S. Holder’s holding period for the ordinary shares in which Arbe is a PFIC (or a mark-to-market election, as discussed below), then the U.S. Holder generally will remain subject to the excess distribution rules. A U.S. Holder that first makes a QEF election in a later year may avoid the continued application of the excess distribution rules to its ordinary shares by making a “deemed sale” election. In that case, the U.S. Holder will be deemed to have sold the ordinary shares at their fair market value on the first day of the taxable year in which the QEF election becomes effective, and any gain from such deemed sale would be subject to the excess distribution rules described above. As a result of the “deemed sale” election, the U.S. Holder will have additional basis (to the extent of any gain recognized on the deemed sale) and, solely for purposes of the PFIC rules, a new holding period in the ordinary shares.

It is not entirely clear how various aspects of the PFIC rules apply to the warrants. However, a U.S. Holder may not make a QEF election with respect to its Warrants. As a result, if a U.S. Holder sells or otherwise disposes of such warrants (other than upon exercise of such warrants) and Arbe was a PFIC at any time during the U.S. Holder’s holding period of such warrants, any gain recognized generally will be treated as an excess distribution, taxed as described above.

If a U.S. Holder that exercises such warrants properly makes and maintains a QEF election with respect to the newly acquired ordinary shares (or has previously made a QEF election with respect to the ordinary shares), the QEF election will apply to the newly acquired ordinary shares. Notwithstanding such QEF election, the rules relating to “excess distributions” discussed above, adjusted to take into account the current income inclusions resulting from the QEF election, will continue to apply with respect to such newly acquired ordinary shares (which under proposed regulations will be deemed to have a holding period for purposes of the PFIC rules that includes the period the U.S. Holder held the Warrants), unless the U.S. Holder makes a “deemed sale” election under the PFIC rules. U.S. Holders are urged to consult their tax advisors as to the application of the rules governing “deemed sale” elections to their particular circumstances.

The QEF election is made on a shareholder-by-shareholder basis and, once made, can be revoked only with the consent of the IRS. A U.S. Holder that is eligible to make a QEF election with respect to its ordinary shares generally may do so by providing the appropriate information to the IRS in the U.S. Holder’s timely filed tax return for the year in which the election becomes effective. Retroactive QEF elections generally may be made only by filing a protective statement with such return and if certain other conditions are met or with the consent of the IRS. U.S. Holders should consult their tax advisors regarding the availability and tax consequences of a retroactive QEF election under their particular circumstances.

U.S. Holders should consult their tax advisors as to the availability and desirability of a QEF election.

Alternatively, if Arbe is a PFIC and ordinary shares constitute “marketable stock” (as defined below), a U.S. Holder may make a mark-to-market election for such holder’s ordinary shares with respect to such shares for the first taxable year in which it holds (or is deemed to hold) ordinary shares and each subsequent taxable year to elect out of the excess distribution rules discussed above. If a U.S. Holder makes a mark-to-market election with respect to its ordinary shares, such U.S. Holder generally will include in income for each year that Arbe is treated as a PFIC with respect to such ordinary shares an amount equal to the excess, if any, of the fair market value of the ordinary shares as of the close of the U.S. Holder’s taxable year over the adjusted basis in the ordinary shares. A U.S. Holder will be allowed a deduction for the excess, if any, of the adjusted basis of the ordinary shares over their fair market value as of the close of the taxable year. However, deductions will be allowed only to the extent of any net mark-to-market gains on the ordinary shares included in the U.S. Holder’s income for prior taxable years. Amounts included in income under a mark-to-market election, as well as gain on the actual sale or other disposition of the ordinary shares, will be treated as ordinary income. Ordinary loss treatment will also apply to the deductible portion of any mark-to-market loss on the ordinary shares, as well as to any loss realized on the actual sale or disposition of the ordinary shares, to the extent the amount of such loss does not exceed the net mark-to-market gains for such ordinary shares previously included in income. A U.S. Holder’s basis in the ordinary shares will be adjusted to reflect any mark-to-market gain or loss. If a U.S. Holder makes a mark-to-market election, any distributions Arbe makes would generally be subject to the rules discussed above under “— Distributions on ordinary shares,” except the lower rates applicable to qualified dividend income would not apply. Currently, U.S. Holders of Warrants will not be able to make a mark-to-market election with respect to their Warrants.

The mark-to-market election is available only for “marketable stock,” which is stock that is regularly traded on a qualified exchange or other market, as defined in applicable U.S. Treasury regulations. The ordinary shares, which are expected to be listed on Nasdaq, are expected to qualify as marketable stock for purposes of the PFIC rules, but there can be no assurance that ordinary shares will be “regularly traded” for purposes of these rules. If made, a mark-to-market election would be effective for the taxable year for which the election was made and for all subsequent taxable years unless ordinary shares cease to qualify as “marketable stock” for purposes of the PFIC rules or the IRS consents to the revocation of the election. Because a mark-to-market election cannot be made for equity interests in any Lower-Tier PFICs, a U.S. Holder that does not make the applicable QEF elections generally will continue to be subject to the excess distribution rules with respect to its indirect interest in any Lower-Tier PFICs as described above, even if a mark-to-market election is made for ordinary shares.

If a U.S. Holder does not make a mark-to-market election (or a QEF election, as discussed above) effective from the first taxable year of a U.S. Holder’s holding period for the ordinary shares in which Arbe is a PFIC, then the U.S. Holder generally will remain subject to the excess distribution rules. A U.S. Holder that first makes a mark-to-market election with respect to the ordinary shares in a later year will continue to be subject to the excess distribution rules during the taxable year for which the mark-to-market election becomes effective, including with respect to any mark-to-market gain recognized at the end of that year. In subsequent years for which a valid mark-to-mark election remains in effect, the excess distribution rules generally will not apply. A U.S. Holder that is eligible to make a mark-to-market with respect to such holder’s ordinary shares may do so by providing the appropriate information on IRS Form 8621 and timely filing that form with the U.S. Holder’s tax return for the year in which the election becomes effective.

U.S. Holders should consult their tax advisors as to the availability and desirability of a mark-to-market election, as well as the impact of such election on interests in any Lower-Tier PFICs.

A U.S. Holder of a PFIC may be required to file an IRS Form 8621 on an annual basis and to provide such other information as may be required by the U.S. Treasury Department. Failure to do so, if required, will extend the statute of limitations applicable to such U.S. Holder until such required information is furnished to the IRS. U.S. Holders should consult their tax advisors regarding any reporting requirements that may apply to them if Arbe is a PFIC.

The rules dealing with PFICs and with the QEF, “deemed sale,” and mark-to-market elections are very complex and are affected by various factors in addition to those described above. U.S. Holders are strongly encouraged to consult their tax advisors regarding the application of the PFIC rules to their particular circumstances.

Non-U.S. Holders

The section applies to Non-U.S. Holders of ordinary shares and Warrants. For purposes of this discussion, a Non-U.S. Holder means a beneficial owner (other than a partnership or an entity or arrangement so characterized for U.S. federal income tax purposes) of ordinary shares or Warrants that is for U.S. federal income tax purposes not a U.S. Holder, including:

•        a nonresident alien individual, other than certain former citizens and residents of the U.S. subject to U.S. tax as expatriates;

•        a foreign corporation; or

•        a foreign estate or trust;

but generally does not include a beneficial owner who has been or is engaged in the conduct of a trade or business within the U.S. or an individual who is present in the U.S. for 183 days or more in the taxable year of the disposition of ordinary shares or Warrants (except to the extent discussed below). If you are such an individual, you should consult your tax advisor regarding the U.S. federal income tax consequences of exercising redemption rights with respect to ITAC Common Stock or the ownership and disposition of ordinary shares or Warrants.

U.S. Federal Income Tax Consequences of the Ownership and Disposition of ordinary shares and Warrants to Non-U.S. Holders

Subject to the discussion below concerning backup withholding, any (i) dividends of cash or property (including constructive distributions treated as dividends as further described under the heading “U.S. Holders — U.S. Federal Income Tax Consequences of the Ownership and Disposition of ordinary shares and Warrants to U.S. Holders — Possible Constructive Distributions”) paid or deemed paid to a Non-U.S. Holder in respect of ordinary shares or (ii) gain realized upon the sale or other taxable disposition of ordinary shares and/or Warrants by a Non-U.S. Holder generally will not be subject to U.S. federal income taxation or withholding tax unless:

•        the gain or dividend is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment or a “fixed base” in the United States to which such gain is attributable); or

•        in the case of any gain, the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met.

Gain or distributions described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

The U.S. federal income tax treatment of a Non-U.S. Holder’s exercise of a Warrant, or the lapse of a Warrant held by a Non-U.S. Holder, generally will correspond to the U.S. federal income tax treatment of the exercise or lapse of a Warrant by a U.S. Holder, as described under “— U.S. Holders — U.S. Federal Income Tax Consequences of the Ownership and Disposition of ordinary shares and Warrants to U.S. Holders — Exercise, Lapse or Redemption of a Warrant” above, although to the extent a cashless exercise or lapse results in a taxable exchange, the consequences would be similar to those described in the preceding paragraphs above for a Non-U.S. Holder’s gain on the sale or other disposition of the ordinary shares and Warrants.

The characterization for U.S. federal income tax purposes of the redemption of the Non-U.S. Holder’s Warrants generally will correspond to the U.S. federal income tax treatment of such a redemption of a U.S. Holder’s warrants, as described under “— U.S. Holders — U.S. Federal Income Tax Consequences of the Ownership and Disposition of ordinary shares and Warrants to U.S. Holders — Exercise, Lapse or Redemption of a Warrant” above, and the consequences of the redemption to the Non-U.S. Holder will be as described in the first paragraph above under the heading “— U.S. Federal Income Tax Consequences of the Ownership and Disposition of ordinary shares and Warrants to Non-U.S. Holders” based on such characterization.

Non-U.S. Holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

Information reporting requirements may apply to dividends received by U.S. Holders of ordinary shares, and the proceeds received on the disposition of ordinary shares effected within the U.S. (and, in certain cases, outside the U.S.), in each case other than U.S. Holders that are exempt recipients (such as corporations). Backup withholding (currently at a rate of 24%) may apply to such amounts if the U.S. Holder fails to provide an accurate taxpayer identification number (generally on an IRS Form W-9 provided to the paying agent of the U.S. Holder’s broker) or is otherwise subject to backup withholding. Any redemptions treated as dividend payments with respect to ordinary shares and proceeds from the sale, exchange, redemption or other disposition of ordinary shares may be subject to information reporting to the IRS and possible U.S. backup withholding. U.S. Holders should consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Information returns may be required to be filed with the IRS in connection with, and Non-U.S. Holders may be subject to backup withholding on amounts received in respect of, a Non-U.S. Holder’s disposition of their ordinary shares, unless the Non-U.S. Holder furnishes to the applicable withholding agent the required certification as to its non-U.S. status, such as by providing a valid IRS Form W-8BEN, IRS Form W-8BEN-E or IRS Form W-8ECI, as applicable, or the Non-U.S. Holder otherwise establishes an exemption. Dividends paid with respect to ordinary shares and proceeds from the sale of other disposition of ordinary shares received in the U.S. by a Non-U.S. Holder through certain U.S.-related financial intermediaries may be subject to information reporting and backup withholding unless such Non-U.S. Holder provides proof of an applicable exemption or complies with certain certification procedures described above, and otherwise complies with the applicable requirements of the backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against the taxpayer’s U.S. federal income tax liability, and a taxpayer may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for a refund with the IRS and furnishing any required information.

THE U.S. FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE TO YOU DEPENDING UPON YOUR PARTICULAR SITUATION. YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES TO YOU OF THE OWNERSHIP AND DISPOSITION OF ORDINARY SHARES AND WARRANTS, AS APPLICABLE, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND TAX TREATIES AND THE POSSIBLE EFFECTS OF CHANGES IN U.S. OR OTHER TAX LAWS.

MATERIAL ISRAELI TAX CONSIDERATIONS

The following description is not intended to constitute a complete analysis of all tax consequences relating to the acquisition, ownership, and disposition of the Arbe ordinary shares. You should consult your own tax advisor concerning the tax consequences of your situation, as well as any tax consequences that may arise under the laws of any state, local, foreign or other taxing jurisdiction.

Israeli tax considerations

The following is a brief summary of certain material Israeli tax laws applicable to Arbe, and certain Israeli Government programs that may benefit Arbe. This section also contains a discussion of certain material Israeli tax consequences concerning the ownership and disposition of Arbe ordinary shares purchased by investors. This summary does not discuss all the aspects of Israeli tax law that may be relevant to a particular investor in light of his or her personal investment circumstances or to some types of investors subject to special treatment under Israeli law. Examples of such investors include residents of Israel or traders in securities who are subject to special tax regimes not covered in this discussion. To the extent that the discussion is based on tax legislation that has not yet been subject to judicial or administrative interpretation, Arbe cannot assure you that the appropriate tax authorities or the courts will accept the views expressed in this discussion. The discussion below is not intended, and should not be construed, as legal or professional tax advice and is not exhaustive of all possible tax considerations. The discussion is subject to change, including due to amendments under Israeli law or changes to the applicable judicial or administrative interpretations of Israeli law, which change could affect the tax consequences described below, possibly with a retroactive effect.

THEREFORE, YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISORS AS TO THE ISRAELI OR OTHER TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR ORDINARY SHARES, INCLUDING, IN PARTICULAR, THE EFFECT OF ANY FOREIGN, STATE OR LOCAL TAXES.

General corporate tax structure in Israel

Israeli companies are generally subject to corporate tax at a flat rate. In December 2016, the Israeli Parliament approved the Economic Efficiency Law (Legislative Amendments for Applying the Economic Policy for the 2017 and 2018 Budget Years) which reduced the corporate income tax rate from 25% to 24% effective from January 1, 2017, and to 23% effective from January 1, 2018 and thereafter. However, the effective tax rate payable by a company that derives income from an Approved Enterprise, a Preferred Enterprise, a Benefited Enterprise or a Technological Enterprise (as discussed below) may be considerably less. Capital gains derived by an Israeli company are generally subject to corporate tax rate.

Law for the Encouragement of Industry (Taxes), 5729-1969

The Law for the Encouragement of Industry (Taxes), 5729-1969, generally referred to as the Industry Encouragement Law, provides several tax benefits for “Industrial Companies.” Arbe may qualify as an Industrial Company within the meaning of the Industry Encouragement Law.

The Industry Encouragement Law defines an “Industrial Company” as an Israeli resident-company, of which 90% or more of its income in any tax year, other than income from certain government loans, capital gains, interest and dividends, is derived from an “Industrial Enterprise” owned by it and located in Israel or in the “Area”, in accordance with the definition under section 3A of the Israeli Income Tax Ordinance (New Version) 1961, or the Ordinance. An “Industrial Enterprise” is defined as an enterprise whose principal activity in a given tax year is industrial production.

Following are the main tax benefits available to Industrial Companies:

•        Amortization of the cost of purchased patent, rights to use a patent and know-how, which are used for the development or advancement of the Industrial Enterprise, over an eight-year period, commencing on the year in which such rights were first exercised;

•        Under limited conditions, an election to file consolidated tax returns with controlled Israeli Industrial Companies;

•        Expenses related to a public offering are deductible in equal amounts over three years commencing on the year of the offering.

Eligibility for benefits under the Industry Encouragement Law is not contingent upon approval of any governmental authority.

Tax benefits and grants for research and development

Israeli tax law allows, under certain conditions, a tax deduction for expenditures related to research and development, including capital expenditures, for the year in which such expenditures are incurred. Expenditures are deemed related to scientific research and development projects, if:

•        The expenditures are approved by the relevant Israeli government ministry, determined by the field of research;

•        The research and development must be for the promotion of the company; and

•        The research and development are carried out by or on behalf of the company seeking such tax deduction.

The amount of such deductible expenses is reduced by the sum of any funds received through government grants for the finance of such scientific research and development projects. No deduction under these research and development deduction rules is allowed if such deduction is related to an expense invested in an asset depreciable under the general depreciation rules of the Israeli Income Tax Ordinance (New Version) 5721-1961, or the Ordinance. Expenditures that are unqualified under the conditions above are deductible in equal amounts over three years.

From time to time we may apply to the Israel Innovation Authority for approval to allow a tax deduction for all or most of research and development expenses during the year incurred. There can be no assurance that such application will be accepted. If we will not be able to deduct research and development expenses during the year of the payment, we may be able to deduct research and development expenses in equal amounts over a period of three years commencing in the year of the payment of such expenses.

Law for the Encouragement of Capital Investments, 5719-1959

The Law for the Encouragement of Capital Investments, 5719-1959, generally referred to as the Investment Law, provides certain incentives for capital investments in production facilities (or other eligible assets). Generally, an investment program that is implemented in accordance with the provisions of the Investment Law, referred to as an Approved Enterprise, a Beneficiary Enterprise, a Preferred Enterprise, a Preferred Technological Enterprise, or a Special Preferred Technological Enterprise, is entitled to benefits as discussed below. These benefits may include cash grants from the Israeli government and tax benefits, based upon, among other things, the geographic location of the facility in which the investment is made in Israel. In order to qualify for these incentives, Arbe is required to comply with the requirements of the Investment Law.

The Investment Law was significantly amended effective as of April 1, 2005 (the “2005 Amendment”), as of January 1, 2011 (the “2011 Amendment”) and as of January 1, 2017 (the “2017 Amendment”). Pursuant to the 2005 Amendment, tax benefits granted in accordance with the provisions of the Investment Law prior to its revision by the 2005 Amendment remain in force, but any benefits granted subsequently are subject to the provisions of the amended Investment Law. Similarly, the 2011 Amendment introduced new benefits to replace those granted in accordance with the provisions of the Investment Law in effect prior to the 2011 Amendment. However, companies entitled to benefits under the Investment Law as in effect prior to January 1, 2011, were entitled to choose to continue and enjoy such benefits, provided that certain conditions are met, or instead elect, irrevocably, to forego such benefits and have the benefits of the 2011 Amendment apply. The 2017 Amendment introduces new benefits for Technological Enterprises, alongside the existing tax benefits.

Tax benefits under the 2011 Amendment

The 2011 Amendment canceled the availability of the benefits granted to Industrial Companies under the Investment Law prior to 2011 and, instead, introduced new benefits for income generated by a “Preferred Company” through its “Preferred Enterprise” (as such terms are defined in the Investment Law) as of January 1, 2011. The definition of a Preferred Company includes a company incorporated in Israel that is not fully owned by a governmental entity, and that has, among other things, Preferred Enterprise status and is controlled and managed from Israel. Pursuant to the 2011 Amendment, a Preferred Company is entitled to a reduced corporate tax rate of 15% with respect to its income derived by its Preferred Enterprise in 2011 and 2012, unless the Preferred Enterprise is located in a specified development zone, in which case the rate will be 10%. Under the 2011 Amendment, such corporate tax rate was reduced from 15% and 10%, respectively, to 12.5% and 7%, respectively, in 2013, 16% and 9% respectively, in 2014, 2015 and 2016, and 16% and 7.5%, respectively, in 2017 and thereafter. Income derived by a Preferred Company from a “Special Preferred

Enterprise” (as such term is defined under the Investment Law) would be entitled, subject to certain conditions and during a benefits period of 10 years, to further reduced tax rates of 8%, or 5% if the Special Preferred Enterprise is located in a certain development zone.

Dividends distributed from income which is attributed to a “Preferred Enterprise” will be subject to tax at the following rates: (i) Israeli resident corporations — 0% (although, if such dividends are subsequently distributed to individuals or a non-Israeli company the below rates detailed in sub sections (ii) and (iii) shall apply) (ii) Israeli resident individuals — 20% (iii) Non-Israeli residents (both individuals and corporations) — 20%, or a reduced tax rate as determined under the provisions of any applicable double tax treaty, when relevant.

The withholding tax rate applicable to distribution of dividend from such income to non-Israeli residents is 25% (or 30% if distributed to a “substantial shareholder” at the time of the sale or at any time during the preceding twelve months period, as defined below), which may be reduced by applying in advance for a withholding tax certificate from the Israel Tax Authority. A “substantial shareholder” is generally a person who alone or together with such person’s relative or another person who collaborates with such person on a permanent basis, holds, directly or indirectly, at least 10% of any of the “Means of Control” of the corporation. “Means of control” generally include the right to vote, receive profits, nominate a director or an executive officer, receive assets upon liquidation, or instructs a person who holds any of the aforesaid rights how to act, regardless of the source of such right.

The 2011 Amendment also provided transitional provisions to address companies already enjoying existing tax benefits under the Investment Law. These transitional provisions provide, among other things, that unless an irrevocable request is made to apply the provisions of the Investment Law as amended in 2011 with respect to income to be derived as of January 1, 2011, a Beneficiary Enterprise can elect to continue to benefit from the benefits provided to it before the 2011 Amendment came into effect, provided that certain conditions are met.

New tax benefits under the 2017 Amendment that became effective on January 1, 2017

The 2017 Amendment was enacted as part of the Economic Efficiency Law that was published on December 29, 2016 and is effective as of January 1, 2017. The 2017 Amendment provides new tax benefits for two types of “Technological Enterprises,” as described below, and is in addition to the other existing tax beneficial programs under the Investment Law.

The 2017 Amendment provides that a Preferred Company satisfying certain conditions will qualify as having a “Preferred Technological Enterprise” and will thereby enjoy a reduced corporate tax rate of 12% on income that qualifies as “Preferred Technological Income”, as defined under the Investment Law. The corporate tax rate is further reduced to 7.5% with respect to a Preferred Technological Enterprise located in “Development Zone A”. In addition, a Preferred Technological Company will enjoy a reduced corporate tax rate of 12% on capital gains derived from the sale of certain “Benefitted Intangible Assets” (as defined under the Investment Law) to a related foreign company if the Benefitted Intangible Assets were acquired from a foreign company on or after January 1, 2017, for at least NIS 200 million, and the sale receives a prior approval from the Israel Innovation Authority.

The 2017 Amendment further provides that a Preferred Company satisfying certain conditions (including group consolidated revenues of at least NIS 10 billion) will qualify as a “Special Preferred Technological Enterprise” and will thereby enjoy a reduced corporate tax rate of 6% on “Preferred Technological Income” regardless of the company’s geographic location within Israel. In addition, a Special Preferred Technological Enterprise will enjoy a reduced corporate tax rate of 6% on capital gains derived from the sale of certain “Benefitted Intangible Assets” to a related foreign company if the Benefitted Intangible Assets were either developed by the Special Preferred Enterprise or acquired from a foreign company on or after January 1, 2017, and the sale received a prior approval from the Israel Innovation Authority. A Special Preferred Technological Enterprise that acquires Benefitted Intangible Assets from a foreign company for more than NIS 500 million will be eligible for these benefits for at least ten years, subject to certain approvals as specified in the Investment Law.

Dividends distributed by a Preferred Technological Enterprise or a Special Preferred Technological Enterprise, paid out of Preferred Technological Income, are generally subject to tax at the rate of 20% or a lower rate as may be provided in an applicable tax treaty.

The withholding tax rate applicable to distribution of dividend from such income to non-Israeli residents is 25% (or 30% if distributed to a “substantial shareholder” at the time of the sale or at any time during the preceding twelve months period), which may be reduced by applying in advance for a withholding tax certificate from the Israel Tax Authority. In addition, if such dividends are distributed to a foreign company that holds solely or together with other foreign companies 90% or more in the Israeli company, and other conditions are met, the withholding tax rate will be 4% (subject to the receipt of a valid certificate from the Israel Tax Authority allowing for a reduced tax rate in advance). However, if such dividends are paid to an Israeli company, no tax is required to be withheld.

Arbe believes that it may be eligible to the tax benefits under the 2017 Amendment. This should be further examined when relevant.

Taxation of our shareholders

Capital Gains Tax on Sales of our Ordinary Shares

Israeli law generally imposes a capital gains tax on the sale of any capital assets by Israeli residents, as defined for Israeli tax purposes, and on the sale of capital assets located in Israel, including shares of Israeli companies, by both Israeli residents and non-Israeli residents, unless a specific exemption is available or unless a tax treaty between Israel and the shareholder’s country of residence provides otherwise. The Ordinance distinguishes between real gain and inflationary surplus. The inflationary surplus is a portion of the total capital gain equivalent to the increase of the relevant asset’s purchase price attributable to an increase in the Israeli consumer price index, or a foreign currency exchange rate, between the date of purchase and the date of sale. Inflationary surplus is currently not subject to tax in Israel. The real gain is the excess of the total capital gain over the inflationary surplus.

Capital gains taxes applicable to non-Israeli resident shareholders

A non-Israeli resident that derives capital gains from the sale of shares in an Israeli resident company that were purchased after the company was listed for trading on a stock exchange outside of Israel, will be exempt from Israeli tax if, among other conditions, the shares were not held through a permanent establishment that the non-resident maintains in Israel. However, non-Israeli corporations will not be entitled to the foregoing exemption if Israeli residents: (i) have a controlling interest more than 25% in such non-Israeli corporation or (ii) are the beneficiaries of, or are entitled to, 25% or more of the revenues or profits of such non-Israeli corporation, whether directly or indirectly. In addition, such exemption is not applicable to a person whose gains from selling or otherwise disposing of the shares are deemed to be business income.

Additionally, a sale of securities by a non-Israeli resident may be exempt from Israeli capital gains tax under the provisions of an applicable tax treaty. For example, under the Convention Between the Government of the United States of America and the Government of the State of Israel with respect to Taxes on Income, as amended (the “United States Israel Tax Treaty”), the sale, exchange or other disposition of shares by a shareholder who is a United States resident (for purposes of the treaty) holding the shares as a capital asset and is entitled to claim the benefits afforded to such a resident by the U.S. Israel Tax Treaty (a “U.S. Resident”) is generally exempt from Israeli capital gains tax unless: (i) the capital gain arising from such sale, exchange or disposition is attributed to real estate located in Israel; (ii) the capital gain arising from such sale, exchange or disposition is attributed to royalties; (iii) the capital gain arising from such sale, exchange or disposition is attributed to a permanent establishment in Israel, under certain terms; (iv) such U.S. Resident holds, directly or indirectly, shares representing 10% or more of the voting power during any part of the 12 month period preceding the disposition, subject to certain conditions; or (v) such U.S. Resident is an individual and was present in Israel for 183 days or more during the relevant taxable year. In any such case, the sale, exchange or disposition of such shares by the U.S. Resident would be subject to tax in Israel (unless exempt under the Israeli domestic law as described above). Under the United States Israel Tax Treaty, the gain may be treated as foreign source income for United States foreign tax credit purposes, upon an election by the U.S. Resident, and such U.S. Resident may be permitted to claim a credit for such taxes against the United States federal income tax imposed on such sale, subject to the limitations under the United States federal income tax laws applicable to foreign tax credits. The United States Israel Tax Treaty does not provide such credit against any United States state or local taxes.

Regardless of whether shareholders may be liable for Israeli tax on the sale of our ordinary shares, the payment of the consideration may be subject to the withholding of Israeli tax at source. Shareholders may be required to demonstrate that they are exempt from tax on their capital gains in order to avoid withholding at source at the time of sale (i.e., provide certificate of residency and other relevant documentation).

Capital gains taxes applicable to Israeli resident shareholders

An Israeli resident corporation that derives capital gains from the sale of shares in an Israeli resident company that were purchased after the company was listed for trading on a stock exchange outside of Israel will generally be subject to tax on the real capital gains generated on such sale at the corporate tax rate (currently of 23%).

An Israeli resident individual will generally be subject to capital gain tax at the rate of 25%. However, if the individual shareholder claims deduction of interest expenditures or is a “substantial shareholder” at the time of the sale or at any time during the preceding twelve months period, such gain will be taxed at the rate of 30%. Individual holders dealing in securities in Israel for whom the income from the sale of securities is considered “business income” as defined under section 2(1) of the Ordinance are taxed at the marginal tax rates applicable to business income (up to 47% in 2021 plus 3% Surtax).

Certain Israeli institutions who are exempt from tax under section 9(2) or section 129I(a)(1) of the Ordinance (such as exempt trust funds and pension funds) may be exempt from capital gains tax from the sale of the shares.

Taxation of Israeli shareholders on receipt of dividends

An Israeli resident individual is generally subject to Israeli income tax on the receipt of dividends paid on our ordinary shares at the rate of 25%, plus 3% Surtax, when applicable. With respect to a person who is a “substantial shareholder” at the time of receiving the dividend or on any time during the preceding twelve months, the applicable tax rate is 30%, plus 3% Surtax, when applicable. Such dividends are generally subject to Israeli withholding tax at a rate of 25% if the shares are registered with a nominee company (whether the recipient is a substantial shareholder or not).

If the recipient of the dividend is an Israeli resident corporation such dividend income will be exempt from tax provided the income from which such dividend is distributed was derived or accrued within Israel and was received directly or indirectly from another corporation that is liable to Israeli corporate tax.

An exempt trust fund, pension fund or other entity that is exempt from tax under section 9(2) or section 129C(a)(1) of the Ordinance is exempt from tax on dividend.

Dividend distribution by a Preferred Technology Enterprise or a Special Preferred Technology Enterprise is subject to beneficial withholding tax rates. For a further discussion, see “Certain Material Israeli Tax Considerations — Law for the Encouragement of Capital Investments, 5719-1959 — New tax benefits under the 2017 Amendment that became effective on January 1, 2017.”

Taxation of non-Israeli shareholders on receipt of dividends

Non-Israeli residents (either individuals or corporations) are generally subject to Israeli income tax on the receipt of dividends paid on our ordinary shares at the rate of 25%, which tax will be withheld at source, unless relief is provided in a treaty between Israel and the shareholder’s country of residence. With respect to a person who is a “substantial shareholder” at the time of receiving the dividend or on any time during the preceding twelve months, the applicable tax rate is 30%. Such dividends are generally subject to Israeli withholding tax at a rate of 25% if the shares are registered with a nominee company (whether the recipient is a substantial shareholder or not), unless a reduced rate is provided under an applicable tax treaty (subject to the receipt in advance of a valid certificate from the Israel Tax Authority allowing for a reduced tax rate). For example, under the United States Israel Tax Treaty, the maximum rate of tax that may be withheld at source in Israel on dividends paid to a holder of our ordinary shares who is a U.S. Resident is 25%. However, the maximum rate of withholding tax on dividends, not generated by a Preferred Enterprise, Approved Enterprise or Beneficial Enterprise, that are paid to a United States corporation holding 10% or more of the outstanding voting capital throughout the tax year in which the dividend is distributed as well as during the previous tax year, is 12.5%, provided that not more than 25% of the gross income for such preceding year consists of certain types of dividends and interest. Notwithstanding the foregoing, dividends distributed from income attributed to an Approved Enterprise, Benefited Enterprise or Preferred Enterprise are not entitled to such reduced rate under the tax treaty but are subject to a withholding tax rate of 15% for a shareholder that is a U.S. corporation, provided that the conditions related to the outstanding voting rights and the gross income for the previous year (as set forth in the previous sentences) are met. If the dividend is attributable partly to income derived from an Approved Enterprise, Benefited Enterprise or Preferred Enterprise, and partly to other sources of income, the withholding rate will be a blended rate reflecting the relative portions of the two types of income. We cannot assure you that we will designate the profits that we may distribute in a way that will reduce shareholders’ tax liability. Application for the reduced tax rate requires appropriate documentation to be presented and specific instruction received from the Israeli Tax Authorities to be followed. To the extent tax is withheld at source at the maximum rates (see above), a qualified tax treaty recipient will be required to comply with certain administrative procedures with the Israeli Tax Authorities in order to receive a refund of the excess tax withheld.

A foreign resident receiving dividend income from an Israeli company, from which the full tax was deducted, will generally be exempt from filing a tax return in Israel, unless liable to Surtax (see below) in accordance with section 121B of the Ordinance.

Dividend distribution by a Preferred Technology Enterprise or a Special Preferred Technology Enterprise is subject to beneficial withholding tax rates. For a further discussion, see “Certain Material Israeli Tax Considerations — Law for the Encouragement of Capital Investments, 5719-1959 — New tax benefits under the 2017 Amendment that became effective on January 1, 2017.”

Surtax

Subject to the provisions of an applicable tax treaty, individuals who are subject to tax in Israel are also subject to an additional tax at a rate of 3% on their annual income (including, but not limited to, dividends, interest and capital gain) exceeding NIS 647,640 for 2021. This amount is linked to the annual change in the Israeli consumer price index.

Estate and Gift Tax

Israeli law presently does not impose estate tax or gift tax.

EXPENSES RELATING TO THIS OFFERING

Set forth below is an itemization of the total expenses, excluding underwriting discounts and commissions, that we expect to incur in connection with this offering. With the exception of the SEC registration fee, all amounts are estimates.

SEC registration fee	$51,508.63
Legal fees and expenses	70,000,00
Accounting fees and expenses	75,000.00
Printing fees	10,000.00
Miscellaneous expenses	13,491.37
Total	$220,000.00

LEGAL MATTERS

The validity of the securities of Arbe to be issued in connection with the Business Combination agreements has been passed upon for Arbe by Erdinast, Ben Nathan, Toledano & Co., Tel Aviv, Israel.

EXPERTS

The consolidated financial statements of Arbe as of December 31, 2020 and 2019, and for each of the years in the two-year period ended December 31, 2020, have been included herein in reliance upon the report of KPMG Somekh Chaikin, a member firm of KPMG International, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2020 consolidated financial statements contains an explanatory paragraph that states that Arbe’s recurring losses from operations and negative cash flow from operating activities raise substantial doubt about the entity’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

Marcum LLP, independent registered public accounting firm, has audited ITAC’s financial statements (as restated) as of December 31, 2020 and for the period from June 2, 2020 (inception) to December 31, 2020 as set forth in their report, which is included herein. These consolidated financial statements (as restated) are included herein in reliance on their reports given on their authority as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Arbe has filed with the SEC a registration statement on Form F-1 under the Securities Act with respect to the securities being sold by the Selling Shareholders. This prospectus does not contain all of the information included in the registration statement. For further information about us and our securities, you should refer to the registration statement and the exhibits and schedules filed with the registration statement. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are materially complete but may not include a description of all aspects of such contracts, agreements or other documents, and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document.

Arbe is subject to the information requirements of the Exchange Act and will file annual and other periodic and current event reports, proxy statements and other information with the SEC. You can read Arbe’s SEC filings, including the registration statement, over the Internet at the SEC’s website at www.sec.gov.

INDEX TO FINANCIAL STATEMENTS

Page
Arbe Robotics Ltd.
Condensed Interim Consolidated Balance Sheets at June 30, 2021 (unaudited) and December 31, 2020 (audited)	F-2
Condensed Interim Consolidated Statements of Operations for the six months ended June 30, 2021 and 2020 (unaudited)	F-5
Condensed Interim Consolidated Statements of Changes in Redeemable Convertible Preferred Shares and Shareholders’ Deficiency for the six months ended June 30, 2021 and 2020 (unaudited)	F-6
Condensed Interim Consolidated Statements of Cash Flows for the six months ended June 30, 2021 and 2020 (unaudited)	F-8
Notes to Condensed Interim Consolidated Financial Statements	F-9
Report of Independent Registered Public Accounting Firm	F-19
Consolidated Balance Sheets at December 31, 2020 and 2019	F-20
Consolidated Statements of Operations for the years ended December 31,2020 and 2019	F-22
Consolidated Statements of Changes in Redeemable Convertible Preferred Shares and Shareholders’ Deficiency for the years ended December 31, 2019 and 2020	F-23
Consolidated Statements of Cash Flow	F-24
Notes to Consolidated Financial Statements	F-25

Industrial Tech Acquisitions, Inc.
Condensed Balance Sheets as of June 30, 2021 (unaudited) and December 31, 2020	F-48
Unaudited Condensed Statements of Operations for the three months ended June 30, 2021 and 2020	F-49
Unaudited Condensed Statements of Changes in Stockholders’ Equity for the six months ended June 30, 2021 and the period from June 2, 2020 (inception) to June 30, 2020	F-50
Unaudited Condensed Statements of Cash Flows for the six months ended June 30, 2021 and 2020	F-52
Notes to Unaudited Condensed Financial Statements	F-53
Report of Independent Registered Public Accounting Firm	F-69
Balance Sheet as December 31, 2020 (as Restated)	F-70
Statement of Operations for the period June 2, 2020 (inception) to December 31, 2020 (as Restated)	F-71
Statement of Changes in Stockholders’ Equity for the period June 2, 2020 (inception) to December 31, 2020 (as Restated)	F-72
Statement of Cash Flows for the period June 2, 2020 (inception) to December 31, 2020 (as Restated)	F-73
Notes to Financial Statements	F-74

ARBE ROBOTICS LTD. AND ITS SUBSIDIARY
CONDENSED INTERIM CONSOLIDATED BALANCE SHEETS

U.S. dollars in thousands

	June 30, 2021	December 31, 2020
	(Unaudited)	(Audited)
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$4,704	$2,857
Restricted cash	119	97
Short term bank deposits	2,000	100
Trade receivable	551	137
Prepaid expenses and other receivables	1,103	830

Total current assets	8,477	4,021

NON-CURRENT ASSETS:
Deferred transaction costs	1,206	—
Property and equipment, net	674	384
Total non-current assets	1,880	384
Total assets	$10,357	$4,405

ARBE ROBOTICS LTD. AND ITS SUBSIDIARY
CONDENSED INTERIM CONSOLIDATED BALANCE SHEETS

	June 30, 2021	December 31, 2020
	(unaudited)	(audited)
LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED SHARES AND SHAREHOLDERS’ DEFICIENCY

CURRENT LIABILITIES:
Current maturities of long-term loan	$1,688	$1,879
Trade payables	2,032	1,209
Employees and payroll accruals	2,321	1,538
Deferred revenue	1,081	281
Accrued expenses and other payables	1,700	364
Total current liabilities	8,822	5,271

LONG-TERM LIABILITIES:
Long-term loan	—	676
Convertible loan	26,684	1,641
Warrants to purchase Series B-1 preferred shares	1,440	375
Warrants to purchase Series B-2 preferred shares	3,694	1,159
Total long-term liabilities	31,818	3,851

REDEEMABLE CONVERTIBLE PREFERRED SHARES*:
Seed redeemable convertible preferred shares, NIS 0.000216 par value per share, 6,938,675 shares authorized as of June 30, 2021 and December 31, 2020; 5,540,254 issued and outstanding as of June 30, 2021 and December 31, 2020;	650	650
Series A redeemable convertible preferred shares, NIS 0.000216 par value per share, 9,251,566 shares authorized June 30, 2021 and December 31, 2020; 7,780,937 issued and outstanding as of June 30, 2021 and December 31, 2020;	9,394	9,394
Series A-1 redeemable convertible preferred shares, NIS 0.000216 par value per share, 6,938,675 shares authorized June 30, 2021 and December 31, 2020; 5,460,043 issued and outstanding as of June 30, 2021 and December 31, 2020;	2,500	2,500
Series B redeemable convertible preferred shares, NIS 0.000216 par value per share, 12,258,325 shares authorized as of June 30, 2021 and December 31, 2020, respectively; 10,863,143 issued and outstanding as of June 30, 2021 and December 31, 2020, respectively;	32,159	32,159
Series B-1 redeemable convertible preferred shares, NIS 0.000216 par value per share, 4,625,783 shares authorized as of June 30, 2021 and December 31, 2020; 4,144,887 issued and outstanding as of June 30, 2021 and December 31, 2020;	10,447	10,447
Series B-2 redeemable convertible preferred shares, NIS 0.000216 par value per share, 1,619,024 shares authorized as of June 30, 2021 and December 31, 2020, respectively; 765,290 and 71,977 issued and outstanding June 30, 2021 and December 31, 2020, respectively;	3,237	290
Total redeemable convertible preferred shares	58,387	55,440

ARBE ROBOTICS LTD. AND ITS SUBSIDIARY
INTERIM CONSOLIDATED BALANCE SHEETS — (Continued)

	June 30, 2021	December 31, 2020
	(unaudited)	(audited)
SHAREHOLDERS’ DEFICIENCY:
Ordinary Shares, NIS 0.000216 par value; 53,196,505 authorized shares; 9,684,077 and 9,272,428 outstanding shares at June 30, 2021 and December 31, 2020, respectively*;	* )	* )
Additional paid-in capital	1,843	1,397
Accumulated deficit	(90,513)	(61,554)
Total shareholders’ deficiency	(88,670)	(60,157)
Total liabilities, redeemable convertible preferred shares and shareholders’ deficiency	$10,357	$4,405

____________

*)       Represents less than $1.

*        Retroactively reflects the recapitalization of the Company on October 7, 2021 which resulted included a 46.25783-for-one stock split and the changes in par value from NIS 0.01 to NIS 0.000216 per share. See also Note 3, Merger Agreement, for details.

The accompanying notes are an integral part of these condensed interim consolidated financial statements.

ARBE ROBOTICS LTD. AND ITS SUBSIDIARY
CONDENSED INTERIM CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

U.S. dollars in thousands (except share and per share data)

	Six months ended June 30,
	2021	2020
Revenues	$1,101	$138
Cost of revenues	678	137
Gross profit	423	1

Operating expenses:
Research and development, net	9,552	6,625
Sales and marketing	747	560
General and administrative	1,119	507
Total operating expenses	11,418	7,692
Operating loss	10,995	7,691
Financial expenses, net	17,964	99
Net loss	$28,959	$7,790
Basic and diluted net loss per share attributable to Ordinary Shareholders	$3.07	$0.85
Weighted-average number of shares used in computing basic and diluted net loss per share attributable to Ordinary Shareholders*	9,417,400	9,154,101

____________

*        Retroactively reflects the recapitalization of the Company on October 7, 2021 which resulted included a 46.25783-for-one stock split and the changes in par value from NIS 0.01 to NIS 0.000216 per share. See also Note 3, Merger Agreement, for details.

The accompanying notes are an integral part of these condensed interim consolidated financial statements.

ARBE ROBOTICS LTD. AND ITS SUBSIDIARY
INTERIM CONSOLIDATED STATEMENTS OF CHANGES IN REDEEMABLE
CONVERTIBLE PREFERRED SHARES AND SHAREHOLDERS’ DEFICIENCY (UNAUDITED)

U.S. dollars in thousands (except share data)

	Redeemable convertible preferred Shares													Ordinary Shares			Additional paid-in capital	Accumulated deficit	Total Shareholders’ deficiency
	Seed		Series A		Series A-1		Series B		Series B-1		Series B-2		Total
	Number	Amount	Number	Amount	Number	Amount	Number	Amount	Number	Amount	Number	Amount	Amount	Number	Amount
Balance at December 31, 2020*	5,540,254	$650	7,780,937	$9,394	5,460,043	$2,500	10,863,143	$32,159	4,144,887	$10,447	71,977	$290	$55,440	9,272,428	*	)	$1,397	$(61,554)	$(60,157)
Exercise and conversion of warrants	—	—	—	—	—	—	—	—	—	—	693,313	2,947	2,947	—	—		—	—	—
Stock-based compensation	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—		312	—	312
Warrants to service providers	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—		37	—	37
Exercise of options	—	—	—	—	—	—	—	—	—	—	—	—	—	411,649	*	)	97	—	97
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—		—	(28,959)	(28,959)
Balance at June 30, 2021* (Unaudited)	5,540,254	$650	7,780,937	$9,394	5,460,043	$2,500	10,863,143	$32,159	4,144,887	$10,447	765,290	$3,237	$58,387	9,684,077	*	)	$1,843	$(90,513)	$(88,670)

____________

*)       Represents less than $1.

*        Retroactively reflects the recapitalization of the Company on October 7, 2021 which resulted included a 46.25783-for-one stock split and the changes in par value from NIS 0.01 to NIS 0.000216 per share. See also Note 3, Merger Agreement, for details.

The accompanying notes are an integral part of the condensed interim consolidated financial statements.

ARBE ROBOTICS LTD. AND ITS SUBSIDIARY
INTERIM CONSOLIDATED STATEMENTS OF CHANGES IN REDEEMABLE
CONVERTIBLE PREFERRED SHARES AND SHAREHOLDERS’ DEFICIENCY (UNAUDITED)

U.S. dollars in thousands (except share data) — (Continued)

	Redeemable convertible preferred Shares													Ordinary Shares			Additional paid-in capital	Accumulated deficit	Total Shareholders’ deficiency
	Seed		Series A		Series A-1		Series B		Series B-1		Series B-2		Total
	Number	Amount	Number	Amount	Number	Amount	Number	Amount	Number	Amount	Number	Amount	Amount	Number	Amount
Balance at December 31, 2019*	5,540,254	$650	7,780,937	$9,394	5,460,043	$2,500	10,468,517	$30,982	4,144,887	$10,447	—	$—	$53,973	9,046,274	*	)	$876	$(45,929)	$(45,053)
Issuance of redeemable convertible preferred shares	—	—	—	—	—	—	179,064	534	—	—	—	—	534	—	—		—	—	—
Stock-based compensation	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—		207	—	207
Warrants to service providers	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—		28	—	28
Exercise of options	—	—	—	—	—	—	—	—	—	—	—	—	—	189,009	*	)	17	—	17
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—		—	(7,790)	(7,790)
Balance at June 30, 2020* (Unaudited)	5,540,254	$650	7,780,937	$9,394	5,460,043	$2,500	10,647,581	$31,516	4,144,887	$10,447	—	$—	$54,507	9,235,283	*	)	$1,128	$(53,719)	$(52,591)

____________

*)       Represents less than $1.

*        Retroactively reflects the recapitalization of the Company on October 7, 2021 which resulted included a 46.25783-for-one stock split and the changes in par value from NIS 0.01 to NIS 0.000216 per share. See also Note 3, Merger Agreement, for details.

The accompanying notes are an integral part of the condensed interim consolidated financial statements.

ARBE ROBOTICS LTD. AND ITS SUBSIDIARY
INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

U.S. dollars in thousands

	Six months ended June 30,
	2021	2020
Cash flows from operating activities:
Net Loss	$(28,959)	$(7,790)

Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	149	214
Stock-based compensation	312	207
Warrants to service providers	37	28
Revaluation of warrants and accretion	4,126	154
Revaluation of convertible loan	13,706	—

Change in operating assets and liabilities:
Increase in trade receivable	(348)	(116)
Increase in prepaid expenses and other receivables	(273)	(385)
Increase (decrease) in trade payables	823	(1,312)
Increase (decrease) in employees and payroll accruals	783	(57)
Increase in deferred revenue	735	225
Increase (decrease) in accrued expenses and other payables	191	(438)

Net cash used in operating activities	(8,718)	(9,270)

Cash flows from investing activities:
Change in bank deposits	(1,900)	5,310
Purchase of property and equipment	(440)	(156)

Net cash provided by (used) in investing activities	(2,340)	5,154

Cash flows from financing activities:
Repayment of long-term loan	(914)	(750)
Payment of deferred transaction costs	(60)	—
Proceeds from issuance of redeemable convertible preferred shares and warrants for the purchase of Series B-2 redeemable convertible preferred shares, net	—	540
Proceeds from Exercise of warrants	2,467	—
Proceeds from exercise of options	97	17
Proceeds from convertible loan	11,337	—
Net cash provided by (used in) financing activities	12,927	(193)
Increase (decrease) in cash, cash equivalents and restricted cash	1,869	(4,309)
Cash, cash equivalents and restricted cash at the beginning of the year	2,954	7,003
Cash, cash equivalents and restricted cash at the end of the period	$4,823	$2,694

Supplemental non-cash disclosure:
Conversion of warrants liability into convertible preferred shares	$480	(6)
Deferred transaction costs	$1,145	—

Supplemental disclosure of cash flows activities:
Interest paid	$143	$210

The accompanying notes are an integral part of the condensed interim consolidated financial statements.

ARBE ROBOTICS LTD. AND ITS SUBSIDIARY
NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share and per share data)

Note 1:-     General

a.      Arbe Robotics Ltd. (the “Company”) was founded and registered on November 4, 2015 and commenced its activities in January 2016. The Company is a provider of 4D imaging radar solution for safer and autonomous vehicles.

         On October 26, 2017, the Company established a new entity under the General Corporation Laws of the State of Delaware, named “Arbe Robotics US Inc”. Arbe Robotics US Inc is engaged mainly in the Company’s sales and will operate as the Company’s distributor in the U.S.

         Arbe, a provider of 4D imaging radar solutions, is leading a radar revolution, enabling safe driver-assist systems today while paving the way for fully autonomous driving in the future. Arbe is empowering automakers, tier-1 suppliers, which are companies that supply parts or systems directly to OEMs, autonomous ground vehicles, commercial and industrial vehicles, and a wide array of safety applications with next-generation sensing and paradigm-changing perception.

b.      On March 18, 2021, the Company entered into a definitive business combination agreement (the “Merger”) with Industrial Tech Acquisitions Inc. (“ITAC”), a Delaware corporation that was a special purpose acquisition company, known as a SPAC, and whose business was to enter into a business combination agreement.

         Subsequent to period end, on October 7, 2021, the Company merged with ITAC becoming a wholly-owned subsidiary of the Company, and the securityholders of ITAC becoming securityholders of the Company. Consequently, Arbe’s shares and warrants became listed on The Nasdaq Capital Market under the symbols “ARBE” and “ARBEW”, respectively. See also Note 3, 7 and 12C.

c.      The Company depends on a certain supplier for the development and production of its products. If this supplier fails to deliver or delays the delivery of the necessary products, the Company will be required to seek alternative sources of supply. A change in this supplier could result in manufacturing delays, which could cause a possible loss of sales and, consequently, could adversely affect the Company’s results of operations and financial position.

d.      The novel coronavirus (“COVID-19”) pandemic has created and may continue to create significant uncertainty in macroeconomic conditions, and the extent of the impact of the pandemic on the Company’s operational and financial performance will depend on various future developments, including the duration and spread of the COVID-19 outbreak and impact on the Company’s customers, suppliers, contract manufacturers and employees, all of which is uncertain at this time. The Company believes that the long-term horizon of its business plans can mitigate the impact of the pandemic.

         The Company considered the impact of COVID-19 on the estimates and assumptions and determined that there were no material adverse impacts on the condensed interim consolidated financial statements for the period ended June 30, 2021. As events continue to evolve and additional information becomes available, the Company’s estimates and assumptions may change materially in future periods.

Note 2: -    Significant Accounting Policies

a.      Unaudited interim consolidated financial statements:

         The accompanying unaudited interim consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) for interim financial information. In the opinion of management, the unaudited interim consolidated financial statements include all adjustments necessary for a fair presentation.

ARBE ROBOTICS LTD. AND ITS SUBSIDIARY
NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share and per share data)

NOTE 2:-     Significant Accounting Policies (cont.)

         The balance sheet as of December 31, 2020 has been derived from the audited consolidated financial statements of the Company at that date but does not include all information and footnotes required by U.S. GAAP for complete financial statements.

         The accompanying unaudited interim consolidated financial statements should be read in conjunction with the audited consolidated financial statements and accompanying notes for the year ended December 31, 2020.

         The significant accounting policies disclosed in the Company’s audited 2020 consolidated financial statements and notes thereto have been applied consistently to these unaudited interim consolidated financial statements. Results for the six months ended June 30, 2021 are not necessarily indicative of results that may be expected for the year ending December 31, 2021.

b.      Use of estimates:

         The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Significant items subject to such estimates and assumptions including fair value of warrants, share-based compensation and the underlying fair value of the Company’s ordinary shares. The Company bases these estimates on historical and anticipated results, trends and various other assumptions that it believes are reasonable under the circumstances, including assumptions as to future events. Actual results could differ from those estimates.

NOTE 3:-     MERGER AGREEMENT

On March 18, 2021, the Company entered into a business combination agreement with ITAC, a Delaware corporation. The Merger consummated upon the closing on October 7.2021, pursuant to which a wholly-owned subsidiary of the Company (Autobot MergerSub, Inc.) is to merge with and into ITAC, with ITAC continuing as a wholly-owned subsidiary of the Company.

Pursuant to the business combination agreement, the Company effected a recapitalization on October 7, 2021, as follows:

(a)     each warrant shall be exercised to purchase the Company’s Ordinary Shares or the Company’s redeemable convertible preferred shares in accordance with the terms of applicable warrants (other than those warrants which are not required to be exercised) exercising the Company’s warrants, (b) immediately following such exercise by the holders of exercising the Company’s warrants, each outstanding redeemable convertible preferred share shall be converted into Ordinary Shares in accordance with the Company’s then existing articles and (c) the Company will effect a recapitalization of the Ordinary Shares so that the holders of the Ordinary Shares (and options and warrants to acquire Ordinary Shares that are not converted to Ordinary Shares in the recapitalization) will have shares (or the right to acquire shares, as applicable) valued at $10.00 per share having a total value of $525,000, plus the amount of any ITAC transaction expenses (other than expenses related to the PIPE investment) in excess of $7,000, on a fully diluted basis (the ratio at which Company’s Ordinary Shares are recapitalized being referred to as the conversion ratio); and (d) with respect to outstanding options and warrants to purchase Ordinary Shares, the number of Ordinary Shares issuable upon exercise of such security will be multiplied by the conversion ratio and the exercise price of such security will be multiplied by the conversion ratio. The Business Combination Agreement does not provide for any purchase price adjustments (other with respect to ITAC transaction expenses above $7,000, as described above, for which there is

ARBE ROBOTICS LTD. AND ITS SUBSIDIARY
NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share and per share data)

NOTE 3:-     MERGER AGREEMENT (cont.)

no post-closing adjustment). No fractional of the Company’s Ordinary Shares shall be issued to holders of Ordinary Shares, fractional shares shall be rounded to the closest integral number of Ordinary Shares, with a half-share being rounded to the next higher number of shares.

Immediately prior to the Effective Time, but after the recapitalization, subject to the next sentence, the PIPE Investors will purchase 10,000,000 shares of ITAC Class A Common Stock at a purchase price of $10.00 per share, for a total of $100,000 pursuant to the PIPE subscription agreements. The PIPE Subscription Agreements gave Company the right to issue to the PIPE investors a total of 10,000,000 Ordinary Shares after the completion of the recapitalization, in which event ITAC shall no longer have an obligation to sell ITAC Class A Common Stock to the PIPE investors and the PIPE investors shall have no right to purchase ITAC Class A Common Stock from ITAC. For the avoidance of doubt, the PIPE investors shall not participate in the recapitalization.

Following the consummation of the recapitalization, Autobot MergerSub Inc. shall, at the Effective Time, be merged with and into ITAC, which shall continue as a wholly-owned subsidiary of the Company, and in connection therewith, (a) each share of ITAC Common Stock issued and outstanding immediately prior to the Effective Time, including shares of ITAC Class A Stock, if any, issued in a PIPE investment to be consummated immediately prior to the Effective Time, be cancelled, in exchange for the right of the holder thereof to receive an equal number of the Company’s Ordinary Shares, and (b) each ITAC warrant will be exchanged for the right to receive the Company’s warrant to purchase the same number of the Company’s Ordinary Shares at the same exercise price during the same exercise period as the ITAC warrant being exchanged. The underwriter of ITAC’s initial public offering holds an option to purchase ITAC common stock and warrants and that option will be assumed by the Company and the option shall relates to the same number of the Company’s ordinary shares and a warrant issued by the Company to purchase the same number of Company ordinary shares at the same exercise price.

As a result of the recapitalization, each continuing warrant and each outstanding Option shall become a warrant or an option to purchase such number of Ordinary Shares, in each instance determined by (i) multiplying the number of Ordinary Shares issuable upon such exercise of such security by the conversion ratio and (ii) dividing the exercise price of such security by the conversion ratio. All fractional Ordinary Shares shall be rounded to the next higher integral number of Ordinary Shares, and the adjusted purchase price or exercise price shall be computed to two decimal places.

ARBE ROBOTICS LTD. AND ITS SUBSIDIARY
NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share and per share data)

NOTE 4:-     REVENUE

Disaggregation of Revenues

Revenue disaggregated by geography, based on the billing address of the Company’s customers, consists of the following (in thousands):

	Six months ended June 30,
	2021		2020
	Revenue	% of Revenue	Revenue	% of Revenue
Revenue by geography:
USA	$28	2.5%	$15	10.9%
Sweden	563	51.2%	—	—
Germany	253	23.0%	29	21.1%
China	187	17.0%	25	18.2%
Hong Kong	35	3.2%	—	—
Israel	34	3.1%	69	49.8%
Total revenue	$1,101	100%	$138	100%

Contract Liabilities

There are no changes to contract liabilities accounting policy from the audited consolidated financial statements and accompanying notes for the year ended December 31, 2020. Contract liabilities presented as deferred revenue amounted to $1,081 and $281 as of June 30, 2021 and December 31, 2020, respectively.

Remaining Performance Obligation

The Company’s remaining performance obligations are comprised of product and engineering services revenue not yet performed. As of June 30, 2021, the aggregate amount of the transaction price allocated to remaining performance obligations was $2.2 million, which the Company expects to recognize as revenue over the next 12 months.

Note 5:-     COMMITMENTS AND CONTINGENT LIABILITIES

a.      Lease commitments:

On December 11, 2017, the Company has entered into a lease agreement for its operating facilities. The lease agreement is effective commencing March 1, 2018 through February 28, 2021 and is automatically renewable unless the Company provides a notice 120 days before the end of the lease term. Such notice was not provided and the agreement automatically renewed till February 28, 2024.

On December 30, 2018, the Company has entered into a new lease agreement in an additional floor in the same building. The new lease agreement is effective commencing January 1, 2019 through December 31, 2020 and requires a renewal notice by the Company 60 days before the end of the lease. Such notice was provided during 2020 and the agreement renewed till December 31, 2022.

On June 24, 2021, the Company has entered into a new lease agreement for its operating facilities. The lease agreement is effective commencing July 1, 2021 through December 31, 2022 and is automatically renewable unless the Company provides a notice 30 days before the end of the lease term.

ARBE ROBOTICS LTD. AND ITS SUBSIDIARY
NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share and per share data)

NOTE 5:-     COMMITMENTS AND CONTINGENT LIABILITIES (cont.)

The minimum future lease payments due under the non-cancelable lease agreements subsequent to June 30, 2021, are as follows:

Year ending December 31,	Operating lease
2021 (six months)	140
2022	281
2023	205
2024	34

Expenses for lease of facilities for the six months ended June 30, 2021 and 2020 were approximately $ 133 and $99, respectively.

b.      The Company participated in programs sponsored mainly by the Israeli government for the support of its research and development activities. Through June 30, 2021, the Company had obtained grants aggregating to $4,028 for certain of its research and development projects. The Company is obligated to pay royalties to the IIA, amounting to 3% of the sales of the products and other related revenues generated from such projects. The maximum aggregate royalties paid generally cannot exceed 100% of the grants received, plus annual interest generally equal to 12-months LIBOR applicable to dollar deposits, as published on the first business day of each calendar year. The obligation to pay these royalties is contingent on actual sales of the products and in the absence of such sales, no payment is required.

Note 6:-     CONVERTIBLE LOAN

In addition to the agreements described in Note 7 of the audited consolidated financial statements and accompanying notes for the year ended December 31, 2020, during the first quarter of 2021, the Company received an additional amount of $11,337 as part of the additional advance investment agreement signed in January 2021, at a total amount of up to $12,978. The convertible loan is remeasured at fair value as of June 30, 2021. Changes in fair value recorded as finance expenses in the statements of operations.

Note 7:-     Share Capital

As part of the recapitalization, upon the closing on October 7, 2021, the Company’s board of directors and shareholders approved a 46.25783-for-one stock split and a change in par value from 0.01 NIS to 0.000216 and an amendment to the Company’s memorandum and articles of association. As a result, all Ordinary shares, Preferred Shares, options for Ordinary Shares, warrants to Preferred Shares, exercise price and net loss per share amounts in these financial statements were adjusted retroactively for all periods presented in these consolidated financial statements as if the stock split and change in par value had been in effect at the beginning of the period covered by these consolidated financial statements.

Note 8:-     convertible preferred shares

Following Note 10 of the audited consolidated financial statements and accompanying notes for the year ended December 31, 2020, in January 2021, some of the Warrants B-2 that were outstanding on December 31, 2020 were exercised resulting with the issuance of 685,587 shares of Series B-2 convertible preferred shares for total gross proceeds of $2,887. In April 2021, additional Warrants B-2 were exercised resulting with the issuance of 7,725 shares of Series B-2 convertible preferred shares for total gross proceeds of $60.

ARBE ROBOTICS LTD. AND ITS SUBSIDIARY
NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share and per share data)

NOTE 8:-     convertible preferred shares (cont.)

The following table sets forth information as to the authorized and issued and outstanding shares in each series of preferred shares and the aggregate liquidation preference for each series at June 30, 2021 and 2020.

	June 30, 2021*
	Designated Shares Authorized	Shares Issued and Outstanding	Aggregate Liquidation Preference
	(in thousands except of share data)
Seed	6,938,675	5,540,254	$650
Series A	9,251,566	7,780,937	9,500
Series A-1	6,938,675	5,460,043	2,500
Series B	12,258,325	10,863,143	32,761
Series B-1	4,625,783	4,144,887	10,000
Series B-2	1,619,024	765,290	2,723
Total convertible preferred shares	41,632,048	34,554,554	$58,134
	December 31, 2020
	Designated Shares Authorized	Shares Issued and Outstanding	Aggregate Liquidation Preference
	(in thousands except of share data)
Seed	6,938,675	5,540,254	$650
Series A	9,251,566	7,780,937	9,500
Series A-1	6,938,675	5,460,043	2,500
Series B	12,258,325	10,863,143	32,761
Series B-1	4,625,783	4,144,887	10,000
Series B-2	1,619,024	71,977	256
Total convertible preferred shares	41,632,048	33,861,241	$55,667

There is no change in the holders of the convertible preferred shares rights, preferences and privileges.

Note 9:-     SHARE BASED COMPENSATION

a.      General:

During 2016, the Company adopted the “2016 Share Incentive Plan” (the “Plan”) which provides the Company the ability to grant its employees, directors and service providers options to purchase Ordinary shares of the Company, at a purchase price as determined by the Board of Directors at the date of grant.

Each option granted under the Plan expires no later than 7 years from the date of grant or 60 days after termination. The options vest primarily over four years of employment.

ARBE ROBOTICS LTD. AND ITS SUBSIDIARY
NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share and per share data)

NOTE 9:-     SHARE BASED COMPENSATION (cont.)

b.      Fair value factors:

The following table set forth the parameters used in computation of the options compensation to employees:

	Six months ended June 30,
	2021	2020
Exercise price, in US dollar	1.22 – 4.32	0.12 – 1.25
Expected term, in years	4.61	4.61
Expected volatility	42.15% – 43.05%	42.03% – 42.64%
Risk-free interest rate	0.49% – 0.80%	0.36% – 1.42%
Expected dividend yield	0%	0%

Fair Value:

In determining the fair value for share options granted, the board of directors considered the fair value of the ordinary shares as of each grant date. The fair value of the ordinary shares underlying the share options was determined by the board of directors at each award grant date based upon a variety of factors, including the results obtained from independent third-party valuations, the Company’s financial position and historical financial performance, the status of technological developments within the Company’s products, the composition and ability of the current management team, an evaluation or benchmark of the Company’s competition, the current business climate in the marketplace, the illiquid nature of the ordinary shares, arm’s length sales of the Company’s capital stock, the effect of the rights and preferences of the Company’s preferred shareholders, and the prospects of a liquidity event, among others.

Expected volatility:

As the Company is privately owned, there is not sufficient historical volatility for the expected term of the stock options. Therefore, the Company uses an average historical share price volatility based on an analysis of reported data for a peer group of comparable publicly traded companies which were selected based upon industry similarities.

Expected term (years):

Expected term represents the period that the Company’s option grants are expected to be outstanding. There is not sufficient historical share exercise data to calculate the expected term of the stock options. Therefore, the Company elected to utilize the simplified method to value option grants. Under this approach, the weighted-average expected life is presumed to be the average of the shortest vesting term and the contractual term of the option.

Risk-free interest rate:

The Company determined the risk-free interest rate by using a weighted-average equivalent to the expected term based on the U.S. Treasury yield curve in effect as of the date of grant.

Expected dividend yield:

The Company does not anticipate paying any dividends in the foreseeable future. Thus, the Company used 0% as its expected dividend yield.

ARBE ROBOTICS LTD. AND ITS SUBSIDIARY
NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share and per share data)

NOTE 9:-     SHARE BASED COMPENSATION (cont.)

c.      The following table presents stock-based compensation expense for employees included in the Company’s consolidated statements of operations:

	Six months ended June 30,
	2021	2020
Research and development	$230	$150
Sales and marketing	36	34
General and administrative	30	20
Cost of revenues	16	3
Total stock-based compensation expense	$312	$207

Share based compensation expenses are not deductible for income tax purposes, and therefore the Company did not recognize any tax benefits related to the share-based compensation for the six months ended June 30, 2021 and 2020.

During the six months of 2021 and 2020, the Company recognized the total fair value of the warrants of development related service providers as research and development expenses in the amounts of $37 and $28, respectively.

NOTE 10:-    NET LOSS PER SHARE ATTRIBUTIBLE TO ORDINARY SHARHOLDERS

The following table sets forth the computation of basic and diluted net loss per share attributable to ordinary shareholders for the periods presented:

	Six months ended June 30,
	2021	2020
Numerator:
Net loss	$(28,959)	$(7,790)
Denominator:
Weighted-average shares used in computing net loss per share attributable to ordinary shareholders, basic and diluted*	9,417,400	9,154,101
Net loss per share attributable to ordinary shareholders, basic and diluted	$(3.07)	$(0.85)

The potential shares of ordinary shares that were excluded from the computation of diluted net loss per share attributable to ordinary shareholder for the periods presented because including them would have been anti-dilutive are as follows:

	Six months ended June 30,
	2021	2020
Convertible preferred shares	34,464,500	33,514,020
Outstanding share options	3,324,568	1,646,267
Total	37,789,068	35,160,287

ARBE ROBOTICS LTD. AND ITS SUBSIDIARY
NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share and per share data)

NOTE 11:-   SEGMENT INFORMATION

The Company operates in one operating and reportable segment. Operating segments are defined as components of an enterprise about which separate financial information is evaluated regularly by the chief operating decision maker, who is the Company’s chief executive officer (“CEO”), in deciding how to allocate resources and assessing performance. The Company’s chief operating decision maker allocates resources and assesses performance based upon discrete financial information at the consolidated level.

Revenue by geography can be found in the revenue recognition disclosures in Note 4 above. The following table presents the Company’s property and equipment, net of depreciation, by geographic country:

	June 30, 2021		December 31, 2021

Israel	$674		$383
United States	*	)	1
Total property and equipment, net:	$674		$384

__________

*)       Represents less than $1.

Number of Customers accounted for over 10% of Revenue:

During the six months ended June 30, 2021, the Company had two customers that accounted for 50.8% and 19.6%, respectively, of revenues. During the six months ended June 30, 2020, all of the company’s customers were accounted for over 10% of revenues.

NOTE 12:-    SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to October 28, 2021, the date that the financial statements were issued.

a.      In August 2021, the Board of the Company approved and adopt the Arbe Robotics Ltd. 2021 Equity Incentive Plan (the “Equity Plan”) including the terms and conditions of the Equity Plan, to become effective at and subject to the closing of the merger with ITAC.

b.      On August 16, 2021, Arbe and its wholly-owned U.S. subsidiary, Arbe Robotics US, Inc., entered into a debenture agreement with Scintilla Fund L.P. (“Scintilla”) pursuant to which, over a certain period Arbe can withdraw a term loan up to a total amount to $10.0 million.

         In August 2021, Arbe borrowed the first tranche of $5.0 million, part of which was used to prepay all outstanding loans. An additional tranche can be borrowed within 90 days from the initial disbursement.

         The loans mature on July 1, 2022 and bear interest of 10% per annum. Arbe paid a $250,000 facility arrangement fee at the initial closing and is obligated to pay a fee equal to 4% of the amount borrowed when the note is paid.

         The loans are secured by a pledge of all of the assets of the Company and contain affirmative, negative and financial covenants. Affirmative covenants include, among other things, the delivery of financial and other information. Negative covenants include, among other things, limitations on asset sales, mergers and acquisitions, indebtedness, liens, investments and transactions with affiliates. The Company was in compliance with all its financial covenants under the agreement.

c.    The Business Combination with ITAC was consummated on October 7, 2021 with ITAC becoming a wholly-owned subsidiary of the Company, and the securityholders of ITAC becoming securityholders of the Company.

ARBE ROBOTICS LTD. AND ITS SUBSIDIARY
NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share and per share data)

NOTE 12:-   SUBSEQUENT EVENTS (cont.)

         Total gross proceeds resulted from the Business Combination were approximately $118,288 out of which total transaction costs amounted to approximately $19,447. The total gross proceeds include the $100,000 from the sale of 10,000,000 ordinary shares to PIPE investors at $10.00 per share.

         Pursuant to the Merger, Arbe issued to ITAC securityholders (a) 3,866,842 ordinary shares to the holders of ITAC common stock and (b) 10,735,680 Arbe warrants to the holders of ITAC warrants, of which 7,623,600 warrants are public warrants and 3,112,080 warrants are private warrants.

         Pursuant to the Business Combination Agreement, immediately prior to the Effective Time, Arbe affected the Recapitalization pursuant to which (a) each Exercising Arbe Warrants to purchase Arbe Ordinary Shares or Arbe Preferred Shares was exercised in accordance with their respective terms; (b) immediately following such exercise, each outstanding Arbe Preferred Share was converted into Arbe Ordinary Shares in accordance with the Existing Arbe Articles and (c) immediately following such conversion, but for the avoidance of doubt prior to the Effective Time, pursuant to the Recapitalization, the Company effected a 46.25783-for-one stock split and par value of the ordinary shares was changed from NIS 0.01 per share to NIS 0.000216 per share.

Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors of
Arbe Robotics Ltd.

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Arbe Robotics Ltd. and its subsidiary (the Company) as of December 31, 2020 and 2019, the related consolidated statements of operations, statement of changes in redeemable convertible preferred shares and shareholders’ deficiency, and cash flows for each of the years in the two-year period ended December 31, 2020, and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2020, in conformity with U.S. generally accepted accounting principles.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1b to the consolidated financial statements, the Company has suffered recurring losses from operations, and has a negative cash-flow from operating activities that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1b. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB. We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risk of material misstatement of the consolidated financial statement, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Somekh Chaikin
Member Firm of KPMG International

We have served as the Company’s auditor since 2021.

June 3, 2021 Except for Note 9 a as to which the date is October 28, 2021

Tel-Aviv, Israel

ARBE ROBOTICS LTD. AND ITS SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
U.S. dollars in thousands

	December 31,
	2020	2019
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$2,857	$6,989
Restricted cash	97	14
Short term bank deposits	100	9,960
Trade receivable	137	—
Prepaid expenses and other receivables	830	459
Total current assets	4,021	17,422

NON-CURRENT ASSETS:
Property and equipment, net	384	456
Total non-current assets	384	456
Total assets	$4,405	$17,878

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED SHARES AND SHAREHOLDERS’ DEFICIENCY

CURRENT LIABILITIES:
Current maturities of long-term loan	$1,879	$1,993
Trade payables	1,209	2,272
Employees and payroll accruals	1,538	1,171
Deferred revenue	281	206
Accrued expenses and other payables	364	720
Total current liabilities	5,271	6,362

LONG-TERM LIABILITIES:
Long-term loan	676	2,106
Convertible loan	1,641	—
Warrants to purchase Series B-1 preferred shares	375	139
Warrants to purchase Series B-2 preferred shares	1,159	351
Total long-term liabilities	3,851	2,596

REDEEMABLE CONVERTIBLE PREFERRED SHARES*:
Seed redeemable convertible preferred shares, NIS 0.000216 par value per share, 6,938,675 shares authorized as of December 31, 2020 and 2019; 5,540,254 issued and outstanding as of December 31, 2020 and 2019;	650	650
Series A redeemable convertible preferred shares, NIS 0.000216 par value per share, 9,251,566 shares authorized as of December 31, 2020 and 2019; 7,780,937 issued and outstanding as of December 31, 2020 and 2019;	9,394	9,394
Series A-1 redeemable convertible preferred shares, NIS 0.000216 par value per share, 6,938,675 shares authorized as of December 31, 2020 and 2019; 5,460,043 issued and outstanding as of December 31, 2020 and 2019;	2,500	2,500
Series B redeemable convertible preferred shares, NIS 0.000216 par value per share, 12,258,325 and 13,877,349 shares authorized as of December 31, 2020 and 2019, respectively; 10,863,143 and 10,468,517 issued and outstanding as of December 31, 2020 and 2019, respectively;	32,159	30,982
Series B-1 redeemable convertible preferred shares, NIS 0.000216 par value per share, 4,625,783 shares authorized as of December 31, 2020 and 2019; 4,144,887 issued and outstanding as of December 31, 2020 and 2019;	10,447	10,447
Series B-2 redeemable convertible preferred shares, NIS 0.000216 par value per share, 1,619,024 and 0 shares authorized as of December 31, 2020 and 2019, respectively; 71,977 and 0 issued and outstanding as of December 31, 2020 and 2019, respectively;	290	—
Total redeemable convertible preferred shares	55,440	53,973

ARBE ROBOTICS LTD. AND ITS SUBSIDIARY
CONSOLIDATED BALANCE SHEETS — (Continued)
U.S. dollars in thousands

	December 31,
	2020	2019
SHAREHOLDERS’ DEFICIENCY:
Ordinary Shares, NIS 0.000216 par value; 53,196,505 and 53,196,505 authorized shares; 9,272,428 and 9,046,274 outstanding shares at December 31, 2020 and 2019, respectively*;	*)	*)
Additional paid-in capital	1,397	876
Accumulated deficit	(61,554)	(45,929)
Total shareholders’ deficiency	(60,157)	(45,053)
Total liabilities, redeemable convertible preferred shares and shareholders’ deficiency	$4,405	$17,878

____________

*)       Represents less than $1.

*        Prior period results have been retroactively adjusted to reflect the 1:46.25783 stock split and the changes in par value from NIS 0.01 to NIS 0.000216 effected on October 7, 2021. See also Note 9, Share Capital, for details.

The accompanying notes are an integral part of these consolidated financial statements.

ARBE ROBOTICS LTD. AND ITS SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS
U.S. dollars in thousands (except share and per share data)

	Year ended December 31,
	2020	2019
Revenues	$332	$—
Cost of revenues	340	—
Gross loss	8	—

Operating expenses:
Research and development, net	12,794	22,012
Sales and marketing	1,063	1,933
General and administrative	1,093	1,187
Total operating expenses	14,950	25,132
Operating loss	14,958	25,132
Financial expenses, net	667	475
Net loss	$15,625	$25,607
Basic and diluted net loss per share attributable to Ordinary Shareholders	$1.70	$2.87

Weighted-average number of shares used in computing basic and diluted net loss per share attributable to Ordinary Shareholders*	9,205,169	8,910,561

____________

*        Prior period results have been retroactively adjusted to reflect the 1:46.25783 stock split and the changes in par value from NIS 0.01 to NIS 0.000216 effected on October 7, 2021. See also Note 9, Share Capital, for details.

The accompanying notes are an integral part of these consolidated financial statements.

ARBE ROBOTICS LTD. AND ITS SUBSIDIARY
CONSOLIDATED STATEMENTS OF CHANGES IN REDEEMABLE CONVERTIBLE PREFERRED SHARES AND
SHAREHOLDERS’ DEFICIENCY
U.S. dollars in thousands (except share data)

	Redeemable convertible preferred Shares																	Additional paid-in capital		Accumulated deficit	Total Shareholders’ deficiency
	Seed		Series A		Series A-1		Series B		Series B-1		Series B-2		Total Amount	Ordinary Shares
	Number	Amount	Number	Amount	Number	Amount	Number	Amount	Number	Amount	Number	Amount		Number	Amount
Balance at January 1, 2019*	5,540,254	$650	7,780,937	$9,394	5,460,043	$2,500	—	—	—	—	—	—	$12,544	8,909,813	$	*	)	$407		$(20,322)	$(19,915)
Issuance of redeemable convertible preferred shares	—	—	—	—	—	—	10,468,517	30,982	—	—	—	—	30,982	—		—		—		—	—
Conversion of convertible loan	—	—	—	—	—	—	—	—	4,144,887	10,447	—	—	10,447	—		—		—		—	—
Stock-based compensation	—	—	—	—	—	—	—	—	—	—	—	—	—	—		—		411		—	411
Warrants to service providers	—	—	—	—	—	—	—	—	—	—	—	—	—	—		—		58			58
Exercise of options	—	—	—	—	—	—	—	—	—	—	—	—	—	136,461		*	)	*	)	—	* )
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—		—		—		(25,607)	(25,607)
Balance at December 31, 2019*	5,540,254	650	7,780,937	9,394	5,460,043	2,500	10,468,517	30,982	4,144,887	10,477	—	—	53,973	9,046,274		*	)	876		(45,929)	(45,053)
Issuance of redeemable convertible preferred shares	—	—	—	—	—	—	394,626	1,177	—	—	—	—	1,177	—		—		—		—	—
Exercise and conversion of warrants	—	—	—	—	—	—	—	—	—	—	71,977	290	290	—		—		—		—	—
Stock-based compensation	—	—	—	—	—	—	—	—	—	—	—	—	—	—		—		439		—	439
Warrants to service providers	—	—	—	—	—	—	—	—	—	—	—	—	—	—		—		52		—	52
Exercise of options	—	—	—	—	—	—	—	—	—	—	—	—	—	226,154		*	)	30		—	30
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—		—		—		(15,625)	(15,625)
Balance at December 31, 2020*	5,540,254	$650	7,780,937	$9,394	5,460,043	$2,500	10,863,143	$32,159	4,144,887	$10,447	71,977	$290	$55,440	9,272,428		*	)	$1,397		$(61,554)	$(60,157)

____________

*)       Represents less than $1.

*       Prior period results have been retroactively adjusted to reflect the 46.25783-for-one stock split and the changes in par value from NIS 0.01 NIS to 0.000216 effected on October 7, 2021. See also Note 9, Share Capital, for details.

The accompanying notes are an integral part of the consolidated financial statements.

ARBE ROBOTICS LTD. AND ITS SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
U.S. dollars in thousands

	Year ended December 31,
	2020	2019
Cash flows from operating activities:
Net Loss	$(15,625)	$(25,607)

Adjustments to reconcile loss to net cash used in operating activities:
Depreciation	228	237
Stock-based compensation	439	411
Warrants to service providers	52	58
Revaluation of warrants and accretion	1,106	26
Revaluation of convertible loan	—	184

Change in operating assets and liabilities:
Increase in trade receivable	(137)	—
Decrease (increase) in prepaid expenses and other receivables	(371)	556
Increase (decrease) in trade payables	(1,063)	692
Increase in employees and payroll accruals	367	398
Increase in deferred revenue	75	206
Increase (decrease) in accrued expenses and other payables	(356)	280
Net cash used in operating activities	(15,285)	(22,559)

Cash flows from investing activities:
Change in bank deposits	9,860	(8,310)
Purchase of property and equipment	(156)	(227)
Net cash provided by (used in) investing activities	9,704	(8,537)

Cash flows from financing activities:
Proceeds from long-term loan and warrants for the purchase of Series B-1 redeemable convertible preferred shares, net of issuance costs of $50	—	4,764
Repayment of long-term loan	(1,585)	(560)
Proceeds from issuance of redeemable convertible preferred shares and warrants for the purchase of Series B-2 redeemable convertible preferred shares, net of 2019 issuance costs of $230	1,190	31,341
Proceeds from Exercise of warrants	256	—
Proceeds from exercise of options, net	30	* )
Proceeds from convertible loan	1,641	—
Net cash provided by financing activities	1,532	35,545
Increase (decrease) in cash, cash equivalents and restricted cash	(4,049)	4,449
Cash, cash equivalents and restricted cash at the beginning of the year	7,003	2,554
Cash, cash equivalents and restricted cash at the end of the year	$2,954	$7,003

Supplemental non-cash disclosure:
Conversion of warrants liability into convertible preferred shares	$85	—
Conversion of convertible loan	—	$10,447

Supplemental disclosure of cash flows activities:
Interest paid	$411	$259

____________

*)       Represents less than $1.

The accompanying notes are an integral part of the consolidated financial statements.

ARBE ROBOTICS LTD. AND ITS SUBSIDIARY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share and per share data)

Note 1:-     General

a.      Arbe Robotics Ltd. (the “Company”) was founded and registered on November 4, 2015 and commenced its activities in January 2016. The Company is a provider of 4D imaging radar solution for safer and autonomous vehicles.

On October 26, 2017, the Company established a new entity under the General Corporation Laws of the State of Delaware, named “Arbe Robotics US Inc”. Arbe Robotics US Inc is engaged mainly in the Company’s sales and will operate as the Company’s distributor in the U.S.

b.      As of December 31, 2020, the Company has an accumulated deficit in the amount of $61,554 and negative cash flows from operating activities in the amount of $15,285 for the year ended December 31, 2020.

To date, the Company has not generated enough revenues from its activities and therefore continues to depend on fundraising from new and existing investors to finance its activities up until a positive cash flow from its business operation will be achieved. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The Company’s management seeks to raise the required funds in order to continue to operate as a going concern in the coming year. Nonetheless, there can be no assurance that additional financing will be available on satisfactory terms, or at all. If the Company is unable to secure needed financing, management may be forced to take additional restructuring actions, which may include significantly reducing its anticipated level of expenditures. The consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

c.      The Company depends on a certain supplier for the development and production of its products. If this supplier fails to deliver or delays the delivery of the necessary products, the Company will be required to seek alternative sources of supply. A change in this supplier could result in manufacturing delays, which could cause a possible loss of sales and, consequently, could adversely affect the Company’s results of operations and financial position.

d.      In the first quarter of 2020, the world was hit by the global spread of COVID-19. This dramatic event resulted in macroeconomic consequences. Many countries, including Israel, took significant steps to stem the spread of the virus. These measures included: quarantines, social distancing, restrictions on the movement of citizens, minimizing (and preventing) gatherings and events, restricting transportation of passengers and goods, closing international borders.

The spread of COVID-19 and the actions taken by governments have had a significant impact on the automotive industry, which experienced a dramatic decline in volumes of vehicle production and sales. Some automotive factories were shut down during this period and new projects planned for the near future were put on hold or cancelled. As a result, some advanced driver assistance systems providers, announced following the spread of the pandemic that production would be suspended due to low demand and bottlenecks in the supply chain, alongside their commitment to safeguard the health of employees.

The extent of the impact of the pandemic on the Company’s operational and financial performance will depend on various future developments, including the duration and spread of the COVID-19 outbreak and impact on the Company’s customers, suppliers, contract manufacturers and employees, all of which is uncertain at this time. The Company believes that the long-term horizon of its business plans can mitigate the impact of the pandemic, but it has taken various measures (such as furloughing employees and adjusting wages) to minimize expenses during this period of reduced activity.

Overall, the Company significantly reduced its research and development expenses in the year ended December 31, 2020 compare to 2019 and it does not believe that there was any material adverse effect on its revenue.

ARBE ROBOTICS LTD. AND ITS SUBSIDIARY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share and per share data)

Note 2:-     Significant Accounting Policies

a.      Basis of presentation:

The consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (US GAAP). The significant accounting policies followed in the preparation of the financial statements, applied on a consistent basis for all years presented in these financial statements.

The consolidated financial statements include the accounts of the Company’s wholly owned subsidiary. All intercompany balances and transactions have been eliminated in consolidation.

b.      Use of estimates:

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Significant items subject to such estimates and assumptions including fair value of warrants, share-based compensation and the underlying fair value of the Company’s ordinary shares. The Company bases these estimates on historical and anticipated results, trends and various other assumptions that it believes are reasonable under the circumstances, including assumptions as to future events. Actual results could differ from those estimates.

c.      Consolidated financial statements in U.S. dollars:

A substantial portion the Company’s activity including transactions with customers, as well as equity transactions and cash investments, are incurred in U.S. dollars. The Company’s management believes that the U.S. dollar is the currency of the primary economic environment in which the Company operates. Thus, the functional and reporting currency of the Company is the U.S. dollar.

A subsidiary’s functional currency is the currency of the primary economic environment in which the subsidiary operates; normally, that is the currency of the environment in which a subsidiary primarily generates and expends cash. In making the determination of the appropriate functional currency for a subsidiary, the Company considers cash flow indicators, local market indicators, financing indicators and the subsidiary’s relationship with both the parent company and other subsidiaries. The Company has determined the functional currency of its U.S. subsidiary to be the U.S. Dollar.

Monetary accounts maintained in currencies other than the U.S. dollar are remeasured into U.S. dollars in accordance with Statement of the Accounting Standard Codification (“ASC”) No. 830 “Foreign Currency Matters” (“ASC No. 830”). All transaction gains and losses of the remeasured monetary balance sheet items are reflected in the statements of operations as financial income or expenses as appropriate.

Transactions in foreign currency are translated into dollars in accordance with the principles set forth in ASC Subtopic 830-20, Foreign Currency Transaction. Monetary assets and liabilities denominated in foreign currencies of the reporting date are translated to the functional currency at the closing rate at the end of the reporting period. Non-monetary assets and liabilities denominated in foreign currency are translated using the exchange rate at the date of the transaction. Gains and losses from remeasurement assets and liabilities denominated in currencies other than the respective functional currencies are included in the consolidated statements of operations.

d.      Concentration of risk:

Most of the Company’s cash and cash equivalents, restricted cash and short-term deposits were deposited with Israeli banks and were comprised mainly of cash deposits and short-term deposits.

ARBE ROBOTICS LTD. AND ITS SUBSIDIARY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share and per share data)

Note 2:-     Significant Accounting Policies (cont.)

The Company’s trade receivable derived from customers located globally. The Company mitigates its credit risks by performing credit evaluations of its customers’ financial conditions and requires customer advance payments in certain circumstances. The Company generally does not require collateral.

e.      Cash and cash equivalents and restricted cash:

The Company considers all highly liquid short-term deposits with original maturities of three months or less from the purchase date to be cash equivalents. Cash equivalents consist primarily of amounts invested in short term deposits. Restricted cash consists of deposits that serves as collateral for a credit card agreement and lease agreements at one of the Company’s financial institutions.

f.       Short term deposits:

Short-term deposits are bank deposits with an original maturity of more than three months and less than one year from the date of acquisition. The deposits are presented according to their terms of deposit.

g.      Fair value of financial instruments:

The estimated fair value of financial instruments has been determined by the Company using available market information and valuation methodologies. Considerable judgment is required in estimating fair values. Accordingly, the estimates may not be indicative of the amounts the Company could realize in a current market exchange. The following methods and assumptions were used by the Company in estimating the fair value of their financial instruments:

The carrying values of cash and cash equivalents, short-term deposits, restricted cash, trade receivables, prepaid expenses and other current assets, trade payables, employees and payroll accruals and accrued expenses and other current liabilities approximate their fair values due to the short-term maturities of these instruments.

The Company applies ASC No. 820, “Fair Value Measurements and Disclosures” (“ASC No. 820”), with respect to fair value measurements of all financial assets and liabilities.

In accordance with ASC No. 820, the Company measures its short-term deposits at fair value. Short-term deposits are classified within Level 1. This is because these assets are valued using quoted market prices.

Fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or a liability. A three-tier fair value hierarchy is established as a basis for considering such assumptions and for inputs used in the valuation methodologies in measuring fair value:

•        Level 1 — Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

•        Level 2 — Include other inputs that are directly or indirectly observable in the marketplace.

•        Level 3 — Unobservable inputs which are supported by little or no market activity.

The fair value hierarchy also requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

ARBE ROBOTICS LTD. AND ITS SUBSIDIARY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share and per share data)

Note 2:-     Significant Accounting Policies (cont.)

h.      Trade Receivables

Trade receivable are recorded at the invoiced amount and do not bear interest. Trade receivable are periodically assessed for allowance for doubtful accounts, which is the Company’s best estimate of the amount of credit losses inherent in its existing trade receivable. In establishing the required allowance, management considers historical losses adjusted to take into account current market conditions and customers’ financial condition, the amount of receivables in dispute, and the current receivables aging and current payment patterns. No allowance for doubtful accounts was recorded for the periods presented.

i.       Property and equipment:

Property and equipment are recorded at cost and depreciated over their estimated useful lives using the straight-line method. Upon retirement or sale, the cost of assets disposed of and the related accumulated depreciation are removed from the accounts and any resulting gain or loss is included in income. Repairs and maintenance costs are expensed as incurred.

Depreciation is calculated using the straight-line method over the estimated useful lives of the assets, at the following annual rates:

%
Computers and peripheral equipment	15 – 33
Office furniture and equipment	7 – 15
Leasehold improvement	(*	)

__________

(*)      Leasehold improvements are amortized using the straight-line method over the shorter of the lease term or the estimated useful life of the improvements.

j.       Impairment of long-lived assets:

Long-lived assets are reviewed for impairment in accordance with ASC 360, “Property, Plant and Equipment” a (“ASC 360”), whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Impairment exists when the carrying value of the asset exceeds the aggregate undiscounted cash flows expected to be generated by the asset. The impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds their fair value. During the years ended December 31, 2020 and 2019, no impairment losses were identified.

k.      Accrued post-employment benefit:

Under Israeli employment laws, employees of the Company are included under Section 14 of the Severance Compensation Act, 1963 (“Section 14”) for a portion of their salaries. According to Section 14, these employees are entitled to monthly payments made by the Company on their behalf with insurance companies.

Payments in accordance with Section 14 release the Company from any future severance payments with respect to those employees. The obligation to make the monthly deposits is expensed as incurred. In addition, the aforementioned deposits are not recorded as an asset in the consolidated balance sheet, and there is no liability recorded as the Company does not have a future obligation to make any additional payments. Severance costs amounted to approximately $466 and $440 for the year ended December 31, 2020 and 2019, respectively.

ARBE ROBOTICS LTD. AND ITS SUBSIDIARY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share and per share data)

Note 2:-     Significant Accounting Policies (cont.)

l.       Stock-based compensation:

The Company accounts for stock-based compensation in accordance with ASC 718, “Compensation — Stock Compensation”, which requires the measurement and recognition of compensation expense based on estimated fair values for all share-based payment awards made to employees and directors. ASC 718 requires companies to estimate the fair value of equity-based payment awards on the date of grant using an option-pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as an expense over the requisite service periods in the Company’s statements of income.

The Company measures its share-based payment awards made to employees, directors, and non-employee service providers based on estimated fair values. The fair value of each option award is estimated on the grant date using the Black-Scholes option pricing model which requires several assumptions, of which the most significant are the expected share price volatility and the expected option term. The Company recognizes forfeitures of equity-based awards as they occur. For graded vesting awards, the Company recognizes compensation expenses based on the straight-line method over the requisite service period.

For nonemployees, the Company implemented Financial Accounting Standards Board (“FASB”) Accounting Standards Update (“ASU”) No. 2018-07, “Compensation — Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting” and accordingly, estimates the fair value of equity-based awards to nonemployees on the date of grant using an option-pricing model.

m.     Net loss per share attributable to ordinary shareholders:

The Company computes net loss per share using the two-class method required for participating securities. The two-class method requires income available to ordinary shareholders for the period to be allocated between ordinary shares and participating securities based upon their respective rights to receive dividends as if all income for the period had been distributed. The Company considers its convertible preferred shares to be participating securities as the holders of the convertible preferred shares would be entitled to dividends that would be distributed to the holders of ordinary shares, equal to the higher of their original issue price pro-rata basis assuming conversion of all convertible preferred shares into ordinary shares and that there are no preferences to any holders of any shares. These participating securities do not contractually require the holders of such shares to participate in the Company’s losses. As such, net loss for the periods presented was not allocated to the Company’s participating securities.

The Company’s basic net loss per share is calculated by dividing net loss attributable to ordinary shareholders by the weighted-average number of shares of ordinary shares outstanding for the period, without consideration of potentially dilutive securities. The diluted net loss per share is calculated by giving effect to all potentially dilutive securities outstanding for the period using the treasury share method or the if-converted method based on the nature of such securities. Diluted net loss per share is the same as basic net loss per share in periods when the effects of potentially dilutive shares of ordinary shares are anti-dilutive.

n.      Other Comprehensive Income (loss)

The Company has no components of comprehensive loss other than net loss. Thus, comprehensive loss is the same as net loss for the period presented.

ARBE ROBOTICS LTD. AND ITS SUBSIDIARY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share and per share data)

Note 2:-     Significant Accounting Policies (cont.)

o.      Leases:

Leases are classified as either capital or operating leases at their inception. In certain lease agreements, the Company may receive renewals or expansion options, rent holidays, and other incentives. For operating leases, the Company recognizes lease costs on a straight-line basis once control of the leased asset is achieved, without regard to deferred payment terms such as rent holidays that defer the required payments. Additionally, incentives received are treated as a reduction of costs over the term of the agreement. For the periods reported the Company did not have any capital leases.

p.      Revenue recognition:

The Company follows the provisions of ASC Topic 606, Revenue from Contracts with Customers (“ASC 606”), which apply to all contracts with customers. Under Topic 606, revenues are recognized when control of the promised goods or services is transferred to the customers, in an amount that reflects the consideration that the Company expects to receive in exchange for those goods or services. To determine the appropriate revenue recognition for arrangements that an entity determines are within the scope of Topic 606, the entity performs the following five steps:

•        Identify the contract(s) with a customer;

•        Identify the performance obligations in the contract;

•        Determine the transaction price;

•        Allocate the transaction price to the performance obligations in the contract; and

•        Recognize revenue when (or as) the entity satisfies a performance obligation.

At contract inception, once the contract is determined to be within the scope of Topic 606, the Company assesses the goods or services promised within the contract and determines the performance obligations and assesses whether each promised good or service is distinct.

The Company evaluates each performance obligation to determine if it is satisfied at a point in time or over time.

Nature of Products and Services

The Company derives its revenues mainly from sales of radar systems to be installed onto automotive vehicles. Revenue from radar systems is recognized at a point in time when the control of the goods is transferred to the customer, generally upon delivery.

Right of Return

The Company’s general terms and conditions for its contracts do not contain a right of return that allows the customer to return products and receive a credit. Therefore, the Company does not estimate returns and generally recognizes revenue at contract price upon product delivery.

Deferred Revenue

Deferred revenues, which represent a contract liability, include amounts paid by customers not yet recognized as revenues.

ARBE ROBOTICS LTD. AND ITS SUBSIDIARY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share and per share data)

Note 2:-     Significant Accounting Policies (cont.)

q.      Research and development expenses, net:

Research and development costs, net of grants received, are charged to the consolidated statement of operations as incurred.

r.       Income taxes:

The Company accounts for income taxes in accordance with ASC 740, “Income Taxes”. This standard prescribes the use of the asset and liability method whereby deferred tax asset and liability account balances are determined based on differences between the financial statement carrying amount and the tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company provides a valuation allowance, if necessary, to reduce deferred tax assets to the amount that is more likely than not to be realized.

The Company recognizes the tax benefit from a tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. A tax position that meets the more-likely-than-not recognition threshold is measured at the largest amount that is greater than 50 percent likely of being realized upon settlement with the taxing authority using the facts, circumstances, and information available at the reporting date.

s.       Contingent Liabilities

The Company accounts for its contingent liabilities in accordance with ASC No. 450, “Contingencies”. A provision is recorded when it is both probable that a liability has been incurred and the amount of the loss can be reasonably estimated. With respect to legal matters, provisions are reviewed and adjusted to reflect the impact of negotiations, estimated settlements, legal rulings, advice of legal counsel and other information and events pertaining to a particular matter. As of December 31, 2020, and 2019, the Company is not a party to any litigation that could have a material adverse effect on the Company’s business, financial position, results of operations or cash flows.

t.       Recently issued accounting pronouncements not yet adopted:

As an “emerging growth company,” the Jumpstart Our Business Startups Act (“JOBS Act”) allows the Company to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. The Company has elected to use this extended transition period under the JOBS Act. The adoption dates discussed below reflects this election.

In February 2016, the FASB issued ASU 2016-02 — Leases, requiring the recognition of lease assets and liabilities on the balance sheet. The standard: (a) clarifies the definition of a lease; (b) requires a dual approach to lease classification similar to current lease classifications; and (c) causes lessees to recognize leases on the balance sheet as a lease liability with a corresponding right-of-use asset for leases with a lease-term of more than 12 months. In June 2020, the FASB issued ASU No. 2020-05, Revenue from Contracts with Customers (Topic 606) and Leases (Topic 842): Effective Dates for Certain Entities, which defers the effective date of ASU 2016-02 for non-public entities to fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. The guidance will be effective for the Company beginning January 1, 2022, and interim periods in fiscal years beginning January 1, 2023. The Company is currently evaluating the impact of the new guidance on its consolidated financial statements.

ARBE ROBOTICS LTD. AND ITS SUBSIDIARY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share and per share data)

Note 2:-     Significant Accounting Policies (cont.)

In June 2016, the FASB issued ASU No. 2016-13 (Topic 326), Financial Instruments — Credit Losses: Measurement of Credit Losses on Financial Instruments, which replaces the existing incurred loss impairment model with an expected credit loss model and requires a financial asset measured at amortized cost to be presented at the net amount expected to be collected. The guidance will be effective for the Company beginning January 1, 2023. The Company is currently evaluating the impact of the new guidance on its consolidated financial statements.

NOTE 3:-     REVENUE

Disaggregation of Revenues

Revenue disaggregated by geography, based on the billing address of the Company’s customers, consists of the following (in thousands):

	Year ended December 31
	2020		2019
	Revenue	% of Revenue	Revenue	% of Revenue
Revenue by geography:
USA	$105	31.6%	—	—
Germany	80	24.1%	—	—
Israel	69	20.8%	—	—
China	35	10.6%
Hong Kong	34	10.2%
Other	9	2.7%
Total revenue	$332	100%	—	—

Out of the $206 deferred revenue balance as of December 31, 2019, $137 were recognized as revenue for the years ended December 31, 2020.

Contract Liabilities

Contract liabilities consist of deferred revenue and customer advanced payments. Deferred revenue includes billings in excess of revenue recognized related to product sales and is recognized as revenue when the Company performs under the contract. Customer advanced payments represent required customer payments in advance of product shipments according to customer’s payment term. Customer advance payments are recognized as revenue when control of the performance obligation is transferred to the customer.

Contract liabilities presented as deferred revenue amounted to $281 and $206 as of December 31, 2020 and 2019, respectively.

Remaining Performance Obligation

The Company’s remaining performance obligations are comprised of product and engineering services revenue not yet performed. As of December 31, 2020, the aggregate amount of the transaction price allocated to remaining performance obligations was $1.1 million, which the Company expects to recognize as revenue over the next 12 months.

ARBE ROBOTICS LTD. AND ITS SUBSIDIARY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share and per share data)

NOTE 4:-     PREPAID EXPENSES AND OTHER RECEIVABLES

	December 31,
	2020	2019
Government authorities	$150	$305
Deposits	68	85
Grants receivable	597	27
Prepaid expenses and other	15	42
	$830	$459

Note 5:-     Property and Equipment

	December 31,
	2020	2019
Cost:
Equipment	$763	$628
Leasehold improvement	168	154
Office furniture and equipment	76	69
	1,007	851
Accumulated depreciation	623	395
Property and equipment, net	$384	$456

Depreciation expense for the years ended December 31, 2020 and 2019 were $228 and $237, respectively.

Note 6:-     COMMITMENTS AND CONTINGENT LIABILITIES

a.      Lease commitments:

On December 11, 2017, the Company has entered into a lease agreement for its operating facilities. The lease agreement is effective commencing March 1, 2018 through February 28, 2021 and is automatically renewable unless the Company provides a notice 120 days before the end of the lease term. Such notice was not provided.

On December 30, 2018, the Company has entered into a new lease agreement in an additional floor in the same building. The new lease agreement is effective commencing January 1, 2019 through December 31, 2020 and requires a renewal notice by the Company 60 days before the end of the lease. Such notice was provided during 2020.

The minimum future lease payments due under the non-cancelable lease agreements subsequent to December 31, 2020, are as follows:

Year ending December 31,	Operating lease
2021	257
2022	259
2023	208
2024	35

Expenses for lease of facilities for the years ended December 31, 2020 and 2019 were approximately $237 and $236, respectively.

b.    The Company participated in programs sponsored mainly by the Israeli government for the support of its research and development activities. Through December 31, 2020, the Company had obtained grants aggregating to $3,425 for certain of its research and development projects. The Company is obligated

ARBE ROBOTICS LTD. AND ITS SUBSIDIARY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share and per share data)

Note 6:-     COMMITMENTS AND CONTINGENT LIABILITIES (cont.)

to pay royalties to the IIA, amounting to 3% of the sales of the products and other related revenues generated from such projects. The maximum aggregate royalties paid generally cannot exceed 100% of the grants received, plus annual interest generally equal to 12-months LIBOR applicable to dollar deposits, as published on the first business day of each calendar year. The obligation to pay these royalties is contingent on actual sales of the products and in the absence of such sales, no payment is required.

c.        Obligations under the credit facility agreement (see Note 8) are secured by a pledge of substantially all of the assets of the Company and the guarantors, and contains affirmative, negative and financial covenants. Affirmative covenants include, among other things, the delivery of financial and other information. Negative covenants include, among other things, limitations on asset sales, mergers and acquisitions, indebtedness, liens, investments and transactions with affiliates. The Company was in compliance with all its financial covenants under the credit facility agreement. The credit facility agreement includes customary events of default that include, among other things, non-payment defaults, inaccuracy of representations and warranties, covenant defaults, cross default to material indebtedness, bankruptcy and insolvency defaults, material judgment defaults and a change of control default. The occurrence of an event of default could result in an acceleration of obligations under the credit facility agreement.

Note 7:-     CONVERTIBLE LOAN

On April 10, 2018, the Company entered into an advance investment agreement with a new investor and four of its existing shareholders according to which:

1.      Upon closing, each investor shall provide advances to the Company as listed in the agreement, totaling an aggregate amount of $10,000 for all investors (the “Advanced Amount”).

2.      The new investors were granted additional rights to acquire shares upon the occurrence of certain events:

Conversion upon a qualified financing

In the event that following the Closing and prior to the Due Date (as defined below), the Company consummates a Qualified Financing (an equity investment in the Company of at least $10,000), then the Advanced Amount shall automatically be converted into an equity investment in the Company, on the same terms and conditions applicable to the most senior class of share issued in such Qualified Financing, except that the price per share applicable thereto shall be equal to the lower of: (i) 20% less than the price per share paid by the investors in the Qualified Financing, or (ii) a price per share reflecting an agreed pre-money valuation of the Company. Each investor shall receive fully-paid and non-assessable shares of the Company, of the same class and type of securities received by the investors in such Qualified Financing.

Conversion upon a financing round

In the event that the Company consummates any financing round which does not qualify as a Qualified Financing, then, the investors shall be entitled to convert the Advanced Amount into an equity investment in the same terms and conditions as upon a Qualified Financing. Notwithstanding the above, in the event the majority investors decide to convert, then all other investors will be obligated to do so.

Upon an exit event

In the event the Company consummates an exit event, prior to the conversion of the Advanced Amount, then at each investor election (a) such investor shall be entitled to a redemption payment equal to 150% of his respective portion of the Advance Amount or (b) the Advanced Amount shall be converted into an equity investment in the Company at a price per share reflecting an agreed pre-money valuation of the Company.

ARBE ROBOTICS LTD. AND ITS SUBSIDIARY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share and per share data)

Note 7:-     CONVERTIBLE LOAN (cont.)

Voluntary conversion

Notwithstanding the above, the majority investors have the right to convert the Advanced Amount into an equity investment in the Company, at any time prior to or following the Due Date. In the event that the majority investors so decide, each of the investors shall receive such number of fully-paid and non-assessable shares by dividing such investor’s Advanced Amount by a price per share reflecting an agreed pre-money valuation of the Company.

Conversion upon due date

Notwithstanding the above, in the event that the Company does not consummate by the lapse of twenty four (24) months from the Closing (the “Due Date”), a Qualified Financing, Financing Round or an Exit Event and the Advanced Amount or any portion thereof has not been converted, then, each of the investors may elect to convert the Advanced Amount by a price per share reflecting an agreed pre-money valuation of the Company.

On June 25, 2019, the Company entered into a share purchase agreement (the “SPA”) under which the Company raised an amount of $17,321 upon an issuance of 5,192,395 series B convertible preferred shares and 571,099 warrants B-2. On December 4, 2019, an amendment to the SPA was signed, allowing the issuance of additional shares and warrants. Under both the SPA and the amendment, the Company raised an aggregate amount of $31,571 upon the issuance of 10,468,517 series B convertible preferred shares and 975,855 warrants B-2. As a result of the qualified investment round, the convertible loan was automatically converted into an equity investment of 4,144,887 series B-1 convertible preferred shares, reflecting 20% less than the price per share paid by the investors in the SPA.

In accordance with ASC 480, the warrants to series B-2 convertible preferred shares are considered free standing warrants for shares that are redeemable and should be classified as liabilities on the consolidated balance sheet at fair value regardless of their redemption feature or redemption price and remeasured every reporting period with any change to fair value recorded within financial expenses in the statements of operations.

During December 2020, the Company received an amount of $1,641 as part and on the account of an additional advance investment agreement in a total amount of $12,978 (the “Advanced Amount”) which was entered into during the first quarter of 2021 (see note 15a). The advance investment amount is convertible into an equity investment in the Company upon the occurrence of certain events:

Conversion upon a qualified financing

In the event that following the Closing and prior to the Due Date (as defined below), the Company consummates a Qualified Financing (an equity investment in the Company of at least $30,000), then the Advanced Amount shall automatically be converted into an equity investment in the Company, on the same terms and conditions applicable to the most senior class of preferred shares of the Company issued in such Qualified Financing, except that the price per share applicable thereto shall be equal to the lower of (i) 20% less than the price per share paid by the investors in the Qualified Financing, or (ii) a price per share reflecting an agreed pre-money valuation of the Company. Each investor shall receive fully-paid and non-assessable shares of the Company, of the same class and type of securities received by the investors in such Qualified Financing.

Conversion upon a non-qualified financing

In the event of any equity investment in the Company which is not a Qualified Financing, whether occurring prior to or following the Due Date (a “Non-Qualified Financing”), the payer shall have the right (but not the obligation) to elect, by written notice to the Company to be provided prior to the

ARBE ROBOTICS LTD. AND ITS SUBSIDIARY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share and per share data)

Note 7:-     CONVERTIBLE LOAN (cont.)

closing of such Non-Qualified Financing, to treat such Non-Qualified Financing as if it were a Qualified Financing. Notwithstanding the above, in the event the majority investors decide to convert, then all other investors will be obligated to do so.

Upon an exit event

In the event the Company consummates an exit event (any deemed liquidation), prior to the conversion of the Advanced Amount, then the investor is entitled to elect (i) a redemption payment of 1.5 times the advance amount if the exit event occurs prior to the first anniversary of the closing of this agreement (ii) or 2 times the advance amount of an exit event occurs following the first anniversary of the closing of this agreement (iii) or the conversion of the advanced amount into shares, at a price per share equal to the lower of (a) 20% less than the price per share paid by the investors in the investment round, or (b) a price per share reflecting the agreed upon pre-money valuation.

Upon an IPO

In the event the Company consummates an IPO prior to the conversion of the Advanced Amount, then the Advanced Amount shall be automatically converted into an equity investment in the Company such that the Payer shall receive, immediately prior to the IPO, in consideration for the conversion of the Advanced Amount, such number of fully-paid and non-assessable shares of the most senior class of preferred shares of the Company existing in the Company’s capitalization table immediately prior to the conversion of the Advanced Amount, having the most preferential rights, privileges and preferences applicable thereto, equal to the quotient received by dividing the Advanced Amount by a price per share equal to the lower of (a) 20% less than the price per share paid by the investors in the investment round, or (b) a price per share reflecting the agreed upon pre-money valuation.

Notwithstanding the foregoing, if in such IPO conversion the total shares issued to the payer have a value of less than (a) 1.5 times the advanced amount (in the event such IPO occurs prior to the first anniversary of the Closing of this Agreement), or (b) 2 times the advanced amount (in the event such IPO occurs following the first anniversary of the closing), the Company shall be obligated to issue to the payer additional securities so that the shares held by the Payer upon such IPO conversion have a value of at least 1.5 times the Advanced Amount or 2 times the advanced amount.

Voluntary conversion

Notwithstanding the above, the majority payers have the right to elect that the total aggregate amounts extended to the Company under all advanced agreements be converted into an equity investment in the Company at any time prior to or following the due date. In the event that the majority payers so elect, the payer will be obligated to convert the advanced amount into an equity investment in the Company such that payer shall receive, in consideration for the conversion of the advanced amount, such number of fully-paid and non-assessable shares of the most senior class of preferred shares of the Company immediately prior to the conversion of the advanced amount, equal to the quotient received by dividing the advanced amount by a price per share reflecting the agreed upon pre-money valuation.

Conversion upon due date

In the event that the Company does not consummate, by the lapse of twenty four (24) months from the Closing (the “Due Date”), a Qualified Financing, an exit event or an IPO and the advanced amount has not been converted in accordance with the terms of the agreement, then, at any time thereafter, the payer shall be entitled, to have the advanced amount converted into an equity investment in the Company such that the payer shall receive, in consideration for the conversion of the advanced amount, such number of the then fully-paid and non-assessible most senior class of preferred shares of the Company, equal to

ARBE ROBOTICS LTD. AND ITS SUBSIDIARY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share and per share data)

Note 7:-     CONVERTIBLE LOAN (cont.)

the quotient received by dividing the advanced amount by a price per share equal to the lower of (i) US $164.61 or (ii) the price per share of the then fully-paid and non-assessible most senior class of preferred shares of the Company issued at a future Non-Qualified Financing.

The advance investment agreements above were presented as liabilities on the consolidated balance sheet at fair value in accordance with ASC 480 “Distinguishing Liabilities from Equity”, as their conversion upon an Equity Financing or Liquidity Event requires the delivery of a variable number of shares at a fixed value known at inception (i.e. principal amount). The liability then, will be remeasured every reporting period with any change to fair value recorded within financial expenses in the statements of operations.

Note 8:-     LONG TERM LOAN

On February 21, 2019, the Company entered into an agreement (“the agreement”) with Kreos Capital VI (Expert Fund) L.P, (“the Lender”) under which over certain period, the Company can withdraw a term loan up to total amount of $5,000. The first amount of $3,000 received in February 2019 and additional amount of $2,000 received in November 2019. The loan bears monthly interest payments of 11% annually, and following first three months of interest payments, the loan is payable by thirty-three equal monthly payments of principal and interest. According to the Company’s obligations under the agreement, in addition to the interest, the Company issued to the Lender warrants for the purchase of a number of convertible Series B-1 convertible preferred shares, for an aggregate exercise price of $550. The shares issuable to the Lender upon exercise of the warrants under this agreement, shall be, at the Lender’s election of pre-determined type of shares. The Company considers the loan as credit facility and as the warrants are transferable separately from the loan, the warrants were classified as freestanding and treated as liability pursuant to ASC 480 and remeasured every reporting period with any change to fair value recorded within financial expenses in the statements of operations. During 2020 and 2019, the Company recognized $235 and $23 with respect to these warrants as finance expenses, respectively. As of December 31, 2020 and 2019, the warrants liability amounted to $375 and $139, respectively.

Note 9:-     Share Capital

a.      Upon the closing on October 7, 2021, the Company’s board of directors and shareholders approved a 46.25783-for-one stock split and a change in par value from NIS 0.01 to NIS 0.000216. As a result, all Ordinary shares, Preferred Shares, options for Ordinary Shares, warrants to Preferred Shares, exercise price and net loss per share amounts were adjusted retroactively for all periods presented in these consolidated financial statements as if the stock split and change in par value had been in effect as of the date of these consolidated financial statements.

b.      Ordinary shares confer upon the holders voting rights. The holders of Ordinary Shares are also entitled to receive dividends whenever funds are legally available and when declared by the Board of Directors, subject to the preferential rights of holders of all outstanding preferred shares.

Note 10:-    convertible preferred shares

In June and December 2019, the Company issued shares of Series B convertible preferred shares aggregated to 10,468,517 shares and 975,855 Warrants to purchase Series B-2 preferred shares for total gross proceeds of $31,571. In addition, the Company issued 4,144,887 shares of Series B-1 convertible preferred shares for $2.41 per share representing the conversion of the principle amount of convertible loan of $10,000.

In March 2020, the Company issued additional 394,626 shares of Series B convertible preferred shares and 36,775 Warrants to purchase Series B-2 preferred shares for total proceeds of $1,190.

ARBE ROBOTICS LTD. AND ITS SUBSIDIARY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share and per share data)

Note 10:-    convertible preferred shares (cont.)

In December 2020, some of the Warrants B-2 were exercised resulting with the issuance of 71,977 shares of Series B-2 convertible preferred shares for total gross proceeds of $256.

The following table sets forth information as to the authorized and issued and outstanding shares in each series of preferred shares and the aggregate liquidation preference for each series at December 31, 2020 and 2019.

	December 31, 2020
	Designated Shares Authorized	Shares Issued and Outstanding	Aggregate Liquidation Preference
	(in thousands except of share data)
Seed	6,938,675	5,540,254	$650
Series A	9,251,566	7,780,937	9,500
Series A-1	6,938,675	5,460,043	2,500
Series B	12,258,325	10,863,143	32,761
Series B-1	4,625,783	4,144,887	10,000
Series B-2	1,619,024	71,977	256
Total convertible preferred shares	41,632,048	33,861,241	$55,667
	December 31, 2019
	Designated Shares Authorized	Shares Issued and Outstanding	Aggregate Liquidation Preference
	(in thousands except of share data)
Seed	6,938,675	5,540,254	$650
Series A	9,251,566	7,780,937	9,500
Series A-1	6,938,675	5,460,043	2,500
Series B	13,877,349	10,468,517	31,571
Series B-1	4,625,783	4,144,887	10,000
Total convertible preferred shares	41,632,048	33,394,638	$54,221

 The holders of the convertible preferred shares have the following rights, preferences and privileges:

Dividend Rights

In the event that dividends are declared and distributed, then such dividends shall be paid to the all shareholders holding issued, outstanding and fully paid-up shares pursuant to the provisions of, and in accordance with the liquidation preference described below. To date, no dividends have been declared.

Conversion Rights

At any time following the date of issuance, each preferred share is convertible, at the option of its holder, into the number of ordinary shares, calculated by dividing the applicable original issue price per share of each series by the applicable conversion price per share of such series. The initial conversion price of the Series B-2 Preferred shares shall be $3.56, the Series B-1 Preferred shares shall be $2.41, the Series B Preferred shares shall be $3.02, the Series A-1 Preferred shares shall be $0.46, the Series A Preferred shares shall be $1.22, and the Seed Preferred shares shall be $0.12.

ARBE ROBOTICS LTD. AND ITS SUBSIDIARY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share and per share data)

Note 10:-    convertible preferred shares (cont.)

The conversion price may be adjusted from time to time based on certain events such as share splits, subdivisions, reclassification, dividends or distributions, exchanges, or in connection with anti-dilution on a broad-based weighted-average basis. The convertible preferred shares are subject to mandatory conversion upon (i) closing of a qualified IPO on an internationally recognized stock exchange yielding net proceeds to the Company of at least $50 million; (ii) written consent or written agreement of the preferred majority on terms which will provide each holder of Preferred B Shares at least two times the original issue price of the Preferred B Shares; and (iii) written consent or written agreement of the preferred majority, provided, however, that the preferred majority shall include the consent of holders of Preferred B Shares who hold at least 75% of the issued Preferred B Shares, which consent shall include the consent of the largest Preferred B shareholder.

Liquidation Preference

Upon a “Distribution Event” which include any liquidation, certain change of control transactions and distribution of dividend, the holders of convertible preferred shares then outstanding shall be entitled to be paid out of the Company assets available for distribution, in accordance with the following order of preference and priority. The liquidation preference of convertible preferred shares (Seed, Series A, Series A-1, Series B, Series B-1, and Series B-2) will be an amount per share equal to the greater of (a) the original issue price minus any distributable proceeds of any kind previously paid in preference on such share, including by way of distribution of dividends, or (b) such amount per share as would have been payable had all shares been converted into ordinary shares immediately prior to Distribution Event. If upon any Distribution Event, the assets of the Company are insufficient to make payment in full to the holders of convertible preferred shares, then such assets shall be distributed among the holders of convertible preferred shares ratably in proportion to the full amounts to which they would otherwise be respectively entitled. After payment has been made to the holders of the convertible preferred shares, the remaining assets available for distribution will be distributed ratably among the holders of ordinary shares.

Voting Rights

Each holder of convertible preferred shares is entitled to the number of votes equal to the number of ordinary shares into which such shares of convertible preferred shares could be converted.

Classification of Convertible Preferred Shares

The deemed liquidation preference provisions of the convertible preferred shares in transaction in addition to the liquidation or dissolution of the Company are considered contingent redemption provisions that are not solely within the Company’s control. Accordingly, the convertible preferred shares have been presented outside of permanent equity in the mezzanine section of the consolidated balance sheets.

Note 11:-    SHARE BASED COMPENSATION

a.      General:

During 2016, the Company adopted the “2016 Share Incentive Plan” (the “Plan”) which provides the Company the ability to grant its employees, directors and service providers options to purchase Ordinary shares of the Company, at a purchase price as determined by the Board of Directors at the date of grant. According to the plan, 3,384,454 shares of Ordinary shares were reserved for issuance under the Plan.

In each of the years 2020 and 2019, the Board of Directors approved an increase of 462,578 in the numbers of Ordinary shares available for issuance upon future grants, respectively. Each option granted under the Plan expires no later than 7 years from the date of grant or 60 days after termination. The options vest primarily over four years of employment.

ARBE ROBOTICS LTD. AND ITS SUBSIDIARY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share and per share data)

Note 11:-    SHARE BASED COMPENSATION (cont.)

b.      Share based payment:

A summary of the stock option activity under the Company’s equity plans during the years ended December 31, 2020 and 2019 is as follows:

	Outstanding share options	Weighted- average exercise price	Weighted average remaining contractual life (years)	Aggregate intrinsic value (thousand)
Options:

Outstanding as of December 31, 2018	3,213,497	0.447	5.839	244,579
Granted	847,443	1.295
Forfeited	(368,675)	0.599
Exercised	(136,461)	0.000	2.875
Outstanding as of December 31, 2019	3,555,804	0.652	5.024	109,779
Granted	932,835	1.199
Forfeited	(494,450)	1.042
Exercised	(226,155)	0.132	2.072
Outstanding as of December 31, 2020	3,768,034	0.767	4.626	119,146
Exercisable as of December 31, 2020	2,111,716	0.519	3.882
Options available for future grants	126,053

c.      Fair value factors:

The following table set forth the parameters used in computation of the options compensation to employees:

	Year ended December 31
	2020	2019
Expected term, in years	4.61	4.61
Expected volatility	42.02% – 42.64%	42.81% – 50.15%
Risk-free interest rate	0.24% – 1.42%	1.51% – 2.20%
Expected dividend yield	0%	0%

Fair value:

In determining the fair value for share options granted, the board of directors considered the fair value of the ordinary shares as of each grant date. The fair value of the ordinary shares underlying the share options was determined by the board of directors at each award grant date based upon a variety of factors, including the results obtained from independent third-party valuations, the Company’s financial position and historical financial performance, the status of technological developments within the Company’s products, the composition and ability of the current management team, an evaluation or benchmark of the Company’s competition, the current business climate in the marketplace, the illiquid nature of the ordinary shares, arm’s length sales of the Company’s capital stock, the effect of the rights and preferences of the Company’s preferred shareholders, and the prospects of a liquidity event, among others.

ARBE ROBOTICS LTD. AND ITS SUBSIDIARY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share and per share data)

Note 11:-    SHARE BASED COMPENSATION (cont.)

Expected volatility:

As the Company is privately owned, there is not sufficient historical volatility for the expected term of the stock options. Therefore, the Company uses an average historical share price volatility based on an analysis of reported data for a peer group of comparable publicly traded companies which were selected based upon industry similarities.

Expected term (years):

Expected term represents the period that the Company’s option grants are expected to be outstanding. There is not sufficient historical share exercise data to calculate the expected term of the stock options. Therefore, the Company elected to utilize the simplified method to value option grants. Under this approach, the weighted-average expected life is presumed to be the average of the shortest vesting term and the contractual term of the option.

Risk-free interest rate:

The Company determined the risk-free interest rate by using a weighted-average equivalent to the expected term based on the U.S. Treasury yield curve in effect as of the date of grant.

Expected dividend yield:

The Company does not anticipate paying any dividends in the foreseeable future. Thus, the Company used 0% as its expected dividend yield.

d.      The following table presents stock-based compensation expense included in the Company’s consolidated statements of operations:

	Year ended December 31
	2020	2019
Research and development	$320	$303
Sales and marketing	65	72
General and administrative	46	36
Cost of revenues	8	—
Total stock-based compensation expense	$439	$411

The Company recognizes forfeitures as they occur. As of December 31, 2020, and 2019, unrecognized compensation cost related to share options was $774 and $1,022, respectively, which was expected to be recognized over a weighted average period of 2.43 years and 2.55 years, respectively. The weighted-average grant date fair value of options granted during the years ended December 31, 2020 and 2019 was $20.81 and $27.55, respectively.

Share based compensation expenses are not deductible for income tax purposes, and therefore the Company did not recognize any tax benefits related to the share-based compensation for the years ended December 31, 2019 and 2020.

e.      On May 28, 2017, the Company signed an agreement with Next Gear Partners L.P. under which in exchange for the Company’s participation in an accelerator program, the Company issued 174,716 warrants to purchase ordinary shares of the Company which are exercisable at any time at an exercise price of $0.11. The warrants shall expire on May 28, 2024.

ARBE ROBOTICS LTD. AND ITS SUBSIDIARY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share and per share data)

Note 11:-    SHARE BASED COMPENSATION (cont.)

f.       On May 4, 2017, the Company signed an agreement with Weasic Microelectronics S.A. (“Weasic”), under which in exchange for development services, the Company will issue 262,097 warrants to purchase ordinary shares of the Company, with an exercise price of $0.11. The warrants shall expire on October 1, 2025.

On October 23, 2018, an ‘Addendum and Amendment’ to the agreement was signed, which determined the warrants issuance schedule of four years ending October 23, 2021. As of December 31, 2020 and 2019, Weasic is entitled to 196,503 and 131,002 warrants, respectively.

g.      On August 1, 2019, the Company signed an agreement with IC-Logic GmbH (“IC-Logic”), under which in exchange for development services, the Company will issue 92,516 warrants to purchase ordinary shares of the Company, with an exercise price of $1.22. The warrants shall expire on March 27, 2026.

The Company adopted ASU 2018-07 and accordingly measured at the grant dates of each of the above warrants issued to service providers their fair value using Black and Scholes model, which requires inputs such as exercise price, estimated ordinary share price, expected dividend yield, estimated ordinary share price volatility and risk-free interest rate. During 2020 and 2019, the Company recognized the total fair value of the warrants of development related service providers as research and development expenses in the amounts of $52 and $58, respectively.

NOTE 12:-    NET LOSS PER SHARE ATTRIBUTIBLE TO ORDINARY SHARHOLDERS

The following table sets forth the computation of basic and diluted net loss per share attributable to ordinary shareholders for the periods presented:

	Year ended December 31
	2020	2019
Numerator:
Net loss	$(15,625)	$(25,607)
Denominator:
Weighted-average shares used in computing net loss per share attributable to ordinary shareholders, basic and diluted	9,205,169	8,910,561
Net loss per share attributable to ordinary shareholders, basic and diluted	$(1.70)	$(2.87)

The potential shares of ordinary shares that were excluded from the computation of diluted net loss per share attributable to ordinary shareholder for the periods presented because including them would have been anti-dilutive are as follows:

	Year ended December 31
	2020	2019
Convertible preferred shares	33,729,498	23,224,206
Outstanding share options	1,656,585	1,341,662
Total	35,386,083	24,565,868

ARBE ROBOTICS LTD. AND ITS SUBSIDIARY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share and per share data)

NOTE 13:-   TAXES ON INCOME

a.      General:

Israeli tax rate:

The Corporate tax rate in Israel relevant to the Company in 2019 and 2020 — 23%.

A company is taxable on its real (non-inflationary) capital gains at the corporate tax rate in the year of sale.

United States:

The Company’s subsidiary is separately taxed under the U.S. tax laws at a corporate rate of 21%.

b.      Loss before income taxes:

The following are the domestic and foreign components of the Company’s loss before income taxes:

	Year ended December 31,
	2020	2019
Domestic	$(15,625)	$(25,607)
Foreign	—	—
Total	$(15,625)	$(25,607)

 c.      Taxes on income:

The reconciliation of the income tax benefit that would result from applying the Israeli statutory tax rate to the Company’s reported income tax (benefit) is as follows:

	Year ended December 31,
	2020	2019
Loss before income taxes, as reported in the consolidated statements of operations	15,625	25,607
	23%	23%
Income tax benefit at statutory tax rate	(3,594)	(5,890)
Non-deductible stock compensation and warrants	358	156
Remeasurement of deferred taxes from currency exchange	(1,093)	(444)
Change in valuation allowance	4,316	6,162
Effect of other non-deductible differences	13	16
Reported income taxes benefit	—	—

d.      Net operating loss carryforward:

As of December 31, 2020, the Company had a net operating loss carryforward for Israeli tax purposes of approximately $46,392. These net operating loss carryforwards can be carried forward and offset against taxable income indefinitely.

e.      Deferred tax assets and liabilities:

Deferred tax assets and liabilities are recognized for the tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes and for carryforwards.

ARBE ROBOTICS LTD. AND ITS SUBSIDIARY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share and per share data)

NOTE 13:-   TAXES ON INCOME (cont.)

The principal components of the Company’s deferred tax assets are as follows:

	Year ended December 31
	2020	2019
Deferred tax assets:
Net operating loss carry forwards	$11,201	$6,184
Research and development	3,394	4,178
Employees and payroll accrual	176	105
Property and equipment	38	26
Total deferred tax assets	$14,809	$10,493
Valuation allowance	(14,809)	(10,493)
Deferred tax assets, net of valuation allowance	—	—

Based on the available evidence, management believes that it is more likely than not that certain of its deferred tax assets relating to net operating loss carryforwards and other temporary differences in Israel will not be realized and accordingly, a valuation allowance has been provided.

f.       Tax assessments:

The Company has not received final tax assessments since its incorporation.

g.      Unrecognized Tax Benefits

As at December 31, 2020 and 2019, the Company did not have any unrecognized tax benefits and does not expect that the amount of unrecognized tax benefits will change significantly within the next 12 months. The Company’s accounting policy is to accrue interest and penalties related to an underpayment of income taxes as a component of income tax expense.

NOTE 14:-    SEGMENT INFORMATION

The Company operates in one operating and reportable segment. Operating segments are defined as components of an enterprise about which separate financial information is evaluated regularly by the chief operating decision maker, who is the Company’s chief executive officer (“CEO”), in deciding how to allocate resources and assessing performance. The Company’s chief operating decision maker allocates resources and assesses performance based upon discrete financial information at the consolidated level.

Revenue by geographical region can be found in the revenue recognition disclosures in Note 3 above. The following table presents the Company’s property and equipment, net of depreciation, by geographic region:

	December 31,
	2020	2019
Israel	$383	$454
United States	1	2
Total property and equipment, net:	$384	$456

Number of Customers accounted for over 10% of Revenue:

During the year ended December 31, 2020, the company had two customers that accounted for 21% and 10.25%, respectively, of revenues. There were no revenues during the year ended December 31, 2019.

ARBE ROBOTICS LTD. AND ITS SUBSIDIARY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share and per share data)

NOTE 15:-    SUBSEQUENT EVENTS (AUDITED)

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to June 3, 2021, the date that the financial statements were issued.

a.      During the first quarter of 2021, the Company received additional amount of $11,337 as part of the additional advance investment agreement in a total amount of up to $12,978 which the Company entered into the first quarter of 2021. The advance investment amount is convertible into an equity investment in the Company upon the occurrence of certain events.

b.      On March 18, 2021, the Company entered into a definitive business combination agreement (the “Business Combination Agreement”) with Industrial Tech Acquisitions Inc. (“ITAC”), a Delaware corporation. Pursuant to the Business Combination Agreement, among other things, a newly wholly-owned subsidiary of the Company (Autobot MergerSub Inc.) will merge with ITAC, with ITAC surviving as a wholly-owned subsidiary of the Company. The Company is expected to trade on The Nasdaq Stock Market.

Pursuant to the recapitalization, prior to the effective time of the Merger (the “Effective Time”) but contingent upon the completion of the Merger, (a) each warrant shall be exercised to purchase the Company’s Ordinary Shares or the Company’s redeemable convertible preferred shares in accordance with the terms of exercising the Company’s warrants, (b) immediately following such exercise by the holders of exercising the Company’s warrants, each outstanding redeemable convertible preferred share shall be converted into Ordinary Shares in accordance with the Company’s existing articles and (c) the Company will effect a recapitalization of the Ordinary Shares so that the holders of the Ordinary Shares (and options and warrants to acquire Ordinary Shares that are not converted to Ordinary Shares in the recapitalization) will have shares (or the right to acquire shares, as applicable) valued at $10.00 per share having a total value of $525,000, plus the amount of any ITAC transaction expenses (other than expenses related to the PIPE investment) in excess of $7,000, on a fully diluted basis (the ratio at which Company’s Ordinary Shares are recapitalized being referred to as the conversion ratio); and (d) with respect to outstanding options and warrants to purchase Ordinary Shares, the number of Ordinary Shares issuable upon exercise of such security will be multiplied by the conversion ratio and the exercise price of such security will be multiplied by the conversion ratio. The Business Combination Agreement does not provide for any purchase price adjustments (other with respect to ITAC transaction expenses above $7,000, as described above, for which there is no post-closing adjustment). No fractional of the Company’s Ordinary Shares shall be issued to holders of Ordinary Shares, fractional shares shall be rounded to the next higher integral number of Ordinary Shares.

Immediately prior to the Effective Time, but after the recapitalization, subject to the next sentence, the PIPE Investors will purchase 10,000,000 shares of ITAC Class A Common Stock at a purchase price of $10.00 per share, for a total of $100,000 pursuant to the PIPE subscription agreements. Notwithstanding the forgoing, pursuant to the PIPE Subscription Agreements, the Company has the right to issue to the PIPE investors a total of 10,000,000 Ordinary Shares after the completion of the recapitalization, in which event ITAC shall no longer have an obligation to sell ITAC Class A Common Stock to the PIPE investors and the PIPE investors shall have no right to purchase ITAC Class A Common Stock from ITAC. For the avoidance of doubt, the PIPE investors shall not participate in the recapitalization.

Following the consummation of the recapitalization, Autobot MergerSub Inc. shall, at the Effective Time, be merged with and into ITAC, which shall continue as a wholly-owned subsidiary of the Company, and in connection therewith, (a) each share of ITAC Common Stock issued and outstanding immediately prior to the Effective Time, including shares of ITAC Class A Stock, if any, issued in a PIPE investment

ARBE ROBOTICS LTD. AND ITS SUBSIDIARY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share and per share data)

NOTE 15:-    SUBSEQUENT EVENTS (AUDITED) (cont.)

to be consummated immediately prior to the Effective Time, be cancelled, in exchange for the right of the holder thereof to receive an equal number of the Company’s Ordinary Shares, and (b) each ITAC warrant will be exchanged for the right to receive the Company’s warrant to purchase the same number of the Company’s Ordinary Shares at the same exercise price during the same exercise period as the ITAC warrant being exchanged.

As a result of the recapitalization, each continuing warrant and each outstanding Option shall become a warrant or an option to purchase such number of Ordinary Shares, in each instance determined by (i) multiplying the number of Ordinary Shares issuable upon such exercise of such security by the conversion ratio and (ii) dividing the exercise price of such security by the conversion ratio. All fractional Ordinary Shares shall be rounded to the next higher integral number of Ordinary Shares, and the adjusted purchase price or exercise price shall be computed to two decimal places.

Upon closing of the Business Combination Agreement, the new public company will adopt amended and restated articles of association to align such organizational documents with organizational documents consistent with those of a publicly-held company and will become a publicly-traded company.

NOTE 16:-    SUBSEQUENT EVENTS (UNAUDITED)

a.      In August 2021, the Board of the Company approved and adopt the Arbe Robotics Ltd. 2021 Equity Incentive Plan (the “Equity Plan”) including the terms and conditions of the Equity Plan, to become effective at and subject to the closing of the merger with ITAC.

b.      On August 16, 2021, Arbe and its wholly-owned U.S. subsidiary, Arbe Robotics US, Inc., entered into a debenture agreement with Scintilla Fund L.P. (“Scintilla”) pursuant to which, over a certain period Arbe can withdraw a term loan up to a total amount to $10.0 million.

In August 2021, Arbe borrowed the first tranche of $5.0 million, part of which was used to prepay all outstanding loans. An additional tranche can be borrowed within 90 days from the initial disbursement.

The loans mature on July 1, 2022 and bear interest of 10% per annum. Arbe paid a $250,000 facility arrangement fee at the initial closing and is obligated to pay a fee equal to 4% of the amount borrowed when the note is paid.

The loans are secured by a pledge of all of the assets of the Company and contain affirmative, negative and financial covenants. Affirmative covenants include, among other things, the delivery of financial and other information. Negative covenants include, among other things, limitations on asset sales, mergers and acquisitions, indebtedness, liens, investments and transactions with affiliates. The Company was in compliance with all its financial covenants under the agreement.

c.      The Business Combination with ITAC was consummated on October 7, 2021 with ITAC becoming a wholly-owned subsidiary of the Company, and the securityholders of ITAC becoming securityholders of the Company.

Total gross proceeds resulted from the Business Combination were approximately $118,288 out of which total transaction costs amounted to approximately $19,447. The total gross proceeds include the $100,000 from the sale of 10,000,000 ordinary shares to PIPE investors at $10.00 per share.

ARBE ROBOTICS LTD. AND ITS SUBSIDIARY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share and per share data)

NOTE 16:-    SUBSEQUENT EVENTS (UNAUDITED) (cont.)

Pursuant to the Merger, Arbe issued to ITAC securityholders (a) 3,866,842 ordinary shares to the holders of ITAC common stock and (b) 10,735,680 Arbe warrants to the holders of ITAC warrants, of which 7,623,600 warrants are public warrants and 3,112,080 warrants are private warrants.

Pursuant to the Business Combination Agreement, immediately prior to the Effective Time, Arbe affected the Recapitalization pursuant to which (a) each Exercising Arbe Warrants to purchase Arbe Ordinary Shares or Arbe Preferred Shares was exercised in accordance with their respective terms; (b) immediately following such exercise, each outstanding Arbe Preferred Share was converted into Arbe Ordinary Shares in accordance with the Existing Arbe Articles and (c) immediately following such conversion, but for the avoidance of doubt prior to the Effective Time, pursuant to the Recapitalization, the Company effected a 46.25783-for-one stock split and par value of the ordinary shares was changed from NIS 0.01 per share to NIS 0.000216 per share.

INDUSTRIAL TECH ACQUISITIONS, INC.
CONDENSED BALANCE SHEETS

	June 30, 2021	December 31, 2020
Assets
Cash	$105,682	$406,381
Prepaid assets	60,123	110,466
Total current assets	165,805	516,847
Marketable securities held in Trust Account	77,007,185	77,000,788
Total Assets	$77,172,990	$77,517,635

Liabilities and Stockholders’ Equity
Accounts payable	$46,402	$109,432
Due to related party	1,816	1,816
Working Capital Loans	100,000	—
Total current liabilities	148,218	111,248
Warrant liability	12,921,622	13,391,430
Deferred underwriters’ discount	2,668,260	2,668,260
Total liabilities	15,738,100	16,170,938

Commitments
Class A common stock subject to possible redemption, 7,623,600 and 5,578,881 shares at redemption value, respectively	77,007,185	56,346,693

Stockholders’ Equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A common stock, $0.0001 par value; 100,000,000 shares authorized; 151,236 and 2,195,955 shares issued and outstanding (excluding 7,623,600 and 5,578,881 shares subject to possible redemption), respectively	15	220
Class B common stock, $0.0001 par value; 20,000,000 shares authorized; 1,905,900 shares issued and outstanding	191	191
Additional paid-in capital	24,794	7,256,247
Accumulated deficit	(15,597,295)	(2,256,654)
Total stockholders’ equity (deficit)	(15,572,295)	5,000,004
Total Liabilities and Stockholders’ Equity (Deficit)	$77,172,990	$77,517,635

The accompanying notes are an integral part of these unaudited condensed financial statements.

INDUSTRIAL TECH ACQUISITIONS, INC.
UNAUDITED CONDENSED STATEMENTS OF OPERATIONS

	Three months ended June 30, 2021	Six months ended June 30, 2021	For the period from June 2, 2020 (inception) through June 30, 2020
Operating costs	$287,860	$388,184	$1,816
Loss from operations	(287,860)	(388,184)	(1,816)
Other income
Bank interest income	28	172	—
Trust interest income	2,794	6,397	—
Unrealized gain on change in fair value of warrants	1,949,504	469,808	—
Total other income	1,952,326	476,377	—
Net income (loss)	$1,664,466	$88,193	$(1,816)
Basic and diluted weighted average shares outstanding, common stock subject to redemption (Note 2)	7,623,600	7,623,600	—
Basic and diluted net income per Class A common stock (Note 2)	$0.00	$0.00	$—
Basic and diluted weighted average shares outstanding, common stock (Note 2)	2,057,136	2,057,136	1,875,000 (1)
Basic and diluted net income (loss) per common stock (Note 2)	$0.81	$0.04	$(0.00)

____________

(1)      Excludes up to 281,250 shares subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters (see Note 5).

The accompanying notes are an integral part of these unaudited condensed financial statements.

INDUSTRIAL TECH ACQUISITIONS, INC.
UNAUDITED CONDENSED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT) FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2021

	Class A Common Stock		Class B Common Stock		Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Equity (Deficit)
	Shares	Amount	Shares	Amount
Balance as of December 31, 2020	2,195,955	$220	1,905,900	$191	$7,256,247	$(2,256,654)	$5,000,004
Change in Class A common stock subject to possible redemption	(2,044,719)	(205)	—	—	(7,231,453)	(13,426,040)	(20,657,698)
Net loss	—	—	—	—	—	(1,576,273)	(1,576,273)
Balance as of March 31, 2021	151,236	$15	1,905,900	$191	$24,794	$(17,258,967)	$(17,233,967)
Change in Class A common stock subject to possible redemption	—	—	—	—	—	(2,794)	(2,794)
Net income	—	—	—	—	—	1,664,466	1,664,466
Balance as of June 30, 2021	151,236	$15	1,905,900	$191	$24,794	$(15,597,295)	$(15,572,295)

The accompanying notes are an integral part of these unaudited condensed financial statements.

INDUSTRIAL TECH ACQUISITIONS, INC.
UNAUDITED CONDENSED STATEMENT OF CHANGES IN STOCKHOLDER’S EQUITY
FOR THE PERIOD FROM JUNE 2, 2020 (INCEPTION) THROUGH JUNE 30, 2020

	Class A Common Stock		Class B Common Stock		Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Equity (Deficit)
	Shares	Amount	Shares(1)	Amount
Balance as of June 2, 2020 (inception)	—	$—	—	$—	$—	$—	$—
Class B common stock issued to Sponsor	—	—	2,156,250	216	24,784	—	25,000
Net loss	—	—	—	—	—	(1,816)	(1,816)
Balance as of June 30, 2020	—	$—	2,156,250	$216	$24,784	$(1,816)	$(23,184)

____________

(1)      Includes up to 281,250 shares subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters (see Note 5).

The accompanying notes are an integral part of these unaudited condensed financial statements.

INDUSTRIAL TECH ACQUISITIONS, INC.
UNAUDITED CONDENSED STATEMENTS OF CASH FLOWS

	Six months ended June 30, 2021	For the period from June 2, 2020 (inception) through June 30, 2020
Cash Flows from Operating Activities:
Net income (loss)	$88,193	$(1,816)
Adjustments to reconcile net loss to net cash used in operating activities:
Interest earned on marketable securities held in Trust Account	(6,397)	—
Unrealized gain on change in fair value of warrants	(469,808)	—
Formation costs paid by related parties	—	1,816
Changes in current assets and current liabilities:
Prepaid assets	50,343	—
Deferred offering costs	—	(71,390)
Accounts payable	(63,030)	—
Net cash used in operating activities	(400,699)	(71,390)

Cash Flow from Financing Activity:
Proceeds from issuance of founder shares	—	25,000
Proceeds from issuance of promissory note to related party	—	50,000
Proceeds from Working Capital Loans	100,000	—
Net cash provided by financing activities	100,000	75,000

Net Change in Cash	(300,699)	3,610
Cash – Beginning	406,381	—
Cash – Ending	$105,682	$3,610

The accompanying notes are an integral part of these unaudited condensed financial statements.

INDUSTRIAL TECH ACQUISITIONS, INC.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 1 — Organization and Business Operations

Organization and General

Industrial Tech Acquisitions, Inc. is a newly organized blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (“Business Combination”). The Company is an “emerging growth company”, as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). The Company’s efforts to identify a prospective target business will not be limited to a particular industry or geographic location.

The Company has selected December 31 as its fiscal year end.

As of June 30, 2021, the Company had not yet commenced any operations. All activity for the period from June 2, 2020 (inception) through June 30, 2021 relates to the Company’s formation and the Initial Public Offering (“IPO”) described below, and, since the closing of the IPO, the search for a prospective initial Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the IPO and will recognize changes in the fair value of warrant liability as other income (expense).

Financing

The registration statement for the Company’s IPO was declared effective on September 8, 2020 (the “Effective Date”).

On September 11, 2020, the Company consummated the IPO of 7,500,000 units (the “Units” and, with respect to the shares of Class A common stock included in the Units sold, the “Public Shares”), at $10.00 per Unit, generating gross proceeds of $75,000,000, which is described in Note 4.

Simultaneously with the closing of the IPO, the Company consummated the sale of 3,075,000 warrants (the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in a private placement to Industrial Tech Partners, LLC, a Delaware limited liability company (the “Sponsor”), generating gross proceeds of $3,075,000, which is described in Note 5.

On October 13, 2020, the Company consummated the sale of an additional 123,600 Units (the “Over-allotment Units”) that were subject to the underwriters’ over-allotment option at $10.00 per Unit, generating gross proceeds of $1,236,000. In connection with the closing of the purchase of the Over-allotment Units, the Company sold an additional 37,080 Private Placement Warrants to the Sponsor at a price of $1.00 per Private Placement Warrant, generating gross proceeds of $37,080. Following the closing of the over-allotment option, additional $1,248,360 has been placed in the Company’s Trust Account (defined as below) established in connection with the IPO.

Transaction costs amounted to $4,729,424 consisting of $1,149,720 of underwriting fee, $2,668,260 of deferred underwriting fee, the fair value of the option granted to the underwriters of $390,000, the fair value of the shares issued to the underwriters of $2,016 deemed as underwriters’ compensation, and $519,428 of other offering costs.

Trust Account

Following the closing of the IPO on September 11, 2020 and the sale of Over-allotment Units on October 13, 2020, an amount of $76,998,360 ($10.10 per Unit) from the net proceeds of the sale of the Units in the IPO, the sale of the Private Placement Warrants, and the sale of Over-allotment Units was placed in a trust account (“Trust Account”) which will be invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company.

INDUSTRIAL TECH ACQUISITIONS, INC.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 1 — Organization and Business Operations (cont.)

Except with respect to interest earned on the funds held in the Trust Account that may be released to the Company to pay its franchise and income tax obligations (less up to $50,000 of interest to pay dissolution expenses), the proceeds will not be released from the Trust Account until the earliest of (a) the completion of the Company’s initial Business Combination, (b) the redemption of any public shares properly submitted in connection with a stockholder vote to amend the Company’s amended and restated certificate of incorporation, and (c) the redemption of the Company’s public shares if the Company is unable to complete the initial Business Combination within 15 months from the closing of the IPO (or up to 21 months from the closing of the IPO if the Company extends the period of time to consummate a Business Combination), subject to applicable law. The proceeds deposited in the Trust Account could become subject to the claims of the Company’s creditors, if any, which could have priority over the claims of the Company’s public stockholders.

Initial Business Combination

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the IPO, the sale of the Over-allotment Units and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The Company’s Business Combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account at the time of the signing an agreement to enter into a Business Combination. However, the Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to successfully effect a Business Combination.

The Company will provide its public stockholders with the opportunity to redeem all or a portion of their public shares upon the completion of the initial Business Combination either (i) in connection with a stockholder meeting called to approve the initial Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a proposed initial Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The stockholders will be entitled to redeem their shares for a pro rata portion of the amount then on deposit in the Trust Account (initially approximately $10.10 per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). The shares of common stock subject to redemption will be recorded at a redemption value and classified as temporary equity upon the completion of the IPO, in accordance with Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” In such case, the Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the issued and outstanding shares voted are voted in favor of the Business Combination.

The Company will have 15 months from the closing of the IPO (or up to 21 months from the closing of the IPO if the Company extends the period of time to consummate a Business Combination) to consummate a Business Combination (the “Combination Period”). However, if the Company is unable to complete a Business Combination within the Combination Period, the Company will redeem 100% of the outstanding public shares for a pro rata portion of the funds held in the Trust Account, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its franchise and income taxes, divided by the number of then outstanding public shares, subject to applicable law and as further described in registration statement, and then seek to dissolve and liquidate.

The Sponsor, officers and directors have agreed to (i) waive their redemption rights with respect to their founder shares and public shares in connection with the completion of the initial Business Combination, (ii) waive their redemption rights with respect to their founder shares and public shares in connection with a stockholder vote to

INDUSTRIAL TECH ACQUISITIONS, INC.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 1 — Organization and Business Operations (cont.)

approve an amendment to the Company’s amended and restated certificate of incorporation, and (iii) waive their rights to liquidating distributions from the Trust Account with respect to their founder shares if the Company fails to complete the initial Business Combination within the Combination Period.

On October 30, 2020, the holders of Units may elect to separately trade the shares of Class A common stock and warrants included in the Units. The Units not separated will continue to trade on the NASDAQ Capital Market under the symbol “ITACU.” Shares of Class A common stock and the warrants are expected to trade on the NASDAQ Capital Market under the symbols “ITAC” and “ITACW,” respectively.

Liquidation

The Sponsor, officers and directors have agreed to waive their rights to liquidating distributions from the Trust Account with respect to their founder shares if the Company fails to complete the initial Business Combination within the Combination Period. In the event of such distribution, the Company’s Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.10 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.10 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except for the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Liquidity

As of June 30, 2021, the Company had cash outside the Trust Account of $105,682 available for working capital needs. All remaining cash held in the Trust Account is generally unavailable for the Company’s use, prior to an initial Business Combination, and is restricted for use either in a Business Combination or to redeem common stock. As of June 30, 2021, none of the amount in the Trust Account was available to be withdrawn as described above.

Through June 30, 2021, the Company’s liquidity needs were satisfied through receipt of $25,000 from the sale of the founder shares, advances from the Sponsor in an aggregate amount of $175,000 which were repaid upon the IPO (as described in Note 5), the remaining net proceeds from the IPO, the sale of the Over-allotment Units and the sale of Private Placement Warrants (as described in Note 3 and 4), and the proceeds from the Working Capital Loans of $100,000 (as described below).

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). Such Working Capital Loans would be convertible into private placement-equivalent warrants at a price of $1.00 per warrant (which, for example, would result in the holders being issued 1,500,000 warrants if $1,500,000 of notes were so converted), at the option of the lender. Such warrants would be identical to the Private Placement Warrants, including as to exercise price, exercisability and exercise period. As of June 30, 2021, $100,000 of the Working Capital Loans was outstanding.

INDUSTRIAL TECH ACQUISITIONS, INC.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 1 — Organization and Business Operations (cont.)

On June 3, 2021, the Company issued a convertible promissory note to the Sponsor, pursuant to which the Sponsor agreed to loan to the Company up to $250,000. The convertible promissory note is non-interest bearing and payable on the date on which the Company consummates a Business Combination. The unpaid principal amount under the convertible promissory note (up to $250,000) may be converted at the option of the Sponsor into warrants to purchase shares of Class A common stock at a price of $1.00 per warrant upon the consummation of a Business Combination. The warrants would be identical to the Private Placement Warrants. As of June 30, 2021, the outstanding balance under the convertible promissory note was $100,000. The Sponsor irrevocably waived the conversion feature of such convertible promissory note, and it will be repaid in cash at the closing of the Business Combination.

Based on the foregoing, management believes that the Company has sufficient liquidity to meet its anticipated obligations until the earlier of the consummation of the initial Business Combination or liquidation.

Note 2 — Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited condensed financial statements of the Company are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America and pursuant to the rules and regulations of the SEC, and reflect all adjustments, consisting only of normal recurring adjustments, which are, in the opinion of management, necessary for the fair presentation of the financial position as of June 30, 2021 and the results of operations and cash flows for the period presented and should be read in conjunction with the Company’s prospectus for its Initial Public Offering as filed with the SEC on September 10, 2020. The interim results for the three and six months ended June 30, 2021 are not necessarily indicative of the results to be expected for the year ending December 31, 2021 or for any future periods.

Emerging Growth Company Status

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, (the “Securities Act”), as modified by the Jumpstart our Business Startups Act of 2012, (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

INDUSTRIAL TECH ACQUISITIONS, INC.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies (cont.)

Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of June 30, 2021 and December 31, 2020.

Marketable Securities Held in Trust Account

At June 30, 2021 and December 31, 2020, the assets held in the Trust Account were held in treasury funds.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. As of June 30, 2021 and December 31, 2020, the Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Common Stock Subject to Possible Redemption

The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Class A common stock subject to mandatory redemption (if any) are classified as a liability instrument and are measured at fair value. Conditionally redeemable common stock (including common stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s common stock feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, as of June 30, 2021 and December 31, 2020, 7,623,600 and 5,578,881 shares of Class A common stock subject to possible redemption, respectively, are presented at redemption value as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheets.

Net Income (Loss) Per Common Stock

The Company’s statements of operations include a presentation of income (loss) per share for common stock subject to possible redemption in a manner similar to the two-class method of income (loss) per share. Net income (loss) per share is computed by dividing net income (loss) by the weighted-average number of common stock outstanding during the period. An aggregate of 7,623,600 Class A common stock subject to possible redemption at June 30, 2021 was excluded from the calculation of basic income per share of common stock since such shares, if redeemed, only participate in their pro rata share of the Trust Account earnings. At June 30, 2020, weighted average shares were reduced for the effect of an aggregate of 281,250 shares that are subject to forfeiture if the over-allotment option is not exercised by the underwriters (see Note 5). The Company has not considered the effect of the warrants sold in the IPO

INDUSTRIAL TECH ACQUISITIONS, INC.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies (cont.)

and Private Placement to purchase an aggregate of 10,938,976 shares of the Company’s Class A common stock in the calculation of diluted income (loss) per share, since they are not yet exercisable. Below is a reconciliation of the net income (loss) per common stock:

	For the Three Months Ended June 30, 2021	For the Six Months Ended June 30, 2021	For the Period from June 2, 2020 (Inception) through June 30, 2020
Redeemable Class A Common Stock
Numerator: Earnings allocable to Redeemable Class A Common Stock
Interest income on marketable securities held in Trust Account	$2,794	$6,397	$—
Net earnings	$2,794	$6,397	$—
Denominator: Weighted average Redeemable Class A Common Stock
Basic and diluted weighted average shares outstanding, Redeemable Class A Common Stock	7,623,600	7,623,600	—
Basic and diluted net earnings per share, Redeemable Class A Common Stock	$0.00	$0.00	$—

Non-Redeemable Common Stock
Numerator: Net income (loss) minus net earnings
Net income (loss)	$1,664,466	$88,193	$(1,816)
Net earnings attributable to Redeemable Class A Common Stock	(2,794)	(6,397)	—
Non-redeemable net income (loss)	$1,661,672	$81,796	$(1,816)
Denominator: Weighted average Non-Redeemable Common Stock
Basic and diluted weighted average shares outstanding, Non-Redeemable Common Stock	2,057,136	2,057,136	1,875,000
Basic and diluted net income (loss) per share, Non-Redeemable Common Stock	$0.81	$0.04	$(0.00)

Offering Costs

The Company complies with the requirements of the ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A - “Expenses of Offering”. Offering costs consist principally of professional and registration fees incurred through the balance sheet date that were related to the IPO. Offering costs were allocated to the separable financial instruments issued in the IPO based on a relative fair value basis compared to total proceeds received. Offering costs associated with warrant liabilities were expensed, and offering costs associated with the Class A common stock were charged to the stockholders’ equity.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under the FASB ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the balance sheet.

INDUSTRIAL TECH ACQUISITIONS, INC.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies (cont.)

Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. US GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•        Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•        Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•        Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

The fair value of Private Placement Warrants is based on a valuation model utilizing management judgment and pricing inputs from observable and unobservable markets with less volume and transaction frequency than active markets. Significant deviations from these estimates and inputs could result in a material change in fair value. The fair value of the Private Placement Warrants is classified as Level 3. See Note 6 for additional information on assets and liabilities measured at fair value.

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging”. Derivative instruments are recorded at fair value on the grant date and re-valued at each reporting date, with changes in the fair value reported in the statements of operations. Derivative assets and liabilities are classified on the balance sheet as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date. The Company has determined that both the Public Warrants and Private Placement Warrants are derivative instruments (See Note 3 and Note 4).

Income Taxes

The Company accounts for income taxes under ASC 740 Income Taxes (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim period, disclosure and transition.

INDUSTRIAL TECH ACQUISITIONS, INC.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies (cont.)

The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of June 30, 2021 and December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company may be subject to potential examination by federal and state taxing authorities in the areas of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal and state tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic on the Company’s financial statements and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of operations and/or search for a target company, the specific impact is not readily determinable as of the date of the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

Note 3 — Initial Public Offering

Pursuant to the IPO on September 11, 2020, the Company sold 7,500,000 Units, at a purchase price of $10.00 per Unit. Each Unit consists of one share of Class A common stock, and one warrant to purchase one share of Class A common stock. Each warrant will entitle the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment. Each warrant will become exercisable on the later of 30 days after the completion of the initial Business Combination or 12 months from the closing of the IPO and will expire five years after the completion of the initial Business Combination, or earlier upon redemption or liquidation.

Warrants

Each warrant entitles the holder thereof to purchase one share of the Company’s Class A common stock at a price of $11.50 per share, subject to adjustment as discussed herein. In addition, if (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of its initial Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Company’s sponsor or its affiliates, without taking into account any founder shares held by the Company’s sponsor or its affiliates, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates the initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described below under “Redemption of warrants” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

INDUSTRIAL TECH ACQUISITIONS, INC.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 3 — Initial Public Offering (cont.)

The warrants will become exercisable on the later of 15 months from the closing of the IPO (or up to 21 months from the closing of the IPO if the Company extends the period of time to consummate a Business Combination) or 30 days after the completion of its initial Business Combination, and will expire five years after the completion of the Company’s initial Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any shares of Class A common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of Class A common stock underlying the warrants is then effective and a prospectus is current. No warrant will be exercisable and the Company will not be obligated to issue shares of Class A common stock upon exercise of a warrant unless Class A common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In no event will the Company be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the share of Class A common stock underlying such unit.

Once the warrants become exercisable, the Company may call the warrants for redemption (excluding the Private Placement Warrants but including any outstanding warrants issued upon exercise of the unit purchase option issued to the representative and/or its designees):

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and

•        if, and only if, the reported last sale price of the Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three business days before the Company sends the notice of redemption to the warrant holders.

If the Company calls the warrants for redemption as described above, the management will have the option to require any holder that wishes to exercise its warrant to do so on a “cashless basis.” If the management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of shares of Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants.

The exercise price and number of shares of common stock issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend or the Company’s recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of shares of common stock at a price below their respective exercise prices.

Note 4 — Private Placement

Simultaneously with the closing of the IPO, the Company consummated the Private Placement with the Company’s Sponsor purchasing an aggregate of 3,075,000 warrants at a price of $1.00 per warrant, for an aggregate purchase price of $3,075,000. The proceeds from the sale of the Private Placement Warrants were added to the proceeds from the IPO held in the Trust Account. The Private Placement Warrants are identical to the warrants sold in the IPO except that the Private Placement Warrants, so long as they are held by the Sponsor or their permitted transferees, (i) will not be redeemable by the Company, (ii) may not (including the Class A common stock issuable upon exercise of these

INDUSTRIAL TECH ACQUISITIONS, INC.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 4 — Private Placement (cont.)

warrants), subject to certain limited exceptions, be transferred, assigned or sold by the holders until 30 days after the completion of the Company’s initial Business Combination, (iii) may be exercised by the holders on a cashless basis and (iv) will be entitled to registration rights.

The Private Placement Warrants will be non-redeemable and exercisable on a cashless basis so long as they are held by the Sponsor, the underwriters or their permitted transferees. If the Private Placement Warrants are held by holders other than the Sponsor, the underwriters or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by the holders on the same basis as the warrants included in the Units being sold in the IPO. In addition, for as long as the Private Placement Warrants are held by the underwriters or their designees or affiliates, they may not be exercised after five years from the Effective Date.

Note 5 — Related Party Transactions

Promissory Note — Related Party

On June 24, 2020, the Company issued an unsecured promissory note to the Sponsor, pursuant to which the Company may borrow up to an aggregate principal amount of $300,000 to be used for a portion of the expenses of the IPO. This loan is non-interest bearing, unsecured and due at the earlier of December 31, 2020 or the closing of the IPO. The loan would be repaid upon the closing of the IPO out of the offering proceeds not held in the Trust Account. On September 11, 2020, the Company had drawn down $175,000 under the promissory note with the Sponsor to pay for offering expenses. On September 14, 2020, the Company repaid $175,000 to the Sponsor.

Due to Related Parties

As of June 30, 2021 and December 31, 2020, related parties paid an aggregate of $1,816 on behalf of the Company to pay for formation costs.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). Such Working Capital Loans would be convertible into private placement-equivalent warrants at a price of $1.00 per warrant (which, for example, would result in the holders being issued 1,500,000 warrants if $1,500,000 of notes were so converted), at the option of the lender. Such warrants would be identical to the Private Placement Warrants, including as to exercise price, exercisability and exercise period. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans.

On June 3, 2021, the Company issued a convertible promissory note to the Sponsor, pursuant to which the Sponsor agreed to loan to the Company up to $250,000. The convertible promissory note is non-interest bearing and payable on the date on which the Company consummates a Business Combination. The unpaid principal amount under the convertible promissory note (up to $250,000) may be converted at the option of the Sponsor into warrants to purchase shares of Class A common stock at a price of $1.00 per warrant upon the consummation of a Business Combination. The warrants would be identical to the Private Placement Warrants. As of June 30, 2021, the outstanding balance under the Working Capital Loans was $100,000. The Sponsor irrevocably waived the conversion feature of such convertible promissory note, and it will be repaid in cash at the closing of the Business Combination.

Related Party Extension Loans

The Company will have until 15 months from the closing of the IPO to consummate an initial Business Combination. However, if the Company anticipates that it may not be able to consummate its initial Business Combination within 15 months, the Company may extend the period of time to consummate a Business Combination up to two times,

INDUSTRIAL TECH ACQUISITIONS, INC.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 5 — Related Party Transactions (cont.)

each by an additional three months (for a total of up to 21 months to complete a Business Combination). In order to extend the time available for the Company to consummate its initial Business Combination, the Company’s Sponsor or its affiliates or designees, upon five days advance notice prior to the applicable deadline, must deposit into the Trust Account $750,000, or up to $862,500 if the underwriters’ over-allotment option is exercised in full ($0.10 per share in either case) on or prior to the date of the applicable deadline, for each three month extension (up to an aggregate of $1,500,000 (or up to $1,725,000 if the underwriters’ over-allotment option is exercised in full), or $0.20 per share, if the Company extends for the full six months). Any such payments would be made in the form of a loan. Any such loans will be non-interest bearing and payable upon the consummation of the Company’s initial Business Combination. If the Company completes its initial Business Combination, the Company would repay such loaned amounts out of the proceeds of the Trust Account released to the Company. If the Company does not complete a Business Combination, the Company will not repay such loans. Furthermore, the letter agreement with the Company’s initial stockholders contains a provision pursuant to which he Sponsor has agreed to waive its right to be repaid for such loans out of the funds held in the Trust Account in the event that the Company does not complete a Business Combination. The Sponsor and its affiliates or designees are not obligated to fund the Trust Account to extend the time for the Company to complete its initial Business Combination.

Founder Shares

On June 24, 2020, the Company issued 1,725,000 shares of Class B common stock to the Sponsor for $25,000 in cash, or approximately $0.014 per share, in connection with formation. On August 13, 2020, the Company effected a 0.25 for 1 stock dividend for each share of Class B common stock outstanding, resulting in the sponsor holding an aggregate of 2,156,250 founder shares (up to 281,250 shares of which are subject to forfeiture depending on the extent to which the underwriters’ over-allotment option is exercised). On October 13, 2020, 250,350 founder shares were forfeited.

The Sponsor has agreed not to transfer, assign or sell its founder shares until the earlier of (i) one year after the date of the consummation of the Company’s initial Business Combination or (ii) the date on which the closing price of the Company’s shares of Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing 150 days after the Company’s initial Business Combination. Notwithstanding the foregoing, if, subsequent to the Company’s initial Business Combination, the Company consummates a liquidation, merger, stock exchange or other similar transaction which results in all of its stockholders having the right to exchange their shares of Class A common stock for cash, securities or other property.

Administrative Support Agreement

Commencing on September 8, 2020, the Company has agreed to pay the Sponsor a total of $10,000 per month for office space, utilities, secretarial and administrative support services. For the six months ended June 30, 2021, the Company incurred $60,000 of administrative services under this arrangement. Upon completion of the initial Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees.

INDUSTRIAL TECH ACQUISITIONS, INC.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 6 — Recurring Fair Value Measurements

The following table presents information about the Company’s assets and liabilities that were measured at fair value on a recurring basis as of June 30, 2021, and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value.

	June 30, 2021	Quoted Prices In Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
U.S. Money Market held in Trust Account	$77,007,185	$77,007,185	$—	$—
	$77,007,185	$77,007,185	$—	$—
Liabilities:
Warrant Liability	$12,921,622	$8,385,960	$—	$4,535,662
	$12,921,622	$8,385,960	$—	$4,535,662

The following table presents information about the Company’s assets and liabilities that were measured at fair value on a recurring basis as of December 31, 2020, and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value.

	December 31, 2020	Quoted Prices In Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
U.S. Money Market held in Trust Account	$77,000,788	$77,000,788	$—	$—
	$77,000,788	$77,000,788	$—	$—
Liabilities:
Warrant Liability	$13,391,430	$—	$—	$13,391,430
	$13,391,430	$—	$—	$13,391,430

The following table sets forth a summary of the changes in the fair value of the warrant liability (Level 3) for the six months ended June 30, 2021:

Warrant Liability
Fair value as of December 31, 2020	$13,391,430
Transfer out to Level 1 from Level 3	(8,385,960)
Revaluation of warrant liability included in other income within the statement of operations for the six months ended June 30, 2021	(469,808)
Fair value as of June 30, 2021	$4,535,662

Note 7 — Commitments

Registration Rights

The holders of the founder shares, Private Placement Warrants, shares of Class A common stock underlying the Private Placement Warrants, securities underlying the unit purchase option, and securities that may be issued upon conversion of Working Capital Loans will be entitled to registration rights pursuant to a registration rights agreement signed on September 8, 2020. These holders will be entitled to make up to three demands, excluding short form registration demands, that the Company registers such securities for sale under the Securities Act. In addition, these holders will

INDUSTRIAL TECH ACQUISITIONS, INC.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 7 — Commitments (cont.)

have “piggy-back” registration rights to include their securities in other registration statements filed by the Company. Notwithstanding the foregoing, the underwriters may not exercise their demand and “piggyback” registration rights after five and seven years, respectively, after the Effective Date and may not exercise their demand rights on more than one occasion.

Underwriters Agreement

The underwriters have a 45-day option beginning September 11, 2020 to purchase up to an additional 1,125,000 units to cover over-allotments, if any.

On September 11, 2020, the underwriters were paid a cash underwriting fee of 1.5% of the gross proceeds of the Initial Public Offering, or $1,125,000 (or up to $1,350,000 if the underwriters’ over-allotment is exercised in full). Additionally, the underwriters will be entitled to a deferred underwriting fee of 3.5% of the gross proceeds of the Initial Public Offering, or $2,625,000 (or up to $3,018,750 if the underwriters’ over-allotment is exercised in full), upon the completion of the Company’s initial Business Combination.

On October 13, 2020, the Company consummated the sale of an additional 123,600 Over-allotment Units that were subject to the underwriters’ over-allotment option at $10.00 per Unit, generating gross proceeds of $1,236,000. In connection with the closing of the purchase of the Over-allotment Units, the Company sold an additional 37,080 Private Placement Warrants to the Sponsor at a price of $1.00 per Private Placement Warrant, generating gross proceeds of $37,080. Following the closing of the over-allotment option, additional $1,248,360 has been placed in the Company’s Trust Account (defined as below) established in connection with the IPO. On October 13, 2020, 250,350 founder shares were forfeited.

As of June 30, 2021 and December 31, 2020, the total amount of deferred underwriting fee was $2,668,260.

Unit Purchase Option

The Company sold to Maxim Group LLC (“Maxim”), the representative of the underwriters (and/or its designees), for $100, an option to purchase up to a total of 200,000 units (or 230,000 units if the underwriters’ over-allotment option was exercised in full) exercisable, in whole or in part, at $11.50 per unit, commencing on the later of (i) the consummation of a Business Combination, or (ii) six months from September 11, 2020. The purchase option may be exercised for cash or on a cashless basis, at the holder’s option, and expires five years from the Effective Date. The Company accounted for the Unit Purchase Option, inclusive of the receipt of $100 cash payment, as an expense of the Initial Public Offering resulting in a charge directly to stockholders’ equity. The Company estimated the fair value of the unit purchase option is $390,000 (or $1.95 per Unit) using the Black-Scholes option-pricing model. The fair value of the unit purchase option to be granted to the underwriters is estimated as of the date of grant using the following assumptions: (1) expected volatility of 27.49%, (2) risk-free interest rate of 0.26% and (3) expected life of five years. The expected volatility was determined by the Company based on the historical volatilities of a set of comparative special purpose acquisition companies (“SPAC”), and the risk-fee interest rate was determined by reference to the U.S. Treasury yield curve in effect for time period equals to the expected life of the unit purchase option. The option and the 200,000 units (or 230,000 units if the underwriters’ over-allotment option is exercised in full), as well as the 200,000 shares of Class A common stock (or 230,000 shares if the underwriters’ over-allotment option is exercised in full), and the warrants to purchase 200,000 shares of Class A common stock (or 230,000 shares if the underwriters’ over-allotment option is exercised in full) that may be issued upon exercise of the option, have been deemed compensation by FINRA and are therefore subject to a lock-up for a period of 180 days immediately following the Effective Date or the commencement of sales in the IPO pursuant to Rule 5110(g)(1) of FINRA’s Rules, during which time the option may not be sold, transferred, assigned, pledged or hypothecated, or be subject of any hedging, short sale, derivative or put or call transaction that would result in the economic disposition of the securities. Additionally, the option may not be sold, transferred, assigned, pledged or hypothecated for a one-year period (including the foregoing 180-day period) following September 11, 2020 except to any underwriter and selected dealer participating in the offering and their bona fide officers or partners. The option grants to holders’ demand and “piggy-back” rights for periods of five and seven years, respectively, from the effective date of the registration

INDUSTRIAL TECH ACQUISITIONS, INC.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 7 — Commitments (cont.)

statement with respect to the registration under the Securities Act of the securities directly and indirectly issuable upon exercise of the option. The Company will bear all fees and expenses attendant to registering the securities, other than underwriting commissions which will be paid for by the holders themselves. The exercise price and number of units issuable upon exercise of the option may be adjusted in certain circumstances including in the event of a stock dividend, or the Company’s recapitalization, reorganization, merger or consolidation. However, the option will not be adjusted for issuances of shares of Class A common stock at a price below its exercise price. The Company will have no obligation to net cash settle the exercise of the purchase option or the warrants underlying the purchase option. The holder of the purchase option will not be entitled to exercise the purchase option or the warrants underlying the purchase option unless a registration statement covering the securities underlying the purchase option is effective or an exemption from registration is available. If the holder is unable to exercise the purchase option or underlying warrants, the purchase option or warrants, as applicable, will expire worthless.

Right of First Refusal

Subject to certain conditions, the Company will grant Maxim, for a period of 12 months after the date of the consummation of a Business Combination, a right of first refusal to act as lead underwriters or minimally as a co-manager, with at least 75% of the economics; or, in the case of a three-handed deal 50% of the economics, for any and all future public and private equity and debt offerings. In accordance with FINRA Rule 5110(f)(2)(E)(i), such right of first refusal shall not have a duration of more than three years from the effective date of the registration statement.

Representative’s Common Stock

On September 11, 2020, the Company issued to Maxim Partners LLC and/or its designees, 150,000 shares of Class A common stock (the “representative shares”). On October 13, 2020, the Company issued to Maxim Partners LLC and/or its designees additional 1,236 representative shares. The fair value of the representative shares was estimated to be $1.3 million and was treated as underwriters’ compensation and charged directly to stockholders’ equity.

Maxim has agreed not to transfer, assign or sell any such shares until the completion of the Company’s initial Business Combination. In addition, Maxim has agreed (i) to waive its redemption rights with respect to such shares in connection with the completion of the Company’s initial Business Combination and (ii) to waive its rights to liquidating distributions from the Trust Account with respect to such shares if the Company fails to complete its initial Business Combination within 15 months from the closing of the IPO (or up to 21 months from the closing of the IPO if the Company extends the period of time to consummate a Business Combination).

The shares have been deemed compensation by FINRA and are therefore subject to a lock-up for a period of 180 days immediately following the date of the effectiveness of the registration statement pursuant to Rule 5110(g)(1) of FINRA’s NASD Conduct Rules. Pursuant to FINRA Rule 5110(g)(1), these securities will not be the subject of any hedging, short sale, derivative, put or call transaction that would result in the economic disposition of the securities by any person for a period of 180 days immediately following the effective date of the registration statement, nor may they be sold, transferred, assigned, pledged or hypothecated for a period of 180 days immediately following the effective date of the registration statement except to any underwriter and selected dealer participating in the offering and their bona fide officers or partners.

Business Combination Agreement

On March 18, 2021, the Company entered into a Business Combination Agreement (the “Business Combination Agreement”) with Arbe Robotics Ltd., an Israeli company (“Arbe”), and Autobot MergerSub, Inc., a Delaware corporation and a wholly owned subsidiary of Arbe (“Merger Sub”). Pursuant to the Business Combination Agreement, at the closing (the “Closing”) of the transactions contemplated thereunder (collectively, the “Transaction”), (i) Merger Sub will merge with and into the Company, with the Company continuing as the surviving entity and a wholly owned subsidiary of Arbe (the “Merger”); (ii) the common stock of the Company (including Class A common stock and Class B common stock) will be converted into ordinary shares of Arbe (“Company Ordinary Shares”) on a one-for-one basis; (iii) warrants to purchase the Company’s common stock will be converted into warrants to purchase the same

INDUSTRIAL TECH ACQUISITIONS, INC.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 7 — Commitments (cont.)

number of Company Ordinary Shares at the same exercise price and for the same exercise period; (iv) the Company will become a wholly owned subsidiary of Arbe; and (v) the Company will change its corporate name to Autobot HoldCo, Inc., and will have a restated certificate of incorporation appropriate for a private corporation.

Simultaneously with the execution of the Business Combination Agreement, the Company and Arbe entered into subscription agreements (collectively, the “Subscription Agreements”) with certain investors (the “PIPE Investors”) for an aggregate of $100,000,000 for 10,000,000 shares of the Company’s Class A common stock, par value $0.0001 per share (or at Arbe’s sole election, Company Ordinary Shares (the “PIPE Shares”), at a price of $10.00 per share in a private placement to be consummated simultaneously with the closing of the Transaction (the “PIPE Investment”). The consummation of the transactions contemplated by the Subscription Agreements is conditioned on the concurrent Closing and other customary closing conditions. Among other things, each PIPE Investor agreed in the Subscription Agreement that it and its affiliates will not have any right, title, interest or claim of any kind in or to any monies in the Company’s Trust Account held for its public stockholders, and agreed not to, and waived any right to, make any claim against the Trust Account (including any distributions therefrom). In addition, Arbe granted certain customary resale registration rights to the PIPE Investors in the Subscription Agreements.

On June 28, 2021, the Company and Arbe entered into the First Amendment (the “Amendment”) to the Business Combination Agreement, pursuant to which, the parties agreed to extend the outside deadline by which their business combination must be completed from August 31, 2021 to October 31, 2021.

Note 8 — Stockholders’ Equity

Preferred Stock — The Company is authorized to issue a total of 1,000,000 preferred shares at par value of $0.0001 each. At June 30, 2021 and December 31, 2020, there were no shares of preferred shares issued or outstanding.

Class A Common Stock — The Company is authorized to issue a total of 100,000,000 shares of Class A common stock at par value of $0.0001 each. At June 30, 2021 and December 31, 2020, the Company has issued an aggregate of 151,236 and 2,195,955 shares of Class A common stock, excluding 7,623,600 and 5,578,881 shares of Class A common stock subject to possible redemption, respectively.

The Company determined the common stock subject to redemption to be equal to the amount of the marketable securities held in the Trust Account while also taking into consideration that a redemption cannot result in net tangible assets being less than $5,000,001. Upon considering the impact of the PIPE Investment and associated PIPE Subscription Agreements, it was concluded that the redemption value should include all the Public Shares resulting in the common stock subject to possible redemption being equal to $77,007,185 (approximately $10.10 per share). This resulted in a measurement adjustment to the initial carrying value of the common stock subject to redemption with the offset recorded to additional paid-in capital and accumulated deficit.

Class B Common Stock — The Company is authorized to issue a total of 20,000,000 shares of Class B common stock at par value of $0.0001 each. At June 24, 2020, the Company issued 1,725,000 shares of Class B common stock to its initial stockholder, Industrial Tech Partners, LLC, for $25,000, or approximately $0.014 per share. The founder shares include an aggregate of up to 225,000 shares subject to forfeiture if the over-allotment option is not exercised by the underwriters in full. On August 13, 2020, the Company effected a 0.25 for 1 stock dividend for each share of Class B common stock outstanding, resulting in the initial stockholder holding an aggregate of 2,156,250 shares of Class B common stock (up to 281,250 shares of which are subject to forfeiture depending on the extent to which the underwriters’ over-allotment option is exercised). On October 13, 2020, 250,350 founder shares were forfeited. As of June 30, 2021 and December 31, 2020, there were 1,905,900 shares of Class B common stock issued and outstanding.

The Company’s initial stockholders have agreed not to transfer, assign or sell any of their founder shares until the earlier of (i) one year after the date of the consummation of the Company’s initial Business Combination or (ii) the date on which the Company consummates a liquidation, merger, stock exchange or other similar transaction which results in all of the stockholders having the right to exchange their shares of Class A common stock for cash, securities

INDUSTRIAL TECH ACQUISITIONS, INC.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 8 — Stockholders’ Equity (cont.)

or other property. Any permitted transferees will be subject to the same restrictions and other agreements of the initial stockholders with respect to any founder shares. Notwithstanding the foregoing, if the closing price of the Company’s Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing 150 days after the Company’s initial Business Combination, the founder shares will no longer be subject to such transfer restrictions. Any permitted transferees will be subject to the same restrictions and other agreements of the Company’s initial stockholders with respect to any founder shares.

The shares of Class B common stock will automatically convert into shares of the Company’s Class A common stock at the time of its initial Business Combination on a one-for-one basis, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like, and subject to further adjustment as provided herein. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts offered in the IPO and related to the closing of the initial Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all shares of common stock outstanding upon the completion of the IPO (not including the shares of Class A common stock issuable to Maxim) plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with the initial Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in the initial Business Combination or any private placement-equivalent units issued to the Sponsor, its affiliates or certain of officers and directors upon conversion of Working Capital Loans made to the Company).

Holders of the Class A common stock and holders of the Class B common stock will vote together as a single class on all matters submitted to a vote of the Company’s stockholders, with each share of common stock entitling the holder to one vote.

Note 9 — Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of
Industrial Tech Acquisitions, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Industrial Tech Acquisitions, Inc. (the “Company”) as of December 31, 2020, the related statements of operations, changes in stockholders’ equity and cash flows for the period from June 2, 2020 (inception) through December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020, and the results of its operations and its cash flows for the period from June 2, 2020 (inception) through December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Restatement of the 2020 Financial Statements

As discussed in Note 2 to the financial statements, the accompanying financial statements as of December 31, 2020 and for the period from June 2, 2020 (inception) through December 31, 2020, have been restated.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Marcum llp

Marcum llp

We have served as the Company’s auditor since 2020.

New York, NY
March 31, 2021, except for the effects of the restatements discussed for warrants in Note 2, for which the date is May 24, 2021

INDUSTRIAL TECH ACQUISITIONS, INC.
BALANCE SHEET
DECEMBER 31, 2020
(As Restated)

Assets
Cash	$406,381
Prepaid assets	110,466
Total current assets	516,847
Marketable securities held in Trust Account	77,000,788
Total Assets	$77,517,635

Liabilities and Stockholders’ Equity
Accounts payable	$109,432
Due to related party	1,816
Total current liabilities	111,248
Warrant Liability	13,391,430
Deferred underwriters’ discount	2,668,260
Total liabilities	16,170,938

Commitments
Class A common stock subject to possible redemption, 5,578,881 shares at redemption value	56,346,693

Stockholders’ Equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—
Class A common stock, $0.0001 par value; 100,000,000 shares authorized; 2,195,955 shares issued and outstanding (excluding 5,578,881 shares subject to possible redemption)	220
Class B common stock, $0.0001 par value; 20,000,000 shares authorized; 1,905,900 shares issued and outstanding	191
Additional paid-in capital	7,256,247
Accumulated deficit	(2,256,654)
Total stockholders’ equity	5,000,004

Total Liabilities and Stockholders’ Equity	$77,517,635

The accompanying notes are an integral part of these financial statements.

INDUSTRIAL TECH ACQUISITIONS, INC.
STATEMENT OF OPERATIONS
FOR THE PERIOD FROM JUNE 2, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020
(As Restated)

Formation and operating costs	$300,396
Loss from operations	(300,396)

Other income (expense)
Warrant issuance costs	(496,672)
Other expense relating to fair value exceeding amount paid for warrants	(938,413)
Interest Income	2,751
Unrealized loss on change in fair value of warrants	(523,924)
Total other expense	(1,956,258)
Net loss	$(2,256,654)
Weighted average shares outstanding, basic and diluted(1)	3,047,043
Basic and diluted net loss per common stock(2)	$(0.74)

____________

(1)      Excludes 5,578,881 shares subject to possible redemption. (See Note 5)

(2)      Excludes interest income attributable to shares subject to possible redemption of $2,428.

The accompanying notes are an integral part of these financial statements.

INDUSTRIAL TECH ACQUISITIONS, INC.
STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY
(As Restated)

	Class A Common Stock		Class B Common Stock		Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount	Shares(1)	Amount
Balance as of June 2, 2020 (inception)	—	$—	—	$—	$—	$—	$—
Class B common stock issued to Sponsor	—	—	2,156,250	216	24,784	—	25,000
Forfeiture of founder shares			(250,350)	(25)	25	—	—
Issuance of representative shares	151,236	15	—	—	2,001	—	2,016
Sale of 7,623,600 Units, net of underwriting discount and offering expenses	7,623,600	762	—	—	63,575,573	—	63,576,335
Change in Class A common stock subject to possible redemption	(5,578,881)	(557)	—	—	(56,346,136)	—	(56,346,693)
Net loss	—	—	—	—	—	(2,256,654)	(2,256,654)
Balance as of December 31, 2020	2,195,955	$220	1,905,900	$191	$7,256,247	$(2,256,654)	$5,000,004

The accompanying notes are an integral part of these financial statements.

INDUSTRIAL TECH ACQUISITIONS, INC.
STATEMENT OF CASH FLOWS
FOR THE PERIOD FROM JUNE 2, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020
(As Restated)

Cash Flows from Operating Activities:
Net loss	$(2,256,654)
Adjustments to reconcile net loss to net cash used in operating activities:
Formation costs paid by related party	1,816
Interest earned on marketable securities held in Trust Account	(2,428)
Unrealized loss on change in fair value of warrants	523,924
Warrant issuance costs	496,672
Compensation expenses	938,413
Changes in current assets and current liabilities:
Prepaid assets	(110,466)
Accounts payable	109,432
Net cash used in operating activities	(299,291)

Cash Flows from Investing Activities:
Marketable securities held in Trust Account	(76,998,360)
Net cash used in investing activities	(76,998,360)

Cash Flows from Financing Activities:
Proceeds from Initial Public Offering, net of underwriters’ fees	75,086,280
Proceeds from private placement	3,112,080
Proceeds from issuance of founder shares	25,000
Proceeds from issuance of promissory note to related party	175,000
Proceeds from underwriter’s unit purchase option	100
Repayment of promissory note to related party	(175,000)
Payments of offering costs	(519,428)
Net cash provided by financing activities	77,704,032
Net Change in Cash	406,381
Cash – Beginning	—
Cash – Ending	$406,381

Supplemental Disclosure of Non-cash Financing Activities:
Change in value of Class A common stock subject to possible redemption	$56,346,693
Deferred underwriting commissions charged to additional paid-in capital	$2,668,260

The accompanying notes are an integral part of these financial statements.

INDUSTRIAL TECH ACQUISITIONS, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020

Note 1 — Organization and Business Operations

Organization and General

Industrial Tech Acquisitions, Inc. is a newly organized blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (“Business Combination”). The Company is an “emerging growth company”, as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). The Company’s efforts to identify a prospective target business will not be limited to a particular industry or geographic location.

The Company has selected December 31 as its fiscal year end.

As of December 31, 2020, the Company had not yet commenced any operations. All activity for the period from June 2, 2020 (inception) through December 31, 2020 relates to the Company’s formation and the Initial Public Offering (“IPO”) described below. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the IPO and will recognize changes in the fair value of warrant liability as other income (expense).

Financing

The registration statement for the Company’s IPO was declared effective on September 8, 2020 (the “Effective Date”). On September 11, 2020, the Company consummated the IPO of 7,500,000 units (the “Units” and, with respect to the shares of Class A common stock included in the Units sold, the “Public Shares”), at $10.00 per Unit, generating gross proceeds of $75,000,000, which is described in Note 4.

Simultaneously with the closing of the IPO, the Company consummated the sale of 3,075,000 warrants (the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in a private placement to Industrial Tech Partners, LLC, a Delaware limited liability company (the “Sponsor”), generating gross proceeds of $3,075,000, which is described in Note 5.

On October 13, 2020, the Company consummated the sale of an additional 123,600 Units (the “Over-Allotment Units”) that were subject to the underwriters’ over-allotment option at $10.00 per Unit, generating gross proceeds of $1,236,000. In connection with the closing of the purchase of the Over-Allotment Units, the Company sold an additional 37,080 Private Placement Warrants to the Sponsor at a price of $1.00 per Private Placement Warrant, generating gross proceeds of $37,080. Following the closing of the over-allotment option, additional $1,248,360 has been placed in the Company’s Trust Account (defined as below) established in connection with the IPO.

Transaction costs amounted to $4,729,424 consisting of $1,149,720 of underwriting fee, $2,668,260 of deferred underwriting fee, the fair value of the option granted to the underwriters of $390,000, the fair value of the shares issued to the underwriters of $2,016 deemed as underwriters’ compensation, and $519,428 of other offering costs.

Trust Account

Following the closing of the IPO on September 11, 2020 and the sale of Over-Allotment Units on October 13, 2020, an amount of $76,998,360 ($10.10 per Unit) from the net proceeds of the sale of the Units in the IPO, the sale of the Private Placement Warrants, and the sale of Over-Allotment Units was placed in a trust account (“Trust Account”) which will be invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company. Except with respect to interest earned on the funds held in the Trust Account that may be released to the Company to pay its franchise and income tax obligations (less up to $50,000 of interest to pay dissolution expenses), the proceeds will not be released from the Trust Account until the earliest of (a) the completion of the Company’s initial Business

INDUSTRIAL TECH ACQUISITIONS, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020

Note 1 — Organization and Business Operations (cont.)

Combination, (b) the redemption of any public shares properly submitted in connection with a stockholder vote to amend the Company’s amended and restated certificate of incorporation, and (c) the redemption of the Company’s public shares if the Company is unable to complete the initial Business Combination within 15 months from the closing of the IPO (or up to 21 months from the closing of the IPO if the Company extends the period of time to consummate a Business Combination), subject to applicable law. The proceeds deposited in the Trust Account could become subject to the claims of the Company’s creditors, if any, which could have priority over the claims of the Company’s public stockholders.

Initial Business Combination

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the IPO, the sale of the Over-Allotment Units and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The Company’s Business Combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account at the time of the signing an agreement to enter into a Business Combination. However, the Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to successfully effect a Business Combination.

The Company will provide its public stockholders with the opportunity to redeem all or a portion of their public shares upon the completion of the initial Business Combination either (i) in connection with a stockholder meeting called to approve the initial Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a proposed initial Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The stockholders will be entitled to redeem their shares for a pro rata portion of the amount then on deposit in the Trust Account (initially approximately $10.10 per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). The shares of common stock subject to redemption will be recorded at a redemption value and classified as temporary equity upon the completion of the IPO, in accordance with Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” In such case, the Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the issued and outstanding shares voted are voted in favor of the Business Combination.

The Company will have 15 months from the closing of the IPO (or up to 21 months from the closing of the IPO if the Company extends the period of time to consummate a Business Combination) to consummate a Business Combination (the “Combination Period”). However, if the Company is unable to complete a Business Combination within the Combination Period, the Company will redeem 100% of the outstanding public shares for a pro rata portion of the funds held in the Trust Account, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its franchise and income taxes, divided by the number of then outstanding public shares, subject to applicable law and as further described in registration statement, and then seek to dissolve and liquidate.

The Sponsor, officers and directors have agreed to (i) waive their redemption rights with respect to their founder shares and public shares in connection with the completion of the initial Business Combination, (ii) waive their redemption rights with respect to their founder shares and public shares in connection with a stockholder vote to approve an amendment to the Company’s amended and restated certificate of incorporation, and (iii) waive their rights to liquidating distributions from the Trust Account with respect to their founder shares if the Company fails to complete the initial Business Combination within the Combination Period.

INDUSTRIAL TECH ACQUISITIONS, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020

Note 1 — Organization and Business Operations (cont.)

On October 29, 2020, the Company announced that, commencing on October 30, 2020, the holders of Units may elect to separately trade the shares of Class A common stock and warrants included in the Units. The Units not separated will continue to trade on the NASDAQ Capital Market under the symbol “ITACU.” Shares of Class A common stock and the warrants are expected to trade on the NASDAQ Capital Market under the symbols “ITAC” and “ITACW,” respectively.

Liquidation

The Sponsor, officers and directors have agreed to waive their rights to liquidating distributions from the Trust Account with respect to their founder shares if the Company fails to complete the initial Business Combination within the Combination Period. In the event of such distribution, the Company’s Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.10 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.10 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except for the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Liquidity

As of December 31, 2020, the Company had cash outside the Trust Account of $406,381 available for working capital needs. All remaining cash held in the Trust Account are generally unavailable for the Company’s use, prior to an initial Business Combination, and is restricted for use either in a Business Combination or to redeem common stock. As of December 31, 2020, none of the amount in the Trust Account was available to be withdrawn as described above.

Through December 31, 2020, the Company’s liquidity needs were satisfied through receipt of $25,000 from the sale of the founder shares, advances from the Sponsor in an aggregate amount of $175,000 which were repaid upon the IPO (as described in Note 6) and the remaining net proceeds from the IPO, the sale of the Over-Allotment Units and the sale of Private Placement Warrants (as described in Note 4 and 5).

The Company anticipates that the $406,381 outside of the Trust Account as of December 31, 2020, will be sufficient to allow the Company to operate for at least the next 12 months, assuming that a Business Combination is not consummated during that time. Until consummation of its Business Combination, the Company will be using the funds not held in the Trust Account, and any additional Working Capital Loans (as defined in Note 6) from the initial stockholders, the Company’s officers and directors, or their respective affiliates (which is described in Note 6), for identifying and evaluating prospective acquisition candidates, performing business due diligence on prospective target businesses, traveling to and from the offices, plants or similar locations of prospective target businesses, reviewing corporate documents and material agreements of prospective target businesses, selecting the target business to acquire and structuring, negotiating and consummating the Business Combination.

INDUSTRIAL TECH ACQUISITIONS, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020

Note 1 — Organization and Business Operations (cont.)

The Company does not believe it will need to raise additional funds in order to meet the expenditures required for operating its business. However, if the Company’s estimates of the costs of undertaking in-depth due diligence and negotiating Business Combination is less than the actual amount necessary to do so, the Company may have insufficient funds available to operate its business prior to the Business Combination. Moreover, the Company will need to raise additional capital through loans from its Sponsor, officers, directors, or third parties. None of the Sponsor, officers or directors are under any obligation to advance funds to, or to invest in, the Company. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of its business plan, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all.

Note 2 — Restatement of Previously Issued Financial Statements

On April 12, 2021, the Staff of the Securities and Exchange Commission together issued a statement regarding the accounting and reporting considerations for warrants issued by special purpose acquisition companies entitled “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”)” (the “SEC Statement”). Specifically, the SEC Statement focused on certain settlement terms and provisions related to certain tender offers following a Business Combination, which terms are similar to those contained in the warrant agreement, dated as of September 8, 2020, between the Company and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (the “Warrant Agreement”). As a result of the SEC Statement, the Company reevaluated the accounting treatment of (i) the 7,623,600 Public Warrants, (ii) the 3,105,900 Private Warrants, and (iii) the 209,476 Underwriter Warrants (See Note 4, Note 5, and Note 8). The Company previously accounted for all Warrants as components of equity.

In further consideration of the guidance in Accounting Standards Codification (“ASC”) 815-40, Derivatives and Hedging; Contracts in Entity’s Own Equity, the Company concluded that a provision in the Warrant Agreement related to certain tender or exchange offers precludes the Warrants from being accounted for as components of equity. As the Warrants meet the definition of a derivative as contemplated in ASC 815, the Warrants should be recorded as derivative liabilities on the Balance Sheet and measured at fair value at inception (on the date of the IPO) and at each reporting date in accordance with ASC 820, Fair Value Measurement, with changes in fair value recognized in the Statement of Operations in the period of change.

The Company’s management and the audit committee of the Company’s Board of Directors concluded that it is appropriate to restate the Company’s previously issued audited balance sheet as of September 11, 2020 as previously reported in its Form 8-K, the Company’s previously issued unaudited financial statements as of September 30, 2020 and for the period from June 2, 2020 (inception) through September 30, 2020, as previously reported in its Form 10-Q, and the audited financial statements as of December 31, 2020 and for the period from June 2, 2020 (inception) through December 31, 2020, as previously reported in its Form 10-K. The restated classification and reported values of the Warrants as accounted for under ASC 815-40 are included in the financial statements herein.

INDUSTRIAL TECH ACQUISITIONS, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020

Note 2 — Restatement of Previously Issued Financial Statements (cont.)

The following tables summarize the effect of the restatement on each financial statement line item as of the dates, and for the period, indicated:

	As Previously Reported	Adjustment	As Restated
Balance Sheet at September 11, 2020
Warrant Liability	$—	$12,679,255	$12,679,255
Class A common stock subject to possible redemption	68,828,860	(12,679,255)	56,149,605
Class A common stock	84	125	209
Additional paid-in capital	5,001,512	1,418,954	6,420,466
Accumulated deficit	$(1,810)	$(1,419,079)	$(1,420,889)

Balance Sheet at September 30, 2020
Warrant Liability	$—	$12,679,255	$12,679,255
Class A common stock subject to possible redemption	68,778,192	(12,679,255)	56,098,937
Class A common stock	84	126	210
Additional paid-in capital	5,052,180	1,418,953	6,471,133
Accumulated deficit	$(52,476)	$(1,419,079)	$(1,471,555)

Statement of Operations for the period from June 2, 2020 (inception) through September 30, 2020
Other expense relating to fair value exceeding amount paid for warrants	$—	$(930,191)	$(930,191)
Warrant issuance costs	—	(488,888)	(488,888)
Net loss	$(52,476)	$(1,419,079)	$(1,471,555)
Weighted average shares outstanding, basic and diluted	2,007,250	198,767	2,206,017
Basic and diluted net loss per common stock	$(0.03)	(0.64)	(0.67)

Statement of Operations for the three months ended September 30, 2020
Other expense relating to fair value exceeding amount paid for warrants	$—	$(930,191)	$(930,191)
Warrant issuance costs	—	(488,888)	(488,888)
Net loss	$(50,660)	$(1,419,079)	$(1,469,739)
Weighted average shares outstanding, basic and diluted	2,047,500	259,261	2,306,761
Basic and diluted net loss per common stock	$(0.03)	(0.61)	(0.64)

Statement of Cash Flows for the period from June 2, 2020 (inception) through September 30, 2020
Cash Flows from Operating Activities:
Net loss	$(52,476)	$(1,419,079)	$(1,471,555)
Warrant issuance costs	—	488,888	488,888
Other expense relating to fair value exceeding amount paid for warrants	$—	$930,191	$930,191

Balance Sheet at December 31, 2020
Warrant Liability	$—	$13,391,430	$13,391,430
Class A common stock subject to possible redemption,	69,738,123	(13,391,430)	56,346,693
Class A common stock	87	133	220
Additional paid-in capital	5,297,371	1,958,876	7,256,247

INDUSTRIAL TECH ACQUISITIONS, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020

Note 2 — Restatement of Previously Issued Financial Statements (cont.)

	As Previously Reported	Adjustment	As Restated
Balance Sheet at September 11, 2020
Accumulated deficit	$(297,645)	$(1,959,009)	$(2,256,654)

Statement of Operations for the period from June 2, 2020 (inception) through December 31, 2020
Other expense relating to fair value exceeding amount paid for warrants	$—	$(938,413)	$(938,413)
Unrealized loss on change in fair value of warrants	—	(523,924)	(523,924)
Warrant issuance costs	—	(496,672)	(496,672)
Net loss	$(297,645)	$(1,959,009)	$(2,256,654)
Weighted average shares outstanding, basic and diluted	2,389,749	657,294	3,047,043
Basic and diluted net loss per common stock	$(0.13)	(0.61)	(0.74)

Statement of Cash Flows for the period from June 2, 2020 (inception) through December 31, 2020
Cash Flows from Operating Activities:
Net loss	$(297,645)	$(1,959,009)	$(2,256,654)
Unrealized loss on change in fair value of warrants	—	523,924	523,924
Warrant issuance costs	—	496,672	496,672
Other expense relating to fair value exceeding amount paid for warrants	$—	$938,413	$938,413

Note 3 — Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements of the Company are presented in conformity with accounting principles generally accepted in the United States of America (“US GAAP”) and pursuant to the rules and regulations of the SEC. In the opinion of management, all adjustments (consisting of normal recurring adjustments) have been made that are necessary to present fairly the financial position, and the results of its operations and its cash flows.

Emerging Growth Company Status

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, (the “Securities Act”), as modified by the Jumpstart our Business Startups Act of 2012, (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public

INDUSTRIAL TECH ACQUISITIONS, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020

Note 3 — Summary of Significant Accounting Policies (cont.)

or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2020.

Marketable Securities Held in Trust Account

At December 31, 2020, the assets held in the Trust Account were held in treasury funds.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. At December 31, 2020, the Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Common Stock Subject to Possible Redemption

The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Class A common stock subject to mandatory redemption (if any) are classified as a liability instrument and are measured at fair value. Conditionally redeemable common stock (including common stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, common stock are classified as stockholders’ equity. The Company’s common stock feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, as of December 31, 2020, 5,578,881 shares of Class A common stock subject to possible redemption are presented at redemption value as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheet.

Net Loss Per Common Stock

The Company’s statements of operations include a presentation of loss per share for common stock subject to possible redemption in a manner similar to the two-class method of loss per share. Net loss per share is computed by dividing net loss by the weighted-average number of common stock outstanding during the period. An aggregate of 5,578,881 Class A common stock subject to possible redemption at December 31, 2020 was excluded from the calculation of basic loss per share of common stock since such shares, if redeemed, only participate in their pro rata share of the Trust Account earnings. The Company has not considered the effect of the warrants sold in the IPO and Private Placement to purchase an aggregate of 10,938,976 shares of the Company’s Class A common stock in the calculation of diluted loss per share, since they are not yet exercisable.

INDUSTRIAL TECH ACQUISITIONS, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020

Note 3 — Summary of Significant Accounting Policies (cont.)

Below is a reconciliation of the net loss per common stock:

For the period from June 2, 2020 (Inception) to December 31, 2020
Net loss	$(2,256,654)
Less: income attributable to common stock subject to possible redemption	(1,742)
Adjusted net loss	$(2,258,396)

Weighted average shares outstanding, basic and diluted	3,047,043

Basic and diluted net loss per common stock	$(0.74)

Offering Costs

The Company complies with the requirements of the ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A — “Expenses of Offering”. Offering costs consist principally of professional and registration fees incurred through the balance sheet date that are related to the IPO. Offering costs are allocated to the separable financial instruments issued in the IPO based on a relative fair value basis compared to total proceeds received. Offering costs associated with warrant liabilities is expensed, and offering costs associated with the Class A common stock are charged to the stockholders’ equity.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under the FASB ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the balance sheet.

Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. US GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•        Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•        Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•        Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

INDUSTRIAL TECH ACQUISITIONS, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020

Note 3 — Summary of Significant Accounting Policies (cont.)

The Company’s warrant liability is based on a valuation model utilizing management judgment and pricing inputs from observable and unobservable markets with less volume and transaction frequency than active markets. Significant deviations from these estimates and inputs could result in a material change in fair value. The fair value of the warrant liability is classified as level 3. See Note 7 for additional information on assets and liabilities measured at fair value.

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging”. Derivative instruments are recorded at fair value on the grant date and re-valued at each reporting date, with changes in the fair value reported in the statements of operations. Derivative assets and liabilities are classified on the balance sheet as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date. The Company has determined the warrants are a derivative instrument (see Note 4).

FASB ASC 470-20, Debt with Conversion and Other Options addresses the allocation of proceeds from the issuance of convertible debt into its equity and debt components. The Company applies this guidance to allocate IPO proceeds from the Units between Class A common stock and warrants, using the residual method by allocating IPO proceeds first to fair value of the warrants and then the Class A common stock.

Income Taxes

The Company accounts for income taxes under ASC 740 Income Taxes (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim period, disclosure and transition.

The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company may be subject to potential examination by federal and state taxing authorities in the areas of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal and state tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Risks and Uncertainties

On January 30, 2020, the World Health Organization (“WHO”) announced a global health emergency because of a new strain of coronavirus (the “COVID-19 outbreak”). In March 2020, the WHO classified the COVID-19 outbreak as a pandemic, based on the rapid increase in exposure globally. The full impact of the COVID-19 outbreak continues to evolve. The impact of the COVID-19 outbreak on the Company’s financial position will depend on future developments, including the duration and spread of the outbreak and related advisories and restrictions. These developments and the impact of the COVID-19 outbreak on the financial markets and the overall economy are highly uncertain and

INDUSTRIAL TECH ACQUISITIONS, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020

Note 3 — Summary of Significant Accounting Policies (cont.)

cannot be predicted. If the financial markets and/or the overall economy are impacted for an extended period, the Company’s financial position may be materially adversely affected. Additionally, the Company’s ability to complete an initial Business Combination may be materially adversely affected due to significant governmental measures being implemented to contain the COVID-19 outbreak or treat its impact, including travel restrictions, the shutdown of businesses and quarantines, among others, which may limit the Company’s ability to have meetings with potential investors or affect the ability of a potential target company’s personnel, vendors and service providers to negotiate and consummate an initial Business Combination in a timely manner. The Company’s ability to consummate an initial Business Combination may also be dependent on the ability to raise additional equity and debt financing, which may be impacted by the COVID-19 outbreak and the resulting market downturn.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

Note 4 — Initial Public Offering

Pursuant to the IPO on September 11, 2020, the Company sold 7,500,000 Units, at a purchase price of $10.00 per Unit. Each Unit consists of one share of Class A common stock, and one warrant to purchase one share of Class A common stock. Each warrant will entitle the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment. Each warrant will become exercisable on the later of 30 days after the completion of the initial Business Combination or 12 months from the closing of the IPO and will expire five years after the completion of the initial Business Combination, or earlier upon redemption or liquidation.

Warrants

Each warrant entitles the holder thereof to purchase one share of the Company’s Class A common stock at a price of $11.50 per share, subject to adjustment as discussed herein. In addition, if (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of its initial Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Company’s sponsor or its affiliates, without taking into account any founder shares held by the Company’s sponsor or its affiliates, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates the initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described below under “Redemption of warrants” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

The warrants will become exercisable on the later of 15 months from the closing of the IPO (or up to 21 months from the closing of the IPO if the Company extends the period of time to consummate a Business Combination) or 30 days after the completion of its initial Business Combination, and will expire five years after the completion of the Company’s initial Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any shares of Class A common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of Class A common stock underlying the warrants is then effective and a prospectus is current. No warrant will be exercisable and the Company will not be obligated to issue shares of Class A common stock upon

INDUSTRIAL TECH ACQUISITIONS, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020

Note 4 — Initial Public Offering (cont.)

exercise of a warrant unless Class A common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In no event will the Company be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the share of Class A common stock underlying such unit.

Once the warrants become exercisable, the Company may call the warrants for redemption (excluding the Private Placement Warrants but including any outstanding warrants issued upon exercise of the unit purchase option issued to the representative and/or its designees):

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and

•        if, and only if, the reported last sale price of the Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three business days before the Company sends the notice of redemption to the warrant holders.

If the Company calls the warrants for redemption as described above, the management will have the option to require any holder that wishes to exercise its warrant to do so on a “cashless basis.” If the management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of shares of Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants.

The exercise price and number of shares of common stock issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend or the Company’s recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of shares of common stock at a price below their respective exercise prices.

Note 5 — Private Placement

Simultaneously with the closing of the IPO, the Company consummated the Private Placement with the Company’s Sponsor purchasing an aggregate of 3,075,000 warrants at a price of $1.00 per warrant, for an aggregate purchase price of $3,075,000. The proceeds from the sale of the Private Placement Warrants were added to the proceeds from the IPO held in the Trust Account. The Private Placement Warrants are identical to the warrants sold in the IPO except that the Private Placement Warrants, so long as they are held by the Sponsor or their permitted transferees, (i) will not be redeemable by the Company, (ii) may not (including the Class A common stock issuable upon exercise of these warrants), subject to certain limited exceptions, be transferred, assigned or sold by the holders until 30 days after the completion of the Company’s initial Business Combination, (iii) may be exercised by the holders on a cashless basis and (iv) will be entitled to registration rights.

The Private Placement Warrants will be non-redeemable and exercisable on a cashless basis so long as they are held by the Sponsor, the underwriters or their permitted transferees. If the Private Placement Warrants are held by holders other than the Sponsor, the underwriters or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by the holders on the same basis as the warrants included in the Units being sold in the IPO. In addition, for as long as the Private Placement Warrants are held by the underwriters or their designees or affiliates, they may not be exercised after five years from the Effective Date.

INDUSTRIAL TECH ACQUISITIONS, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020

Note 6 — Related Party Transactions

Promissory Note — Related Party

On June 24, 2020, the Company issued an unsecured promissory note to the Sponsor, pursuant to which the Company may borrow up to an aggregate principal amount of $300,000 to be used for a portion of the expenses of the IPO. This loan is non-interest bearing, unsecured and due at the earlier of December 31, 2020 or the closing of the IPO. The loan would be repaid upon the closing of the IPO out of the offering proceeds not held in the Trust Account. On September 11, 2020, the Company had drawn down $175,000 under the promissory note with the Sponsor to pay for offering expenses. On September 14, 2020, the Company repaid $175,000 to the Sponsor.

Due to Related Parties

As of December 31, 2020, related parties paid an aggregate of $1,816 on behalf of the Company to pay for formation costs.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). Such Working Capital Loans would be convertible into private placement-equivalent warrants at a price of $1.00 per warrant (which, for example, would result in the holders being issued 1,500,000 warrants if $1,500,000 of notes were so converted), at the option of the lender. Such warrants would be identical to the Private Placement Warrants, including as to exercise price, exercisability and exercise period. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans.

Related Party Extension Loans

The Company will have until 15 months from the closing of the IPO to consummate an initial Business Combination. However, if the Company anticipates that it may not be able to consummate its initial Business Combination within 15 months, the Company may extend the period of time to consummate a Business Combination up to two times, each by an additional three months (for a total of up to 21 months to complete a Business Combination). In order to extend the time available for the Company to consummate its initial Business Combination, the Company’s Sponsor or its affiliates or designees, upon five days advance notice prior to the applicable deadline, must deposit into the Trust Account $750,000, or up to $862,500 if the underwriters’ over-allotment option is exercised in full ($0.10 per share in either case) on or prior to the date of the applicable deadline, for each three month extension (up to an aggregate of $1,500,000 (or up to $1,725,000 if the underwriters’ over-allotment option is exercised in full), or $0.20 per share, if the Company extends for the full six months). Any such payments would be made in the form of a loan. Any such loans will be non-interest bearing and payable upon the consummation of the Company’s initial Business Combination. If the Company completes its initial Business Combination, the Company would repay such loaned amounts out of the proceeds of the Trust Account released to the Company. If the Company does not complete a Business Combination, the Company will not repay such loans. Furthermore, the letter agreement with the Company’s initial stockholders contains a provision pursuant to which he Sponsor has agreed to waive its right to be repaid for such loans out of the funds held in the Trust Account in the event that the Company does not complete a Business Combination. The Sponsor and its affiliates or designees are not obligated to fund the Trust Account to extend the time for the Company to complete its initial Business Combination.

Founder Shares

On June 24, 2020, the Company issued 1,725,000 shares of Class B common stock to the Sponsor for $25,000 in cash, or approximately $0.014 per share, in connection with formation. On August 13, 2020, the Company effected a 0.25 for 1 stock dividend for each share of Class B common stock outstanding, resulting in the sponsor holding an

INDUSTRIAL TECH ACQUISITIONS, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020

Note 6 — Related Party Transactions (cont.)

aggregate of 2,156,250 founder shares (up to 281,250 shares of which are subject to forfeiture depending on the extent to which the underwriters’ over-allotment option is exercised). On October 13, 2020, 250,350 founder shares were forfeited.

The Sponsor has agreed not to transfer, assign or sell its founder shares until the earlier of (i) one year after the date of the consummation of the Company’s initial Business Combination or (ii) the date on which the closing price of the Company’s shares of Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing 150 days after the Company’s initial Business Combination. Notwithstanding the foregoing, if, subsequent to the Company’s initial Business Combination, the Company consummates a liquidation, merger, stock exchange or other similar transaction which results in all of its stockholders having the right to exchange their shares of Class A common stock for cash, securities or other property.

Administrative Support Agreement

Commencing on September 8, 2020, the Company has agreed to pay the Sponsor a total of $10,000 per month for office space, utilities, secretarial and administrative support services. For the period from September 11, 2020 to December 31, 2020, the Company incurred $40,000 of administrative services under this arrangement. Upon completion of the initial Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees.

Note 7 — Recurring Fair Value Measurements

The following table presents information about the Company’s assets and liabilities that were measured at fair value on a recurring basis as of December 31, 2020, and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value.

	December 31, 2020	Quoted Prices In Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)		Significant Other Unobservable Inputs (Level 3)
Assets:
U.S. Money Market held in Trust Account	$77,000,788	$77,000,788	$		$—
	$77,000,788	$77,000,788		$—	$—

Liabilities:
Warrant Liability	$13,391,430	$—		$—	$13,391,430
	$13,391,430	$—		$—	$13,391,430

The following table sets forth a summary of the changes in the fair value of the warrant liability for the period from June 2, 2020 (inception) through December 31, 2020:

Warrant Liability
Fair value as of June 2, 2020	$—
Initial fair value of warrant liability upon issuance at IPO	12,679,255
Initial fair value of warrant liability upon issuance at over-allotment	188,251
Revaluation of warrant liability included in other expense within the statement of operations for the period from June 2,2020 (inception) through December 31, 2020	523,924
Fair value as of December 31, 2020	$13,391,430

INDUSTRIAL TECH ACQUISITIONS, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020

Note 8 — Commitments

Registration Rights

The holders of the founder shares, Private Placement Warrants, shares of Class A common stock underlying the Private Placement Warrants, securities underlying the unit purchase option, and securities that may be issued upon conversion of Working Capital Loans will be entitled to registration rights pursuant to a registration rights agreement signed on September 8, 2020. These holders will be entitled to make up to three demands, excluding short form registration demands, that the Company registers such securities for sale under the Securities Act. In addition, these holders will have “piggy-back” registration rights to include their securities in other registration statements filed by the Company. Notwithstanding the foregoing, the underwriters may not exercise their demand and “piggyback” registration rights after five and seven years, respectively, after the Effective Date and may not exercise their demand rights on more than one occasion.

Underwriters Agreement

The underwriters have a 45-day option beginning September 11, 2020 to purchase up to an additional 1,125,000 units to cover over-allotments, if any.

On September 11, 2020, the underwriters were paid a cash underwriting fee of 1.5% of the gross proceeds of the Initial Public Offering, or $1,125,000 (or up to $1,350,000 if the underwriters’ over-allotment is exercised in full). Additionally, the underwriters will be entitled to a deferred underwriting fee of 3.5% of the gross proceeds of the Initial Public Offering, or $2,625,000 (or up to $3,018,750 if the underwriters’ over-allotment is exercised in full), upon the completion of the Company’s initial Business Combination.

On October 13, 2020, the Company consummated the sale of an additional 123,600 Units (the “Over-Allotment Units”) that were subject to the underwriters’ over-allotment option at $10.00 per Unit, generating gross proceeds of $1,236,000. In connection with the closing of the purchase of the Over-Allotment Units, the Company sold an additional 37,080 Private Placement Warrants to the Sponsor at a price of $1.00 per Private Placement Warrant, generating gross proceeds of $37,080. Following the closing of the over-allotment option, additional $1,248,360 has been placed in the Company’s Trust Account (defined as below) established in connection with the IPO. On October 13, 2020, 250,350 founder shares were forfeited.

Unit Purchase Option

The Company sold to Maxim Group LLC (“Maxim”), the representative of the underwriters (and/or its designees), for $100, an option to purchase up to a total of 200,000 units (or 230,000 units if the underwriters’ over-allotment option was exercised in full) exercisable, in whole or in part, at $11.50 per unit, commencing on the later of (i) the consummation of a Business Combination, or (ii) six months from September 11, 2020. The purchase option may be exercised for cash or on a cashless basis, at the holder’s option, and expires five years from the Effective Date. The Company accounted for the Unit Purchase Option, inclusive of the receipt of $100 cash payment, as an expense of the Initial Public Offering resulting in a charge directly to stockholders’ equity. The Company estimated the fair value of the unit purchase option is $390,000 (or $1.95 per Unit) using the Black-Scholes option-pricing model. The fair value of the unit purchase option to be granted to the underwriters is estimated as of the date of grant using the following assumptions: (1) expected volatility of 27.49%, (2) risk-free interest rate of 0.26% and (3) expected life of five years. The expected volatility was determined by the Company based on the historical volatilities of a set of comparative special purpose acquisition companies (“SPAC”), and the risk-fee interest rate was determined by reference to the U.S. Treasury yield curve in effect for time period equals to the expected life of the unit purchase option. The option and the 200,000 units (or 230,000 units if the underwriters’ over-allotment option is exercised in full), as well as the 200,000 shares of Class A common stock (or 230,000 shares if the underwriters’ over-allotment option is exercised in full), and the warrants to purchase 200,000 shares of Class A common stock (or 230,000 shares if the underwriters’ over-allotment option is exercised in full) that may be issued upon exercise of the option, have been deemed compensation by FINRA and are therefore subject to a lock-up for a period of 180 days immediately

INDUSTRIAL TECH ACQUISITIONS, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020

Note 8 — Commitments (cont.)

following the Effective Date or the commencement of sales in the IPO pursuant to Rule 5110(g)(1) of FINRA’s Rules, during which time the option may not be sold, transferred, assigned, pledged or hypothecated, or be subject of any hedging, short sale, derivative or put or call transaction that would result in the economic disposition of the securities. Additionally, the option may not be sold, transferred, assigned, pledged or hypothecated for a one-year period (including the foregoing 180-day period) following September 11, 2020 except to any underwriter and selected dealer participating in the offering and their bona fide officers or partners. The option grants to holders demand and “piggy-back” rights for periods of five and seven years, respectively, from the effective date of the registration statement with respect to the registration under the Securities Act of the securities directly and indirectly issuable upon exercise of the option. The Company will bear all fees and expenses attendant to registering the securities, other than underwriting commissions which will be paid for by the holders themselves. The exercise price and number of units issuable upon exercise of the option may be adjusted in certain circumstances including in the event of a stock dividend, or the Company’s recapitalization, reorganization, merger or consolidation. However, the option will not be adjusted for issuances of shares of Class A common stock at a price below its exercise price. The Company will have no obligation to net cash settle the exercise of the purchase option or the warrants underlying the purchase option. The holder of the purchase option will not be entitled to exercise the purchase option or the warrants underlying the purchase option unless a registration statement covering the securities underlying the purchase option is effective or an exemption from registration is available. If the holder is unable to exercise the purchase option or underlying warrants, the purchase option or warrants, as applicable, will expire worthless.

Right of First Refusal

Subject to certain conditions, the Company will grant Maxim, for a period of 12 months after the date of the consummation of a Business Combination, a right of first refusal to act as lead underwriters or minimally as a co-manager, with at least 75% of the economics; or, in the case of a three-handed deal 50% of the economics, for any and all future public and private equity and debt offerings. In accordance with FINRA Rule 5110(f)(2)(E)(i), such right of first refusal shall not have a duration of more than three years from the effective date of the registration statement.

Representative’s Common Stock

On September 11, 2020, the Company issued to Maxim Partners LLC and/or its designees, 150,000 shares of Class A common stock (the “representative shares”). On October 13, 2020, the Company issued to Maxim Partners LLC and/or its designees additional 1,236 representative shares. The Company estimated the fair value of the stock to be $2,016 based upon the price of the founder shares issued to the Sponsor. The stock were treated as underwriters’ compensation and charged directly to stockholders’ equity.

Maxim has agreed not to transfer, assign or sell any such shares until the completion of the Company’s initial Business Combination. In addition, Maxim has agreed (i) to waive its redemption rights with respect to such shares in connection with the completion of the Company’s initial Business Combination and (ii) to waive its rights to liquidating distributions from the Trust Account with respect to such shares if the Company fails to complete its initial Business Combination within 15 months from the closing of the IPO (or up to 21 months from the closing of the IPO if the Company extends the period of time to consummate a Business Combination).

The shares have been deemed compensation by FINRA and are therefore subject to a lock-up for a period of 180 days immediately following the date of the effectiveness of the registration statement pursuant to Rule 5110(g)(1) of FINRA’s NASD Conduct Rules. Pursuant to FINRA Rule 5110(g)(1), these securities will not be the subject of any hedging, short sale, derivative, put or call transaction that would result in the economic disposition of the securities by any person for a period of 180 days immediately following the effective date of the registration statement, nor may they be sold, transferred, assigned, pledged or hypothecated for a period of 180 days immediately following the effective date of the registration statement except to any underwriter and selected dealer participating in the offering and their bona fide officers or partners.

INDUSTRIAL TECH ACQUISITIONS, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020

Note 9 — Stockholders’ Equity

Preferred Stock — The Company is authorized to issue a total of 1,000,000 preferred shares at par value of $0.0001 each. At December 31, 2020, there were no shares of preferred shares issued or outstanding.

Class A Common Stock — The Company is authorized to issue a total of 100,000,000 shares of Class A common stock at par value of $0.0001 each. At December 31, 2020, the Company has issued an aggregate of 2,195,955 shares of Class A common stock, excluding 5,578,881 shares of Class A common stock subject to possible redemption.

Class B Common Stock — The Company is authorized to issue a total of 20,000,000 shares of Class B common stock at par value of $0.0001 each. At June 24, 2020, the Company issued 1,725,000 shares of Class B common stock to its initial stockholder, Industrial Tech Partners, LLC, for $25,000, or approximately $0.014 per share. The founder shares include an aggregate of up to 225,000 shares subject to forfeiture if the over-allotment option is not exercised by the underwriters in full. On August 13, 2020, the Company effected a 0.25 for 1 stock dividend for each share of Class B common stock outstanding, resulting in the initial stockholder holding an aggregate of 2,156,250 shares of Class B common stock (up to 281,250 shares of which are subject to forfeiture depending on the extent to which the underwriters’ over-allotment option is exercised). On October 13, 2020, 250,350 founder shares were forfeited. As of December 31, 2020, there were 1,905,900 shares of Class B common stock issued and outstanding.

The Company’s initial stockholders have agreed not to transfer, assign or sell any of their founder shares until the earlier of (i) one year after the date of the consummation of the Company’s initial Business Combination or (ii) the date on which the Company consummates a liquidation, merger, stock exchange or other similar transaction which results in all of the stockholders having the right to exchange their shares of Class A common stock for cash, securities or other property. Any permitted transferees will be subject to the same restrictions and other agreements of the initial stockholders with respect to any founder shares. Notwithstanding the foregoing, if the closing price of the Company’s Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing 150 days after the Company’s initial Business Combination, the founder shares will no longer be subject to such transfer restrictions. Any permitted transferees will be subject to the same restrictions and other agreements of the Company’s initial stockholders with respect to any founder shares.

The shares of Class B common stock will automatically convert into shares of the Company’s Class A common stock at the time of its initial Business Combination on a one-for-one basis, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like, and subject to further adjustment as provided herein. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts offered in the IPO and related to the closing of the initial Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all shares of common stock outstanding upon the completion of the IPO (not including the shares of Class A common stock issuable to Maxim) plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with the initial Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in the initial Business Combination or any private placement-equivalent units issued to the Sponsor, its affiliates or certain of officers and directors upon conversion of Working Capital Loans made to the Company).

Holders of the Class A common stock and holders of the Class B common stock will vote together as a single class on all matters submitted to a vote of the Company’s stockholders, with each share of common stock entitling the holder to one vote.

INDUSTRIAL TECH ACQUISITIONS, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020

Note 10 — Income Tax

The Company’s net deferred tax assets are as follows:

December 31, 2020
Deferred tax asset
Organizational costs/Startup expenses	$41,152
Federal Net Operating loss	21,353
Total deferred tax asset	62,505
Valuation allowance	(62,505)
Deferred tax asset, net of allowance	$—

The income tax provision consists of the following:

December 31, 2020
Federal
Current	$—
Deferred	62,505
State
Current	—
Deferred	—
Change in valuation allowance	(62,505)
Income tax provision	$—

As of December 31, 2020, the Company has $101,681 of U.S. federal net operating loss carryovers, which do not expire, and no state net operating loss carryovers available to offset future taxable income.

In assessing the realization of the deferred tax assets, management considers whether it is more likely than not that some portion of all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. For the period from June 2, 2020 (inception) through December 31, 2020, the change in the valuation allowance was $62,505.

A reconciliation of the federal income tax rate to the Company’s effective tax rate at December 31, 2020 is as follows:

Statutory federal income tax rate	21.0%
State taxes, net of federal tax benefit	0.0%
Permanent Book/Tax Differences	(18.2)%
Change in valuation allowance	(2.8)%
Income tax provision	—%

The Company files income tax returns in the U.S. federal jurisdiction in various state and local jurisdictions and is subject to examination by the various taxing authorities.

INDUSTRIAL TECH ACQUISITIONS, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020

Note 10 — Income Tax (cont.)

On March 27, 2020, President Trump signed the Coronavirus Aid, Relief, and Economic Security “CARES” Act into law. The CARES Act includes several significant business tax provisions that, among other things, would eliminate the taxable income limit for certain net operating losses (“NOL”) and allow businesses to carry back NOLs arising in 2018, 2019 and 2020 to the five prior years, suspend the excess business loss rules, accelerate refunds of previously generated corporate alternative minimum tax credits, generally loosen the business interest limitation under IRC section 163(j) from 30 percent to 50 percent among other technical corrections included in the Tax Cuts and Jobs Act tax provisions. The Company does not believe that the CARES Act will have a significant impact on Company’s financial position or statement of operations.

Note 11 — Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued.

On March 19, 2021, the Company entered into a definitive business combination agreement (the “Business Combination Agreement”) with Arbe Robotics Ltd. (“Arbe”), a leading provider of next-generation 4D Imaging Radar solutions. Pursuant to the Business Combination Agreement. Pursuant to the Business Combination Agreement, among other things, a newly formed subsidiary of Arbe will merge with the company, with the company surviving as a wholly-owned subsidiary of Arbe. Arbe is expected to trade on The Nasdaq Stock Market. The transaction is expected to close in early Q3 2021.

Simultaneously with the execution of the Business Combination Agreement, the Company and Arbe entered into PIPE subscription agreements with PIPE investors pursuant to which the PIPE investors would purchase 10,000,000 shares of Class A common stock at a price of $10.00 per share, or a total of $100,000,000 (or at Arbe’s sole election, Arbe could sell the PIPE investors 10,000,000 ordinary shares of Arbe at a price of $10.00 per share). The PIPE financing will be consummated simultaneously with the closing of the transaction under the Business Combination Agreement. The consummation of the transactions contemplated by the PIPE subscription agreements is conditioned on the concurrent closing of the transaction and other customary closing conditions. The PIPE investors include Texas Ventures, an affiliate of the Company, which subscribed for $3,400,000 in the PIPE financing. E. Scott Crist, who is chief executive officer and a director of the Company and the managing member of the Sponsor, is a partner of Texas Ventures.